Exhibit 10.33

MASTER LICENSE AGREEMENT

Between

HYATT FRANCHISING, L.L.C.

And

S.O.I. ACQUISITION CORP.

Dated as of October 1, 2014

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ARTICLE 24 GUARANTY		126
Section 24.1	Guaranty	126
Section 24.2	Parent Waivers	126
Section 24.3	Maximum Liability of Parent	126

EXHIBITS:
Exhibit A	Definitions
Exhibit B	List of Existing Projects and Existing Residential Projects
Exhibit C	Forms of Comfort Letter (C-1 and C-2)
Exhibit D	Form of New Project Application
Exhibit E	Form of Hyatt Technical Services Consulting Agreement
Exhibit F	Form of Management Company Acknowledgment
Exhibit G	Purchaser Disclosure Statement
Exhibit H	Website Hosting Change Request Procedure
Exhibit I	Urban Location Carve-Outs

SCHEDULES:
Schedule 5.1(e)	Approved Expansions of Existing Projects
Schedule 5.2(f)(i)	Approved Permitted Affiliates
Schedule 5.2(f)(ii)	Approved Permitted Sublicensees
Schedule 5.6(b)	Approved Service Providers
Schedule 5.6(c)	Approved Sales and Marketing Providers
Schedule 7.2(a)	Approved Significant Capital Expenditures
Schedule 7.3(a)	Approved Management Companies
Schedule 7.3(c)	Approved Spa, Food and Beverage Operators
Schedule 8.3(c)	Sales Facilities and Marketing Facilities Existing as of the Effective Date
Schedule 8.5(i)	Current Promotional, Marketing or Other Alliance Programs
Schedule 8.5(k)	Current Affiliation Agreements
Schedule 10.1(a)	Current Kiosk Lease Agreements
Schedule 12.2(a)(x)	Approved Domain Names and Email Addresses

v

MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (this “License Agreement” or “Agreement”) is effective as of the 1st day of October, 2014 (the “Effective Date”) by Hyatt Franchising, L.L.C., a Delaware limited liability company (“Licensor”), and S.O.I. Acquisition Corp., a Florida corporation (“Licensee”).

RECITALS

A.                                    Licensor owns, or has the right to use and sublicense, the Licensed Hyatt Marks and the System (as those terms are defined in Exhibit A).

B.                                    Pursuant to an Equity Interest Purchase Agreement dated May 6, 2014 (the “Equity Interest Purchase Agreement”), by and among Hyatt Corporation, and HTS-Aspen, L.L.C., which are Affiliates of Licensor, and Interval Leisure Group, Inc., a Delaware corporation (“ILG”), and Licensee, which is a wholly-owned subsidiary of ILG, Licensor is selling all outstanding equity interests owned by Licensor in certain of its subsidiaries (the “Acquired Companies”) that engage in the Shared Ownership Business (as defined in Exhibit A) to Licensee (the “Sale Transaction”).

C.                                    Licensee and ILG desire to engage in the Licensed Business, including operating the Existing Projects and Existing Residential Projects and developing and operating New Projects, under the Licensed Hyatt Marks, the Branded Elements and the System, and desires to obtain a license to use the Licensed Hyatt Marks, the Branded Elements and the System for these purposes (as those terms are defined in Exhibit A).

D.                                    Licensee’s participation in the Sale Transaction is conditioned upon, and a material portion of the consideration being paid by Licensee in respect of the Sale Transaction is with respect to Licensee and the Acquired Companies being permitted to operate the Existing Projects and the Existing Residential Projects and develop and operate New Projects, in each case pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency as of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

RECITALS; DEFINITIONS

Section 1.1                                    Recitals.  The Recitals set forth above are incorporated in and made part of this Agreement.

Section 1.2                                    Definitions.  All capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A.  Capitalized terms not defined in Exhibit A shall have the meanings set forth in the other sections of this Agreement.

Section 1.3                                    Interpretation.  The term “include” and similar terms (e.g., includes, including, included, comprises, such as, e.g., and for example), when used as part of a sentence or phrase including one or more specific items, are used by way of example and not of limitation.  All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.  Words importing the singular include the plural and vice versa as the context may imply.  Unless otherwise stated, references to days, months, and years are to calendar days, calendar months, and calendar years, respectively.  References to “trademarks” include trademarks, service marks, logos and include common law trademarks and service marks.

Section 1.4                                    References.  All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this Agreement.  Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE 2

GRANT OF LICENSE

Section 2.1                                    Grant of License.    Subject to all reservation of rights and exceptions and limitations on exclusivity set forth in this Agreement, Licensor and its Affiliates, as applicable, hereby grant to Licensee within the Territory, and Licensee hereby accepts, under the terms hereof:

(a)                                 (i) a limited, exclusive license during the Term (and non-exclusive after the Exclusivity Period, subject to Section 2.4(l) of this Agreement) to use the Licensed Hyatt Marks, the Branded Elements and the System for the activities described in subsections (i) through (vii) of the definition of Shared Ownership Business;

(ii) a limited, exclusive license during the Term (and non-exclusive after the Exclusivity Period, subject to Section 2.4(l) of this Agreement) to use the names and marks described in subsections (i) through (ii) of the definition of Licensed Hyatt Marks for the activities described in subsection (viii) of the definition of Shared Ownership Business; and

(iii) a limited, exclusive or non-exclusive license, as applicable, during the Term (and non-exclusive after the Exclusivity Period) to use the names and marks described in subsection (iii) of the definition of Licensed Hyatt Marks, the Branded Elements and the System for the activities described in subsection (viii) of the definition of Shared Ownership Business;

all in connection with the Licensed Shared Ownership Business, including Existing Projects, Existing Residential Projects and New Projects, in accordance with the Branded Elements, the System and this Agreement; and

(b)                                 a limited, non-exclusive license during the Term to use the Licensed Hyatt Marks, the Branded Elements and the System (i) in connection with providing management services for the Owners’ Association of the Escala Licensed Residential Project, (ii) in connection with providing sub-management and transient rental services for the Owners’ Associations (both fractional and whole-unit associations) of the Northstar Licensed Residential Project, pursuant to (x) the Sub-Management Agreement (Northstar Lodge — Unit Rental Management Agreements), the Sub-Management Agreement (Northstar Lodge — Condominium Association — Rental and Unit Management Services), and the Sub-Management Agreement (Northstar Lodge — Fractional Owners Association — Hyatt Residence Club Services), each dated as of December 2, 2013, by and between Welk Hospitality Management, Inc. and Hyatt Residential Management Corporation, and (y) that certain Amended and Restated Hyatt Residence Club Resort Agreement, by and among Hyatt Residence Group, Inc. and Northstar Lodge Fractional Owners’ Association, Inc., and joined by Welk Resorts Northstar, LLC, Hyatt Residential Management Corporation, and Northstar Lodge

Condominium Association, Inc., and (iii) in connection with providing management and transient rental services for the Owners’ Associations (both fractional and whole-unit associations) of the Residences at Siesta Key Beach Licensed Residential Project (collectively, the “Licensed Residential Business”);

provided, however, Licensee is not granted the right under this Agreement (subject to Section 12.1(e) of this Agreement) to use the Licensed Hyatt Marks, the Branded Elements or the System in the Excluded Area and shall not have the right to any indemnity under Section 15.1(b) of this Agreement with respect to third-party claims resulting from Licensee’s or its Affiliates’ use of the Licensed Hyatt Marks, the Branded Elements or the System in the Excluded Area (subject to Section 12.1(e) of this Agreement), and any third-party claim related to Licensee’s use of the Licensed Hyatt Marks, the Branded Elements or the System in the Excluded Area shall be subject to indemnification by Licensee pursuant to Section 15.1(a) of this Agreement).

Section 2.2                                    Licensor Limitations During Exclusivity Period.

(a)                                 Subject to Sections 2.3, 2.4, 2.6, 2.7 and 5.4 of this Agreement during the Exclusivity Period, neither Licensor nor its Affiliates shall (other than for Licensee, its Permitted Affiliates or Permitted Sublicensees) within the Territory:

(i)                                     use, or license any third party to use, the Licensor Intellectual Property or the Branded Elements in connection with (A) owning, developing, leasing, managing and/or operating Shared Ownership Projects and Licensed Clubs; (B) developing, leasing, selling, marketing, managing, operating and/or financing Shared Ownership Products or Shared Ownership Units; (C) owning, developing, selling, marketing, managing or operating Exchange Programs; (D) establishing or operating Sales Facilities or Marketing Facilities for Shared Ownership Products; (E) managing rental programs associated with Shared Ownership Projects; (F) managing member services related to Shared Ownership Products; or (G) servicing purchase money loans for Shared Ownership Products; or

(ii)                                  use, or license any third party to use, the Licensor Customer Information in connection with the marketing, selling or leasing of Shared Ownership Products; provided, however, such Licensor Customer Information generated from Licensor’s Lodging Business may be used in such marketing, leasing or selling of any aspect of the business of Licensor or its Affiliates other than the Shared Ownership Business, so long as such customers’ ownership of Licensed Shared Ownership Products is not used to specifically target such customers in connection with marketing, leasing and sales activities for Shared Ownership Products by Licensor or its Affiliates, without Licensee’s prior written consent; or

(iii)                               engage in any aspect of the Shared Ownership Business (other than owning or leasing Shared Ownership Products or Shared Ownership Units for non-business purposes), except as permitted under Section 2.4 of this Agreement; or

(iv)                              conduct or permit any marketing, leasing or sales activities for any Shared Ownership Business including at any Licensor Lodging Facility or Residential Project owned and operated by Licensor or any of its Affiliates that use any of the Licensed Hyatt Marks or any other “Hyatt” brand, other than marketing, leasing or sales activities undertaken by Licensee, its Permitted Affiliates or Permitted Sublicensees in connection with the Licensed Shared Ownership Business (to the extent agreed to pursuant to the terms and conditions of this Agreement).

(b)                                 Notwithstanding the foregoing, nothing in this Agreement shall restrict Licensor or any of its Affiliates from engaging in the activities described in Section 2.4 of this Agreement.

Section 2.3                                    Loss of Exclusivity.

(a)                                 The parties agree that the exclusivity granted in Section 2.1 of this Agreement shall become non-exclusive and the restrictions and limitations on Licensor and its Affiliates in Section 2.2 of this Agreement shall cease upon the last to occur of the following events in connection with subsections (i), (ii) and (iii) below, as applicable: (x) the calculations required to determine the amounts as set forth in subsections (i), (ii) or (iii) below are completed, as applicable, (y) any Dispute in connection with the results of such calculations is resolved pursuant to Article 21 of this Agreement, and (z) any time period hereunder for Licensee to pay the applicable Exclusivity Continuation Fee has expired and Licensee has failed to make any required payment thereof (each of (i), (ii) and (iii) being an “Exclusivity Test”):

(i)                                     If the aggregate Gross Sales Price for the sales of Licensed Shared Ownership Products other than the initial sales of Licensed Shared Ownership Products in the Host Maui Project, during the period commencing on the Effective Date and ending on December 31, 2038 and calculated by Licensee by no later than February 28, 2039, shall be less than one billion dollars ($1,000,000,000);

(ii)                                  If the aggregate Gross Sales Price for the sales of Licensed Shared Ownership Products other than the initial sales of Licensed Shared Ownership Products in the Host Maui Project, during the prior twenty (20) year period ending on December 31, 2058 and calculated by Licensee by no later than February 28, 2059, shall be less than one billion dollars ($1,000,000,000), as adjusted by the CPI Index for the period from the Effective Date to December 31, 2058; or

(iii)                               If the aggregate Gross Sales Price for the sales of Licensed Shared Ownership Products, during the prior twenty (20) year period ending on December 31, 2078 and calculated by Licensee by no later than February 28, 2079, shall be less than one billion dollars ($1,000,000,000), as adjusted by the CPI Index for the period from the Effective Date to December 31, 2078.

(iv)                              For the purposes hereof, each approximately twenty-five (25) year or twenty (20) year period, as applicable, described in subsections (i) through (iii) above shall be an “Exclusivity Test Period”, and each amount as set forth in Sections 2.3(a)(i), (ii) or (iii) above shall be an “Exclusivity Test Target”. Any Exclusivity Test Target shall be replaced in one or more of Sections 2.3(a)(i), (ii) or (iii) above by the Adjusted Exclusivity Test Target, if any, as determined in accordance with Section 2.3(b)(iii) below.

(b)                                 Notwithstanding the foregoing to the contrary, in the event an Exclusivity Test Target is not satisfied for any Exclusivity Test Period as provided in Section 2.3(a) above, Licensee may cure such failure or, in certain instances, adjust the Exclusivity Test Target as provided below:

(i)                                     Licensee may cure such failure to meet such Exclusivity Test by paying an Exclusivity Continuation Fee (as defined below). Exclusivity Continuation Fees, if any, shall be paid in six (6) equal installments, with the first installment due within ten (10) Business Days after the calculations to determine the Exclusivity Continuation Fee for the applicable Exclusivity Test Period are finalized, and the remaining five (5) installments paid on the next five (5) anniversaries of the payment of the first installment for the applicable period.  Licensee may prepay any Exclusivity Continuation Fee without penalty.  If Licensee fails to pay any installment when the same becomes due and payable, then Licensor may issue a notice to Licensee with respect to such failure.  Licensee shall have thirty (30) days following Licensee’s receipt of such notice to cure the failure to pay.  If Licensee fails to cure any payment failure within such thirty (30) day period, then the entire outstanding amount of the Exclusivity Continuation Fee shall become due and payable. Without limiting any other remedies that may be available to Licensor under this Agreement or otherwise, in the event of an uncured default by Licensee of its payment of an Exclusivity Continuation Fee, Licensor may declare the termination of the Exclusivity Period at any time after the end of the applicable cure period by delivering written notice to Licensee.

(ii)                                  Licensee shall calculate the amount of any shortfall for an Exclusivity Test Period by determining the difference between the applicable Exclusivity Test Target for such Exclusivity Test Period and the actual amount of sales and re-sales of Licensed Shared Ownership Products (other than the initial sales of Licensed Shared Ownership Products in the Host Maui Project per Sections 2.3(a)(i) and (ii)) above) and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects occurring during such Exclusivity Test Period (the “Sales Performance Shortfall Amount”).  For any Exclusivity Test Period, the parties will determine the percentage breakdown of all sales and re-sales of the Shared Ownership Products referred to below by Licensee, its Permitted Affiliates or Permitted Sublicensees during the prior twenty (20) calendar year period immediately preceding the last day of such Exclusivity Test Period (i.e. in (a)(i) above the twenty (20) calendar year period that begins on January 1, 2019 and ends on December 31, 2038) consisting of (A) initial sales of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects (the “Initial Sales Percentage”), and (B) re-sales of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects (the “Re-Sales Percentage”).  Together, the Initial Sales Percentage and the Re-Sales Percentage shall equal 100%.  The Initial Sales Percentage shall be multiplied by the Sales Performance Shortfall Amount to determine the “Initial Sales Shortfall Amount.”  Such Initial Sales Shortfall Amount shall be multiplied by one and one-half percent (1.5%) and the product shall then be multiplied by 1.2 to determine the Shared Ownership Royalty Fees to be paid for the applicable Exclusivity Test Period attributable to initial sales of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects.  The Re-Sales Percentage shall be multiplied by the Sales Performance Shortfall Amount to determine the “Re-Sales Shortfall Amount”.  Such Re-Sales Shortfall Amount shall be multiplied by one percent (1%) to determine the Shared Ownership Royalty Fees to be paid for the applicable Exclusivity Test Period attributable to re-sales of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects.  The sum of the above-referenced calculations for any Exclusivity Test Period shall be collectively referred to as the “Exclusivity Continuation Fees.”

(iii)                               The Exclusivity Test Target shall be reduced for any Exclusivity Test Period, as applicable, by an amount determined at the time of calculation which is equal to the following fraction,

(A)                               the numerator of which is the total number of Shared Ownership Units in Shared Ownership Projects which were rejected by Licensor during the applicable Exclusivity Test Period pursuant to Section 5.2(b)(ii) or Section 5.2(b)(iii) of this Agreement and subsequently developed by Licensee as Unbranded Shared Ownership Projects during the applicable Exclusivity Test Period (but not on account of a rejection based on the location for such proposed new shared ownership project being within a Disclosed Territorial Restriction); provided, however, all such rejections must have been made after the complete New Project Application of such proposed new shared ownership project has been submitted in good faith and the related New Project Application Fee has been paid in full; and

(B)                               the denominator of which is the sum of (I) 109, plus (II) the total number of Shared Ownership Units in all approved New Projects as of the date of determination.

The resulting fraction shall be multiplied by the then Exclusivity Test Target and the product thereof shall be subtracted from such Exclusivity Test Target to determine an adjusted Exclusivity Test Target (the “Adjusted Exclusivity Test Target”).

(c)                                  The parties further agree that Licensee shall have the right (“Licensee Exclusivity Termination Option”) to cause the restrictions on Licensee set forth in Section 8.4 of this Agreement to be removed and the Exclusivity Period to expire such that this Agreement shall become non-exclusive as to Licensee (but Licensor shall, except as otherwise provided in this Section 2.3, continue to be bound by the limitations set forth in Section 2.2 for the balance of the Term). The Licensee Exclusivity Termination Option may be exercised by Licensee, at any time and under any circumstances, giving written notice of the exercise thereof to Licensor and in such notice agreeing to pay to Licensor a cash payment in the amount of ten million dollars ($10,000,000), as adjusted by the CPI Index for the period from the Effective Date to the payment date.  Such $10,000,000 amount (as adjusted) shall be payable within thirty (30) days after the date the written notice of exercise is given, but shall be credited to any Royalty Fees, occurring during the period commencing on the payment date and continuing for ten (10) years thereafter, derived from Shared Ownership Products at Licensed Shared Ownership Projects, Affiliated Unbranded Shared Ownership Projects and new phases or expansions of any Shared Ownership Projects to the extent that such Shared Ownership Projects or such new phases or expansions were not in active sales as of the payment date, and the Exclusivity Test set forth in Section 2.3 shall continue to apply. Notwithstanding the foregoing, if after Licensee exercises the Licensee Exclusivity Termination Option, Licensee, whether itself or through an Affiliate (including any Permitted Affiliate), enters into a license agreement to develop, sell and market, Shared Ownership Products under a Lodging Competitor Brand or a brand of a Licensor SOI Competitor in the Upper-Upscale Brand Segment and/or the Luxury Brand Segment of the Shared Ownership Business, such license agreement shall not be exclusive to such new licensor and shall not prevent Licensee from continuing, at its option, to make applications to Licensor for New Projects. If Licensee sends written notice of the exercise of the Licensee Exclusivity Termination Option and elects, but fails to actually make the $10,000,000 payment (as adjusted) described in this Section 2.3(c) when due, then Licensor may pursue its remedies set forth Section 17.2(a)(i) of this Agreement (provided, however, the sixty (60) day cure period shall be reduced to five (5) Business Days in this instance).

Section 2.4                                    Licensor’s Reserved Rights.  Licensee agrees that, except as set forth in Section 2.2 of this Agreement, Licensor and its Affiliates expressly retain the right to do any of the following:

(a)                                 (i) acquire, invest in, become the operator of, or otherwise have the right to use a Subsequently Acquired Brand; provided, however, that, at the time of acquisition, any branded or unbranded Shared Ownership Business is an ancillary part of a branded Lodging Business (such Shared Ownership Business shall be deemed ancillary if at the time of acquisition the number of Shared Ownership Units that are the subject of the acquisition (whether owned, leased, managed or franchised), is equal to twenty percent (20%) or less of the number of hotel rooms that are the subject of such acquisition (whether owned, leased, managed or franchised)); and

(ii) then engage in the Shared Ownership Business under such Subsequently Acquired Brand, including, without limitation, developing a Shared Ownership Business using the Subsequently Acquired Brand, if none existed at the time of acquisition of such Subsequently Acquired Brand.

Licensor shall at all times during the Term be permitted to use and sublicense the Licensor Intellectual Property, the Branded Elements and the System in such Shared Ownership Business operated under such Subsequently Acquired Brand; provided, however, (A) during the Term, Licensor shall be prohibited from using the Licensed Hyatt Marks in such Shared Ownership Business operated under such Subsequently Acquired Brand (other than as a means of identification or as being identified as a part of the “Hyatt Family of Brands” or any successor program adopted by Licensor), and (B) during the Exclusivity Period, Licensor shall be permitted to use and sublicense the other Licensor Intellectual Property, the Branded Elements and the System in such Shared Ownership Business operated under such Subsequently Acquired Brand only for so long as (x) such Shared Ownership Business operated under such Subsequently Acquired Brand participates in the Hotel Reservation System, the Brand Loyalty Programs and other aspects of the System on terms substantially similar to, but in no event more favorable than, terms upon which Licensee participates in the same, and (y) Licensee is provided access to customers and members derived from such Subsequently Acquired Brand database or program in accordance with Section 10.2(a)(ii) of this Agreement, which access shall be substantially similar to any access provided to such Subsequently Acquired Brand with respect to customers of the Licensor Lodging Business and the Brand Loyalty Program.

(b)                                 own a Non-Controlling Interest in a Person whose primary business is the Shared Ownership Business, that does not use the Licensor Intellectual Property, the Branded Elements or the System;

(c)                                  purchase or otherwise invest in securitizations of receivables arising from sales at Shared Ownership Projects and which securitizations are issued and offered by unrelated third parties;

(d)                                 after the Exclusivity Period, engage in all aspects of the Shared Ownership Business, including with the use and sublicense of the Licensor Intellectual Property, the Branded Elements and the System without diminishing Licensee’s express rights to use the same under this Agreement;

(e)                                  engage in any Whole Ownership Residential Business under existing brands and brands that Licensor or its Affiliates may develop or acquire in the future, including, without limitation, developing, selling, marketing, owning, leasing, operating, managing, licensing or franchising Residential Units in a Condominium Hotel (so long as the interests in Residential Units in any such condominium are marketed and sold solely as whole ownership and not as Shared Ownership Products), and to use and sublicense the use of the Licensor Intellectual Property, the Branded Elements and the System in connection therewith;

(f)                                   engage in Licensor’s Lodging Business (including the Resort Lodging Business), including, without limitation, developing, marketing, owning, operating, managing, licensing or franchising any Licensor Lodging Facilities (including Resort Lodging Facilities) on a system-wide basis;

(g)                                  allow other Licensor Lodging Facilities operated, licensed, or franchised by Licensor or its Affiliates to use in connection with such Licensor Lodging Facilities, various components of the Branded Elements and the System (including, without limitation, the Brand Loyalty Programs and the Hotel Reservation System) that are not used exclusively in connection with the Licensed Shared Ownership Business;

(h)                                 manage or rent Shared Ownership Products not using any of the Licensor Intellectual Property, the Branded Elements or the System;

(i)                                     accept multi-year advanced bookings or advance deposits or payments for stays at specific Licensor Lodging Facilities and Residential Units;

(j)                                    own, develop, manage, lease, operate, sell, market, finance, license and franchise Resort Lodging Business Programs; provided, however, during the Exclusivity Period, Licensor and its Affiliates shall not use any Licensor Customer Information from any Brand Loyalty Program or use Licensor Lodging Facilities (other than Resort Lodging Facilities) to market and sell such Resort Lodging Business

Programs (and, notwithstanding the foregoing, Licensor and its Affiliates shall have the full right, including during the Exclusivity Period, to continue engaging in its current Lodging Business and offering of Resort Lodging Business Programs with Playa Hotels and Resorts in a manner substantially similar to that in effect as of the Effective Date);

(k)                                 own, operate, manage, license or franchise any businesses or services that are ancillary to the Shared Ownership Business that do not use the Branded Elements or Licensed Hyatt Marks, such as amenities at a Shared Ownership Project, including country clubs, spas, golf courses, food and beverage outlets, and gift and sundry shop; and

(l)                                     otherwise engage in activities that are not prohibited under this Agreement or the Transaction Agreements, all provided that, unless Licensee otherwise agrees in writing, no such activities above may (x) involve or utilize in any way the Licensee Intellectual Property or Licensee Member Information (to the extent not included in Licensor Customer Information), and (y) during the Term, involve or utilize in any way the names “Hyatt Residence Club”, “Hyatt Vacation Club”, “Hyatt Residence Club International”, “Hyatt Vacation Club International”, “Hyatt Shared Ownership”, “Hyatt Vacation Ownership”, “Hyatt Fractional Ownership” or “Hyatt International Club” (in such exact order and form) (collectively and excluding any of the names subject to subsection (A) below, the “Reserved Names”); provided, however, that upon the termination or expiration of the Exclusivity Period, (A) Licensor and its Affiliates may use, on an exclusive basis, any of the above names to the extent such names were not in use by Licensee at the time the Exclusivity Period terminated or expired, (B) Licensor and its Affiliates may not use any other names using the Licensor Intellectual Property which were approved by Licensor (in a writing that references this Section 2.4(l)) for Licensee’s exclusive use and were in use by Licensee at the time the Exclusivity Period terminated or expired (in such exact order and form approved by Licensor and used by Licensee at such time (collectively, the “Additional Names”), and (C) Licensee, the Permitted Affiliates and Permitted Sublicensees shall have the continued right to use, on an exclusive basis, all of the Reserved Names and the Additional Names.

(m)                             For the avoidance of doubt, Licensor and its Affiliates expressly retain the right to use the name and mark “Hyatt” and any variations thereof (but not the Reserved Names or the Additional Names  (in such exact order and form)) in connection with any business other than the Shared Ownership Business, including, without limitation, branding a passenger ship or cruise line or lodging facilities on a passenger ship or cruise line, provided, that Licensor and its Affiliates shall not use the Licensor Intellectual Property, the Branded Elements or the System for developing, selling, marketing, managing, operating, or financing Shared Ownership Products or Shared Ownership Units on a passenger ship or cruise line.  In connection with the foregoing uses, Licensor and Licensee agree to use good faith efforts to establish reasonable parameters and to take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion.

(n)                                 Licensor reserves all rights in the Licensor Intellectual Property, the Branded Elements and the System not expressly granted to Licensee in this Agreement, including without limitation any individual elements or components thereof.

(o)                                 Licensee acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Licensor shall not be restricted in any manner from using the terms “vacation”, “resort”, “club”, “lodge”, “residence”, “villa”, “destination”, or similar generic terms in connection with the development, promotion, or operation of any of Licensor’s businesses.  In addition, Licensee acknowledges and agrees that during the Term and pursuant to the terms of this Agreement, Licensor shall not be restricted in any manner from using any of the following word combinations: “Hyatt Club”, “Hyatt Residence(s)”, “Hyatt Vacation(s)”, “Residence Club” (without being prefaced with “Hyatt”), or “Vacation Club” (without being prefaced with “Hyatt”) or similar terms in connection with the development, promotion, or operation of any of Licensor’s businesses; provided, however, during the Exclusivity Period, Licensor and its Affiliates shall be prohibited from using any word combinations that include “Hyatt Club” together with other language that utilizes terminology that uniquely relates to the Shared Ownership Business, including, but not limited to, “Vacation(s)”, “Residence(s)”, “Vacation(s) International” or “Residence(s) International.”  In connection with the foregoing uses, Licensor and Licensee agree to use good faith efforts to establish reasonable parameters and to take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion.

Section 2.5                                    Licensee’s Reserved Rights.

(a)                                 Subject to Sections 8.3(b) and 8.3(c) of this Agreement, Licensor agrees that Licensee and its Affiliates expressly retain the right to engage in any Whole Ownership Residential Business or Lodging Business, including under existing brands owned by Licensee or any of its Affiliates and brands that Licensee or its Affiliates may develop or acquire in the future and to use and sublicense the Licensee Intellectual Property and Licensee Member Information in connection therewith; provided that, unless Licensor otherwise agrees in writing in its sole discretion, no such activities above may involve or utilize in any way the Licensor Intellectual Property, the Branded Elements or the System.

(b)                                 Licensor agrees that, except with respect to such limitations as are set forth in this Agreement, Licensee and its Affiliates expressly retain the right to engage in the Shared Ownership Business, including in the following manners:

(i)                                     under the PHG Brand in a manner reasonably consistent with the operations of the Shared Ownership Business under the PHG Brand as of the Effective Date,

(ii)                                  under another brand that Licensee or an Affiliate owns as of the Effective Date or may own, acquire or develop subsequent to the Effective Date; provided, however, during the Exclusivity Period, such business does not include owning, developing or acquiring a Shared Ownership Project (other than in connection with a Multi-Tier Acquisition) or selling or marketing Shared Ownership Products, under a Lodging Competitor Brand or a brand of a Licensor SOI Branded Competitor (except as expressly permitted under Section 8.4(a) of this Agreement) in the Upper-Upscale Brand Segment and Luxury Brand Segment in which the Licensed Shared Ownership Business operates,

(iii)                               on an unbranded basis,

(iv)                              at and with respect to Unbranded Shared Ownership Projects permitted under Section 5.2(d) of this Agreement,

(v)                                 at and with respect to any Shared Ownership Projects that are acquired as part of a Multi-Tier Acquisition, and

(vi)                              general Shared Ownership Business (not otherwise limited as set forth in this Agreement), including, without limitation, management operations, exchange company operations, reservation servicing, loan servicing and collections operations;

provided, however, that, except as expressly provided in this Agreement, unless Licensor otherwise agrees in writing in its sole discretion, none of the activities in this Section 2.5(b) may involve or utilize in any way the Licensor Intellectual Property, the Branded Elements or the System.

(c)                                  Licensee reserves all rights in the Licensee Intellectual Property and Licensee Confidential Information, including, without limitation, any Licensee individual elements or components thereof.

(d)                                 Licensor acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Licensee shall not be restricted in any manner from using the terms “vacation”, “resort”, “club”, “lodge”, “residence”, “villa”, “destination”, or similar generic terms in connection with the development, promotion, or operation of any of Licensee’s businesses.  In addition, Licensor acknowledges and agrees that during the Term and pursuant to the terms of this Agreement, Licensee shall not be restricted in any manner from using any of the Reserved Names or the Additional Names (in such exact order and form) in connection with the development, promotion, or operation of the Licensed Shared Ownership Business.  In connection with the foregoing uses, Licensor and Licensee agree to use good faith efforts to establish reasonable parameters and to take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion. For the avoidance of doubt, Licensee, its Permitted Affiliates and Permitted Sublicensees shall be prohibited from using any of the following word combinations: “Hyatt Club” or “Hyatt Club” preceding any other word, including, but not limited to, “Vacation(s)”, “Residence(s)”, “Vacation(s) International” or “Residence(s) International.”

(e)                                  Licensee and its Affiliates may engage in any activity that is not prohibited under this Agreement or the Transaction Agreements.

Section 2.6                                    Subsequently Acquired Brand; Right of First Offer.

(a)                                 Licensee acknowledges that Licensor and its Affiliates may acquire a Subsequently Acquired Brand and engage in the Shared Ownership Business under such Subsequently Acquired Brand, and use and sublicense the Licensor Intellectual Property (excluding the Licensed Hyatt Marks), the Branded Elements and the System in connection therewith in the manner described in this Agreement.  Notwithstanding anything herein to the contrary, Licensor and its Affiliates will have the right (and will have the right to permit third parties, under a management, licensing or franchise agreement or otherwise) to (x) market, offer, and sell units in any Shared Ownership Project that is part of such Shared Ownership Business at any hotel (provided such hotel, during the Exclusivity Period, is not named or branded as a “Hyatt” hotel (other than as a means of identification or as being identified as a part of the “Hyatt Family of Brands” or any successor program adopted by Licensor)) acquired by Licensor or its Affiliates as part of the acquisition of a Subsequently Acquired Brand which is adjacent to such Shared Ownership Project (an “Adjacent Hotel”) to any Person, including guests of such Adjacent Hotel, (y) place overflow guests of such Adjacent Hotel in the adjacent Shared Ownership Project on a transient basis, and (z) offer potential customers of the Shared Ownership Project stays at such Adjacent Hotel in connection with the marketing and sale of the units of such adjacent Shared Ownership Project.

(b)                                 Prior to negotiating a sale or license to an unaffiliated third party of a Subsequently Acquired Brand for use in the Shared Ownership Business, Licensor will give Licensee written notice of its decision to sell or license the Subsequently Acquired Brand for use in the Shared Ownership Business (or a Controlling interest in the owner(s) of such Subsequently Acquired Brand), and, during the period of thirty (30) days after such notice, Licensor will negotiate in good faith with Licensee for a mutually satisfactory “letter of intent” to be followed in the next sixty (60) days by a definitive agreement for the purchase or license of the Subsequently Acquired Brand. If, after the expiration of ninety (90) days following the date of Licensor’s notice of its desire to sell or license the Subsequently Acquired Brand, Licensee and Licensor have not entered into a mutually acceptable definitive agreement for the purchase or license of the Subsequently Acquired Brand, Licensor shall be free to enter into within a period of two hundred seventy (270) days thereafter a binding contract to sell or license the Subsequently Acquired Brand to a third-party so long as the aggregate consideration to such third-party is not less than 97% of the aggregate consideration that Licensor offered to sell or license the Subsequently Acquired Brand to Licensee.  For purposes of determining “aggregate consideration” above, the parties shall take into account the amount of assumed indebtedness for borrowed money, the fair market value of non-cash consideration, the present value of any future consideration and other similar factors, and other material terms.  Licensor shall promptly provide Licensee with the name of the prospective purchaser or licensee, the price, and the terms and conditions of such proposed sale or license of the Subsequently Acquired Brand, together with all other information reasonably requested by Licensee in order for Licensee to confirm that the requirements of this Section 2.6(b) have been met.

Section 2.7                                    Similar Lines of Business.

(a)                                 Nothing in this Agreement is intended to prevent Licensor or its Affiliates from remaining competitive in the Lodging Business (including, without limitation, the Resort Lodging Business) and Whole Ownership Residential Business due to the evolution of such businesses over time. Licensee agrees that Licensor and its Affiliates shall have the right to develop, offer, operate, market and promote products, benefits, services and rewards under any brand, trade name, trademark and service mark, including those using the word “Hyatt” (other than the Reserved Names or Additional Names) and using the Branded Elements and the System, but only to the extent that such products, benefits, services and rewards are not Shared Ownership Products. Licensor and its Affiliates shall not call or refer to any of its properties (or any such products, benefits, services or rewards) as “timeshare”, “fractional”, “vacation club”, “vacation ownership”, “shared ownership”, or “destination club” or similar terms commonly used for Shared Ownership Projects.

(b)                                 Nothing in this Agreement is intended to prevent Licensee or its Affiliates from remaining competitive in the Shared Ownership Business due to the evolution of such business over time; provided, that, Licensee shall be permitted to use the Licensor Intellectual Property, Branded Elements and the System only as expressly provided in this Agreement.

(c)                                  In the event that Licensor’s or its Affiliates’ exercise of their rights under Section 2.7(a) above has a material adverse effect on the Licensed Shared Ownership Business (or Licensee notifies Licensor that the exercise of such rights has the potential to have a material adverse effect on Licensee’s business as described above), then the parties shall meet to discuss alternative approaches to mitigating such effect, or agree to some other arrangement acceptable to both parties. In the event the parties are unable to agree on such an arrangement, then either party shall have the right to have the matter decided by arbitration pursuant to Section 21.3 of this Agreement; provided, that any remedy shall be limited to the payment of a liquidated sum certain payable within a specified time after the date of the resolution by the arbitrator (and in no event shall a party be entitled to an injunction, restraining order or other relief to prevent the other party from proceeding with the conduct of the business at issue).

ARTICLE 3

FEES AND CHARGES

Section 3.1                                    Shared Ownership Royalty Fees.

(a)                                 When (x) an initial sale or re-sale of a Licensed Shared Ownership Product, or (y) an initial sale or re-sale of Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects (as more fully set forth below) is deemed to have occurred pursuant to Section 3.1(b) below, Licensee shall pay to Licensor a fee (the “Shared Ownership Royalty Fee”) in an amount equal to:

(i)                                     (A) one and one-half percent (1.5%) of the Gross Sales Price for initial sales by Licensee, its Permitted Affiliates or Permitted Sublicensees of Licensed Shared Ownership

Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, whether directly or through the conveyance or issuance of deeded interests, beneficial interests, other ownership interests, use rights, points or other entitlements (whether the value of which is denominated as points, weeks, or any other currency), including interests in a land trust or similar real estate vehicle, and (B) one percent (1%) of the Gross Sales Price for re-sales of such Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects by Licensee, its Permitted Affiliates or Permitted Sublicensees; plus

(ii)                                  with respect to the initial sale of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects by Permitted Sublicensees, (A) fifty percent (50%) of any fees charged by Licensee or its Permitted Affiliates to such Permitted Sublicensee in excess of three percent (3%) of the Gross Sales Price for the initial sale of such Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, and (B) fifty percent (50%) of any other fees charged by Licensee or its Permitted Affiliates to such Permitted Sublicensee for the use of the brand and on account of the sublicense, including any application fee, upfront fee or other charge, less out-of-pocket expenses reasonably incurred by Licensee or its Permitted Affiliates with respect thereto; provided, however, in a “fee for service” contractual relationship in which sales, marketing and/or administrative fees are paid to Licensee or a Permitted Affiliate by a Permitted Sublicensee, in consideration for conducting sales, marketing and/or administrative services in connection with such Permitted Sublicensee’s Shared Ownership Product no portion of such sales, marketing and/or administrative fees paid to Licensee or its Permitted Affiliate for performing such sales, marketing and/or administrative services shall be paid or payable to Licensor.

(b)                                 A sale shall be deemed to have occurred with respect to the initial sale or re-sale of Licensed Shared Ownership Products or the initial sale or re-sale of Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects when all of the following conditions have been satisfied:

(i)                                     A written agreement is executed by a purchaser and has been accepted by the Developer pursuant to which such purchaser contractually commits to acquire such Shared Ownership Product (“Purchase Contract”);

(ii)                                  With respect to purchase money financing provided by Licensee, its Permitted Affiliates or Permitted Sublicensees, if any, such purchaser has duly executed all applicable sales and purchase money financing documents in respect of such Purchase Contract;

(iii)                               Such purchaser has duly tendered payment of the full purchase price in respect of such Purchase Contract (or full required down payment thereof in the case of purchase money financing, as applicable) by cash, by check which has cleared, or by credit card which has been duly processed) to either (x) the Developer or (y) a fiduciary, escrow agent, trustee or other independent third-party designated by the Developer, as may be required by Applicable Law;

(iv)                              All rescission periods applicable to such Purchase Contract have expired, without the rescission of such Purchase Contract by the applicable purchaser or the Developer;

(v)                                 All pre-conditions set forth in such Purchase Contract and any legal requirements under Applicable Law in order for the Purchaser to be able to exercise its rights as a member of the applicable Licensed Club pursuant to the Club Documents, as set forth in such Purchase Contract, shall have been duly satisfied, without the purchaser or the Developer having exercised any right of cancellation afforded such purchaser or the Developer under the terms of such Purchase Contract or under Applicable Law; and

(vi)                              All payments tendered by the applicable purchaser pursuant to such Purchase Contract have been released to Developer, a lender or any other appropriate party from escrow; provided, however, if one hundred eighty (180) days have passed since the expiration of all rescission periods applicable to such Purchase Contract and all other conditions to close not within the Developer’s control have been satisfied without such a release occurring, then this condition shall be deemed to have been satisfied.

(c)                                  If a Shared Ownership Royalty Fee is actually paid to Licensor in connection with a sale or re-sale pursuant to Section 3.1(a) above, in which purchase money financing is provided by or through Licensee, its Permitted Affiliates or any Permitted Sublicensee, and (i) less than six (6) installment payments are received by Licensee, such Permitted Affiliate or such Permitted Sublicensee, due to a default by the purchaser on such financing, and (ii) Licensee, such Permitted Affiliate or such Permitted Sublicensee has (A) cancelled the Purchase Contract, if closing thereunder has not occurred, or (B) if closing of such Purchase Contract has occurred, Licensee, its Permitted Affiliate or Permitted Sublicensee has elected to (x) take a deed in lieu of foreclosure or other voluntary method of taking back the subject shared ownership interest or (y) commence a foreclosure or other judicial enforcement proceeding or, where permitted by Applicable Law, non-judicial foreclosure or other non-judicial enforcement action against such purchaser and/or the associated Licensed Shared Ownership Product or Shared Ownership Product at an Affiliated Unbranded Shared Ownership Project (a “Financing Default”), then the entire amount of the Shared Ownership Royalty Fee actually paid to Licensor with respect to such sale shall be offset against the next succeeding installment of the Shared Ownership Royalty Fee due to Licensor from Licensee pursuant to Section 3.1(a) above.

(d)                                 For purposes of Section 3.1(a) above,

(i)                                     the re-sale of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects which were subject to a Financing Default shall be considered initial sales;

(ii)                                  the sale of Shared Ownership Products that were previously sold to end-user customers and are subsequently repurposed as other types of shared ownership interests (for example, Shared Ownership Products that are initially sold in the form of a weeks-based Shared Ownership Product and are subsequently repurposed in the form of a trust-based beneficial interest Shared Ownership Product) shall be considered re-sales; provided, however, the sale of interests in Residential Units that were previously sold to end-user customers and are subsequently repurposed as Shared Ownership Products shall be considered initial sales;

(iii)                               the conversion of Shared Ownership Products that were previously sold to end-user customers on an equivalent value basis into other types of interests (for example, Shared Ownership Products that are initially sold in the form of a weeks-based Shared Ownership Product and are subsequently repurposed in the form of a trust-based beneficial interest Shared Ownership Product and are subsequently repurposed as interests in Shared Ownership Units) that derive their value from the interests being converted shall not be considered an initial sale or a re-sale;

(iv)                              the trade-in of Shared Ownership Products that were previously sold to end-user customers as all or a portion of the consideration for initial Developer inventory (whether weeks-based, points-based, or otherwise) shall be considered an initial sale of such initial Developer inventory; and

(v)                                 the trade-in of Shared Ownership Products that were previously sold to end-user customers as all or a portion of the consideration for inventory that had been previously sold to an end-user customer (whether weeks-based, points-based, or otherwise) shall be considered a re-sale of such inventory.

(e)                                  The Gross Sales Price shall, for purposes of calculating the Shared Ownership Royalty Fees under Section 3.1(a) above, include the amount of any newly-created initial or ongoing, recurring, or installment fees or charges that may be imposed by Licensee, its Permitted Affiliates or Permitted Sublicensees after the Effective Date that are currently as of the Effective Date included, free of separate charge, for the rights, benefits and services currently obtained by purchasers of such Shared Ownership Products, upon payment of the purchase price thereof (other than promotional or trial features for which separate fees or charges may be contemplated), or the amount by which any other fees existing as of the Effective Date are increased after the Effective Date, as a direct or indirect offset to any decrease in the purchase price of such Shared Ownership Product. In the event any such new or changed fee or charge is implemented, the Shared Ownership Royalty Fee shall be restructured such that the amount of the Shared Ownership Royalty Fee Licensor receives is not reduced as a result of the implementation of such new or changed fee or charge, which restructuring may, by agreement of the parties, include adding to the Gross Sales Price the net present value of fees or charges that are paid on an ongoing, recurring, or installment basis discounted by a discount rate of ten percent (10%).

(f)                                   The Gross Sales Price shall, for purposes of calculating the Shared Ownership Royalty Fees under Section 3.1(a) above, exclude the amount attributable to a gross up for imputed interest associated with a zero percent (0%) or below market interest rate program used in relation to financing a purchaser’s acquisition of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, but only where the Gross Sales Price is offered at different amounts to the customers on a programmatic basis, depending on the financing or payment terms selected by the customer.

(g)                                  Solely with respect to Shared Ownership Products for which there are Purchase Contracts executed before the Effective Date, but for which the closing of the sales pursuant to such Purchase Contracts occur after the Effective Date, the amount of Shared Ownership Royalty Fees on such sales shall be payable on the difference between the Gross Sales Price and any amount of such Gross Sales Price that has been retained by Licensor or its Affiliates.

Section 3.2                                    Other Royalty Fees.

(a)                                 Licensee shall pay to Licensor a fee (the “Management Royalty Fee”) in an amount equal to (i) nine percent (9%) of all property management fees received by Licensee, its Permitted Affiliates or Permitted Sublicensees which property management fees are attributable to or payable for any property management services provided by Licensee, its Permitted Affiliates or Permitted Sublicensees at Licensed Shared Ownership Projects or Licensed Residential Projects (whether to Owners’ Associations, Developers, other development entities or otherwise), and (ii) five percent (5%) of all property management fees received by Licensee, its Permitted Affiliates or Permitted Sublicensees which property management fees are attributable to or payable for any property management services provided by Licensee, its Permitted Affiliates or Permitted Sublicensees at Affiliated Unbranded Shared Ownership Projects (whether to Owners’ Associations, Developers, other development entities or otherwise); provided, however, that any property management fees received by Licensee, its Permitted Affiliates or Permitted Sublicensees which are attributable to unsold inventory of Shared Ownership Products at the subject Licensed Shared Ownership Projects or Affiliated Unbranded Shared Ownership Projects will be excluded from the property management fees subject to the Management Royalty Fee.

(b)                                 Licensee shall pay to Licensor a fee (the “Club Royalty Fee”) in an amount equal to three percent (3%) of the Licensed Club Dues collected by Licensee, its Permitted Affiliates or Permitted

Sublicensees, from any owner of a Licensed Shared Ownership Product or of a Shared Ownership Product at an Affiliated Unbranded Shared Ownership Project, who is a Member of a Licensed Club or from the related Owners’ Association, if such Owners’ Association has collected Licensed Club Dues from the Member on behalf of a Licensed Club.

(c)                                  Licensee’s Affiliate, the owner and operator of the Hyatt Carmel Highlands Hotel, located at 120 Highlands Drive, Carmel, California, shall pay to Licensor certain fees (the “Carmel Hotel Royalty Fee”) set forth in the Carmel Hotel Franchise Agreement.

(d)                                 Licensee shall pay to Licensor a fee (the “Rental Royalty Fee”) in an amount equal to five percent (5%) of the Gross Rental Payments for rentals by Licensee, a Permitted Affiliate or a Permitted Sublicensee of existing physical units that at the time of the rental are either: (i) Licensed Shared Ownership Units or units that are not at such time, but are contemplated to be dedicated as Licensed Shared Ownership Units pursuant to the recordation of a declaration subjecting such Shared Ownership Units to a shared ownership regime, or (ii) Licensed Residential Units.  Notwithstanding the foregoing to the contrary, no Rental Royalty Fee shall be payable to Licensor for the rental by Licensee, a Permitted Affiliate or a Permitted Sublicensee of (A) commercial or retail units or common areas owned by the applicable Developer or other development entity, (B) Shared Ownership Units at an Affiliated Unbranded Shared Ownership Project, or (C) any physical unit not yet dedicated to a shared ownership regime or any Licensed Shared Ownership Unit where such units are being used for marketing purposes as a “mini vac” or otherwise as an accommodation for a prospective purchaser of a Licensed Shared Ownership Product; provided such units are not booked through the Hotel Reservation System.  In such event, Licensor will only be entitled to receive a standard reservation fee, if applicable.  With respect to rentals of Licensed Shared Ownership Units or Licensed Residential Units by a Licensed Club, the Rental Royalty Fee shall be calculated as five percent (5%) of the difference of (x) the Gross Rental Revenue for rentals by the Licensed Club for such period less (y) the cost of Brand Loyalty Program points purchased during such period and awarded to Members of the Licensed Club solely in consideration of such Members’ exchange of their Licensed Shared Ownership Products or Licensed Residential Units for such Brand Loyalty Program points.

Section 3.3                                    Other Fees and Reimbursable Expenses.

(a)                                 Licensee shall pay to Licensor or its Affiliates the following fees and charges: (i) an annual Marketing Support Charge payable in four (4) equal installments each year within thirty (30) days after the end of each calendar quarter, as described in Section 10.1 of this Agreement, if applicable; (ii) an annual Customer Analytics Charge payable in four (4) equal installments each year within thirty (30) days after the end of each calendar quarter, as described in Section 10.2 of this Agreement, if applicable; (iii) with respect to each New Project (including any Affiliated Unbranded Shared Ownership Project), the New Project Application Fee, as described in Section 5.2 of this Agreement; and (iv) with respect to each New Project (including any Affiliated Unbranded Shared Ownership Project) and certain significant renovations of a Project, the TSA Consulting Charge provided for in the Hyatt Technical Services Consulting Agreement and Sections 5.2(g) and 7.2(a) of this Agreement (collectively, the “Service Fees and Charges”). All Service Fees and Charges shall be payable in advance, except as otherwise set forth in this Section 3.3(a).

(b)                                 Licensee shall pay to Licensor or its Affiliates (i) the Licensor Usage Fees for ongoing services provided by Licensor and/or its Affiliates, including the use of certain of Licensor’s Electronic Systems and other systems, copyrights, and other materials owned by Licensor or its Affiliates, as applicable, under this Agreement, the Hotel Reservation System Services Agreement, and the Gold Passport Participation Agreement, and related reimbursable expenses; (ii) Direct Marketing Costs and any other applicable fees and charges for Licensee’s participation in any optional or agreed upon advertising, marketing and promotional activities, materials and programs made available to Licensee by Licensor in which Licensee elects to participate, as provided in Section 8.5 and Article 10 of this Agreement or otherwise; (iii) amounts specified by Licensor or its Affiliates for inspections, examinations and audits under the circumstances set forth in Sections 7.4 and 14.3 of this Agreement; (iv) the non-reimbursed costs incurred by Licensor or its Affiliate pursuant to Section 7.6 of this Agreement, and (v) the applicable fees and charges for Licensee’s participation in any optional training or other programs and systems which are (x) offered by Licensor or an Affiliate of Licensor or (y) specifically requested by Licensee, its Permitted Affiliates or Permitted Sublicensees and agreed to by Licensor, pursuant to Section 10.3 of this Agreement.  Except as otherwise stated in this Agreement, the Gold Passport Participation Agreement or the Hotel Reservation System Services Agreement, Licensee shall pay to Licensor all related Travel Expenses for individuals who provide the services described in this Section 3.3(b).  Licensee shall not be obligated to provide accommodations or pay related Travel Expenses in excess of what would be required under Licensor’s internal travel reimbursement policies.

(c)                                  Charges for items described in Sections 3.3(b) above will be determined on a fair and commercially reasonable basis.  To the extent applicable, such charges will be determined in a manner consistent with the manner in which such charges are made with respect to the Licensor Lodging Facilities receiving the services or participating in the programs or systems to which such fees, expenses, or costs are applicable and, where appropriate, shall take into account the manner and extent to which such services, programs, or systems are used by the Licensed Business, as the same may change from time to time.

Section 3.4                                    Making of Payments; Delegation of Duties and Performance of Services.

(a)                                 The Royalty Fees payable under Sections 3.1 and 3.2 of this Agreement shall be paid within thirty (30) days following the end of each calendar quarter, as applicable, during the Term for the immediately preceding calendar quarter along with any reports required under Section 14.2 of this Agreement.  All other payments, reimbursements and fees required by this Agreement, whether payable by Licensee or its Affiliates to Licensor or its Affiliates or by Licensor or its Affiliates to Licensee or its Affiliates, will be made within thirty (30) days after receipt by Licensee or its Affiliate or Licensor or its Affiliate, as the case may be, of each statement for such payment. Payments due to either party or their respective Affiliates, unless otherwise agreed, will be paid by wire transfer of immediately available funds by Licensee to Licensor or by Licensor to Licensee, as applicable, in the United States to the accounts designated by the receiving party.

(b)                                 For the avoidance of doubt, Licensee shall be responsible for all Royalty Fees, Service Fees and Charges and all other fees, expenses, costs and other charges owed to Licensor or its Affiliates by Licensee, its Permitted Affiliates and Permitted Sublicensees pursuant to this Agreement, any Sublicense Agreement, the Gold Passport Participation Agreement, the Carmel Hotel Franchise Agreement, the Hotel Reservation System Services Agreement and the Hyatt Technical Services Consulting Agreement.

(c)                                  Licensor has the right to have any service or obligation of Licensor under this Agreement be performed by an Affiliate of Licensor, and Licensee agrees to accept performance by such Affiliate. Licensor may designate that payment be made to one of its Affiliates instead of Licensor, and Licensee and its Affiliates must make such payments as designated; provided, however, that Licensee and its Affiliates shall have no obligation to pay more than it otherwise would have paid had Licensor not made such designation.

(d)                                 To the extent that Licensee has the right under this Agreement to have any service or obligation of Licensee under this Agreement be performed by an Affiliate of Licensee, Licensor agrees to accept performance by such Affiliate. Licensee may designate that payment be made to one of its Affiliates instead of Licensee, and Licensor and its Affiliates must make such payments as designated; provided, however, that Licensor and its Affiliates shall have no obligation to pay more than it otherwise would have paid had Licensee not made such designation.

(e)                                  Unless as specified in Section 3.1(c) of this Agreement or as otherwise specified herein, all fees that Licensee pays to Licensor or its Affiliates during the Term, are non-refundable.

Section 3.5                                    Interest on Late Payments.  If any payment due under this Agreement (including, without limitation, any Royalty Fees, Service Fees and Charges, Licensor Usage Fees or installments of Extension Fees or Exclusivity Continuation Fees that may become due) is not received by the party to which such payment is due on or before its due date, such payment will be deemed overdue, and paying party must pay to the receiving party, in addition to the overdue amount, interest on such overdue amount which will accrue at the Interest Rate, compounded quarterly, from the date such overdue amount was due until paid. Interest is not in lieu of any other remedies the receiving party may have.

Section 3.6                                    Currency and Taxes.

(a)                                 All amounts payable to Licensor or Licensee or their respective Affiliates under this Agreement, the Hotel Reservation System Services Agreement, the Gold Passport Participation Agreement, the Carmel Hotel Franchise Agreement, the Sublicense Agreements, and the Hyatt Technical Services Consulting Agreements and, except as expressly otherwise agreed to by the parties, any other payments required for services provided to Licensee, its Permitted Affiliates or Permitted Sublicensees by Licensor or its Affiliates pursuant to this Agreement (including any judgment or arbitral award) must be paid in United States Dollars (collectively, “Payment Obligations”).  With respect to amounts requiring conversion to United States Dollars, such amounts shall be calculated and converted using the exchange rate as reported by the Wall Street Journal or such other financial institution as the parties may agree in writing, as follows:  (i) when calculating the Royalty Fees, such amounts shall be converted using the exchange rate in effect on the date such payment is due, or if payments are invoiced, the date of Licensor’s invoice, which shall be sent in accordance with its normal business practices; (ii) when calculating the amounts due to Licensor or Licensee under this Agreement in respect of reimbursable expenses incurred in currencies other than United States Dollars, such amounts shall be converted using the exchange rate in effect on the date such reimbursable expenses were incurred, and (iii) when calculating overdue payments and related interest payable to Licensor under this Agreement, these amounts shall be converted using the exchange rate that will yield the greatest United States Dollars in effect either (x) in accordance with the payment dates specified for such amounts in this Agreement or (y) at the time of payment.

(b)                                 Licensee, its Permitted Affiliates and Permitted Sublicensees must promptly pay when due all Taxes levied or assessed against Licensee and its Permitted Affiliates by any Tax authority relating to the Projects and the Licensed Business, Licensee, its Permitted Affiliates, Permitted Sublicensees, this Agreement, the Payment Obligations or in connection with the operation of the Projects or the Licensed Business.  Subject to Sections 3.6(c) and (d) below and to the extent the failure to pay such Taxes has an adverse effect on Licensee, Licensor and its Affiliates shall promptly pay when due all Taxes levied or assessed directly against it or any of its Affiliates by any Tax authority relating to this Agreement or the Payment Obligations.

(c)                                  If any gross receipts, sales, use, excise, value added or similar tax is imposed upon Licensor due to any payment Licensee makes to Licensor under this Agreement (but not Licensor’s own income taxes) and Licensor pays such amounts due, then Licensee must reimburse Licensor for all payments of such taxes Licensor makes so that the amount of Licensee’s payments that Licensor retains after paying the applicable taxes equals the full amount of the payments Licensee was required to make under this Agreement had the tax not been imposed upon Licensor.  All amounts payable pursuant to this Agreement or any related agreement between Licensor (or its Affiliate) and Licensee are exclusive of any such taxes.  Accordingly, if applicable, and to the extent Licensee is aware of such tax payments to be made by Licensor, Licensee’s payments shall, in addition, include an amount equal to any and all such taxes imposed by law on any payments to be made pursuant to this Agreement or any related agreement.  Licensor shall reasonably cooperate with Licensee, at Licensee’s cost, with respect to attempts by Licensee to negotiate with the applicable Governmental Authority for an exemption of the Licensed Business from such taxes imposed by law on such payments.

(d)                                 Except with respect to the Royalty Fees required to be paid under this Article 3, any amount to be paid or reimbursed under this Agreement to Licensor or Licensee or their respective Affiliates, for reimbursable expenses, including Travel Expenses, shall be made free and clear and without deduction for any Taxes or withholding of Taxes so that the amount actually received in respect of such payment (after payment of Taxes) equals the full amount stated to be payable in respect of such payment. To the extent any Applicable Law requires or allows deduction, payment or withholding of Taxes to be paid by the paying party directly to a Governmental Authority, the paying party must account for and pay such amounts promptly and provide to the receiving party receipts or other proof of such payment promptly upon receipt.

ARTICLE 4

TERM

Section 4.1                                    Initial Term.  The initial term of this Agreement begins on the Effective Date and expires on December 31, 2093 (the “Initial Term”) unless sooner terminated in accordance with the terms of this Agreement.

Section 4.2                                    Extension Term.

(a)                                 Licensee shall have the right to obtain three (3) additional successive but independent extension terms of twenty (20) years each (each, an “Extension Term”).  Unless waived by Licensor in its sole discretion, Licensee must meet the following conditions in order to obtain each Extension Term: (i) Licensee must provide Licensor with notice of its desire to obtain the applicable Extension Term not later than December 31, 2088 for the first Extension Term, not later than December 31, 2108 for the second Extension Term, and not later than December 31, 2128 for the third Extension Term, which notice shall be non-revocable; (ii) Licensee shall not then be in a continuing event of default pursuant to the provisions of Section 17.2 of this Agreement at the time each notice set forth in subsection (i) above is given and when the applicable Extension Term is set to commence; and (iii) the aggregate Gross Sales Price for the sale of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects (each, the “Actual Aggregate GSP”) during the prior twenty (20) years immediately preceding the last day of the Initial Term or any Extension Term, as applicable (each, an “Extension Test Period”) must not be less than one billion dollars ($1,000,000,000) as adjusted by the CPI Index at the expiration of the Initial Term for the first Extension Term, at the expiration of the first Extension Term for the second Extension Term, and at the expiration of the second Extension Term for the third Extension Term (each, a “Target Aggregate GSP”).  Any applicable Target Aggregate GSP as set forth herein shall be replaced if applicable in this Section 4.2(a) by the Adjusted Target Aggregate GSP if any, determined as set forth in Section 4.2(c) below.

(b)                                 In the event Licensee provides notice to obtain an applicable Extension Term but then fails to satisfy condition (iii) of Section 4.2(a) above (and the other conditions have been either met or waived) Licensee shall be required to pay an Extension Fee (as defined below).  Licensor shall calculate the amount of any shortfall for an Extension Test Period utilizing the formula set forth in Section 2.3(b) of this Agreement.  The sum of the Initial Sale Shortfall Amount and the Re-Sales Shortfall Amount for the prior twenty (20) calendar year period immediately preceding the last day of any Extension Test Period shall be collectively referred to for any Extension Term as the “Extension Fee.”  Extension Fees, if any, shall be paid in six (6) equal installments, with the first installment due within ten (10) Business Days after the calculations to determine the Extension Fee for the applicable Extension Test Period are finalized, and the remaining five (5) installments paid on the next five (5) anniversaries of the payment of the first installment for the applicable period.  Licensee may prepay any Extension Fee without penalty.  If Licensee fails to pay any installment when the same becomes due and payable, then Licensor may issue a notice to Licensee with respect to such failure.  Licensee shall have thirty (30) days following Licensee’s receipt of such notice to cure the failure to pay.  If Licensee fails to cure any payment failure within such thirty (30) day period, then the entire outstanding amount of the Extension Fee shall become due and payable. Without limiting any other remedies that may be available to Licensor under this Agreement or otherwise, in the event of an uncured default by Licensee of its payment of an installment of an Extension Fee, Licensor may declare that the Term shall immediately terminate at any time after the expiration of the applicable cure period by delivering notice to Licensee.

(c)                                  The Target Aggregate GSP shall be reduced for any Extension Test Period, as applicable, by an amount determined at the time of calculation which is equal to the following fraction,

(i)                                     the numerator of which is the total number of Shared Ownership Units in Shared Ownership Projects which were rejected by Licensor pursuant to Section 5.2(b)(ii) or Section 5.2(b)(iii) of this Agreement and subsequently developed by Licensee as Unbranded Shared Ownership Projects during the applicable Extension Test Period (but not on account of a rejection based on the location for such proposed new shared ownership project being within a Disclosed Territorial Restriction); provided, however, all such rejections must have been made after the complete New Project Application of such proposed new shared ownership project has been submitted in good faith and the related New Project Application Fee has been paid in full; and

(ii)                                  the denominator of which is the sum of (I) 109, plus (II) the total number of Shared Ownership Units in all approved New Projects as of the date of determination.

The resulting fraction shall be multiplied by the then Target Aggregate GSP and the product thereof shall be subtracted from such Target Aggregate GSP to determine an adjusted Target Aggregate GSP (“Adjusted Target Aggregate GSP”).

(d)                                 Commencing on the earliest of the following occurrences: (i) Licensee does not timely deliver notice of its desire to obtain an applicable Extension Term, (ii) Licensee delivers notice of its desire to not obtain an applicable Extension Term, or (iii) Licensee does not pay any installment of the applicable Extension Fee within the applicable cure period; then, notwithstanding anything in this Agreement to the contrary, commencing on the date of such occurrence and continuing until the expiration of the Term, Licensor and its Affiliates shall be permitted to conduct any aspect of the Licensed Shared Ownership Business and use any and all of the Licensor Intellectual Property, the Branded Elements and the System in connection therewith.  Notwithstanding the foregoing, Licensor and its Affiliates shall be prohibited from selling Licensed Shared Ownership Products or generating any revenue directly related to the sale of Licensed Shared Ownership Products until the earlier of (x) the expiration of the Term or (y) the expiration of the Exclusivity Period.

ARTICLE 5

DEVELOPMENT RIGHTS AND RESTRICTIONS

Section 5.1                                    Existing Projects and Existing Residential Projects.

(a)                                 The Existing Projects and the Existing Residential Projects are listed on Exhibit B to this Agreement.  Each Existing Project and Existing Residential Project may operate only under the applicable Project name set forth in Exhibit B, which Project name may be changed only in accordance with any naming protocol set forth in the Brand Standards and only with the prior written consent of Licensor.

(b)                                 Licensee (or the applicable party providing such services as of the Effective Date) may continue to:

(i)                                     develop, construct, renovate, market, sell, lease, manage and/or operate Licensed Shared Ownership Products in the Existing Projects under the System using the Licensor Intellectual Property and Branded Elements, in accordance with (A) the applicable Brand Standards, (B) the terms and conditions of this Agreement, (C) the terms of any applicable sublicense, management or other agreement currently in place as of the Effective Date providing for the licensing or use of the Licensed Hyatt Marks, the Branded Elements and other aspects of the System at the Existing Projects (collectively, the “Existing Project License Agreements”), and (D) the terms and conditions of all of the other documents concerning management, operation, marketing, selling and/or licensing with respect the Existing Projects currently in place as of the Effective Date, including, without limitation, affiliation agreements, management agreements, marketing agreements, licensing agreements and Club Documents (collectively, and together with the Existing Project License Agreements, the “Existing Project Agreements”); and

(ii)                                  manage and provide transient rental services for Existing Residential Projects under the System using the Licensor Intellectual Property and Branded Elements, in accordance with the terms and conditions of all of the agreements concerning management, operation, transient rental services and/or licensing with respect to the Existing Residential Projects currently in place as of the Effective Date (collectively, the “Existing Residential Project Agreements”).

Notwithstanding any provision of this Agreement to the contrary, unless and until new agreements concerning management, operation, marketing, selling and/or licensing with respect to the Existing Projects, or new agreements concerning management, operation, transient rental services and/or licensing with respect to the Existing Residential Projects, are executed after the Effective Date, the Existing Projects shall continue to be governed by the Existing Project Agreements, the Existing Residential Projects shall continue to be governed by the Existing Residential Project Agreements, and Licensee shall be deemed to be in compliance with its obligations hereunder with respect to the applicable Existing Project or Existing Residential Project for so long as Licensee, Permitted Affiliates and Permitted Sublicensees are in compliance in all material respects with all of the terms and conditions in such Existing Project Agreements or Existing Residential Project Agreements, as applicable, and in the event of a conflict between any term or condition of the Existing Project Agreements and this Agreement, the Existing Project Agreements shall control, and in the event of a conflict between any term or condition of the Existing Residential Project Agreements and this Agreement, the Existing Residential Project Agreements shall control.  For the avoidance of doubt, nothing in this Section 5.1, the Existing Project Agreements or the Existing Residential Project Agreements shall modify in any respect Licensee’s payment obligations under Article 3 or any other provision of this Agreement.  Except to the extent required by Applicable Law, Licensee shall not amend or otherwise modify any Existing Project Agreement or Existing Residential Project Agreement in

any manner not consistent with the terms of this Agreement, without Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned, delayed or denied.

(c)                                  In the event that Licensee delegates the authority to develop, renovate, expand, market, sell and/or operate (including, without limitation, the authority to provide transient rental services, loan servicing services and financing services for) an Existing Project or an Existing Residential Project, as applicable, to a Permitted Affiliate or a Permitted Sublicensee, Licensee shall sublicense to such Permitted Affiliate or Permitted Sublicensee such right with respect to the applicable Existing Project or Existing Residential Project, as applicable, under a sublicense agreement in form and substance reasonably approved by Licensor (a “Sublicense Agreement”) under which such Permitted Affiliate or Permitted Sublicensee will be required to perform the delegated function(s) with respect to the Existing Project or the Existing Residential Project, as applicable, in accordance with the Sublicense Agreement and the terms and conditions of this Agreement, and such Permitted Affiliate or Permitted Sublicensee will agree to be jointly and severally bound by the same responsibilities, limitations, and duties of Licensee under this Agreement with respect to such Existing Project or Existing Residential Project, all to the extent applicable. Each of the Permitted Affiliates or Permitted Sublicensees who will be party to any Sublicense Agreement on or after the Effective Date in connection with any Existing Project or Existing Residential Project will be domiciled in Delaware, Florida, a non-U.S. jurisdiction (for Existing Projects and Licensed Residential Projects located outside of the United States) or any other jurisdiction agreed to by Licensor and Licensee, but in no other jurisdiction.  Licensee shall provide Licensor with a fully-executed copy of each Sublicense Agreement entered into hereunder and each document entered into in connection with the Sublicense Agreement (collectively, the “Sublicense Documents”) promptly following its execution and will notify Licensor in writing upon the termination or expiration of any Sublicense Agreement. Except to the extent required by Applicable Law, Licensee shall not amend or otherwise modify any such Sublicense Agreement or any such Sublicense Document in any material respect without Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned, delayed or denied.  All Sublicense Agreements and Sublicense Documents entered into subsequent to the Effective Date shall provide, among other things, that (x) Licensor is an intended third party beneficiary, (y) de-identification upon termination provisions similar to those set forth in Article 18 of this Agreement, and (z) such Sublicense Agreements and Sublicense Documents may not be transferred, assigned or assumed (whether voluntarily, as a result of foreclosure, or otherwise) without Licensor’s prior written consent.  Licensee agrees to use its commercially reasonable efforts to obtain, or cause to be obtained, from any lender having a mortgage on an Existing Project or Existing Residential Project, a subordination, non-disturbance and attornment agreement (in form and substance reasonably acceptable to Licensor) whereby such lender agrees to recognize the rights of the applicable Permitted Sublicensee under such Sublicense Agreement or Sublicense Document in the event of the exercise by such lender of its rights under the security documents.

(d)                                 The parties understand and agree that, to the extent that the transactions relating to Existing Projects or Existing Residential Projects described in this Agreement constitute or could be construed as constituting a franchise sale, such franchise sale shall be exempt from the Federal Trade Commission’s Franchise Rule disclosure requirements pursuant to 16 C.F.R. 436.8(a)(6) and/or one or more exemptions or exclusions under each Applicable Law with a Registration/Disclosure Requirement (defined in Section 19.4 below).  Licensee represents and warrants to Licensor that Licensee or at least one of its Affiliates is an entity which has been in business for at least five (5) years and has a net worth of at least $5,424,500.

(e)                                  As of the Effective Date, Licensor approves of the expansion of Existing Projects as and to the extent described on Schedule 5.1(e).  The above-referenced expansions shall require the approval of Licensor in the manner described in Section 5.2 below (except with respect to the total number of permitted units to be built at the applicable Existing Project, which is deemed to be approved) and be in accordance with the terms and conditions of this Agreement, the applicable Existing Project Agreements, and the Sublicense Documents, including, without limitation, the then current applicable Brand Standards);

provided, however, no such phase, use or expansion may be rejected for the failure to satisfy the conditions described in clauses (ii), (iii), (iv) (provided there is no change after the Effective Date in the co-investors or other third parties for such Existing Project) or (vii) of Section 5.2(b) below.  Prior to initiation of any above-referenced expansion, Licensee or the applicable Permitted Affiliate or Permitted Sublicensee shall enter into a Hyatt Technical Services Consulting Agreement with Licensor, the form of which is attached hereto as Exhibit E, and pay a TSA Consulting Charge in connection therewith.  Any new phase or use or expansion not described on Schedule 5.1(e) shall require the approval of Licensor in the manner described in Section 5.2 below; provided, however, no such phase, use or expansion may be rejected for the failure to satisfy the conditions described in clauses (ii), (iii), (iv) (provided there is no change after the Effective Date in the co-investors or other third parties for such Existing Project) or (vii) of Section 5.2(b) below.

Section 5.2                                    New Projects.

(a)                                 Licensee shall provide Licensor with an application (each, a “New Project Application”) in the form attached hereto as Exhibit D for each proposed New Project or any new phase or expansion of a Project involving a Significant Capital Expenditure that was not previously approved by Licensor. The form of New Project Application may be modified by Licensor or Licensee as required for compliance with Applicable Law or as mutually agreed by the parties hereto.  Simultaneously with the submission of a New Project Application, Licensee shall pay to Licensor an application fee (a “New Project Application Fee”) equal to $25,000 (as adjusted by the CPI Index as of the date of submission of the New Project Application Fee) per proposed New Project.  The New Project Application Fee shall be inclusive of all costs and expenses incurred in connection with providing evaluation and other approval and vetting services for each New Project in accordance with this Section 5.2 (including Travel Expenses of Licensor and its Affiliates).  The New Project Application submitted for approval must include all current phases, and may include contemplated future phases for expansion purposes and the maximum density for such Project; provided, however, any contemplated future phase or expansion shall require the approval of Licensor in the manner described in Section 5.2(b) below; provided, further, no such future phase or expansion that is included in the original approval may be rejected for the failure to satisfy the conditions described in clauses (ii), (iii), (iv) (provided there is no change after the approval date of the original Project in the co-investors or other third parties for such Project) or (vii) of Section 5.2(b) below.

(b)                                 Licensor may reject a proposed New Project if, in its reasonable discretion:

(i)                                     Licensor determines that the proposed New Project does not meet the applicable Brand Standards related to construction and design;

(ii)                                  Licensor determines that the location of the proposed New Project (A) does not meet applicable Brand Standards, (B) jeopardizes the commercial viability of a proposed Licensor Lodging Facility that is being actively pursued by Licensor (and “active pursuit” shall commence upon the initiation of negotiations for a letter-of-intent with respect to such proposed Licensor Lodging Facility and shall continue until the earlier of the opening day of such facility or the abandonment of such facility), or (C) will be located in an Urban Location and will have more than 50 Shared Ownership Units (or a combination of Shared Ownership Units and other physical residential units used for overnight accommodation in a Mixed Use Project wholly managed by Licensee or its Permitted Affiliate), then Licensor may reject the proposed New Project in its sole and absolute discretion (for the avoidance of doubt, Licensor will not reject a proposed New Project under this condition (ii)(C) in an Urban Location, if the proposed New Project consists of (x) 50 or less Shared Ownership Units (or a combination of Shared Ownership Units and other physical residential units used for overnight accommodation in a Mixed Use Project wholly managed by Licensee or its Permitted Affiliate), or (y) a subsequent phase or phases of 50 or less Shared Ownership Units once the prior phase is Substantially Sold Out);

(iii)                               Licensor determines that the development of the proposed New Project would breach, or be reasonably likely to breach, any territorial and other contractual restrictions applicable to Licensor or its Affiliates relating to the Shared Ownership Business (“Territorial Restrictions”) that are in effect on the date of submission of the New Project Application, or restrictions imposed by Applicable Law on Licensor and its Affiliates;

(iv)                              In the event Licensee proposes to delegate the authority to develop, market, sell and/or operate the proposed New Project to (A) a Permitted Affiliate which involves a co-investor with Licensee or (B) a third-party, and Licensor determines that such co-investor or third-party (I) is a Lodging Competitor of Licensor, (II) is known in the community as being of bad moral character, (III) has been convicted in any court of a felony or other criminal offense that resulted in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date by the CPI Index) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses), (IV) is, or has an Affiliate that is, a Specially Designated National or Blocked Person, (V) with respect to co-investors or third parties that have a Controlling Interest in a Permitted Sublicensee, does not have, in Licensor’s judgment, the necessary business experience and know-how to operate the Project and meet the Brand Standards, or (VI) is otherwise deemed unsatisfactory to Licensor after a review conducted according to its then current procedures, including review of criteria and requirements regarding development and maintenance of the proposed New Project, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees and other factors concerning such individuals that Licensor deems relevant in its reasonable business judgment; provided, that such review and investigation is on the same basis in which Licensor reviews and investigates its proposed third party franchisees, licensee, owners, managers and other parties in connection with Licensor’s Lodging Business;

(v)                                 Licensor determines that the proposed New Project is not adequately capitalized;

(vi)                              With respect to proposed New Projects which are located in, co-located in conjunction with, or are otherwise a part of a hotel property (each, a “Mixed Use Project”) that is not a Licensor Lodging Facility, Licensor determines that Licensee, its Permitted Affiliates or Permitted Sublicensees failed to, or the proposed New Project will fail to, comply with the provisions of Section 5.3 of this Agreement;

(vii)                           Licensor reasonably determines that any regulation compliance required of Licensor pursuant to Section 19.4 of this Agreement with respect to a proposed New Project is unduly burdensome or not commercially obtainable;

(viii)                        Licensor does not approve of the Sublicense Agreement, any Sublicense Documents, any Hyatt Technical Services Consulting Agreement, any Project Services Agreements or any Compliance Documents proposed to be entered into in connection with the proposed New Project pursuant to this Section 5.2; provided, however, unless changes are required to comply with Applicable Law, Licensor may not reject the proposed New Project on this basis if any agreement or document referred to above in this Section 5.2(b)(viii) is in the same form as attached hereto as an exhibit or otherwise previously approved by Licensor (or in a modified form, provided any such modifications are immaterial or non-substantive in nature);

(ix)                              The proposed New Project will have a substantial area dedicated to meeting and/or conference space, and more than two (2) food and beverage outlets, and will charge a fixed price for substantially all of the following: lodging, drinks (both alcoholic and non-alcoholic), food

(three meals: breakfast, lunch and dinner, or open bar), gratuities, non-motorized water sports and entertainment at such Project; or

(x)                                 Licensor reasonably demonstrates that the proposed New Project violates in any material respect, or, when completed, would result in a violation in any material respect of, any other provision of this Agreement.

(c)                                  (i)                                     For a period of up to one hundred and twenty (120) days prior to submission of a New Project Application, Licensee shall have the right to seek prior written confirmation from Licensor on a confidential basis that any proposed New Project will not be rejected for the failure to satisfy the conditions described in clauses (ii) or (iii) of Section 5.2(b) above.  Licensor shall review Licensee’s request for written confirmation and respond in writing to Licensee within thirty (30) days after Licensor’s receipt of such request.  Any such solicitation of confirmation, which must be made by Licensee in good faith and solely with respect to any proposed New Project that Licensee has legitimate and documented interest in pursuing, by itself, will not trigger the obligation to pay the New Project Application Fee.

(ii)                                  With respect to each proposed New Project that Licensee has legitimate and documented interest in pursuing, before and after the submission of a New Project Application, Licensor will discuss and reasonably cooperate with Licensee and its Affiliates in the formulation of its plans for such proposed New Project.   Such discussions may include advising Licensee, including providing Licensee with Licensor’s preliminary reactions to whether the conditions described in clauses (i) through (x) are likely to be satisfied based solely on information and documentation provided by Licensee to Licensor regarding such proposed New Project.  Notwithstanding the foregoing to the contrary, all discussions, reactions and advice given by Licensor pursuant to this Section 5.2(c)(ii) are non-binding, and the ultimate approval of all proposed New Projects shall be made by Licensor in accordance with Section 5.2(b) above.

(iii)                               Licensor shall not be obligated to take any specific action or incur any expense in providing the services described in Section 5.2(c)(ii) above; provided, however, in the event Licensor and Licensee mutually agree that Licensor should take any specific action or incur any expense prior to the payment of the New Project Application regarding whether the conditions described in Section 5.2(b) above may be cause for a rejection, then Licensee shall reimburse Licensor for any costs and expenses reasonably incurred by Licensor related thereto, including reasonable attorneys’ fees and costs, not to exceed the New Project Application Fee.  Any reimbursement amounts paid by Licensee shall be credited to the New Project Application Fee paid in connection with such proposed New Project.

(iv)                              Licensor agrees to provide a written response to a New Project Application within forty-five (45) days after receipt.  The written response shall either (i) approve the New Project Application, or (ii) reject the New Project Application and indicate therein whether the proposed project meets the requirements for such project to be developed as an Affiliated Unbranded Shared Ownership Project.  If the New Project Application is rejected by Licensor, Licensor shall provide a detailed written explanation indicating the specific reasons why the New Project Application was rejected, including which of the conditions described in clauses (i) through (ix) above were not satisfied based on the information and documentation provided in the New Project Application.  Licensee shall have a period of up to sixty (60) days (or longer, as reasonably required, based on the modification requested) after receipt of Licensor’s written response to the New Project Application to, at its option, modify the New Project Application in order to correct any noted deficiencies and provide additional information and documentation as part of its request for Licensor to reconsider the modified New Project Application.  The parties may continue to exchange written materials with respect to the proposed New Project until Licensor provides its final decision and its reasons for its final approval or rejection of the New Project Application, or Licensee withdraws its request for reconsideration for a rejected project.

(d)                                 If any proposed New Project is rejected for the failure to satisfy any of the conditions described in Section 5.2(b) above, Licensee, at its option, is permitted to pursue the proposed New Project as one of the following:

(i)                                     An Affiliated Unbranded Shared Ownership Project, provided that such Affiliated Unbranded Shared Ownership Project meets the following requirements:

(A)                               the Affiliated Unbranded Shared Ownership Project meets all other conditions for approval described in Section 5.2(b) above other than the conditions described in clauses (i), (ii) or (iii) of Section 5.2(b) above;

(B)                               the name of the Affiliated Unbranded Shared Ownership Project shall not include the “Hyatt” name; provided however, the tag lines of “a Hyatt Residence Club”, “a member of the Hyatt Residence Club”, “a Hyatt Residence Club Resort”, “a Hyatt Residence Club Project” and/or “a Hyatt Residence Club Property” (each, a “Tag Line”) may be included on all references, in a manner consistent with Hyatt’s endorsement branding protocols that are generally applied in Licensor’s Lodging Business; provided, further, Licensor shall retain the right to impose reasonable conditions (none of which may materially impair the overall ability to clearly associate, endorse or promote the Affiliated Unbranded Shared Ownership Project as part of the Licensed Club) regarding use of Licensed Hyatt Marks on signage and branding (I) for those projects rejected on account of Section 5.2(b)(iii), to comply with Territorial Restrictions and (II) for those projects rejected on account of Section 5.2(b)(ii), to address Licensor’s concerns with respect to the location of such project;

(C)                               the Affiliated Unbranded Shared Ownership Project shall comply with the Club Standards;

(D)                               the Affiliated Unbranded Shared Ownership Project must be included in a Licensed Club, either as a component site or as an affiliated site, to the extent then applicable; and

(E)                                Shared Ownership Units at Affiliated Unbranded Shared Ownership Projects shall not be included on the Hotel Reservation System for transient rental (unless otherwise agreed to under the Hotel Reservation System Services Agreement or otherwise approved by Licensor in writing) and access to the Brand Loyalty Program shall be limited as provided in the Gold Passport Participation Agreement; or

(ii)                                  An Unaffiliated Unbranded Shared Ownership Project; provided that, during the Exclusivity Period,  no such Unaffiliated Unbranded Shared Ownership Project may be branded with a brand of a Licensor SOI Branded Competitor or Lodging Competitor Brand and be operated in the Upper-Upscale Brand Segment or Luxury Brand Segment (other than in connection with a Multi-Tier Acquisition); and, provided further that, during the Term (A) unless Licensor otherwise agrees in writing in its sole discretion, Licensee’s engagement in the Shared Ownership Business at the Unaffiliated Unbranded Shared Ownership Project may not involve or utilize in any way the Licensor Intellectual Property, the Branded Elements or the System, and Licensee may not use, share or discuss Licensor Confidential Information with or for the benefit of Licensee’s business related to the Unaffiliated Unbranded Shared Ownership Project, and (B) the Unaffiliated Unbranded Shared Ownership Project may not be included in any Licensed Club.

(e)                                  Each New Project may operate only under the applicable Project name agreed to by Licensor and Licensee in accordance with (i) the naming protocol set forth in the Brand Standards and as agreed to by Licensor in writing, or (ii) in the case of a New Project that is an Affiliated Unbranded Shared Ownership Project, any naming protocol set forth in the Club Documents and as agreed to by Licensor in writing, provided such name does not include the “Hyatt” name (except for in the Tag Line(s) for such Affiliated Unbranded Shared Ownership Project in accordance with Section 5.2(d)(i)(B) above).  Such New Project name may be changed only in accordance with the naming protocol set forth in the Brand Standards, or the Club Documents, as the case may be, and only with the prior written consent of Licensor.

(f)                                   With respect to each New Project, including any Affiliated Unbranded Shared Ownership Project, it is contemplated that Licensee may delegate the authority to develop, renovate, expand, market, sell, manage and/or operate (including, without limitation, the authority to provide transient rental services, loan servicing services and financing services for) a New Project to (i) the Affiliates of Licensee listed on Schedule 5.2(f)(i), all of which are hereby approved by Licensor as of the Effective Date for the services which shall be provided by each of them both prior to and subsequent to the Effective Date (but only to the extent such services are substantially similar to that provided by such Affiliate on or prior to the Effective Date), and such other Affiliates of Licensee agreed to by Licensor in connection with the approval of the New Project (each, only while, and to the extent, involved in a Project, a “Permitted Affiliate” and collectively, “Permitted Affiliates”) or (ii) the Persons listed on Schedule 5.2(f)(ii), all of which are hereby approved by Licensor as of the Effective Date for the services which shall be provided by each of them both prior to and subsequent to the Effective Date (but only to the extent such services are substantially similar to that provided by such Person on or prior to the Effective Date), and such other unrelated third-parties approved by Licensor in connection with the approval of the New Project (each, only while, and to the extent, involved in a Project, a “Permitted Sublicensee” and collectively, “Permitted Sublicensees”).  In each such case, Licensee shall sublicense to such Permitted Affiliate or Permitted Sublicensee such right with respect to such New Project under a sublicense agreement in form and substance reasonably approved by Licensor, under which such Permitted Affiliate or Permitted Sublicensee will be required to perform the delegated function(s) with respect to the New Project in accordance with the Sublicense Agreement and the terms and conditions of this Agreement, and such Permitted Affiliate or Permitted Sublicensee will agree to be jointly and severally bound by the same responsibilities, limitations, and duties of Licensee under this Agreement with respect to such New Project.

(g)                                  With respect to (i) each New Project, including any Affiliated Unbranded Shared Ownership Project, (ii) any use or expansion of an Existing Project contemplated in Section 5.1(e) above, and (iii) any upgrade or renovation at a Project which involves an aggregate capital expenditure of $15,000,000 (as adjusted annually after the Effective Date by the CPI Index) or more pursuant to Section 7.2 of this Agreement, Licensee, each Permitted Affiliate and each Permitted Sublicensee shall enter into a Hyatt Technical Services Consulting Agreement with Licensor, the form of which is attached hereto as Exhibit E, pursuant to which the plans and specifications for such work, including site layout and outline specifications, shall be subject to Licensor’s review and, upon reasonable notice, inspection to ensure that they are in compliance with Brand Standards (subject to Project-specific variations to the Brand Standards that may be agreed to by the parties). In lieu of being reimbursed for all direct and indirect costs and expenses incurred in connection with providing the services set forth in the Hyatt Technical Services Consulting Agreement (including Travel Expenses of Licensor and its Affiliates), Licensee shall pay to Licensor a fixed charge (a “TSA Consulting Charge”) equal to $50,000 (as adjusted annually after the Effective Date by the CPI Index), which the parties acknowledge and agree is a reasonable estimate of such costs and expenses.  The TSA Consulting Charge shall not be increased or decreased based on the actual costs and expenses incurred in connection with providing such review services.

(h)                                 In the event Licensee delegates the authority to develop, renovate, expand, market, sell, manage and/or operate a New Project, including any Affiliated Unbranded Shared Ownership Project, to a Permitted Sublicensee, then Licensee or a Permitted Affiliate must (i) subject to Section 5.6 below, perform all sales and marketing activities at the New Project (including any Affiliated Unbranded Shared Ownership Project) pursuant to a sales and marketing services agreement in form and substance reasonably acceptable to Licensor, (ii) perform management services with respect to commercial operations and transient rentals of unsold Shared Ownership Product inventory at the New Project (including any Affiliated Unbranded Shared Ownership Project), pursuant to management agreements in form and substance reasonably acceptable to Licensor; and (iii) perform Owners’ Association management services for all Owners’ Associations associated with the New Project (including any Affiliated Unbranded Shared Ownership Project) until such time such Owners’ Associations become Non-Controlled Owners’ Associations (provided, that, Licensee uses commercially reasonable efforts to continue to provide such services to such Owners’ Associations thereafter).  Licensee shall deliver or cause to be delivered to Licensor a copy of each such agreement proposed to be entered into hereunder (each, a “Project Services Agreement”).  The Project Services Agreements shall be subject to the approval of Licensor prior to their execution; provided, however, unless changes are required to comply with Applicable Law, Licensor may not withhold its consent if any agreement or document referred to above in this Section 5.2(h) is in the same form as attached hereto as an exhibit or otherwise previously approved by Licensor (or in a modified form, provided any such modifications are immaterial or non-substantive in nature).  It being understood and agreed, however, that Licensor will review the Project Services Agreements solely for its own purposes and not for the benefit of any other Person, and that any approval by Licensor will not be deemed an approval of the legal sufficiency or other effects or characteristics thereof, provided, however, that Licensor may withhold its approval if it notices any legal deficiency in the course of its review, which legal deficiency will be corrected by Licensee and such corrected document shall be resubmitted to Licensor for approval.

(i)                                     Licensee shall provide Licensor with a fully-executed copy of each Hyatt Technical Services Consulting Agreement and each Project Services Agreement entered into under this Section 5.2 (collectively, the “New Project Documents”) promptly following its execution and will notify Licensor in writing upon the termination of any such New Project Document. Except to the extent required by Applicable Law, no New Project Documents shall be amended or otherwise modified in any material respect without Licensor’s prior written approval.  All Project Services Agreements entered into subsequent to the Effective Date shall provide, among other things, that (x) Licensor is an intended third party beneficiary, (y) de-identification upon termination provisions similar to those set forth in Article 18 of this Agreement, and (z) such Sublicense Agreements and Sublicense Documents may not be transferred, assigned or assumed (whether voluntarily, as a result of foreclosure, or otherwise) without Licensor’s prior written consent.  Licensee agrees to use its commercially reasonable efforts to obtain, or cause to be obtained, from any lender having a mortgage on a New Project (other than Affiliated Unbranded Shared Ownership Projects) developed by a Permitted Sublicensee, a subordination, non-disturbance and attornment agreement (in form and substance reasonably acceptable to Licensor) whereby such lender agrees to recognize the rights of such Permitted Sublicensee under such Project Service Agreement in the event of the exercise by such lender of its rights under the security documents.

Section 5.3                                    Mixed Use Projects — Proposed by Licensee.

(a)                                 During the Term, Licensee, whether itself or through an Affiliate, will not develop any New Projects that are a part of a Mixed Use Project that is located in, co-located in conjunction with, or are otherwise a part of a co-located hotel property (the “Co-Located Hotel”) that is not a Licensor Lodging Facility without using commercially reasonable efforts to secure for Licensor a first right to negotiate with the owner of the Co-Located Hotel for (i) the management of the Co-Located Hotel by Licensor or its Affiliate (if Licensee or its Affiliate does not intend to manage the Co-Located Hotel) or (ii) the franchising of the Co-Located Hotel by Licensor or its Affiliate, whether Licensee or its Affiliate intends to manage the

Co-Located Hotel or not.  Additionally, if Licensee or one of its Affiliates is developing, redeveloping or purchasing, or otherwise owns, the Co-Located Hotel or such owner, developer or purchaser is an Affiliate of Licensee, then the owner of the Co-Located Hotel, Licensee or its Affiliate will negotiate with Licensor in a commercially reasonable manner to enter into (i) a management agreement with Licensor or its Affiliate (if Licensee or its Affiliate does not intend to manage the Co-Located Hotel) or (ii) a franchise agreement with Licensor or its Affiliate, whether Licensee or its Affiliate intends to manage the Co-Located Hotel or not, on Licensor’s or its Affiliate’s then-current form of management agreement or franchise agreement, as applicable, in each case with such changes as Licensee and Licensor or its Affiliate and the owner of the Co-Located Hotel (if not a Permitted Affiliate of Licensee) mutually agree. Licensee shall provide Licensor with notice (the “Licensor Negotiation Opportunity Notice”) of any such proposed New Project and the opportunity for Licensor to negotiate for the franchise of the Co-Located Hotel.  Licensee must provide the Licensor Negotiation Opportunity Notice to Licensor such that there will be sufficient time for Licensor and the owner of such proposed Co-Located Hotel to engage in meaningful and good faith negotiations.

(b)                                 Notwithstanding the foregoing to the contrary, subject to Licensor’s approval of the New Project pursuant to Section 5.2 of this Agreement, Licensee or a Permitted Affiliate shall have the right to develop any New Project that is located in, co-located with, or is otherwise a part of (i) a Co-Located Hotel that is subject to a hotel management, franchise or other agreement which would preclude Licensor and its Affiliates from franchising such Co-Located Hotel; (ii) a Co-Located Hotel with respect to which Licensor does not wish to enter into a management agreement or franchise agreement; (iii) a Co-Located Hotel, the owner of which does not wish to brand the Co-Located Hotel with the brand of Licensor or a Lodging Competitor or any other internationally recognized brand, or (iv) a Co-Located Hotel with respect to which Licensor and the hotel owner cannot agree on the terms of a management agreement or franchise agreement, as the case may be, within sixty (60) days after the date on which Licensor receives the Licensor Negotiation Opportunity Notice.

(c)                                  With respect to any New Project approved pursuant to Section 5.2 of this Agreement, Licensee and the owner of the Co-Located Hotel shall be required to establish reasonable restrictions on the sharing of entrances, signage, amenities, facilities and services to ensure a level of brand separation sufficient to avoid customer confusion as to the relationship between the Project and the Co-Located Hotel as reasonably determined by Licensor.

(d)                                 The provisions of Sections 5.3(a), (b) and (c) above shall not apply to any Co-Located Hotel that is or has been Deflagged as a Licensor Lodging Facility. Upon the Deflagging as a Licensor Lodging Facility of a Co-Located Hotel, Licensor and Licensee will use good faith efforts to agree to reasonable parameters and take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion.

(e)                                  In the event any proposed New Project that is part of a Mixed-Use Project is rejected by Licensor, Licensee and its Permitted Affiliates shall have the right to develop, renovate, expand, sell, market, manage and/or operate such project as an Unaffiliated Unbranded Shared Ownership Project, subject to Section 5.2(d)(ii) of this Agreement.

Section 5.4                                    Mixed Use Projects — Proposed by Licensor.

(a)                                 Subsequent to the Effective Date, if a third-party developer of a proposed Mixed Use Project which will include a Licensor Lodging Facility (a “Co-Located Licensor Lodging Facility”) intends to include a Shared Ownership Project as part of such proposed Mixed Use Project, then Licensor shall use commercially reasonable efforts to secure for Licensee or its Permitted Affiliate a first right to negotiate with such developer to provide sales, marketing, management and administrative services and/or licensing for such developer’s Shared Ownership Project at the Mixed Use Project. Licensor shall provide Licensee with notice (the “Licensee Negotiation Opportunity Notice”) of any opportunity for Licensee to negotiate regarding Licensee’s involvement in such Shared Ownership Project. Licensor must provide the Licensee Negotiation Opportunity Notice to Licensee such that there will be sufficient time for Licensee and the owner of such proposed Shared Ownership Project to engage in meaningful and good faith negotiations.   In addition, if Licensor or its Affiliate intends to develop a Mixed Use Project, then Licensor shall provide Licensee with notice of a first right to negotiate to provide sales, marketing, management, administrative services and/or licensing for the proposed Shared Ownership Project at such Mixed Use Project (the “Licensee First Offer Notice”).  In reviewing the Licensee Negotiation Opportunity Notice or the Licensee First Offer Notice, Licensee shall take into account any regulatory obligations to include Shared Ownership Products as part of the subject Mixed Use Project.

(b)                                 If Licensee declines to participate or cannot reach agreement with such developer and Licensor regarding Licensee’s involvement in such Shared Ownership Project within sixty (60) days after the date on which Licensee receives the Licensee Negotiation Opportunity Notice or the Licensee First Offer Notice, then Licensor will have the right to proceed with the subject Mixed Use Project (and, if applicable, permit such developer to proceed) with such Shared Ownership Project without Licensee’s involvement. Subject to Section 5.4(c) below, Licensor shall not use or permit the use of any of the Licensor Intellectual Property or Branded Elements in connection with such Shared Ownership Project; provided, however, that (x) the marketing, offering, and selling of units by developer or its Affiliate in any such Shared Ownership Project at the Co-Located Licensor Lodging Facility to any Person, including guests of the Co-Located Licensor Lodging Facility, whether or not such guest is a member of any Brand Loyalty Program, (y) the placing of overflow guests of the Co-Located Licensor Lodging Facility in such Shared Ownership Project on a transient basis, and (z) the offering of potential customers of such Shared Ownership Project stays at the Co-Located Licensor Lodging Facility in connection with the marketing and sale of the units of such adjacent Shared Ownership Project, shall not be deemed to be a violation hereof. In such an instance, Licensor and Licensee will agree to establish reasonable parameters and to take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion.

(c)                                  If Licensee declines to participate or cannot reach agreement with such developer and Licensor as described in Section 5.4(b) above, and Licensee had received a good faith offer from Licensor and/or the applicable developer on commercially reasonable terms for the provision by Licensee of sales, marketing, management, administrative services and/or licensing for the proposed Shared Ownership Project at such Mixed Use Project, then Licensor shall have the right, on terms no more favorable than those offered to Licensee, to (i) use or permit the use of any of the Licensor Intellectual Property or Branded Elements in connection with such Shared Ownership Project, and (ii) affiliate such Shared Ownership Project with any Licensed Club in the manner, subject to the conditions set forth in Section 8.7 of this Agreement.  For the purpose of this Section 5.4(c), commercially reasonable terms shall mean terms that are no less favorable than terms which Licensee or its Permitted Affiliate have agreed to in similar transactions under similar circumstances.

Section 5.5                                    Limitations on Licensed Business; Compliance with Contractual Restrictions.

(a)                                 Licensor has provided Licensee with all of the locations which are subject to Territorial Restrictions as of the Effective Date (such locations, together with any other locations disclosed to Licensee pursuant to Section 5.2 above or otherwise, the “Disclosed Territorial Restrictions”).  Except as provided and specifically disclosed to Licensee as part of the Disclosed Territorial Restrictions, none of the Disclosed Territorial Restrictions will limit or restrict in any manner, Licensee’s, its Permitted Affiliates’ or a Permitted Sublicensee’s right to engage in the Licensed Business or transient rental activity at Existing Projects and Existing Residential Projects or any disclosed expansion of those Projects described in Section 5.1(e) and on Schedule 5.1(e).  Licensee, its Permitted Affiliates and Permitted Sublicensees shall abide by all limitations and restrictions set forth in the Disclosed Territorial Restrictions.  All Disclosed Territorial Restrictions shall be deemed to be Licensor Confidential Information.

(b)                                 Licensor shall not enter into any contract or agreement that purports to limit or restrict Licensee’s, its Permitted Affiliates’ or Permitted Sublicensees’ right to engage in the Licensed Business at those Licensed Shared Ownership Projects or Affiliated Unbranded Shared Ownership Projects in existence or its development has been approved at the time of such contract or agreement.  Provided that the Agreed Territorial Protections (defined below) contain an express carve-out for the Licensed Business at such Licensed Shared Ownership Projects and Affiliated Unbranded Shared Ownership Projects, nothing in this Section 5.5 will restrict or limit Licensor’s or its Affiliates’ ability to grant, after the Effective Date, territorial protections (“Agreed Territorial Protections”) solely with respect to hotels, resorts and other lodging facilities (other than Licensed Shared Ownership Projects and Affiliated Unbranded Shared Ownership Projects) to owners, developers, operators, lessees, licensees, or franchisees of any Licensor Lodging Facilities.

(c)                                  Subsequent to the Effective Date, Licensor shall not agree to any Agreed Territorial Protections in any contract or agreement which do not expressly exclude Shared Ownership Products without Licensee’s prior written consent, which consent may be withheld or denied by Licensee only to the extent that the proposed territorial restriction or protection would materially and adversely affect (i) a Project, (ii) a contemplated new project for which Licensee is able to reasonably demonstrate to Licensor “its active pursuit” through a letter of intent or other evidence of active negotiations and its intent to submit to Licensor a New Project Application for approval (“Proposed Active New Project”), or (iii) a Key Shared Ownership Destination; provided, further, with respect to clauses (ii) and (iii) of this Section 5.5(c) only, Licensor may override such denied consent, and proceed with any contract or agreement which does not expressly exclude Shared Ownership Products without Licensee’s prior written consent one (1) time in any three (3) year period, for a maximum of three (3) times in any twenty (20) calendar year period during the Term.  Notwithstanding the foregoing to the contrary, Licensor shall not have the right to override any denied consent of Licensee with respect to a proposed territorial restriction or protection that would prohibit Licensee or any of its Affiliates from operating any Licensed Shared Ownership Project or Affiliated Unbranded Shared Ownership Project in the Key Areas.

(d)                                 Licensor will not be in breach of this Agreement as a result of the enforcement or the attempted enforcement of Agreed Territorial Protections granted in compliance with this Section 5.5 against Licensee, its Permitted Affiliates or Permitted Sublicensees by such owners, developers, operators, lessees, licensees, or franchisees.

(e)                                  Licensee shall not enter into any contract or agreement that purports to limit or restrict Licensor’s or its Affiliates’ right to develop, operate, sell, market, license, or franchise Licensor Lodging Facilities, Shared Ownership Products (conducted solely in accordance with Section 2.6 or Section 5.4(c) of this Agreement) or Residential Units, except as otherwise provided hereunder, or any other activity or business of Licensor or its Affiliates, other than as set forth in any hotel management or franchise agreement that may be entered into between Licensee and Licensor, or their respective Affiliates.

(f)                                   Licensee, whether itself or through an Affiliate, shall not enter into any contract or agreement that purports to limit or restrict Licensor’s or its Affiliates’ right to engage in the Shared Ownership Business using the Licensor Intellectual Property, the Branded Elements and the System after the termination or expiration of the Exclusivity Period, without the prior written consent of Licensor, which will not be unreasonably withheld.

Section 5.6                                    Delegation of Certain Functions.

(a)                                 Licensee may delegate property-level, non-management functions of the Licensed Business, such as housekeeping, security, printing services and recreational activities, that do not involve the sales, marketing or rental of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects (except pursuant to Section 5.6(c) below) to vendors without Licensor’s prior written consent, provided, that (i) the delegated or subcontracted functions are conducted in accordance with the Brand Standards and this Agreement; (ii) the delegated or subcontracted functions are covered by insurance policies that provide reasonable coverage based on the services provided; and (iii) any party to which such function has been delegated or subcontracted and that will have access to any Licensor Confidential Information agrees to keep such Licensor Confidential Information confidential in accordance with this Agreement.  Licensor (through one or more of the Acquired Companies) has granted Licenses Out (as defined in the Equity Interest Purchase Agreement) and the agreements by which each such Licenses Out is granted (the “License Out Agreements”).  Licensor hereby approves of each of the Licenses Out and the License Out Agreements and each License Out Agreement is deemed to be in compliance with the terms and conditions of this Agreement.  Additionally, Licensee shall be permitted to license the Licensor Intellectual Property in connection with the Licensed Business pursuant to one or more license agreements, in form and substance similar to the License Out Agreements in effect as of the Effective Date, subject to Section 19.4 of this Agreement.

(b)                                 Notwithstanding Section 5.6(a) of this Agreement and subject to Section 7.3(a) of this Agreement, Licensee may not delegate to any Person that is not a Permitted Affiliate or wholly-owned subsidiary of Parent any of the key functions of the Licensed Business, including Member services, senior management of any Project, brand-level marketing, and substantially all of the consumer financing servicing function without Licensor’s prior written consent, which shall not be unreasonably withheld, conditioned, delayed or denied.  Notwithstanding the foregoing to the contrary, the entities providing services as of the Effective Date that are referenced in Schedule 5.6(b) are approved by Licensor.

(c)                                  Licensee may delegate certain non-management functions of the Licensed Business involving sales and marketing of Licensed Shared Ownership Products, Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, and Licensed Residential Units for Licensed Residential Projects to any Affiliate or an unrelated third party, provided, that (A) Licensee must ensure such functions are conducted in accordance with the Brand Standards, this Agreement and, where applicable, the Existing Project Agreements or the Existing Residential Project Agreements, with such Affiliate or third party, as applicable; (B) such functions are covered by insurance policies that provide reasonable coverage based on the services provided; (C) any party to which such function has been delegated or subcontracted and that will have access to any Licensor Confidential Information agrees to keep such Licensor Confidential Information confidential in accordance with this Agreement or, where applicable, the Existing Project Agreements or the Existing Residential Project Agreements; and (D) any Affiliate to which such function has been delegated or subcontracted will agree to be bound by the same responsibilities, limitations, and duties of Licensee hereunder that have been delegated to such party, and any third party to which such function has been delegated or subcontracted will agree to be bound by the terms and conditions set forth in the applicable Sublicense Agreement.  The following third parties are approved by Licensor as of the Effective Date: (i) existing brokers of record for such Projects, (ii) existing authorized re-sellers engaged prior to the Effective Date by the Acquired Companies, (iii) the current developers of The Residences at Park Hyatt Beaver Creek in Avon, Colorado, Main Street Station Vacation Club in Breckenridge, Colorado and Hyatt Mountain Lodge in Avon, Colorado which as of Effective Date are marketing and selling Shared Ownership Products for such Existing Projects, and (iv) those parties listed on Schedule 5.6(c).

(d)                                 Licensee shall not, without Licensor’s prior written consent, which may be withheld, conditioned, delayed or denied in Licensor’s sole discretion, delegate such functions to (x) a Permitted

Affiliate which involves a co-investor with Licensee or (y) a third-party, and Licensor determines that such co-investor or third-party (I) is a Lodging Competitor of Licensor, (II) is known in the community as being of bad moral character, (III) has been convicted in any court of a felony or other criminal offense that resulted in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date by the CPI Index) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses), (IV) is, or has an Affiliate that is, a Specially Designated National or Blocked Person, (V) with respect to a co-investor or third party that has a Controlling Interest in such Permitted Affiliate or a third party that is Controlled by a Person who, does not have, in Licensor’s judgment, the necessary business experience and know-how to perform the relevant functions and meet the Brand Standards (in the case of a Licensed Project), or (VI) is otherwise deemed unsatisfactory to Licensor after a review conducted according to its then current procedures, including review of criteria and requirements regarding credit, background investigations, operations ability and capacity, prior business dealings, guarantees and other factors concerning such individuals that Licensor deems relevant; provided, that such review and investigation is on the same basis in which Licensor reviews and investigates its proposed third parties in connection with Licensor’s Lodging Business.

ARTICLE 6

BRAND STANDARDS

Section 6.1                                    Brand Standards Generally.

(a)                                 Subject to Sections 6.2(a) and 6.2(b)(ii) below, Licensee shall comply with the applicable Brand Standards in all matters with respect to the operation by Licensee, the Permitted Affiliates and Permitted Sublicensees of the Licensed Business, including, without limitation, the following to the extent each relates to the Licensed Business: (i) the use of the Licensed Hyatt Marks; (ii) the provision of Member services, including adherence to the Quality Assurance Program; (iii) employee and management training; (iv) the design, development, construction, equipping, maintaining, and operating of all Licensed Shared Ownership Projects, Licensed Residential Projects and Affiliated Unbranded Shared Ownership Projects, including food and beverage operations and spa services; (v) the development, maintaining, and operating any Licensed Club; and (vi) all sales and marketing activities.  Licensee shall be responsible for all costs and expenses necessary to comply with the Brand Standards.  The Brand Standards as of the Effective Date have been provided by Licensor to Licensee.

(b)                                 Without limiting the foregoing, all usage of the Licensed Hyatt Marks shall be subject to the prior written consent of Licensor and must be in strict accordance with the Brand Standards and the terms of this Agreement related to the Licensed Hyatt Marks, which shall be subject to modification as set forth in Section 6.2 below.  Licensor hereby provides its written consent to the use of the Licensed Hyatt Marks as licensed to and used by the Acquired Companies as of the Effective Date; provided, Licensor reserves the right to revoke any approval in the manner described in Section 8.5(a) of this Agreement. Licensor shall make available to Licensee throughout the Term, the Brand Standards related to the Licensed Hyatt Marks as well as any modifications thereto.

Section 6.2                              Modification of Brand Standards.

(a)                                 Each Existing Project and Existing Residential Project is in compliance with the Brand Standards as of the Effective Date and as such Brand Standards are reasonably expected to be modified by Licensor or its Affiliates during the one (1) year period following the Effective Date of this Agreement.

(b)                                 (i)                                     Subject to Section 6.2(a) above, Licensor expressly reserves the right to modify the Brand Standards to make appropriate changes consistent with changes to Licensor’s brand standards for the Upper-Upscale Brand Segment and Luxury Brand Segment of Licensor Lodging Facilities, but only to the extent applicable to the Licensed Business and with such modifications as are necessary to reflect appropriate differences between service levels, physical characteristics or operational standards generally applicable to Licensor’s Lodging Business and service levels, physical characteristics or operational standards generally applicable to the Licensed Shared Ownership Business.  Licensor shall provide Licensee with reasonable advance notice of proposed modifications to the Licensed Hyatt Marks and the Brand Standards, which notice shall include annual updates of proposed or pending modifications to Licensed Hyatt Marks and the Brand Standards at the Annual Marketing Support Meeting and interim updates at any Follow-up Meetings (if there are new developments), which updates shall include (x) detailed explanations of such modifications and (y) opportunities for Licensee to provide consultation with respect to modifications that relate to or affect the Licensed Shared Ownership Business, with due consideration given to the distinctions between the Licensed Shared Ownership Business and Licensor’s Lodging Business.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, implementation of modifications to the Brand Standards that involve a Significant Capital Expenditure shall be subject to Licensee’s prior written consent, which shall not be unreasonably withheld or delayed, and shall consider the then current competitive landscape existing in the Shared Ownership Business; provided, however, that Licensee shall have no right to consent to modifications: (A) that are directly related to fire, life safety, food safety, global health or security components of the Brand Standards, (B) that are required by Applicable Law, or (C) that require the installation of new brand identity signage related to any modification of the Licensed Hyatt Marks described in subsection (iii) of the definition of Licensed Hyatt Marks and/or the appearance, including the color, font, stylization, script, or format, of the word “Hyatt” used as part of the Licensed Hyatt Marks, subject in each case to the requirements of Section 12.2(b)(i) of this Agreement.  If implementation of a modification to the Brand Standards that involves a Significant Capital Expenditure is not approved by Licensee for a Project, the modifications shall be implemented upon the occurrence of the next substantial renovation at the applicable Project, taking into account each of the following factors and circumstances to the extent applicable: (1) the importance of such modifications to safety or security, (2) whether or not such modifications are required or restricted by Applicable Law (in which case such modification shall be inapplicable to the extent restricted by Applicable Law), (3) the need to obtain board or Members’ approval and/or necessary funding from the applicable Owners’ Associations, which are bound by budgets that may not contemplate such changes, and (4) the time required to implement such changes may be affected by the applicable Owners Association’s ability to increase its budget or pass a special assessment and the sequencing of such modifications into the renovation and refurbishment schedules based on budgets for the applicable Projects.  All New Projects approved by Licensor after a modification to the Brand Standards must conform to the Brand Standards, as so modified.

(iii)                               With respect to modifications of the Brand Standards for which Licensee’s prior written consent is not required pursuant to Section 6.2(b)(ii) of this Agreement, such modifications shall take effect within a reasonable period of time after Licensee’s receipt of Licensor’s notice pursuant to Section 6.2(b)(i) of this Agreement, taking into account each of the applicable factors and circumstances which are referred to in Section 6.2(b)(ii) above.

(iv)                              With respect to modifications of the Brand Standards that are subject to Licensee’s prior written consent pursuant to Section 6.2(b)(ii) of this Agreement, Licensee shall notify Licensor in writing within forty-five (45) days of receipt of Licensor’s written notice pursuant to

Section 6.2(b)(i) of this Agreement of Licensee’s written consent or its objection to any such modifications. With respect to modifications for which Licensee has provided its written consent, such modifications shall take effect within a reasonable period of time agreed to by the parties after Licensee has provided its written consent, taking into account each of the applicable factors and circumstances which are referred to in Section 6.2(b)(ii) above. If the parties cannot agree to a timeline for implementation of the modification within forty-five (45) days following receipt of Licensor’s written notice pursuant to Section 6.2(b)(i) of this Agreement, then Licensee may object to the proposed modification on that basis. If Licensee does not consent or object to such proposed modifications to the Brand Standards within forty-five (45) days following receipt of Licensor’s written notice pursuant to Section 6.2(b)(i) of this Agreement, such proposed modifications shall be deemed consented to by Licensee and will take effect within a reasonable amount of time, taking into account each of the applicable factors and circumstances which are referred to in Section 6.2(b)(ii) above.

(c)                                  Licensee may from time to time propose modifications to the Brand Standards with respect to any aspect of the Licensed Business, which Licensor, in good faith, shall consider and, after consultation with Licensee regarding such proposals, shall determine whether or not to adopt.

(d)                                 For the avoidance of doubt, nothing herein shall limit in any manner Licensor’s or its Affiliates’ ability to modify or change, without notice to, consultation with or approval of Licensee, any standards applicable to Licensor’s Lodging Business or Whole Ownership Residential Business, or any other business or activity, except the Licensed Business, in which Licensor or its Affiliates may engage from time to time.

ARTICLE 7

RENOVATIONS AND OPERATIONS OF PROJECTS

Section 7.1                                    Operating the Projects and the Licensed Business.  Licensee will operate the Projects and the Licensed Shared Ownership Business in compliance with this Agreement, the System, the applicable Brand Standards, or, where applicable, the Existing Project Agreements, and will operate the Existing Residential Projects in compliance with the applicable provisions of this Agreement, the System, the applicable Brand Standards and, where applicable, the Existing Residential Project Agreements, in all cases subject to Applicable Law and the rights and duties of the applicable Owners’ Associations, and Licensee will:

(a)                                 permit, upon reasonable notice to Licensee (provided that, no notice shall be required for “mystery shopper”-type activities), the duly authorized representatives of Licensor to: (i) enter facilities utilized by Licensee in the Licensed Business (including the Projects and Sales Facilities) and inspect such facilities at all reasonable times and without undue interference to confirm that Licensee is complying with the terms of this Agreement, the System, the applicable Brand Standards and, where applicable, the Existing Project Agreements or Existing Residential Project Agreements; and (ii) test any and all equipment, products, and supplies located at the Projects. Licensor has no duty or obligation to conduct ongoing inspections of the Projects or other facilities utilized by Licensee in the Licensed Business;

(b)                                 not knowingly permit gambling to take place at any Project (except for a limited number of reputable charitable events permitted by Applicable Law) or use any Project for any casino, lottery, or other type of gaming activities, or otherwise directly or indirectly associate with any gaming activity without Licensor’s prior written consent, which may be withheld, conditioned, delayed or denied in its sole discretion;

(c)                                  operate, or cause to be operated, all food and beverage operations and spa operations in the Projects in conformity with the applicable Brand Standards and Applicable Law;

(d)                                 with respect to transient rentals for overnight accommodation at Licensed Projects offered or made through the Hotel Reservation System, participate in travel agent programs in accordance with the terms of the Hotel Reservation System Services Agreement, Brand Loyalty Programs, and any complaint resolution programs as Licensor may establish in its reasonable discretion, all to the extent applicable to the Licensed Business; and

(e)                                  with respect to Licensed Projects and Affiliated Unbranded Shared Ownership Projects which have a substantial area dedicated to meeting and/or conference space and more than two (2) food and beverage outlets, not modify its operations such that the Project offers or charges a fixed price for substantially all of the following: lodging, drinks (both alcoholic and non-alcoholic), food (three meals: breakfast, lunch and dinner, or open bar), gratuities, non-motorized water sports and entertainment at such Project, unless such charge was approved for such Project as part of the approval process set forth in Section 5.2 of this Agreement.

Section 7.2                                    Significant Capital Expenditures at Projects.

(a)                                 Any Significant Capital Expenditures for work at any Project, including those that affect the design, character, appearance or fire and life safety elements of any Project, shall require the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed, conditioned or denied as long as the plans and specifications for such work, including site layout and outline specifications are in compliance with the applicable Brand Standards (subject to Project-specific variations to the Brand Standards that may be agreed to by the parties).  With respect to any such work which is reasonably likely to involve an aggregate capital expenditure of $15,000,000 (as adjusted annually after the Effective Date by the CPI Index) or more, Licensee and the Project owner shall enter into a Hyatt Technical Services Consulting Agreement with Licensor, the form of which is attached hereto as Exhibit E, pursuant to which the plans and specifications for such work, including site layout and outline specifications, shall be subject to Licensor’s review and, upon reasonable notice, inspection to ensure that they are in compliance with the applicable Brand Standards (subject to Project-specific variations to the Brand Standards that may be agreed to by the parties).  Licensee shall pay (or cause to be paid) to Licensor or its Affiliate the TSA Consulting Charge upon execution of the Hyatt Technical Services Consulting Agreement.  Significant Capital Expenditures approved by any applicable Owners Association’s prior to the Effective Date as set forth on Schedule 7.2(a) are hereby consented to by Licensor.

(b)                                 Any work described in Section 7.2(a) above (other than as set forth on Schedule 7.2(a)) may not begin until Licensor has approved the plans and specifications in writing pursuant to the Hyatt Technical Services Consulting Agreement.  Licensee shall perform (or cause to be performed), as the case may be, the work related to any Significant Capital Expenditure in accordance with the Hyatt Technical Services Consulting Agreement, the applicable Brand Standards, and this Agreement, and such work shall not be at Licensor’s or its Affiliates’ cost or expense.

Section 7.3                                    Management and Operation of the Projects.

(a)                                 Except as provided in Section 7.3(b) below or in Schedule 7.3(a), all Projects must be operated by Licensee or one of its Permitted Affiliates unless Licensor has consented in writing to (x) a third-party management company that is not a Permitted Affiliate of Licensee (“Management Company”) to operate a particular Project, and (y) the terms and conditions of the applicable Project management agreement, sub-management agreement or the applicable Hyatt Residence Club Resort Agreement with such Management Company.  Any material amendment, any extension, any renewal (other than an automatic renewal or extension) or any other material modification of any such agreement shall also require the prior written consent of Licensor.  Any Management Company approved by Licensor after the Effective Date must execute and deliver to Licensor a Management Company Acknowledgment in the form required by Licensor, the current form of which is attached hereto as Exhibit F.  Upon a breach by a Management Company of any such applicable Project management agreement, sub-management agreement, the applicable Hyatt Residence Club Resort Agreement or the Management Company Acknowledgment then in effect, Licensor may (i) direct Licensee or its Permitted Affiliate to enforce any or all of the remedies available to Licensee or its Permitted Affiliate thereunder, including termination of such agreement, and/or (ii) enforce its rights and remedies pursuant to the applicable Management Company Acknowledgement.

(b)                                 Notwithstanding Section 7.3(a) above to the contrary, Licensor acknowledges that (i) certain non-managerial functions of Projects may be delegated or subcontracted to third-parties in accordance with Section 5.6 of this Agreement; (ii) certain aspects of certain Projects may be subject to shared service and integrated facility arrangements with co-located lodging properties and other facilities; and (iii) Licensee may delegate to Licensee’s Permitted Affiliates and Permitted Sublicensees the authority to operate certain Projects in accordance with Sections 5.1(b) and 5.2 of this Agreement.

(c)                                  Licensee may not subcontract the management of any food and beverage operations to any Person that is not an Affiliate of Licensee.  However, Licensee may lease space at any Project to one or more restaurant operators, and may subcontract the management of the spa operations (if the Project has spa operations), provided that (a) Licensor approves of the operator, the restaurant or spa concept and the terms of the lease or other arrangement between Licensee and the operator which approval shall not be unreasonably withheld, delayed, conditioned or denied as long as the restaurant or spa operator has sufficient experience operating restaurants or spas in the Upper-Upscale Brand Segment or Luxury Brand Segment; (b) the operator complies with all applicable Brand Standards; and (c) the restaurant or spa does not use the Proprietary Marks in any manner (unless Licensor authorizes such use in writing).  Licensee shall provide Licensor with a fully-executed copy of each lease or other arrangement entered into hereunder promptly following its execution and will notify Licensor in writing upon the termination or expiration of any such lease or other arrangement. Except to the extent required by Applicable Law, Licensee shall not amend or otherwise modify in any material respect any such lease or other arrangement without Licensor’s prior written approval.  Notwithstanding the foregoing to the contrary, all spa, food and beverage and restaurant operations and leases listed on Schedule 7.3(c) in connection with Existing Projects and the Existing Residential Projects are hereby approved as of the Effective Date.

Section 7.4                                    Quality Assurance Program.

(a)                                 Licensee shall inspect each Project at least once per calendar year to determine whether the Permitted Sublicensee, any Management Company and the Project are complying with the System and the Brand Standards and other terms and conditions of this Agreement, any applicable Existing Project Agreements or Existing Residential Project Agreements, the Sublicense Agreement, any Sublicense Documents, any Project Services Agreements or any Compliance Documents (the “Quality Assurance Inspections”).  In connection with each Quality Assurance Inspection, Licensee shall evaluate whether the Project is complying with the System and the applicable Brand Standards.  If Licensee determines that the Project is not complying with the System, the Brand Standards or any other terms and conditions of this Agreement, any applicable Existing Project Agreements or Existing Residential Project Agreements, the Sublicense Agreement, any Sublicense Documents, any Project Services Agreements or any Compliance Documents, then Licensee shall instruct and direct the applicable Permitted Sublicensee and/or any Management Company in writing to, and shall use commercially reasonable efforts to cause the applicable Owners’ Association to, correct such deficiencies.  Licensee shall timely provide Licensor with copies of all correction instructions and directives to the applicable Permitted Sublicensee, Management Company or Owners’ Association.

(b)                                 Licensor has provided to Licensee, and Licensee has reviewed and consented to, the form of Customer Satisfaction System, as of the Effective Date, with which Licensee, its Permitted Affiliates and Permitted Sublicensees shall comply, as it may be subsequently modified with the prior written consent of Licensor.  Licensee shall administer, or engage a third party vendor pursuant to Section 7.4(c) below to administer, the Customer Satisfaction System using the existing Customer Satisfaction System, as it may be subsequently modified with the prior written consent of Licensor. The results of the Customer Satisfaction System surveys shall be provided to Licensor on a periodic basis, but no less frequently than once per month, unless Licensor consents, in its sole discretion, to a longer period in writing. Except as specifically set forth in Section 7.4(d) below, Licensee shall pay all costs for such Customer Satisfaction System.

(c)                                  Licensee will continue the engagement of the existing third party vendor, which is a nationally recognized firm in the industry, to administer the Customer Satisfaction System in accordance with the vendor agreement in place as of the Effective Date.  Licensor hereby approves such existing third party vendor and such existing vendor agreement.  In the event Licensee reasonably determines that the then current third party vendor should be replaced, Licensee shall consult with Licensor regarding the reason why such vendor should be replaced and the identity of a possible replacement third party vendor.  If the parties mutually agree on a replacement third party vendor, the existing vendor’s agreement will be terminated in accordance with its terms and a new agreement will be executed with the replacement third party vendor.  Licensor acknowledges that the form and nature of the Customer Satisfaction System and the performance of services by the existing third party vendor are acceptable to Licensor and in compliance with Licensor’s requirements as of the Effective Date, and that the process and results and accuracy of measuring customer satisfaction and compliance with Brand Standards at the Existing Projects and Existing Residential Projects satisfies Licensor’s current requirements, and as of the Effective Date there is no Deficiency, as such term is defined in Section 7.4(d) below.  Licensee shall provide Licensor with a fully-executed copy of each arrangement entered into hereunder promptly following its execution and will notify Licensor in writing upon the termination or expiration of any such arrangement. Except to the extent required by Applicable Law, Licensee shall not amend or otherwise modify in any material respect any such arrangement without Licensor’s prior written approval.

(d)                                 Licensor has the right to periodically audit (no more frequently than one (1) time per calendar year (not including “mystery shopper” audits) unless there is a Deficiency), without undue interference with business operations, Licensee’s Customer Satisfaction System and the Quality Assurance Inspection process and results in order to confirm the reliability of the process and results, that Licensee’s Customer Satisfaction System is sufficient to accurately measure customer satisfaction, and that Licensee’s Quality Assurance Inspections are sufficient to accurately measure compliance with the applicable Brand Standards at the Projects and the other terms and conditions of this Agreement, any applicable Existing Project Agreements or Existing Residential Project Agreements, the Sublicense Agreement, any Sublicense Documents, any Project Services Agreements or any Compliance Documents. Such audits include entitling Licensor to the right (but not the obligation) to conduct periodic “mystery shopper” audits of all aspects of the customer experience at the Projects, including, without limitation, the sales and marketing activities conducted at the Projects, to confirm their compliance with the applicable Brand Standards at the Projects and the other terms and conditions of this Agreement, any applicable Existing Project Agreements or Existing Residential Project Agreements, the Sublicense Agreement, any Sublicense Documents, any Project Services Agreements or any Compliance Documents.  Audits of the Customer Satisfaction System or the Quality Assurance Inspection process shall be at Licensor’s expense, unless such audit reveals (i) a deficiency in the Customer Satisfaction System or the Quality Assurance Inspection process that materially and adversely affects the reliability of the process or results or the accuracy of measuring customer satisfaction or compliance with the applicable Brand Standards at the Projects and the other terms and conditions of this Agreement, any applicable Existing Project Agreements or Existing Residential Project Agreements, the Sublicense Agreement, any Sublicense Documents, any Project Services Agreements or any Compliance Documents, as applicable, or (ii) unacceptable performance by any third party vendor of its services in connection with the Customer Satisfaction System (in either case, a “Deficiency”), in which case the audit expense shall be borne by Licensee (including any Travel Expenses associated with such audit).

(e)                                  If Licensor determines that there is a Deficiency in the Customer Satisfaction System or the Quality Assurance Inspection process, Licensor will provide written notice to Licensee of the Deficiency and provide Licensee with a reasonably detailed explanation of the nature of the Deficiency.  Once Licensee is notified of the existence and nature of the specified Deficiency, representatives of Licensor and Licensee and any third party vendors, if necessary, shall work together for a period of up to sixty (60) days following such notice to identify modifications to existing customer/guest satisfaction programs or quality assurance systems that Licensor deems reasonably necessary to improve the reporting and the services rendered and resolve the specified Deficiency.  If the specified Deficiency is not fully corrected by Licensee within one hundred eighty (180) days following such notice, Licensor may grant Licensee an additional sixty (60) days if Licensee has diligently pursued corrective measures and requires additional time to completely resolve the specified Deficiency.  If the specified Deficiency is not resolved within one hundred eighty (180) days following such notice or at the expiration of any additional period of time granted by Licensor, Licensor has the right to do any of the following:  (i) require that Licensee implement a customer/guest satisfaction program or quality assurance system designed or approved by Licensor, in which event, Licensee will (x) provide Licensor with all Customer Satisfaction System or the Quality Assurance Inspection process material that is not included in the documentation to which Licensor has been provided access, and (y) be required to pay the fees and charges applicable to such program, and/or (ii) require that Licensee terminate its arrangement with any vendor engaged pursuant to Section 7.4(c) above in accordance with the terms of the vendor agreement then in place with such vendor, and replace such vendor with another third party vendor mutually acceptable to Licensor and Licensee which is a nationally recognized firm in the industry.  If Licensee fails to implement such customer/guest satisfaction program or quality assurance system designed or approved by Licensor, or terminate and replace such third party vendor with another vendor mutually acceptable to Licensor and Licensee, such failure shall be deemed a default and Licensor may issue a notice of breach in accordance with the provisions of Section 17.2(a)(v) of this Agreement, as applicable, and exercise all remedies thereunder.

(f)                                   The parties will discuss changes that Licensor has made to the customer/guest satisfaction program or quality assurance systems that Licensor uses for Licensor Lodging Facilities no less often than annually at the Annual Marketing Support Meeting contemplated in Section 10.1 of this Agreement.

(g)                                  Licensee shall provide Licensor with all annual reports (except for any data collected in response to Licensee’s questions described in Section 7.4(h) below) prepared by or for the benefit of Licensee, its Permitted Affiliates or Permitted Sublicensees with respect to the Customer Satisfaction System or the Quality Assurance Inspections, and, upon Licensor’s request, other interim reports and all raw data related thereto (except for any data collected in response to Licensee’s questions described in Section 7.4(h) below) and the Projects’ results related thereto, promptly upon their completion or Licensee’s receipt, as applicable.

(h)                                 Licensor acknowledges that (i) Licensee may include questions as part of the Customer Satisfaction System survey process that are not intended to measure customer satisfaction but instead intended to capture customer preference, gauge customer interest, and other market research functions and that such questions shall not be considered for purposes of measuring customer satisfaction hereunder, and (ii) Licensee shall have no obligation to include as part of any report or data required to be provided to Licensor any responses, results, data or reports collected or generated, as applicable, in connection with questions posed by Licensee in accordance with subsection (i) above.

Section 7.5                                    Projects Controlled by a Non-Controlled Owners’ Association.

(a)                                 If any Project that is controlled by a Non-Controlled Owners’ Association fails to develop, operate, maintain, or renovate the Project in compliance with this Agreement, the System, the Brand Standards or, where applicable, the Existing Project Agreements or Existing Residential Project Agreements (whether by failure to provide adequate funds to comply therewith or otherwise), Licensee shall promptly request that the Non-Controlled Owners’ Association cure the failure (i) for Existing Projects, within the applicable cure periods set forth in the agreements governing such Existing Project (or any longer period required by Applicable Law) or (ii) for New Projects, within the shorter of (x) the applicable cure periods set forth in Article 17 of this Agreement, or (y) the applicable cure periods set forth in the agreements governing such New Project (or any longer period required by Applicable Law), after notice of the failure, provided, that if the failure is not susceptible of being cured within the applicable period, Licensee shall have the right to extend such period for such additional period as is reasonable under the circumstances if the cure is being diligently pursued, and, in no event, will such additional period be more than eighteen (18) months.  If the Non-Controlled Owners’ Association does not cure such failure within the applicable cure period, then Licensee, upon the written request of Licensor, shall promptly issue default notices to the applicable Non-Controlled Owners’ Association and promptly take such actions as are required to Deflag the Project in accordance with the agreements governing such Project or as otherwise required by Applicable Law or this Agreement. If the applicable Non-Controlled Owners’ Association cures such failure prior to Deflagging in accordance with any cure rights provided in the agreements governing such Project, this Agreement or Applicable Law, then Licensee will have the right to cease Deflagging the Project and maintain the Project as part of the Licensed Business.  Projects Deflagged in accordance with this Section 7.5(a), including those Projects Deflagged after the Non-Controlled Owners’ Association’s failure to enter into a Non-Renewal Agreement, may become Unaffiliated Unbranded Shared Ownership Projects, at the option of Licensee.

(b)                                 If any Project that is controlled by a Non-Controlled Owners’ Association is not managed at any time during the Term by Licensee, its Permitted Affiliate or Permitted Sublicensee or a Management Company approved by Licensor, then, at Licensor’s election in its sole discretion, Licensee shall (i) promptly take such actions as are required to Deflag the Project in accordance with the agreements governing such Project or as otherwise required by Applicable Law or this Agreement, or (ii) use commercially reasonable efforts to enter into a sublicense agreement, in form and substance reasonably acceptable to Licensor, with such Non-Controlled Owners’ Association or Management Company, for the use of the Licensor Intellectual Property, Branded Elements and/or the System in connection with the management of the Project within sixty (60) days of written notice being delivered to Licensee by Licensor. If the Non-Controlled Owners’ Association and Licensee do not enter into such a sublicense agreement within sixty (60) days of written notice being delivered to Licensee by Licensor, Licensee, upon the written request of Licensor, shall promptly take such actions as are required to Deflag the Project in accordance with the agreements governing such Project or as otherwise required by Applicable Law or this Agreement.

(c)                                  The parties acknowledge and agree that notwithstanding any contrary provision of this Agreement, neither this Section 7.5 nor any other Section relating to failure of a Project to comply with applicable Brand Standards or actions to be taken with respect to a Project following a failure of a Project to comply with applicable Brand Standards, shall apply with respect to the Northstar Licensed Residential Project if (i) such failure, actions or inability to cure was due to occurrences in common areas, facilities, amenities or units managed, controlled or operated by a third party that is not an Affiliate of Licensee and (ii) Licensee, its Permitted Affiliates and Permitted Sublicensees have used their commercially reasonable efforts to exercise their rights against the applicable Management Company under the then -effective club affiliation agreement for the Northstar Licensed Residential Project.

Section 7.6                                    Customer Complaints.

(a)                                 If customers of the Licensed Business (i.e., Members, their guests, and transient rental guests at the Projects) call Licensor or its Affiliates to complain, raise concerns or discuss issues in any negative way regarding their experience with the Licensed Business, any Project or Licensed Club, Sales Facility or Marketing Facility (a “Complaint Call”), then Licensor or such Affiliate shall refer such customer to Licensee by (i) transferring such customer’s call to the telephone number designated by Licensee in a writing delivered to Licensor, (ii) giving such customer such designated telephone number, or (iii) listening to the Complaint Call, notifying Licensee of the content of the call and advising the complaining customer that Licensee will endeavor to contact him or her.

(b)                                 With respect to Complaint Calls involving a member of a Brand Loyalty Program other than a Member, Licensor may address the complaint itself in accordance with established procedures of the Brand Loyalty Program for resolving complaint calls and consistent with the treatment of complaint calls relating to Licensor’s Lodging Business.  Licensee shall reimburse Licensor or any of its Affiliates for the value of any points awarded to such complaining member or other costs reasonably incurred by Licensor or its Affiliates to resolve the Complaint Call, provided such resolution is consistent with the established procedures described above.  For the avoidance of doubt, nothing contained in this Section 7.6 shall obligate Licensor to incur any costs or expenses or grant or award any rights, points or privileges to any member on account of a Complaint Call.

ARTICLE 8

RESTRICTIONS AND LIMITATIONS ON CONDUCT OF LICENSED BUSINESS

Section 8.1                                    Offers and Sales of Shared Ownership Products.

(a)                                 Licensee must comply with the terms of this Agreement, the System, applicable Brand Standards, and Applicable Law in connection with the offer and sale of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects. Without limiting the foregoing, Licensee shall be required in connection with the offer and sale of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects to (i) comply with appropriate and commercially reasonable procedures and processes established by Licensor (and communicated to Licensee), or acceptable to Licensor, to prevent Licensee from doing business with prospective customers, Members, purchasers or other persons in contravention of Applicable Law; (ii) comply in all material respects with applicable existing and future condominium declarations, Owners’ Association documents and trust agreements, CC&Rs, zoning and land use restrictions, and property management agreements; (iii) use commercially reasonable efforts to ensure that all brokers, salespersons, marketers and solicitors (A) conduct themselves in a professional manner at all times, (B) conform to and abide by all Applicable Law, (C) maintain such licenses as may be required by Applicable Law, and (D) comply with the applicable Brand Standards; (iv) comply with Disclosed Territorial Restrictions that are in place as of the Effective Date in accordance with Section 5.5(a) of this Agreement; (v) comply in all respects with Licensor’s Privacy Policy; and (vi) not knowingly engage in any act or omission which is reasonably likely to diminish, impair or damage in any material respect the goodwill, name or reputation of Licensor, its Affiliates or Licensor Intellectual Property.

(b)                                 Licensee shall deliver or cause to be delivered to Licensor all applicable condominium and/or timeshare documentation, including, without limitation, the condominium declaration, public offering statement, form of purchase and sale agreement, Owners’ Association formation documents, rules and regulations, trust agreement, timeshare plan and all related documents and instruments (collectively, the “Offering Documents”) prior to commencement of sales activities with respect to any Licensed Shared

Ownership Project for the sole purpose of (i) ensuring that the Offering Documents properly reflect the relationship between Licensor and Licensee and Licensee’s right to use the Licensed Hyatt Marks thereunder and (ii) ensuring the Licensed Hyatt Marks are being used in compliance with the Brand Guidelines and the other Brand Standards, and shall continue to deliver those Offering Documents as they are amended, restated or modified in any manner involving the relationship between Licensor and Licensee, Licensee’s right to use the Licensed Hyatt Marks, and the presentation of the Licensed Hyatt Marks, from time to time prior to any such amendment, restatement or modification and, in any event, and to the extent applicable, prior to the filing of those applicable Offering Documents with any Governmental Authority.  The Offering Documents (and any amendments thereto) shall all be subject to the review and approval of Licensor prior to their filing with any Governmental Authority and prior to dissemination to prospective purchasers solely for the above-referenced purposes.  It is contemplated that form disclosures (consistent with the form disclosures attached as Exhibit G) shall be agreed to by Licensor and Licensee for inclusion in the then agreed-upon Offering Documents to properly reflect the relationship of Licensor and Licensee and Licensee’s right to use the Licensed Hyatt Marks and that such form disclosures will remain substantially consistent in the Offering Documents for each Project.  With respect to all Existing Projects, the parties have agreed prior to the Effective Date of this Agreement to the form of such disclosures and the specific Offering Documents which will include such form disclosures.  The same or similar form (with immaterial or non-substantive modifications and/or modifications required by Applicable Law) of approved disclosures will be used in the Offering Documents for New Projects to facilitate the approval of such Offering Documents by Licensor.  During the Term, Licensor may modify the form of disclosures to be used in the Offering Documents for New Projects in consultation with Licensee and the new form of disclosures will then be used in future Offering Documents unless and until it is modified again.  Licensor’s approval of any approval request shall be in accordance with the timing, review and approval procedures of Licensor for Marketing Content submitted by Licensee to Licensor pursuant to Sections 8.5(a) or 8.5(b) of this Agreement (except, in the case of this Section 8.1(b), addressed to such representative of Licensor has designated by Licensor from time to time in a writing delivered to Licensee).  Licensee shall not use the revised Offering Documents (or permit the revised Offering Documents to be used) until such changes have been approved by Licensor; provided, however, to the extent permitted by Applicable Law, Licensee may continue to use existing Offering Documents until the revised Offering Documents are approved by Licensor and the applicable Governmental Authority.  Licensee understands and agrees, however, that Licensor will review the Offering Documents solely for the above-referenced purposes and not for the benefit of any other Person, and that its review and approval will not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof, provided, however, that Licensor may withhold its approval if it notices any legal deficiency in the course of its review. The Offering Documents for New Projects will contain provisions that, to the extent permitted by Applicable Law and by the legal structure established for the New Project in the Offering Documents, allow Licensee, a Permitted Affiliate or a Permitted Sublicensee (and not the Owners’ Association) to control as much of the common areas and the shared facilities as reasonably practicable to enforce the Brand Standards. In addition prior to their filing with any Governmental Authority and prior to dissemination to prospective purchasers, the parties will agree upon which other documents governing the Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects will require Licensor’s review and approval for the above-referenced purposes.  Licensor hereby provides its written consent to the use of the Offering Documents as used by the Acquired Companies as of the Effective Date; provided, Licensor reserves the right to revoke any approval in the future upon providing reasonable advance notice to Licensee to this effect (along with Licensor’s proposed corrective action, if any) if Licensor reasonably believes the Offering Documents do not properly reflect the relationship between Licensor and Licensee and Licensee’s right to use the Licensed Hyatt Marks thereunder or that the Licensed Hyatt Marks are not being used in compliance with the Brand Guidelines and the other Brand Standards.  Notwithstanding the approval process for the Offering Documents set forth in this Section 8.1(b), (x) Licensor, upon Licensee’s reasonable request, agrees to review and approve Offering Documents on an expedited basis, and (y) with respect to any changes to any of the approved Offering Documents that Licensee reasonably believes are required by Applicable Law, Licensee may modify such Offering Documents in accordance with such requirements and use them prior to Licensor’s approval of such modifications, all in an effort to minimize delays or interruptions in the marketing and sale of Shared Ownership Products in connection with the Licensed Shared Ownership Business; provided, however, Licensee must still obtain Licensor’s approval in due course as provided herein.

(c)                                  Licensee shall, as part of the sales process, provide a disclosure to each prospective purchaser in the form attached as Exhibit G, subject to modifications required by Governmental Authorities for the subject jurisdiction or that are necessary to properly describe the subject Project, and have each purchaser acknowledge receipt of such disclosure in writing, which, among other things, discloses to prospective purchasers that (i) the Licensed Shared Ownership Business, including the Licensed Club, is owned and managed by Licensee, its Permitted Affiliates or Permitted Sublicensees; (ii) neither Licensor nor any of its Affiliates is the seller of the Licensed Shared Ownership Products or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project; and (iii) that the “Hyatt” name is used by Licensee pursuant to a license, and that if such license is revoked, terminated, or expires in accordance with the terms of this Agreement, Licensee shall no longer have the right to use the Licensed Hyatt Marks in connection with the Licensed Shared Ownership Business, the Licensed Club or the relevant Project. Licensee shall be permitted to incorporate such disclosure with other disclosures Licensee makes to prospective purchasers. Licensee will communicate the license arrangement to existing Members of the Existing Projects in a form (e.g., newsletter, press release, etc.) and with content mutually acceptable to Licensor and Licensee, within a reasonable time (not to exceed ninety (90) days) after the Effective Date.

 (d)                              Licensee will be permitted to use the Licensed Hyatt Marks on logoed collateral merchandise, such as golf shirts, other apparel and promotional items (collectively, “Logoed Merchandise”) that is provided solely to promote the Projects and solely through gift or retail shops located at Projects, Marketing Facilities or Sales Facilities or through Licensee’s Websites, all in a manner that is consistent with Licensee’s or its Affiliates’ use of the Licensed Hyatt Marks in such respect as of the Effective Date and with an overall level of quality of Logoed Merchandise that is consistent with the Upper-Upscale Brand Segment and Luxury Brand Segment, as applicable. Licensor acknowledges that the quality of and the manner in which the Acquired Companies and their Affiliates use the Logoed Merchandise at the Existing Projects as of the Effective Date is acceptable to Licensor provided, Licensor reserves the right to revoke any approval in the manner described in Section 8.5(a) of this Agreement.  Licensee acknowledges and agrees that (i) Licensor has not applied for and does not maintain registrations for the Licensed Hyatt Marks covering some or all of the Logoed Merchandise in any jurisdiction and has no obligation to apply for or maintain such registrations in the future; (ii) Licensor makes no representations or warranties regarding Licensee’s ability to use the Licensed Hyatt Marks on Logoed Merchandise in any jurisdiction or that Licensee’s use of the Licensed Hyatt Marks on Logoed Merchandise in any jurisdiction will not infringe, dilute or otherwise violate the trademark or other rights of any third party; (iii) Licensee’s use of the Licensed Hyatt Marks on Logoed Merchandise shall be at Licensee’s sole risk and cost and without recourse against Licensor or its Affiliates; (iv) Licensee shall not knowingly engage in any act or omission which is reasonably likely to diminish, impair or damage the goodwill, name or reputation of Licensor or its Affiliates or the Licensed Hyatt Marks, including without limitation by utilizing any facility which manufactures or assembles Logoed Merchandise in violation of the laws of the country in which such facility is located or in a manner that fails to comply with the International Labor Organization’s Minimum Age Convention No. 138 and the Worst Forms of Child Labour Convention No. 182 (“Illegal Facilities”); (v) Licensee will comply, at its sole expense, with all Applicable Law in connection with the manufacture, sale, marketing, and promotion of the Logoed Merchandise in the countries where such activities take place, including without limitation any prohibitions against Illegal Facilities; (vi) Licensee will provide Licensor with representative samples or mock-ups of proposed (and not previously approved) Logoed Merchandise and any associated packaging and displays for Licensor’s prior written approval before producing such Logoed Merchandise in accordance with the procedures set forth in Section 8.5 of this

Agreement and/or as part of the applicable Marketing Support Plan; (vii) at Licensor’s request, Licensee will promptly make any changes to its Logoed Merchandise or its uses of the Licensed Hyatt Marks on Logoed Merchandise that do not comply with this Section 8.1(d) so long as Licensee is permitted to exhaust reasonable quantities of the existing supply of such Logoed Merchandise; (viii) Licensee will use the Licensed Hyatt Marks on Logoed Merchandise in accordance with the then-current Brand Standards; and (ix) Licensee shall promptly cease use, distribution, promotion, marketing and sale of Logoed Merchandise bearing the Licensed Hyatt Marks in any jurisdiction where Licensor requests such use to cease as a result of a claim or challenge raised by a third party or if Licensor in its sole discretion believes such use is reasonably likely to diminish, impair or damage the goodwill, name or reputation of Licensor or its Affiliates or the Licensed Hyatt Marks and, to the extent applicable, has taken similar action in Licensor’s Lodging Business in such jurisdiction.

Section 8.2                                    Transient Rentals of Licensed Shared Ownership Units and Licensed Residential Units.

(a)                                 Subject to Section 9.2 of this Agreement, Licensee shall have the right to engage in the transient rental of inventory of Licensed Shared Ownership Units and Licensed Residential Units, respectively, (i) that is held for development and sale and owned by Licensee, its Permitted Affiliates, Permitted Sublicensees, an Owners’ Association or a third party with which Licensee or its Affiliates has entered into a Sublicense Agreement; (ii) that is controlled by Licensee, its Permitted Affiliate or Permitted Sublicensee as a result of Member participation in programmatic elements of Licensed Shared Ownership Products (e.g., exchange, banking, borrowing, Brand Loyalty Program trade, and similar programs); (iii) that is managed by Licensee, its Permitted Affiliate or Permitted Sublicensee with which Licensee or its Permitted Affiliate has entered into a Sublicense Agreement; or (iv) that is controlled by Licensee, its Permitted Affiliate, Permitted Sublicensee or an Owners’ Association as a result of Member default (e.g., maintenance fee defaults or financing defaults) pending foreclosure or cure in the ordinary course of business, in each case subject to Section 5.5 of this Agreement.  For the avoidance of doubt, nothing in this Agreement limits Licensee or any of its Affiliates from engaging in transient rental without the use of the Hotel Reservation System for Affiliated Unbranded Shared Ownership Projects or for Unaffiliated Unbranded Shared Ownership Projects.

(b)                                 If, after the first three (3) years following (i) the opening date of a Licensed Shared Ownership Project other than an Existing Project, or (ii) the completion date for expansion of any Licensed Shared Ownership Project (which, for the avoidance of doubt, includes the build-out of future phases of the Existing Projects described in Schedule 5.1(e)), Licensor has been notified of a legitimate concern or issue by an owner or manager of a Licensor Lodging Facility located in close proximity to such Project (an “Aggrieved Owner”) that, any Developer controlled or directed transient rental activity at such Project is such that the transient rental activity, which activity is materially greater than the transient activity projected based on the sales pace forecast submitted to Licensor as part of the approved New Project Application for such Project, is no longer an ancillary part of the Project, but rather is so prevalent that such Project’s operations are more consistent with a hotel or other lodging facility, a Residential Project or a Condominium Hotel, rather than a Shared Ownership Project (“Prevalent Transient Rental Activity”), then Licensor shall so notify Licensee of such Prevalent Transient Rental Activity.  As part of such notification, Licensor shall provide a detailed explanation of the legitimate concern or issue that needs to be resolved.  Within thirty (30) days of such notice, a meeting or a conference call shall occur between representatives of Licensor and Licensee to attempt to reach an understanding as to the nature of such concern or issue and what actions need to be undertaken by Licensee to reduce the amount of such transient rental activity and/or otherwise modify the operations of such Project with respect to the significant amount of transient rental activities.  As part of these discussions, the parties shall take into account (i) whether and to what extent such Prevalent Transient Rental Activity affects an existing territorial protection granted by Licensor or its Affiliates to such Aggrieved Owner, and whether such protection has been previously disclosed to Licensee, (ii) the general economic or financial market conditions in the location of such Project, (iii) the

Shared Ownership Product sales activity at such Project, including, as of the date of determination, the percentage sell out, the sales pace, the time period in which existing sales have occurred and the estimated time period for the sell out the remainder of such Project, (iv) the timeshare sales activity in the market generally, (v) the nature of the relationship between Licensor and the Aggrieved Owner that has notified Licensor of the concern or issue, (vi) the likelihood that the Aggrieved Owner’s business at the subject Licensor Lodging Facility will be adversely affected as a direct result of such Developer’s transient rental activities at such Project, and (vii) and any other factors outside the control of Licensee, its Permitted Affiliates and applicable Permitted Sublicensees.  In their discussions, Licensor and Licensee shall consider the following possible corrective actions to resolve this issue:  (x) moving an agreed upon percentage of transient rental business for such Project from the Hotel Reservation System to Licensee’s Websites or other approved channels, (y) reducing the amount of transient rental activity at such Project, in consideration for Licensor agreeing to eliminate or reduce any Rental Royalty Fee for rentals at such Project, or (z) if as a result of this issue, Licensee is restricted from rental of unsold inventory and the Project is experiencing poor sales, then consider Deflagging such Project and designating, as determined by Licensee, whether it will be an Affiliated Unbranded Shared Ownership Project or Unaffiliated Unbranded Shared Ownership Project, subject to their respective limitations set forth in this Agreement.

(c)                                  If no corrective action is taken by Licensee regarding a Prevalent Transient Rental Activity, or the corrective action taken by Licensee does not resolve such Aggrieved Owner’s concern or issue with respect to such Prevalent Transient Rental Activity, and such Aggrieved Owner escalates such concern or issue such that such Aggrieved Owner has threatened, in writing, Licensor with a valid claim to terminate the franchise agreement or hotel management agreement, as applicable, between Licensor or its Affiliate and such Aggrieved Owner, then, upon the written request of Licensor, Licensee, at its expense, shall promptly take such actions as are directed by Licensor, which may include any of the actions described in Section 8.2(b) above and the right to require Licensee to Deflag such Project in accordance with the agreements governing such Project or as otherwise required by Applicable Law or this Agreement.

Section 8.3                                    No Affiliation with Other Brands.

(a)                                 Except as otherwise expressly agreed to in this Agreement or in the other Transaction Agreements, neither Licensee, whether itself or through an Affiliate (including any Permitted Affiliate), nor any Permitted Sublicensee of, and with respect to a Project, shall affiliate with or use the Licensor Intellectual Property in conjunction, or association, with any brand, trademark, product, service, or business other than the Licensed Business which is the subject of this Agreement, or use the Licensor Intellectual Property in a way that could reasonably be interpreted as endorsing, or suggesting affiliation with, any other brand, mark, product, service or business, other than (i) marketing alliances, exchange affiliations or other affiliations that are consistent with the practice of the Acquired Companies and their Affiliates prior to the Effective Date, as reasonably demonstrated by Licensee, or (ii) other marketing alliances, exchange affiliations and similar arrangements approved by Licensor in the then-effective Marketing Support Plan or otherwise in accordance with the timing, review and approval procedures of Licensor for Marketing Content pursuant to Sections 8.5(a) and (b) of this Agreement.  Licensor shall take into account industry practices in the Upper-Upscale and Luxury Brand Segments of the Shared Ownership Business in making its approval determination; provided, however, Licensor may withhold its approval of new marketing alliances, exchange affiliations and similar arrangements to the extent such arrangements (x) violate any then-existing contractual arrangement of Licensor or its Affiliates, (y) in Licensor’s reasonable determination would be reasonably likely to diminish, impair or damage in any material respect the goodwill, name or reputation of Licensor or its Proprietary Marks, or (z) in instances where the Licensed Hyatt Marks are used in connection with such arrangements, Licensee, its Permitted Affiliate or Permitted Sublicensee has not taken reasonable steps for appropriate brand separation sufficient to avoid customer confusion.   As part of Licensor’s consideration of any marketing alliances, exchange affiliations and similar arrangements presented to it for approval, Licensor shall take into account (A) Licensee’s need to promote the benefits and services of the Licensed Shared Ownership Business to Members and prospective Members and to add additional benefits or services thereto in order to remain competitive with Licensor SOI Competitors, and (B) whether such proposed promotion or additional benefit or service will diminish, impair or damage in any material respect the goodwill, name or reputation of Licensor or any of the Proprietary Marks.

(b)                                 Subject to Article 2 of this Agreement, nothing in this Agreement is intended to prevent Licensee or its Affiliates from creating, developing, operating, licensing, or managing any of its own existing brands or systems or a brand or brands that Licensee or its Affiliates may develop or acquire subsequent to the Effective Date for (i) Shared Ownership Projects or Shared Ownership Products, subject to Sections 5.2 and 8.4 of this Agreement, (ii) a Lodging Business, or (iii) a Whole Ownership Residential Business; provided, however, that as set forth in this Agreement, Licensee shall not use the Licensor Intellectual Property, the System, the Licensor Confidential Information or the Branded Elements in connection with any business other than the Licensed Business, except as otherwise expressly agreed to in this Agreement or in the other Transaction Agreements.

(c)                                  Except as otherwise expressly agreed to in this Agreement or in the other Transaction Agreements, Licensee, whether itself, through an Affiliate (including any Permitted Affiliate) or a third party sublicensee of Licensee (including any Permitted Sublicensee) shall not establish or operate a Sales Facility or a Marketing Facility at any hotel or resort owned, operated, or franchised by any Person other than Licensor or its Affiliates for the offering of mini-vacs or other marketing or lead generation programs, other than (i) Sales Facilities or Marketing Facilities in place as of the Effective Date, as described on Schedule 8.3(c), or (ii) Sales Facilities and/or Marketing Facilities at a hotel or resort owned, operated or franchised by (x) Licensor or its Affiliates, (y) Licensee or its Affiliates, provided Licensee, its Permitted Affiliates and Permitted Sublicensees have taken reasonable steps for appropriate brand separation sufficient to avoid customer confusion have been taken, or (z) Persons other than Licensor or its Affiliates or Licensee or its Affiliates, provided such location is commercially reasonable and suitable for offering of lead generation programs and Licensee, its Permitted Affiliates and Permitted Sublicensees have taken reasonable steps for appropriate brand separation sufficient to avoid customer confusion and Licensed Hyatt Marks will be used only for identification purposes; provided, that any Sales Facilities and/or Marketing Facilities described in subsection (ii) must be approved by Licensor in the then-effective Marketing Support Plan or otherwise in accordance with the timing, review and approval procedures of Licensor for Marketing Content pursuant to Sections 8.5(a) and (b) of this Agreement.  Licensor shall take into account industry practices in the Upper-Upscale and Luxury Brand Segments of the Shared Ownership Business in making its approval determination; provided, however, Licensor may withhold its approval of Sales Facilities and/or Marketing Facilities to the extent such Sales Facilities or Marketing Facilities (A) violate any then-existing contractual arrangement of Licensor or its Affiliates, (B) in Licensor’s reasonable determination would be reasonably likely to diminish, impair or damage in any material respect the goodwill, name or reputation of Licensor or its Proprietary Marks, or (C) in instances where the Licensed Hyatt Marks are used in connection with such programs, Licensee, its Permitted Affiliate or Permitted Sublicensee has not taken reasonable steps for appropriate brand separation sufficient to avoid customer confusion.

Section 8.4                                    Shared Ownership Business Under Other Brands and Other Limitations.

(a)                                 Subject to Section 8.3 of this Agreement, Licensee may engage in a Shared Ownership Business under or in connection with brands other than the Licensed Hyatt Marks or on an unbranded basis, provided that:

(i)                                     During the Exclusivity Period, neither Licensee, whether itself or through an Affiliate (including any Permitted Affiliate), nor any Permitted Sublicensee of, and with respect to a Project, shall be permitted to use a Lodging Competitor Brand or a brand of any Licensor SOI Branded Competitor in conjunction with the developing, selling or marketing aspects of the Shared Ownership Business operated in the Upper-Upscale Brand Segment or Luxury Brand Segment; provided, further, the foregoing prohibition shall not apply with respect to the use of Lodging Competitor Brands or brands of a Licensor SOI Branded Competitor in conjunction solely with a Deflagged Project (which Project was Deflagged for any reason other than due to an uncured default within the control of Licensee, its Permitted Affiliates or Permitted Sublicensees). Licensee’s engagement in any aspect of the Shared Ownership Business with any Lodging Competitor, any Licensor SOI Branded Competitor or any Licensor SOI Competitor may not involve or utilize in any way the Licensor Intellectual Property, the Branded Elements or the System, and Licensee shall not use, share or discuss Licensor Confidential Information with or for the benefit of Licensee’s business related to any Lodging Competitor, Licensor SOI Branded Competitor or Licensor SOI Competitor.

(ii)                                  Without limiting Section 8.4(a)(i) above, no Projects may be operated by Licensee, whether itself or through an Affiliate, or by a Permitted Sublicensee of, and with respect to a Project, under another brand or on an unbranded basis unless: (A) such Project is removed from the System by Licensee in good faith for failure of an Owners’ Association to comply with the management agreement (whether by failure to provide adequate funds to maintain the Brand Standards or otherwise); (B) an Owners’ Association terminates its management agreement with Licensee or refuses to renew the management agreement on the then-current terms and conditions; (C) Licensor terminates Licensee’s right to operate such Project in accordance with this Agreement; or (D) Licensee terminates its right to operate such Project in accordance with Section 8.4(a)(iii) below. A Project is removed from the System for purposes of this Section 8.4 when no customer-facing sales assets or facilities that contain or display any of the Licensor Intellectual Property are used by Licensee at or for such Project (including phone numbers, websites, domain names, screen names, social networking names and email addresses) and no Branded Elements or Licensor Intellectual Property are used to promote, market or sell any other product or service at or for the Project. Licensee’s failure to comply with subsections (A) through (D) above shall be a default under this Agreement with respect to the applicable Project only and will result in Licensee failing to have met the conditions precedent to converting the Project to another brand.  Licensor and Licensee acknowledge that an agreed upon System Removal Agreement or a Non-Renewal Agreement, as applicable, will be necessary in order to comply with the requirements set forth above to remove a Project from the System for purposes of this Section 8.4.

(iii)                               Except as set forth in Section 8.4(a)(ii)(A) or (B) above, no Project may be voluntarily removed from the System and/or any Licensed Club and/or otherwise Deflagged by Licensee, its Permitted Affiliate or Permitted Sublicensee without (A) the prior written consent of Licensor, which may be withheld, conditioned, delayed or denied in its sole discretion; provided, however, Licensor may not withhold, condition, delay or deny its consent if (x) Licensee has made a commercially reasonable determination to sell such Project based on such Project performing at a level which is a material deviation from the plan submitted and approved as part of the approval process described in Section 5.2 of this Agreement, or (y) Licensee has reasonably determined that maintaining the Project in the System or a Licensed Club would violate Applicable Law, or (B) the payment of a termination fee calculated in accordance with this Section 8.4(a)(iii).  Licensee acknowledges and confirms that Licensor will suffer substantial damages as a result of the voluntary termination of a Project before the Term expires due to a default of this Section 8.4(a)(iii).  Some of those damages include lost Royalty Fees, lost goodwill, and lost opportunity costs.  Licensor and Licensee acknowledge that such damages are difficult to estimate accurately and proof of such damages would be burdensome and costly, although such damages are real and meaningful to Licensor.  Therefore, upon a voluntary termination of a Project before the Term expires for a violation of this Section 8.4(a)(iii), Licensee agrees to pay Licensor, within thirty (30) days after the date of such termination, liquidated damages in a lump sum equal to the product of (x) the average annual Royalty Fees owed by Licensee to Licensor with respect to such Project during the three (3) years prior to the month of termination, to the extent available (and to the extent not available, the annual Royalty Fees projected in the sales forecast submitted to Licensor for such Project as part of the New Project Application for the period of time (if any) for which no such actual Royalty Fee amount is available), times (y) five (5) or the number of whole years remaining in the Term, whichever is less.  Licensee agrees that the liquidated damages calculated under this Section 8.4(a)(iii) represent the best estimate of Licensor’s brand damages arising from a termination of the Project before the Term expires. Licensee’s payment of the liquidated damages to Licensor will not be considered a penalty but, rather, a reasonable estimate of fair compensation to Licensor for the brand damages Licensor will incur because of the early termination.  Licensee acknowledges that Licensee’s payment of liquidated damages is full compensation to Licensor only for brand damages resulting from the early termination of the Project and is in addition to, and not in lieu of, Licensee’s obligations to pay other amounts due to Licensor under this Agreement as of the date of termination and to comply strictly with the de-identification procedures of Article 17 and Licensee’s other post-termination obligations.  If any Applicable Law limits Licensee’s obligation to pay and Licensor’s right to receive, the liquidated damages for which Licensee is obligation under this Section 8.4(a)(iii), then Licensee shall be liable to Licensor for any and all brand damages Licensor incurs, now or in the future, as a result of Licensee termination of the Project.  For the avoidance of doubt, none the above liquidated damages shall be applied to any Exclusivity Test Target or Target Aggregate GSP, for purposes of Section 2.3(b) and Section 4.2 of this Agreement, respectively.

(b)                                 Nothing in this Agreement is intended to prevent Licensee’s Affiliate, Interval International, Inc., or any of its subsidiaries, from continuing to use Licensor SOI Competitor Marks or any other marks or brands of any Lodging Business or Whole Ownership Residential Business (i) to the extent necessary to designate individual properties or products made available to participate in Exchange Programs administered by such Affiliate or its subsidiaries, or (ii) for general Shared Ownership Business management operations, exchange company operations, reservation servicing, loan servicing, and collections operations.

Section 8.5                                    Marketing Arrangements.

(a)                           All Marketing Content and all other communications that will be used in connection with the marketing or sale of Licensed Shared Ownership Products, Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, any Licensed Club or otherwise contain Licensed Hyatt Marks, including those items resulting from Marketing Support Services and Customer Analytics Services, must comply with Applicable Law (including Data Protection Laws), Licensor’s Privacy Policy, and the applicable Brand Standards at all times.  Licensor acknowledges and agrees that all Marketing Content being used as of the Effective Date in connection with the marketing and sale of Shared Ownership Products at the Existing Projects comply with the current Licensor’s Privacy Policy and the current Brand Standards.  All Marketing Content proposed or developed for the marketing and sale of the Licensed Shared Ownership Products, Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, a Licensed Club or otherwise containing Licensed Hyatt Marks, must be approved by Licensor prior to its use in one of the following manners:

(i)                                     all Marketing Content which was prepared by or provided by Licensor to Licensee shall be deemed approved;

(ii)                                  all Marketing Content prepared in conformity with templates that have previously been approved by Licensor (and such approval has not been revoked), together with any changes to such templates that are immaterial in nature and do not modify any presentation of Licensed Hyatt Marks on such templates, shall be deemed approved;

(iii)                               all Marketing Content prepared in a manner agreed upon in the Marketing Support Plan then in effect;

(iv)                              all Marketing Content approved in the manner provided in Section 8.5(b) below (and such approval has not been revoked); and

(v)                                 all Marketing Content that has been previously approved by Licensor (and such approval has not been revoked) may be used thereafter in accordance with the terms of this Agreement without further review by Licensor if there have been no material changes in the format or language used in, or scope or manner of uses of, such Marketing Content;

provided, that all such Marketing Content is used in conformity with the intended and approved scope of use of such Marketing Content, including the frequency and duration of use, distribution channels, geographic locations, markets, types of intended recipients, etc.  Notwithstanding the foregoing to the contrary, Licensor may revoke any approval, and Licensee, its Permitted Affiliates and Permitted Sublicensees must discontinue using any previously approved Marketing Content and engaging in any previously-approved programs within the timeframe Licensor reasonably specifies after Licensee receives written notice from Licensor, which notice shall specify the reasons for such revocation.  Licensee shall be permitted to exhaust reasonable quantities of previously prepared stock materials and shall have a reasonable period of time to remove or otherwise replace non-stock materials in use at such time.

(b)                           Licensee may submit to Licensor (addressed to such representative of Licensor has designated by Licensor from time to time in a writing delivered to Licensee) by FedEx, UPS or other reputable overnight delivery service, by certified mail, return receipt requested, or by electronic mail for its prior written approval, samples of all such Marketing Content, together with a brief description of the intended scope of use of the Marketing Content, including the frequency and duration of use, distribution channels, geographic locations, markets, types of intended recipients, etc.  If Licensor does not respond to Licensee’s request within ten (10) Business Days after Licensee’s delivery of any such approval request, Licensee may follow-up with a request for written confirmation from Licensor of its disapproval and objections (such follow-up request will include the following statement on the envelope, on the cover page of the request or on the subject line of the electronic mail: “URGENT — MATERIALS DEEMED APPROVED IF NO RESPONSE IS PROVIDED”).  Within five (5) Business Days following any such follow-up request by Licensee, Licensor shall respond with a notice to Licensee stating specifically the deficiencies in Licensee’s request, with detail sufficient for Licensee to cure or correct the matters in question to the standard reasonably required by Licensor.  Following Licensee’s submission of a request revised to address Licensor’s objections, Licensor shall have five (5) Business Days to approve or disapprove the new submission, and the parties will continue the process of Licensor’s comment (within five (5) Business Days following each submission by Licensee) and Licensee’s revision until Licensor reasonably approves the request, as amended, by Licensee.  If Licensor fails to respond within any five (5) Business Day period allowed in the process described above, then Licensor shall be deemed to have approved the most recently revised request submitted by Licensee.

(c)                            None of Licensee, its Permitted Affiliates or Permitted Sublicensees may use any video or photography of any Licensor Lodging Facility or any part thereof in connection with any Marketing Content or otherwise, without the prior written approval of Licensor, except for any then-current video or photography obtained through Licensor’s “Brand Manager” online manual (or successor program).  Notwithstanding anything in this Section 8.5 to the contrary, Licensor may reject, in its sole discretion, any

Marketing Content that uses or contains any video or photography of any Licensor Lodging Facility or any part thereof not authorized pursuant to this Section 8.5(c).  Licensor hereby provides its written consent to the use of the video or photography as used by the Acquired Companies as of the Effective Date; provided, Licensor reserves the right to revoke any approval in the manner described in Section 8.5(a) above.  If an approval is revoked by Licensor, then Licensee shall have a reasonable period of time to remove and replace such video or photograph with an approved video or photograph.

(d)                           Notwithstanding anything in this Section 8.5 to the contrary, Licensor’s review and approval of any Marketing Content shall not constitute any judgment or determination by Licensor that such Marketing Content is in compliance with all Applicable Law.

(e)                            Subject to Licensor’s requirements and at Licensee’s expense, Licensee, at its sole option, may conduct local and regional marketing, advertising and promotional programs. Licensee shall pay Licensor the reasonable fees that Licensor periodically establishes for optional marketing, advertising and promotional materials and other Marketing Content Licensee orders from Licensor for these programs.  Licensee must conduct these programs in conformance with Brand Standards. All Marketing Content used in such programs must be approved in advance by Licensor pursuant to Sections 8.5(a) or (b) above.  Licensee may not use any advertising, marketing, promotional, or public relations materials and other Marketing Content or engage in any programs that Licensor has not approved or has disapproved and must discontinue using any previously-approved materials and engaging in any previously-approved programs within the timeframe Licensor specifies after Licensee receives written notice from Licensor.

(f)                             Licensee shall provide Licensor with representative samples of any advertising, marketing, promotional, or public relations materials and other Marketing Content associated with Licensee’s marketing initiatives and programs, as reasonably requested by Licensor.

(g)                                  With the exception of Exchange Programs for which the limitations set forth in clauses (i) and (ii) below do not apply, Licensee, whether itself or through an Affiliate or Permitted Sublicensee, may only enter into marketing arrangements with respect to the Licensed Business with third parties, and may only make available to Members those products and services, (i) that are consistent with the brand positioning of the Licensed Business and, with respect to such marketing arrangements, are in compliance with the Brand Standards or (ii) that are in place or in use as of the Effective Date, and any like replacements for such products and services; provided, however, notwithstanding anything herein to the contrary, Licensee, whether itself or through an Affiliate or Permitted Sublicensee, shall not enter into marketing arrangements which involve any of the Licensed Hyatt Marks with Lodging Competitors, companies that offer gaming services or credit, charge or debit cards (with the meaning of 12 C.F.R. 226.2(a)(15). Licensor may object if Licensor becomes aware of any marketing arrangement with respect to the Licensed Business with third parties that Licensor believes is not in compliance with the Brand Standards. Licensor will notify Licensee of such objection providing reasonable specificity with respect to the specific marketing arrangement and the Brand Standard that is violated, and the parties will cooperate and engage in discussions and attempt to agree on modifications to such practice(s) so that such practice(s) will be in compliance with any Brand Standard that was violated.  Following such discussions, Licensor shall have the right to cause Licensee to terminate any such program or arrangement in the event Licensor reasonably believes that such program or arrangement continues to fail to comply with the specified Brand Standard.

(h)                                 Except as otherwise permitted pursuant to the Marketing Support Plan then in effect or otherwise approved by Licensor in advance, Licensee shall not list, promote or rent any Licensed Shared Ownership Unit or Licensed Residential Unit inventory, for transient rental that is controlled or owned by Licensee, whether itself or through an Affiliate or Permitted Sublicensee, through any distribution or marketing channels operated under, or prominently associated with, a Lodging Competitor Brand.

(i)                                     Attached as Schedule 8.5(i) is a list of promotional, marketing or other alliance programs in place as of the Effective Date that the parties agree impose restrictions and requirements that may apply to the Licensed Business. Licensee shall comply with all restrictions and requirements set forth in such promotional, marketing or other alliance programs in place as of the Effective Date to the extent they apply to Licensee following the Effective Date.  The parties will discuss future promotional, marketing or other alliance programs as part of the first (and any future) approved Marketing Support Plan.  Licensor agrees that prior to entering into any new promotional, marketing or other alliance program, Licensor shall consult with Licensee with respect to those that are reasonably likely to create a more than de minimis adverse impact on Licensee’s ability to market or sell Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects or to operate the Licensed Business.  To the extent the parties determine that such new program may create more than a de minimis adverse impact on Licensee’s ability to operate the Licensed Business or to market and sell applicable products, then Licensor shall use all commercially reasonable efforts to exclude the Licensed Business from the proposed program.

(j)                                    The distribution, marketing and advertising channels for all Projects shall be consistent in all material respects with the positioning of the Licensed Business and Licensor Lodging Facilities in the Upper-Upscale Brand Segment and Luxury Brand Segment. The parties agree to conduct reviews of such channels no less often than annually at the Annual Marketing Support Meeting.

(k)                                 Nothing in this Agreement is intended to prevent (i) the use of the Licensed Hyatt Marks by Licensee’s Affiliate, Interval International, Inc. or Parent for business development or investor presentations; provided such use is a manner materially consistent with the practices previously approved by Licensor, or (ii) Licensee’s Affiliate, Interval International, Inc., or any of its subsidiaries, from continuing to use the Licensed Hyatt Marks to the extent necessary to designate individual properties made available to participants in Exchange Programs administered by such Affiliate or its subsidiaries, or (otherwise permitted pursuant to any affiliation agreement between such Affiliate or its subsidiaries, and any of the Acquired Companies or their Affiliates); provided, however, to the extent any use of the Licensed Hyatt Marks requires the prior approval of an Acquired Company or its Affiliate, such use must also have been approved by Licensor in a manner provided in Sections 8.5(a) or (b) above.  The parties agree that all such affiliation agreements as of the Effective Date are described on Schedule 8.5(k).

Section 8.6                                    Licensed Clubs.

(a)                                 Licensee must comply with the terms of this Agreement, the System, the applicable Brand Standards, and Applicable Law in connection with the operation of any Licensed Club. Without limiting the foregoing, Licensee shall be required in connection with the operation of a Licensed Club to (i) comply with appropriate and commercially reasonable procedures and processes established by Licensor (and communicated to Licensee), or acceptable to Licensor, to prevent Licensee from doing business with Members in contravention of Applicable Law; (ii) comply in all material respects with applicable Club Documents; (iii) comply with Disclosed Territorial Restrictions relating to or associated with hotels, resorts, lodging facilities and Residential Projects operated under brands owned or controlled by Licensor or its Affiliates that are in place as of the Effective Date in accordance with Section 5.5(a) of this Agreement; (iv) comply in all respects with Licensor’s Privacy Policy; and (v) not knowingly engage in any act or omission which is reasonably likely to diminish, impair or damage the goodwill, name or reputation of Licensor, its Affiliates or Licensor Intellectual Property.

(b)                                 Any Licensed Club must meet, and the Club Documents for such Licensed Club must provide for, the following requirements:

(i)                                     All Shared Ownership Projects in the Licensed Club must comply with standards, specifications, policies and procedures to ensure that all Projects in such Licensed Club that are designed, constructed, maintained, operated, managed and marketed in a first class manner consistent with the Upper-Upscale Brand Segment and Luxury Brand Segment (as modified from time to time to conform to modifications made to Brand Standards in accordance with Section 6.2 above, the “Club Standards”), which, in all instances, other than with respect to use of the “Hyatt” name, shall conform with the Brand Standards;

(ii)                                  Subject to Section 8.7 of this Agreement, only Licensed Projects and Affiliated Unbranded Shared Ownership Projects authorized pursuant to Section 5.2 of this Agreement may be included in a Licensed Club, either as a component site or as an affiliated site, to the extent then applicable, and, unless and until Deflagged, all such Projects will be included in a Licensed Club, unless otherwise agreed to by Licensor, in its reasonable discretion;

(iii)                               The Licensed Projects and Affiliated Unbranded Shared Ownership Projects authorized pursuant to Section 5.2 of this Agreement must be removed by Licensee from the Licensed Club in the event such Project does not comply with the Club Standards, subject to the provisions of Section 18.1(a) of this Agreement; and

(iv)                              Shared Ownership Units at Affiliated Unbranded Shared Ownership Projects shall not be included on the Hotel Reservation System for transient rental (unless otherwise agreed to under the Hotel Reservation System Services Agreement or otherwise approved by Licensor in writing) and access to the Brand Loyalty Program shall be limited as provided in the Gold Passport Participation Agreement.

(c)                                  Licensee shall enforce the Club Standards with respect to all Projects that are included therein.  Club Standards may not be amended, modified, waived or other changed without the prior written consent of Licensor, except to conform to applicable changes to the Brand Standards.

(d)                                 Licensee shall deliver or cause to be delivered to Licensor all applicable Club Documents  and any amendments thereto, for all Licensed Clubs for the sole purpose of ensuring that (i) the Club Documents properly reflect the relationship between Licensor and Licensee and Licensee’s right to use the Licensed Hyatt Marks thereunder, (ii) the Club Documents are in compliance with Section 5.2(d) and Section 8.6(b) above, and (iii) the Licensed Hyatt Marks are being used in compliance with the Brand Guidelines and the other Brand Standards, and shall continue to deliver those Club Documents as they are amended, restated or modified in any manner involving the above-referenced purposes the relationship between Licensor and Licensee, Licensee’s right to use the Licensed Hyatt Marks, and, in any event prior to use, and to the extent applicable, prior to the filing of those applicable Offering Documents with any Governmental Authority.  The Club Documents (and any amendments thereto) shall all be subject to the review and approval of Licensor prior to filing with any Governmental Authority and prior to dissemination to prospective purchasers or Members solely for the above-referenced purposes.  It is contemplated that form disclosures (consistent with the form disclosures attached as Exhibit G) shall be agreed to by Licensor and Licensee for inclusion in the then agreed-upon Club Documents to properly reflect the relationship of Licensor and Licensee and Licensee’s right to use the Licensed Hyatt Marks and that such form disclosures will remain substantially consistent in the Club Documents for each Licensed Club.  Licensor’s approval of any approval request shall be in accordance with the timing, review and approval procedures of Licensor for Marketing Content submitted by Licensee to Licensor pursuant to Sections 8.5(a) or 8.5(b) of this Agreement (except, in the case of this Section 8.6(d), addressed to such representative of Licensor has designated by Licensor from time to time in a writing delivered to Licensee).  Licensee shall not use the revised Club Documents (or permit the revised Club Documents to be used) until such changes have been approved by Licensor; provided, however, to the extent permitted by Applicable Law, Licensee may continue to use existing Club Documents until any revised Club Documents are approved by Licensor and the applicable Governmental Authorities.  Licensee understands and agrees, however, that Licensor will review the Club Documents solely for the above-referenced purposes and not for the benefit of any other Person, and that its review and approval will not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof, provided, however, that Licensor may withhold its approval if it notices any legal deficiency in the course of its review. In addition prior to their filing with any Governmental Authority and prior to dissemination to prospective purchasers or Members, the parties will agree which other documents governing the Licensed Clubs will require Licensor’s review and approval for the above-referenced purposes.  Licensor hereby approves and provides its written consent to the use of the Club Documents as used by the Acquired Companies as of the Effective Date; provided, Licensor reserves the right to revoke any approval upon providing reasonable advance notice to Licensee to this effect (along with Licensor’s proposed corrective action, if any) if Licensor reasonably believes the Club Documents are not in compliance with Section 5.2(d) or Section 8.6(b) above or that the Licensed Hyatt Marks are not being used in compliance with the Brand Guidelines and the other Brand Standards.

Section 8.7                                    Affiliation of Third Party Shared Ownership Projects with Licensed Club After Exclusivity Period.   If the exclusivity granted in Section 2.1 of this Agreement shall become non-exclusive and the restrictions and limitations on Licensor and its Affiliates in Section 2.2 of this Agreement shall cease for any reason, Licensee agrees that, after the Exclusivity Period, Licensor, its Affiliates and its proposed third party franchisees and licensees, owners, managers and other parties that use any of the Licensor Intellectual Property, the Branded Elements, the System, and any other Licensor trademarks containing the word “Hyatt” that may be developed by Licensor for use after the Exclusivity Period in the Shared Ownership Business (collectively, “Non-Exclusive Shared Ownership Developers”), shall have the right to affiliate all Shared Ownership Projects developed, operated, managed or licensed by Non-Exclusive Shared Ownership Developers using the Licensor Intellectual Property, the Branded Elements and the System (each, a “Third Party Shared Ownership Project”) with (x) any Licensed Club that uses the Licensed Hyatt Marks or (y) such other Licensed Club as may be agreed upon by Licensor and Licensee, subject to the following:

(a)                                 The applicable Non-Exclusive Shared Ownership Developer shall provide Licensee with an application for the Third Party Shared Ownership Project proposed by it to be affiliated with the Licensed Club (“Club Affiliation Application”). The Club Affiliation Application shall contain information substantially similar to that contained in a New Project Application. The form of Club Affiliation Application may be modified by Licensor or Licensee as required for compliance with Applicable Law or as mutually agreed by the parties hereto.  Simultaneously with the submission of a Club Affiliation Application, the Non-Exclusive Shared Ownership Developer shall pay to Licensee a non-refundable application fee (a “Club Application Fee”) equal to $25,000 (as adjusted by the CPI Index as of the date of submission of the Club Application Fee) per proposed Third Party Shared Ownership Project.

(b)                                 Licensee may reject a proposed Third Party Shared Ownership Project if, in its reasonable discretion:

(i)                                     Licensee determines that the proposed Third Party Shared Ownership Project does not meet the applicable Club Standards related to construction and design;

(ii)                                  Licensee determines that the location of the proposed Third Party Shared Ownership Project (A) jeopardizes the commercial viability of (x) a proposed New Project that is being actively pursued by Licensee (and “active pursuit” shall commence upon the initiation of negotiations for a letter-of-intent with respect to such proposed New Project and shall continue until the earlier of the opening day of such facility or the abandonment of such facility), or (y) any Project, (B) creates geographic demand imbalance for a Licensed Club, as reasonably determined by Licensee on a Non-discriminatory Basis, or (C) is not consistent with Club Standards;

(iii)                               Licensee determines that the affiliation of the proposed Third Party Shared Ownership Project would breach, or be reasonably likely to breach, any territorial and other contractual restrictions applicable to Licensee or its Affiliates that are in effect on the date of submission of the Club Affiliation Application, or restrictions imposed by Applicable Law on Licensee and its Affiliates;

(iv)                              In the event Licensor proposes to delegate the authority to develop, market, sell and/or operate the proposed Third Party Shared Ownership Project to (A) a Non-Exclusive Shared Ownership Developer which involves a co-investor with Licensor or (B) a third-party Non-Exclusive Shared Ownership Developer, and Licensee determines that such co-investor or third-party (I) is known in the community as being of bad moral character, (II) has been convicted in any court of a felony or other criminal offense that resulted in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date by the CPI Index) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses), (III) is, or has an Affiliate that is, a Specially Designated National or Blocked Person, (IV) with respect to co-investors or third parties that have a Controlling Interest in a Non-Exclusive Shared Ownership Developer, does not have, in Licensee’s judgment, the necessary business experience and know-how to operate the Third Party Shared Ownership Project and meet the Club Standards, or (V) is otherwise deemed unsatisfactory to Licensee after a review conducted according to its then current procedures, including review of criteria and requirements regarding development and maintenance of the proposed Third Party Shared Ownership Project, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees and other factors concerning such individuals that Licensee deems relevant in its reasonable business judgment; provided, that such review and investigation is on the same basis in which Licensee reviews and investigates its proposed third party sub-licensees;

(v)                                 Licensee determines that the proposed Third Party Shared Ownership Project is not adequately capitalized;

(vi)                              Licensee does not approve of any of the Project Services Agreements with respect to the proposed Third Party Shared Ownership Project; provided, however, unless changes are required to comply with Applicable Law, Licensee may not reject the proposed Third Party Shared Ownership Project on this basis if any agreement or document referred to above in this Section 8.7(b)(vi) is in substantially the same form previously approved or used by Licensee in a third party transaction (or in a modified form, provided any such modifications are immaterial or non-substantive in nature); or

(vii)                           Licensee reasonably determines that the proposed Third Party Shared Ownership Project would impose significant additional regulatory compliance requirements on Licensee, its Affiliates or a Licensed Club.

(c)                                  For a period of up to one hundred and twenty (120) days prior to submission of a Club Affiliation Application, Licensor shall have the right to seek prior written confirmation from Licensee on a confidential basis that any proposed Third Party Shared Ownership Project will not be rejected for the failure to satisfy the conditions described in clauses (ii) or (iii) of Section 8.7(b) above.  Licensee shall review Licensor’s request for written confirmation and respond in writing to Licensor within thirty (30) days after Licensee’s receipt of such request.  Any such solicitation of confirmation, which must be made by Licensor in good faith and solely with respect to any proposed Third Party Shared Ownership Project that it has legitimate and documented interest in pursuing, by itself, will not trigger the obligation to pay the Club Application Fee.

(d)                                 Licensee agrees to provide a written response to a Club Affiliation Application within forty-five (45) days after receipt.  The written response shall either (i) approve the Club Affiliation Application, or (ii) reject the Club Affiliation Application.  If the Club Affiliation Application is rejected by Licensee, Licensee shall provide a detailed written explanation indicating the specific reasons why the Club Affiliation Application was rejected, including which of the conditions described in clauses (b)(i) through (vii) above were not satisfied based on the information and documentation provided in the Club Affiliation Application.  Licensor shall have a period of up to sixty (60) days (or longer, as reasonably required, based on the modification requested) after receipt of Licensee’s written response to the Club Affiliation Application to, at its option, modify the Club Affiliation Application in order to correct any noted deficiencies and provide additional information and documentation as part of its request for Licensee to reconsider the modified Club Affiliation Application.  The parties may continue to exchange written materials with respect to the proposed Third Party Shared Ownership Project until Licensee provides its final decision and its reasons for its final approval or rejection of the Club Affiliation Application or Licensor withdraws its request for reconsideration for a rejected project.

(e)                                  Upon approval of a Club Affiliation Application, the Non-Exclusive Shared Ownership Developer and Licensee or its Affiliate shall enter into the then current form of Club Documents for the approved Third Party Shared Ownership Project which shall be in compliance with Section 8.6(d) of this Agreement. Licensee or its Affiliate shall provide the benefits of the Licensed Club and enforce the terms of Club Documents for and against Non-Exclusive Shared Ownership Developers, the applicable Owners’ Association, and the applicable Members generated by such Non-Exclusive Shared Ownership Developers in substantially the same manner as provided to and enforced against Licensee, its Permitted Affiliates or Permitted Sublicensees, the applicable Owners’ Associations and Members generated by Licensee, its Permitted Affiliates or Permitted Sublicensees.  Licensor acknowledges and agrees that attributing point values and demand balancing in connection with any Licensed Club operations, including, without limitation, for any particular Shared Ownership Project (including any Third Party Shared Ownership Project) affiliated with a Licensed Club, shall be within Licensee’s reasonable discretion; provided, however, that such attribution of point values and demand balancing shall be applied with respect to any Third Party Shard Ownership Project affiliated with a Licensed Club (“Affiliated Third Party Shared Ownership Project”) on a Non-discriminatory Basis.

(f)                                   Each Affiliated Third Party Shared Ownership Project may operate only under the name agreed to by Licensor and Licensee in writing.  Such Affiliated Third Party Shared Ownership Project name may be changed only with the prior written consent of Licensee.

(g)                                  Licensed Club Dues charged by Licensee or its Affiliate to any owner of a Shared Ownership Product at an Affiliated Third Party Shared Ownership Project, or the related Owners’ Association, if applicable, shall be assessed on a Non-discriminatory Basis.

(h)                                 Licensed Club Dues received by Licensee or its Affiliate from any owner of a Shared Ownership Product at an Affiliated Third Party Shared Ownership Project, or the related Owners’ Association, if applicable, shall be subject to payment of the Club Royalty Fee to Licensor in accordance with Section 3.2(b) of this Agreement.  The parties agree that, except for the foregoing, no fee or dues, collected by Licensee or its Affiliates in connection with an Affiliated Third Party Shared Ownership Project shall be subject to, or increase, any of the fees, payable to Licensor under Article 3 of this Agreement.

(i)                                     Licensee shall be reimbursed for reasonable administrative costs and expenses incurred by Licensee in connection with the Affiliated Third Party Shared Ownership Projects, including but not limited to a Licensed Club operating system, and conducting and administering the Quality Assurance Program.

(j)                                    Licensor shall deliver or cause to be delivered to Licensee for Licensee’s review and approval any and all disclosures to be disseminated to prospective purchasers or then existing owners of Shared Ownership Products at Affiliated Third Party Shared Ownership Projects regarding such projects’ affiliation with a Licensed Club (“Affiliation Disclosures”).  No Affiliation Disclosures may be filed, registered, used or disseminated unless and until such Affiliation Disclosures have been approved by Licensee or modified, amended or supplemented in any way after Licensee’s approval, unless such modification, amendment and supplementation has been reviewed and approved by Licensee, not to be unreasonably withheld, conditioned, delayed or denied.  Licensor understands and agrees, however, that Licensee will review the Affiliation Disclosures solely for the purpose of confirming that the Affiliation Disclosures properly reflect the affiliation arrangement and the relationship among Licensee, its Affiliates, any Licensed Club, the Non-Exclusive Shared Ownership Developers, the related Owners’ Associations and the Affiliated Third Party Shared Ownership Projects, and not for the benefit of any other Person, and that its review and approval will not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof; provided, however, that Licensee may withhold its approval if it notices any legal deficiency in the course of its review.  Licensee reserves the right to revoke any approval of any of the Affiliation Disclosures upon providing reasonable advance notice to Licensor to this effect (along with Licensee’s proposed corrective action, if any) if Licensee reasonably believes the Affiliation Disclosures do not properly reflect the relationship between Licensee, its Affiliated, or any Licensed Club and the Non-Exclusive Shared Ownership Developers, the related Owners’ Associations or the Affiliated Third Party Shared Ownership Projects.  Licensor and the Non-Exclusive Shared Ownership Developers shall be solely responsible, at their sole cost and expense, for filing and registering the approved Affiliation Disclosures with the applicable Governmental Authority and disseminating them to prospective purchasers of Shared Ownership Products at Affiliated Third Party Shared Ownership Projects.

(k)                                 Licensor and the Non-Exclusive Shared Ownership Developers shall cooperate with the Quality Assurance Program conducted and administered by or on behalf of Licensee with respect to each Affiliated Third Party Shared Ownership Project in accordance with the terms and conditions set forth in Section 7.4 of this Agreement and ensuring that such Affiliated Third Party Shared Ownership Project complies with the System, the Club Standards and the terms and conditions of the Club Documents.   In addition to any right of Licensee or its Affiliate to remove an Affiliated Third Party Shared Ownership Project under the applicable Club Documents, Licensee shall have the right to remove such Affiliated Third Party Shared Ownership Project from any Licensed Club if (i) any overall customer satisfaction score under the Customer Satisfaction System for such Affiliated Third Party Shared Ownership Project is less than the applicable Minimum Customer Satisfaction Score target for the applicable measurement period set forth in the Customer Satisfaction System and such failure has not been cured within the applicable cure period under the Customer Satisfaction System, and (ii) the Non-Exclusive Shared Ownership Developer for such Affiliated Third Party Shared Ownership Project fails to enter into a Remediation Arrangement with Licensee or its Affiliate (in a procedure comparable to that set forth in Section 17.1(a)(ii)) with respect to such failure within ninety (90) days following the expiration of the applicable cure period or the Non-Exclusive Shared Ownership Developer fails to meet the cure requirements set forth in a Remediation Arrangement agreed to by Licensee or its Affiliate.

Section 8.8                                    Changes in Programs, Services or Benefits.  Prior to making any significant systemic changes in the Licensed Shared Ownership Business or any Licensed Club (for example, conversion to a points program) or any changes to the Licensed Residential Business, Licensee shall have the right to seek prior written confirmation from Licensor, on a confidential basis, that any such change is consistent with the Brand Standards and will not result in a breach of Licensee’s obligations under this Agreement.

Section 8.9                                    No Other Brand Loyalty Programs.  During the Term, other than Licensor’s Brand Loyalty Program, and subject to the terms of the Gold Passport Participation Agreement, Licensee, whether itself or through an Affiliate or Permitted Sublicensee, may not establish, acquire or otherwise participate in any programs for the Licensed Business that are designed to increase brand loyalty (and consequently market share, length of stay and frequency of usage of such hotels and other branded and affiliated products), and/or any similar, complementary, or successor program, without the prior written consent of Licensor, which it may not unreasonably withhold, condition, delay or deny; provided, however, Licensor may withhold, condition, delay or deny its consent in its sole discretion if (x) the program is to be branded with a Lodging Competitor Brand or a brand of a Licensor SOI Branded Competitor, or (y) the program conflicts in any material respect with an agreement then in effect to which Licensor or its Affiliates is a party.  For as long as the Gold Passport Brand Loyalty Program remains in effect, Licensee and its Affiliates and Permitted Sublicensees shall continue to utilize it, either on a stand-alone basis or in conjunction with new programs approved pursuant to this Section 8.9.  Nothing in this Section 8.9 is intended or shall be interpreted to restrict in any manner (i) any benefits or services, including Member recognition tiers, owner referral programs, and other programs designed to increase loyalty to or benefits for the Licensed Business, purchase of additional products for the Licensed Business or other expansion of Member benefits or services, provided such benefits or services are approved by Licensor as part of the then-effective Marketing Support Plan or is otherwise approved by Licensor and such benefits or services are in compliance with Section 8.3 and the other applicable provisions of this Agreement, or (ii) any benefits or affinity program Interval International, Inc. or a subsidiary thereof offers to its members as a result of their participation in a membership program offered by Interval International, Inc. or a subsidiary thereof.

ARTICLE 9

ELECTRONIC SYSTEMS

Section 9.1                                    Systems Installation.

(a)                                 Licensor acknowledges that as of the Effective Date, there are no material items that are required to be purchased, leased, installed or upgraded in order for Licensee, its Permitted Affiliates or Permitted Sublicensees to use the Hotel Reservation System in connection with the Existing Projects, Existing Residential Projects and the Licensed Business on a Non-discriminatory Basis and in the same manner in which the Acquired Companies have used the Hotel Reservation System immediately prior to the Effective Date.  Subsequent to the Effective Date, if any changes are required for Licensee to use the Hotel Reservation System or other of Licensor’s Electronic Systems for the required purposes, Licensee will provide written notice thereof to Licensor and, as a cost of the Licensed Business, arrange with Licensor or its Affiliates, for the purchase or lease, installation, maintenance, and use in connection with the Projects, on a Non-discriminatory Basis, of whatever is reasonably required to implement the specified changes.  Licensee may not use such Licensor’s Electronic Systems for anything not specifically related to the Projects or the Licensed Business.

(b)                                 Notwithstanding the foregoing to the contrary, Licensee may use any electronic system in the Licensed Business that, in Licensor’s commercially reasonable judgment, is comparable to a particular required Electronic System and performs the same functions as such Electronic System and is compatible, and interfaces, with Licensor’s Electronic Systems.

Section 9.2                                    Hotel Reservation System.

(a)                                 Licensor will make the Hotel Reservation System available to Licensee, its Permitted Affiliates, and Permitted Sublicensees in connection with the Licensed Projects, including for reservations relating to transient rental to the public and for other usages of Licensed Shared Ownership Units pursuant to the terms of the Hotel Reservation System Services Agreement.  Licensor shall maintain the Hotel Reservation System and operate it in a manner required under the Hotel Reservation System Services Agreement.

(b)                                 If Licensee is in material breach of this Agreement and does not cure the material breach as required by Sections 17.1, 17.2 or 17.4 of this Agreement, as applicable, depending on the nature of the material breach and cure therefor, Licensor may, in addition to any other remedies it may have and in accordance with Article 17 of this Agreement, suspend upon not less than thirty (30) days’ prior written notice to Licensee, Licensee’s right to use, and Licensee’s access to, the Hotel Reservation System at the one (1) or more of the Licensed Projects (or a part of any Licensed Project) which are the subject of the breach, with respect to transient rentals of Licensed Shared Ownership Units or Licensed Residential Units until the breach is cured. In the event such material breach relates to the Licensed Business apart from specific individual Licensed Projects or to all or substantially all of the Licensed Projects, Licensor may suspend the entire Licensed Business and all of the Licensed Projects from the Hotel Reservation System under this Section 9.2 upon not less than thirty (30) days prior notice to Licensee. If Licensor suspends Licensee (and Permitted Affiliates and Permitted Sublicensees) from the Hotel Reservation System, as of the suspension date, Licensor shall have no obligation to handle new reservations under the Hotel Reservation System, but shall continue to handle to completion all reservations made through the Hotel Reservation System prior to such suspension date and reasonably cooperate with Licensee for orderly transition to another reservation system for transient rental services.  Licensee, its Permitted Affiliates and Permitted Sublicensees must honor all reservations that are confirmed or accrued in accordance with the Hotel Reservation System Services Agreement prior to such suspension at the applicable Licensed Projects provided Licensee is provided notice by Licensor of all such reservations.  If Licensor rightfully suspends Licensee from the Hotel Reservation System pursuant to this Agreement, Licensee covenants not to bring any damages claims against Licensor and its Affiliates arising from Licensee’s suspension from the Hotel Reservation System under Article 17 of this Agreement, other than claims that Licensee is not in breach of this Agreement.

(c)                                  Licensee, its Permitted Affiliates and its Permitted Sublicensees must participate in, connect with, and use the Hotel Reservation System in the manner set forth in the Hotel Reservation System Services Agreement, except as provided above.

Section 9.3                                    Electronic Systems Provided Under License.

(a)                                 The Electronic Systems not purchased or leased from third parties by Licensee or which were not otherwise acquired as part of the Sale Transaction will remain the sole property of Licensor or any third party vendors, as applicable. Licensee will treat the non-public portions of Licensor’s Electronic Systems as confidential in accordance with Section 13.1 of this Agreement.  As a condition to using the Electronic Systems, Licensee must execute the Hotel Reservation System Services Agreement.

(b)                                 Licensee acknowledges that Licensor’s Electronic Systems will be modified, enhanced, replaced, or become obsolete, and that new Electronic Systems may be created to meet the needs of the System and the continual changes in technology and that any such modifications, enhancements or replacements to Licensor’s Electronic Systems or any new Electronic Systems will be subject to the terms of the Hotel Reservation System Services Agreement.

(c)                                  Licensee will have the right to make proposals regarding Licensor’s Electronic Systems to the appropriate group within Licensor’s organization that is responsible for strategic initiatives related to Licensor’s Electronic Systems. The parties will agree on a reasonable process for keeping Licensee apprised of initiatives regarding Licensor’s Electronic Systems that will affect the Licensed Business.

Section 9.4                                    Proposed Enhancements.  Licensor will reasonably consider changes to the Electronic Systems proposed by Licensee which address issues specifically relevant to the Licensed Business (including any enhancements or modifications to the Electronic Systems needed to implement such changes). Licensor shall respond to such requests within sixty (60) days following Licensor’s receipt of the written request delivered in accordance with Section 23.1 of this Agreement, provided, if additional study is required, Licensor will so respond, and may have up to an additional sixty (60) days to make its determination regarding the request.  Licensor may condition its consent to changes to the Electronic Systems suggested by Licensee based on factors such as: Licensee’s payment of the costs related to such implementation, including, without limitation, incremental internal or out-of-pocket design costs and operating costs (subject to the allocation thereof on a fair and commercially reasonable basis to other users of the applicable Electronic Systems who benefit from the change); the difficulties of designing or administering such changes; the impact of such changes on the Electronic Systems generally; third party consent requirements; the prioritization of other Electronic Systems projects; the general feasibility of implementing and maintaining such changes over time; and considerations relating to owners and franchisees associated with Licensor Lodging Facilities.  Notwithstanding the foregoing to the contrary, Licensee is not responsible for costs related to the foregoing unless the parties agree in writing with respect to the amount for which Licensee is responsible.

ARTICLE 10

LICENSOR SERVICES AND SUPPORT

Section 10.1                             Marketing Support Services. During the Term, Licensor and its Affiliates shall provide to Licensee and its Affiliates certain marketing support services (collectively, “Marketing Support Services”) which are (i) agreed to by the parties in any then-effective marketing support plan (the “Marketing Support Plan”) in accordance with the terms and conditions of Section 10.1(a) below, or (ii) provided for in Section 10.1(b) below.  Each Marketing Support Plan shall be in effect for each calendar year during the Term (or shorter period for 2014).

(a)                                 Marketing Support Plan.

(i)                                     The parties acknowledge that, during the Term, the Shared Ownership Business will evolve and the competitive landscape will change, and, as a result, there will be a need to develop, test and implement new marketing initiatives and programs during the Term.  Each Marketing Support Plan shall describe marketing initiatives and programs, and joint and individual marketing or sales programs to be implemented by Licensor or Licensee with respect to the Licensed Shared Ownership Business, and shall include at least the following information: (A) goals and objectives of the initiatives and programs, (B) specified activities required to achieve such goals or objectives, (C) subject to this Agreement, the data required to design, monitor and evaluate such initiatives and programs, (D) performance projections with respect to each initiative and program, (E) each party’s responsibilities and obligations with respect to the initiatives and programs, and (F) target implementation dates.  All initiatives and programs shall be consistent with the positioning of the Licensed Shared Ownership Business and any impacted Licensor Lodging Facilities in the Upper-Upscale Brand Segment and Luxury Brand Segment;

(ii)                                  Licensor and Licensee shall cooperate with each other to approve the first Marketing Support Plan no later than the Effective Date.  The first such Marketing Support Plan approved by Licensor and Licensee shall remain in effect until December 31, 2014, subject to amendment by Licensor and Licensee.  To the extent no such first Marketing Support Plan is in place by the Effective Date and until one is in place, the parties acknowledge and agree that Licensee and its Permitted Affiliates may continue to undertake such marketing initiatives and programs in form and manner consistent with (x) marketing practices in effect as of the Effective Date, and (y) the budgets and long range plans currently in place for the Acquired Companies and their Affiliates as of the Effective Date.

(iii)                               On or before July 1st of 2014 and of each calendar year thereafter during the Term, Licensee shall submit a proposed Marketing Support Plan for the following calendar year (the “Marketing Support Plan Proposal”). The Marketing Support Plan Proposal shall include, at a minimum, the following: (A) a detailed list and description of proposed marketing initiatives, and joint and individual marketing or sales programs (including, without limitation, acquiring copy space within Hyatt-wide and Brand Loyalty Program emails, newsletters, in-room marketing collateral materials within Licensor Lodging Facilities, on Licensor’s website, “hyatt.com” or any successor website and other Licensor and its Affiliates communications to its customer database), including the content, delivery channels and relative cost allocations associated therewith; (B) a list of Licensor Lodging Facilities in which Licensee desires to place a Marketing Facility, including a detailed description of the type and scope of such Marketing Facility and a description of whether such Marketing Facility will be staffed or un-staffed; (C) parameters for any proposed “test and learn” marketing programs or activities (e.g., a process for initiating call transfers and web transfers from the Hotel Reservation System for mini-vac offers); (D) the current sales and marketing plan for the Licensed Shared Ownership Business; (E) a detailed list and description of any New Projects being planned for, pursued or under development by Licensee and its Affiliates; (F) proposed Brand Loyalty Program-related initiatives, including allocation of tiers; (G) a comprehensive report on the marketing programs, initiatives and activities occurring in the prior calendar year, including any performance results related thereto; and (H) a comprehensive forecast of the next calendar year, including a good faith estimate of the annual budget for the Licensed Shared Ownership Business and forecasted sales of Shared Ownership Products.

(iv)                              Unless an alternative date is agreed upon by the parties, within thirty (30) days of receipt of the Marketing Support Plan Proposal, representatives of Licensor and Licensee shall hold a meeting to discuss the details surrounding the Marketing Support Plan Proposal, the scope of services to be provided by Licensor, and other items the parties deem relevant (the “Annual Marketing Support Meeting”). Unless an alternative location is mutually agreed upon by the parties, the Annual Marketing Support Meeting shall be held at the corporate headquarters of Licensor in Chicago, Illinois.

(v)                                 Licensor and Licensee agree to use commercially reasonable efforts to make available at each Annual Marketing Support Meeting, representatives that are appropriately familiar with the Licensed Business, in general, and with the marketing of Shared Ownership Products, in particular.  In furtherance of this requirement and prior to submitting the initial Marketing Support Plan Proposal and at any times subsequent thereto as deemed necessary by Licensee, Licensee will, at its cost, provide Licensor’s designated representatives (who will be involved in reviewing, analyzing or providing Marketing Support Services, Customer Analytics Services and other support services) with training programs and activities on certain aspects of the Licensed Business, including the sales and marketing of Shared Ownership Products.

(vi)                              At the Annual Marketing Support Meeting, representatives of Licensor and Licensee shall discuss the implementation and results of the prior year’s Marketing Support Plan and work collaboratively, and in good faith, and use commercially reasonable efforts to agree upon the Marketing Support Plan for the following calendar year and submit it to Licensor and Licensee for approval on or prior to ninety (90) days before the start of the applicable calendar year.  Such representatives shall hold periodic meetings (at least on a quarterly basis unless otherwise agreed) subsequent to the applicable Annual Marketing Support Meeting (each, a “Follow-up Meeting”), either in person or by conference call, to discuss the implementation and results of the Marketing Support Plan and to discuss any good faith proposals for amending or modifying the Marketing Support Plan; provided, however, a Marketing Support Plan may be amended or modified only by written agreement of Licensor and Licensee.

(vii)                           Each party shall use good faith efforts to perform its respective obligations with respect to any marketing initiatives or programs set forth in each approved Marketing Support Plan.  The parties acknowledge that, with respect to proposed marketing initiatives or programs agreed to under a Marketing Support Plan which involve Licensor Lodging Facilities not owned by Licensor, including, without limitation, initiatives or programs involving the placement of concierge/marketing desks, sales galleries and in-room marketing collateral materials or involving the right to acquire advertising, marketing or promotional space within emails, newsletters, and in room marketing collateral materials within Licensor Lodging Facilities, Licensor shall only be required to use commercially reasonable efforts to facilitate an introduction of Licensee to such owner to allow Licensee to negotiate directly with such owner to implement such marketing initiative or program.

(viii)                        Notwithstanding any other provision hereof, Licensor, upon reasonable notice to Licensee, may terminate one or more marketing initiatives or programs that cause or are reasonably likely to cause:  (A) a material level of legal (i.e., non-economic) risk to Licensor that results from a change in Applicable Law (including a change scheduled to take effect on a specific date in the future) during the Term; (B) reputational harm, as Licensor may reasonably determine; or (C) a violation of Licensor’s Privacy Policy.  In each instance, Licensor will discuss its concerns with Licensee to seek a resolution to the concern; provided, however, that in the event the parties are not able to agree upon a resolution with respect to clause (B) within thirty (30) days, Licensor may take such action as it deems reasonable to restrict or terminate such marketing initiative or program.

(b)                                 Other Marketing Support Services.  During the Term, Licensor and its Affiliates shall provide to Licensee and its Permitted Affiliates the following Marketing Support Services:

(i)                                     Review and discuss with Licensee and its Permitted Affiliates regarding the design, substance and content of Marketing Content for the Licensed Business to ensure that such items are consistent with the positioning of the Licensed Business and Licensor Lodging Facilities in the Upper-Upscale Brand Segment and Luxury Brand Segment and applicable Brand Standards;

(ii)                                  Review and discuss with Licensee and its Permitted Affiliates regarding, the distribution, marketing and advertising channels for all Projects to ensure that such channels are consistent with the positioning of the Licensed Business and Licensor Lodging Facilities in the Upper-Upscale Brand Segment and Luxury Brand Segment and applicable Brand Standards;

(iii)                               Include “Hyatt Residence Club” logo in any advertising programs that include the “Hyatt Family of Brands” or any successor program adopted by Licensor and used in providing marketing support services with respect to the Licensor Lodging Facilities; provided, however, the “Hyatt Residence Club” logo will not be included on the Gold Passport’s presentation of the “Hyatt Family of Brands” in the event Licensee is not in compliance with its inventory obligations under the Gold Passport Participation Agreement;

(iv)                              Continue all concierge/marketing desks, sales galleries and in-room marketing materials at Licensor Lodging Facilities to the extent the Acquired Companies and their Affiliates had such rights as of the Effective Date, all pursuant to written lease agreements in place as of the Effective Date, which are listed on Schedule 10.1(a), or, for such desks and sales galleries agreed upon after the Effective Date, based on the form of kiosk lease agreed to by Licensor and Licensee as a template for such facilities;

(v)                                 Provide Licensee with access to Licensor’s website, “hyatt.com”, on which inventory for transient rental at the Projects will be listed in the same manner as applied to

Licensor’s Lodging Business, provided, that Licensee will be charged the Hotel Reservation System Fee on a per reservation basis pursuant to the Hotel Reservation System Services Agreement;

(vi)                              Provide Licensee with the opportunity to include “Hyatt Residence Club” in the “Family of Brands” bar on Licensor’s website, “hyatt.com” or any successor website adopted by Licensor and used in providing marketing support services with respect to the Licensor Lodging Facilities and/or the Brand Loyalty Programs (subject to Section 10.1(b)(iii) above);

(vii)                           Provide Licensee with the ability to link approved Licensee’s Websites to Licensor’s website, “hyatt.com” or any successor website adopted by Licensor and used in providing marketing support services with respect to the Licensor Lodging Facilities;

(viii)                        Access to Licensor’s “Brand Manager” online manual, or any successor program adopted by Licensor and used in providing marketing support services with respect to the Licensor Lodging Facilities; and

(ix)                              In the event Licensor is no longer providing Customer Analytics Services, provide the information described in Section 10.2(a)(ii) below in the same manner and subject to the same conditions as described in Section 10.2 below.

(c)                                  Marketing Support Charge.  In lieu of being reimbursed for all direct and indirect costs and expenses incurred in connection providing the Marketing Support Services in accordance with this Section 10.1 (including Travel Expenses of Licensor and its Affiliates), Licensee shall pay to Licensor an annual fixed charge (a “Marketing Support Charge”) equal to $120,000 (as adjusted annually after the Effective Date by the CPI Index), which charge shall be paid in four (4) equal installments in accordance with Section 3.3(a) of this Agreement, and which the parties acknowledge and agree is a reasonable estimate of such costs and expenses.  The Marketing Support Charge shall not be increased or decreased based on the actual costs and expenses incurred in connection providing the Marketing Support Services.

Section 10.2                             Customer Analytics Services.

(a)                                 At any time, and from time to time, during the Term and for as long as Licensor and its Affiliates are generally performing such customer analytics services with respect to the Licensor Lodging Facilities, Licensee may engage Licensor and its Affiliates to provide the following services and any additional agreed upon analytics services (collectively, “Customer Analytics Services”) for periods of time of not less than one (1) year in duration (each, a “CAS Contract Year”):

(i)                                     Upon the reasonable request of Licensee, Licensor’s “customer analytic” team will participate in the Annual Marketing Support Meetings and Follow-up Meetings to discuss the nature, scope, terms and conditions, delivery logistics and types of services that such team may provide Licensee, including providing analysis and reports of Licensor’s Customer Information, Customer Information of members of any Brand Loyalty Program and other demographic data and information (the parties acknowledge that during the Term the Shared Ownership Business will evolve and the competitive landscape will change, and, as a result, there will be a need to develop, test and implement new Customer Analytics Services during the Term in order to remain competitive with Licensor SOI Competitors), which programs may include providing reports on the travel and usage patterns of Members to the extent such information, if any, is available in the Brand Loyalty Programs.

(ii)                                  At the Annual Marketing Support Meeting and any Follow-up Meetings, representatives of Licensor and Licensee shall work collaboratively and use good faith efforts to agree upon the number and channels of customers of Licensor’s Lodging Business and members of the Brand Loyalty Program (including access to customers and members derived from any Subsequently Acquired Brand database or program, which access shall be substantially similar to any access provided to such Subsequently Acquired Brand with respect to customers of the Licensor Lodging Business and Brand Loyalty Program) that may be made available for marketing initiatives and programs of the Licensed Business; provided, however, Licensor may withhold in its sole and absolute discretion any particular Licensor Customer Information of such customers or members; provided, further, at a minimum Licensor shall provide Licensee with an opportunity to communicate via direct mail, email, telemarketing or other commercially viable means agreed to by Licensor to the agreed upon channels of customers and members a maximum of five (5) times per such customer or member per CAS Contract Year (including four (4) direct mail and one (1) other contact, subject to adjustment for new methods or to address effectiveness of customer contact methods) and provide to Licensee an aggregate minimum number of contacts per CAS Contract Year as established in the Marketing Support Plan for such year, which minimum number may be adjusted annually taking into account the then current size of the customer database (for calendar year 2014, the minimum number of contacts is 4,000,000).  Licensor acknowledges and agrees that, where and to the extent possible, Licensor shall provide Licensee priority and preferential access to number and channels of customers of Licensor’s Lodging Business and members of the Brand Loyalty Program over any Person marketing and selling Shared Ownership Products marketed and sold under any Subsequently Acquired Brand.

(iii)                               Facilitate the delivery and/or distribution of any Marketing Content in the form of direct mail, email, telemarketing or similar campaigns approved by Licensor in the Marketing Support Plan to the customer/member lists approved in the manner described in this Section 10.2(a).

(b)                                 Except as set forth in Section 10.2(a)(ii) above, in no event shall Licensee, its Permitted Affiliates or its Permitted Sublicensees be entitled to any disclosure of, or access to, any Licensor Customer Information except to the extent included as part of the Licensee Member Information, and any Licensor Customer Information that Licensor may choose in its sole and absolute discretion to provide to Licensee, its Permitted Affiliates and its Permitted Sublicensees shall be deemed Licensor Confidential Information, except to the extent included as part of the Licensee Member Information and may not be used for any purposes other than as expressly provided in writing by Licensor.  Without limiting the foregoing, in no event shall Licensor or its Affiliates be required to provide any Customer Analytics Services that are determined by Licensor, to be in violation of Applicable Law (including any Data Protection Laws), Licensor’s Privacy Policy, or any contractual obligations owed by Licensor or its Affiliates to its customers.

(c)                                  In lieu of being reimbursed for all direct and indirect costs and expenses (other than Direct Marketing Costs (as defined below)) incurred in connection providing the Customer Analytics Services in accordance with this Section 10.2 (including Travel Expenses of Licensor and its Affiliates), Licensee shall pay to Licensor, if engaged by Licensee, an annual fixed charge (a “Customer Analytics Charge”) equal to $120,000 (as adjusted annually after the Effective Date by the CPI Index), which charge shall be paid in four (4) equal installments in accordance with Section 3.3(a) of this Agreement, and which the parties acknowledge and agree is a reasonable estimate of such costs and expenses.  The Customer Analytics Charge shall not be increased or decreased based on the actual costs and expenses incurred in connection providing the Customer Analytics Services.  In addition to the Customer Analytics Charge, Licensee shall reimburse Licensor for all direct costs incurred by Licensor for all marketing, advertising and promotional materials and other Marketing Content Licensee orders from Licensor associated with the Customer

Analytics Services (collectively, “Direct Marketing Costs”) subject to Licensee receiving prior written notice of the specific Direct Marketing Costs.

Section 10.3                             Training.

(a)                                 At Licensee’s option, Licensor will provide Licensee’s personnel that are designated by Licensee (and approved by Licensor as being qualified to provide training programs) training on certain aspects of the System, including Licensor’s Electronic Systems, that Licensee elects to participate in, as necessary to comply with the Brand Standards.  Licensee must conduct such training for such designated personnel, as is required for them to properly operate, administer and manage the Projects in accordance with the Brand Standards.  Licensor will also provide training materials to such personnel to facilitate the provision of such training by such personnel to other personnel of Licensee and its Permitted Affiliates and Permitted Sublicensees.  Licensee will conduct such training of its employees as required for them to properly operate, administer and manage the Projects in accordance with the applicable Brand Standards.

(b)                                 Licensor may offer, and Licensee may elect to participate in, optional training courses and programs for personnel engaged in operating or managing the Projects.

(c)                                  Licensor will have the right to charge reasonable tuition, fees or reimbursements described in Section 3.3 of this Agreement on a Non-discriminatory Basis for all training programs that Licensor offers, which must be paid before receiving training materials or attending training.   Licensor shall notify Licensee of a reasonable estimate of such tuition and fees before Licensee agrees to attend any training program.  In addition, for all such optional programs and activities under this Section 10.3, Licensee will be responsible for paying all Travel Expense for individuals attending such training (but not for trainers).

Section 10.4                             Use of Licensor Customer Information and Licensee Member Information.

(a)                                 Licensor Customer Information.  Licensor and its Affiliates shall retain title to, and full and complete ownership rights and interests to, their data and information about customers and members generated for the Licensed Business through any Marketing Support Services, Customer Analytics Services or Licensor Lodging Facilities guests and all Brand Loyalty Program members, wherever located (collectively, “Licensor Customer Information”).  Licensee and its Affiliates acknowledge and agree that Licensor Customer Information constitutes Licensor Confidential Information, whether or not any portion thereof is or may be validly copyrighted. Licensee acknowledges and agrees that all Licensor Customer Information shall be used solely for engaging in the Licensed Business as permitted in this Agreement and only in compliance with the Brand Standards, and for no other use or purpose whatsoever; provided, however, to the extent common customer, guest or Brand Loyalty program member names or data are included both as part of Licensor Customer Information and Licensee Member Information, Licensor (and its Affiliates) and Licensee (and its Affiliates) shall be permitted to use such common names and data for each of their respective businesses in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement, Licensee shall comply in all material respects with Applicable Law and Licensor’s Privacy Policy.  Other than as expressly permitted under this Agreement, Licensee will not have, claim or assert any right against or to seek Licensor Customer Information. Within sixty (60) days after the end of each calendar year during the Term, Licensee, upon the reasonable request of Licensor, shall provide Licensor with a written affirmation (in the form reasonably required by Licensor) signed by an authorized agent of Licensee, that Licensee, its Permitted Affiliates and Permitted Sublicensees have maintained, in all material respects, effective internal control over the maintenance and security of any Licensor Customer Information in its possession in accordance with the terms of this Agreement related to the treatment and use of Licensor Customer Information during the immediately preceding calendar year. All Licensor Customer Information supplied, in any form, and any and all copies thereof, are to be used by the receiving party solely in the performance of its rights and obligations under this Section.  Licensee and its Affiliates agree that Licensor Customer Information (other than included as part of the Licensee Member Information) is confidential and will not be otherwise used, sold, licensed, leased, transferred, in any form or by any means, without the prior written consent of Licensor, which it may withhold, delay, condition or deny in its sole discretion.  In the event Licensor, in the case of Licensor Customer Information, obtains information or data contained in Licensee Member Information from Licensee’s customers or the Members themselves, or from any other third party source in a manner that does not violate Applicable Law or the terms of this Agreement or any of the other Transaction Agreements, Licensor may use such Member or customer data in whatever manner it shall choose.  Without limitation of the foregoing, except to the extent information or data is included in Licensee Member Information, Licensee shall not sell any Licensor Customer Information to third parties and Licensee shall not disclose or otherwise provide any Licensor Customer Information to any third-parties other than in connection with the operation of the Licensed Business and in accordance with this Agreement, unless otherwise required by Applicable Law.

(b)                                 Licensee Member Information.  Licensee and its Permitted Affiliates shall retain title to, and full and complete ownership rights and interests to, their data and information about any prospective buyers, leads or prospects, guests, any existing owners of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, any owners of Residential Units at Licensed Residential Projects and any Members of a Licensed Club as of the Effective Date, as well as all data and information about any new prospective buyers, leads or prospects, guests, any new owners of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects and any Members of a Licensed Club (including, without limitation, Members derived from Affiliated Third Party Shared Ownership Projects) obtained after the Effective Date (collectively, “Licensee Member Information”).  Within sixty (60) days after the end of each calendar year during the Term, Licensor, upon the reasonable request of Licensee, shall provide Licensee with a written affirmation (in the form reasonably required by Licensee) signed by an authorized agent of Licensor, that Licensor and its Affiliates have maintained, in all material respects, effective internal control over the maintenance and security of any Licensee Member Information in its possession in accordance with the terms of this Agreement related to the treatment and use of Licensee Member Information during the immediately preceding calendar year.  Other than as permitted under this Agreement, Licensor will not have, claim or assert any right against or to any Licensee Member Information (other than included as part of the Licensor Customer Information).  Licensor and its Affiliates acknowledge and agree that the Licensee Member Information (other than included as part of the Licensor Customer Information) constitutes Licensee Confidential Information, whether or not any portion thereof is or may be validly copyrighted.  Licensor and its Affiliates agree that Licensee Member Information (other than included as part of the Licensor Customer Information) is confidential and will not be otherwise used, sold, licensed, leased, transferred, in any form or by any means, without the prior written consent of Licensee, which it may withhold, delay, condition or deny in its sole discretion.  In the event Licensee, in the case of Licensee Member Information, obtains information or data contained in Licensor Customer Information from Licensor’s customers, or from any other third party source in a manner that does not violate Applicable Law or the terms of this Agreement or any of the other Transaction Agreements, Licensee may use such customer data in whatever manner it shall choose.  Without limitation of the foregoing, except to the extent information or data is included in Licensor Customer Information, Licensor shall not sell any Licensee Member Information to third parties and Licensor shall not disclose or otherwise provide any Licensee Member Information to any third parties other than in connection with the operation of the Licensed Business and in accordance with this Agreement, unless otherwise required by Applicable Law; provided, however, that Licensor may use Licensee Member Information to the extent such information or data is included in Licensor Customer Information and such information or data does not specifically identify or target a customer’s association with the Licensed Business.

Section 10.5                             Other Services.

(a)                                 Licensor or its Affiliates will provide certain services to, and cooperate with, and provide access to certain systems, to Licensee, its Permitted Affiliates and Permitted Sublicensees in connection with the Licensed Business substantially in accordance with practice of Licensor or its Affiliates as of the date of the Sale Transaction, as set forth in the Transition Services Agreement and subject to the provisions, terms, conditions, restrictions and costs as set forth therein. Licensee and its Permitted Affiliates will provide certain services to and cooperate with Licensor and its Affiliates as more particularly described in the Transition Services Agreement.

(b)                                 Licensor or its Affiliates will also provide Licensee or its Permitted Affiliates with the following:

(i)                                     Access to Brand Loyalty Programs, which (A) in the case of the Gold Passport program, shall be in accordance with the terms, and subject to the conditions, in this Agreement and the Gold Passport Participation Agreement, and (B) in the case of any other Brand Loyalty Program, shall include benefits and terms substantially similar to those set forth in the Gold Passport Participation Agreement, including, but not limited to, sales incentives and exchange benefits, and such other benefits and terms that are generally available to Licensor Lodging Facility franchisees and licensees;

(ii)                                  The opportunity, on a Non-discriminatory Basis, to participate in supply procurement programs and preferred service-provider arrangements and FF&E provider relationships to the extent they are generally available to Licensor Lodging Facility franchisees and licensees and are relevant to the Licensed Business;

(iii)                               The opportunity for Project-level employees of Licensee, its Permitted Affiliates and Permitted Sublicensees to participate in “friends and family” or preferred room rates or special travel opportunities and discounts generally available to employees at franchised Licensor Lodging Facilities at no less favorable pricing, terms and conditions as are available to such employees;  provided Licensee, its Permitted Affiliates and Permitted Sublicensees comply with the employment verification process as reasonably required by Licensor; and

(iv)                              The opportunity for corporate-level employees of the Acquired Companies to participate in “friends and family” or preferred room rates or special travel opportunities and discounts generally available to employees of Licensor, its Affiliates and Licensor Lodging Facility franchisees and licensees at no less favorable pricing, terms and conditions as are available to such employees; provided Licensee, its Permitted Affiliates and Permitted Sublicensees comply with the employment verification process as reasonably required by Licensor.

Subject to the following sentence, Licensee shall make available opportunities to use the “Interval International” “friends and family” program (and any successor program) for the corporate-level employees of Licensor that comply with a verification process reasonably required by Licensee. In the event, Licensee is no longer able to provide any such “friends and family” program to Licensor, Licensee shall provide notice to Licensor and each party may discontinue providing the programs pursuant to this Section 10.5(b)(iii) - (iv) on at least ninety (90) days’ notice.

(c)                                  The parties acknowledge and agree that future changes in and/or replacements of Licensor and its Affiliates’ and/or Licensee’s and its Affiliates’ technologies, systems, business processes, programs and/or business partners over the Term of this Agreement (“Business Changes”), including changes required by Applicable Law or the interpretation or enforcement thereof, could make it more difficult, costly, commercially impractical, or even impossible to continue to provide one or more services provided by Licensor or its Affiliates or Licensee or its Permitted Affiliates pursuant to Article 10 of this Agreement (the “Affected Services”), or could otherwise necessitate changes to the Affected Services. In the event of such a Business Change, Licensor shall promptly notify Licensee of any Affected Services, and Licensee and Licensor agree to discuss, in good faith, making commercially reasonable changes to the Affected Services, including changes to the manner, method, scope, delivery, timing and cost of the Affected Services, or substitution of a similar service that accomplishes the principal underlying purpose or function of the Affected Service, in order to permit the Affected Services to continue on a commercially reasonable basis (such changes, “Service Modifications”). The parties understand and agree that the party receiving an Affected Service shall bear the reasonable incremental expense of any Service Modification prorated among all users of the Affected Services including Licensor and its businesses, including any increased costs required for the providing party to continue to provide the Affected Service as so modified. If the parties cannot agree upon commercially reasonable Service Modifications, taking into consideration any offer made by the party receiving such service to pay the incremental costs of any Service Modification, then the provider of the Affected Service shall no longer be obligated to provide the Affected Service. Notwithstanding the foregoing to the contrary, in the event that Licensor or its Affiliates generally discontinue any Affected Service that Licensor or its Affiliates had previously offered or provided in connection with Licensor’s and its Affiliates’ Lodging Business, to Licensor Lodging Facility franchisees or to other third parties, Licensor and its Affiliates shall no longer be required to provide that Affected Service to Licensee or its Permitted Affiliates, and in such case Licensor or its Affiliates shall, at Licensee’s request, cooperate with Licensee and its Permitted Affiliates to transition any such Affected Service to another service provider or to Licensee or its Permitted Affiliates, such transition costs to be at Licensee’s expense; provided, further, that any annual fees paid or payable for such Affected Service will be reasonably adjusted to reflect the impact of the changes to the Affected Service.  Licensor covenants not to discontinue any Affected Service for a one (1) year period subsequent to the Effective Date.  Notwithstanding any contrary provision of this Section 10.5(c), to the extent the Affected Services relate to or impact the services governed by the Gold Passport Participation Agreement, any changes, modifications or substitutions therefor shall be made in accordance with the terms and conditions of the Gold Passport Participation Agreement.

(d)                                 Following the closing of the Sale Transaction, Licensor and Licensee will each designate, and notify each other in writing of, an individual within their respective organizations at the vice president level or above (“Contact Person”) that will serve as the key contact person for the other party. Although neither party will be obligated to communicate with the other party exclusively through the other party’s Contact Person, each such Contact Person will have the authority to communicate on behalf of their organization. Either party may change the individual designated at its Contact Person at any time upon notice to the other party.  This provision shall not be construed to supersede the notice obligations under Section 19.2 of this Agreement.

(e)                                  Licensor and Licensee shall hold an annual meeting for the following calendar year to discuss compliance, customer satisfaction, development issues, and any significant systemic program or system changes proposed by Licensee, which meeting may be held concurrently with the Annual Marketing Support Meeting contemplated in Section 10.1(a) above or at another time mutually agreed to by the parties. Either party may request additional meetings if desired, and the other party shall reasonably consider such request.

ARTICLE 11

REPAIRS AND MAINTENANCE; CONDEMNATION

Section 11.1                             Condition of Projects.   Licensee and its Permitted Affiliates will use all commercially reasonable efforts to cause all of the applicable Owners’ Associations to maintain the Projects in good repair and first-class condition and in conformity with Applicable Law and the applicable Brand Standards. Licensee and its Permitted Affiliates will use commercially reasonable efforts to cause within a reasonable period of time such Owners’ Association to approve and fund the cost of all repairs and alterations at the Projects. Any work which requires Significant Capital Expenditures for any Project, including those that affect the design, character, appearance or fire and life safety elements of any Project, will be carried out in accordance with the process set forth in Section 7.2 of this Agreement.  However, repairs and maintenance that are conducted in the ordinary course of business shall be done in conformity with the applicable Brand Standards but not be subject to the process set forth in Section 7.2 of this Agreement.  For the purposes of this Section 11.1 and Section 11.2 below, “commercially reasonable efforts” shall include Licensee, its Permitted Affiliate or Permitted Sublicensee, in its role as manager, within a reasonable period of time and/or in reasonable phases, applying one or more of the following as is reasonably necessary or appropriate (i) reasonably endeavoring to propose annual budgets to such Owners’ Association that are adequate to permit such Owners’ Association to comply with the Brand Standards and the requirements of this Section 11.1 and Section 11.2 below, (ii) with respect to Controlled Owners’ Associations, reasonably endeavoring to increase maintenance fees and/or passing special assessments to the extent permitted by Applicable Law and the Owners’ Association governing documents that are adequate to permit such Owners’ Association to comply with the Brand Standards and the requirements of this Section 11.1 and Section 11.2 below, (iii) using reasonable efforts to seek a Member vote of such Owners’ Association when Applicable Law or the Owners’ Association governing documents require a Member vote to approve the increase in maintenance fees and/or special assessments that are adequate to permit such Owners’ Association to comply with the Brand Standards and the requirements of this Section 11.1 and Section 11.2 below, and then voting its voting interests, if any, in favor of such matters presented for a Member vote, and/or (iv) in the case of Non-Controlled Owners’ Associations, using its commercially reasonable efforts to cause a Member vote of such Owners’ Association to approve the increase in maintenance fees and/or special assessments (in accordance with Applicable Law and the Owners’ Association governing documents) that are adequate to permit such Owners’ Association to comply with the Brand Standards and the requirements of this Section 11.1 and Section 11.2 below, and then voting its voting interests, if any, in favor of such matters presented for a Member vote.  Licensor acknowledges that Licensee’s commercially reasonable efforts with respect to the Northstar Licensed Residential Project will be limited to enforcing its contractual rights against the applicable Management Company under the then-effective club affiliation agreement for the Northstar Licensed Residential Project.

Section 11.2                             Renovations; Replacements.  Licensee will (and, as applicable, will use commercially reasonable efforts to cause all applicable Owners’ Associations to) replace Soft Goods and Case Goods in compliance in all material respects with the applicable Brand Standards and to comply with the Quality Assurance Program. In connection with replacements in the immediately preceding sentence, the replacement of all Soft Goods or all Case Goods, as the case may be, will be done, unless a phasing schedule is otherwise agreed upon, at the same time for each phase of a Project.

Section 11.3                             Condemnation and Casualty.

(a)                                 Licensee must immediately notify Licensor of any proposed taking of any portion of any Project by eminent domain, condemnation or expropriation.  If Licensor and Licensee agree that all or a substantial portion of such Project is to be taken, condemned or expropriated, then Licensor may issue a notice of termination to Licensee and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon such taking becoming effective.

(b)                                 If a Project is damaged by fire or other casualty, Licensee must notify Licensor immediately.  If Licensee notifies Licensor within a reasonable time after the casualty that it intends to repair or cause to be repaired the damage and operate the Project, then Licensee shall (and, as applicable, use commercially reasonable efforts to require the applicable Owners’ Association to) repair the damage promptly according to the applicable Brand Standards and this Agreement’s other terms and conditions.  If Licensee either fails to notify Licensor within a reasonable time after the casualty that it (or the Owners’ Association, as applicable) intends to repair the damage and operate the Project, or notifies Licensor that Licensee (or the Owners’ Association, as applicable) elects not to repair the damage and operate the Project, then Licensor may issue a notice of termination to Licensee and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon such notice; provided, however, Licensor acknowledges that if Licensee or the applicable Owners’ Association elects to repair the damage over a period of time due to the need to both approve the required work and raise the necessary funds through special assessments, budgetary increases or otherwise, then the parties will use commercially reasonable efforts to enter into a Remediation Arrangement which sets forth the plan, agreement, budget and schedule for implementation of the necessary repairs. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default with respect to such Project.  Licensee shall have sixty (60) days following notice of default to enter into a System Removal Agreement or Non-Renewal Agreement, as applicable.  If Licensee fails to execute the System Removal Agreement or Non-Renewal Agreement, as applicable, within such sixty (60) day period, then Licensor may terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon such notice.

ARTICLE 12

PROPRIETARY MARKS AND INTELLECTUAL PROPERTY

Section 12.1                             Licensor’s and Licensee’s Representations and Responsibility Regarding the Licensed Hyatt Marks.

(a)                                 Licensor has provided Licensee with a list of all trademark registrations and applications for the Licensed Hyatt Marks, the jurisdictions in which the registrations are active or applications for such Licensed Hyatt Marks are pending, and the registration or application status of each such trademark registration or application on a jurisdiction-by-jurisdiction basis.  Licensor hereby represents that such list is accurate, true, correct and complete to the best of Licensor’s actual knowledge after reasonable investigation as of the Effective Date hereof.  Licensor shall update such list upon the written request of Licensee, but no more frequently than annually.

(b)                                 Licensor has provided to Licensee with a list of (i) all Licensed Hyatt Marks that the Acquired Companies or their Affiliates are currently using as of the Effective Date or intend to use in connection with the Licensed Business that are not included in the list of Licensed Hyatt Marks that Licensor has provided to Licensee under Section 12.1(a) above, and (ii) the jurisdictions in which (A) there are Projects; (B) there is a Sales Facility, Marketing Facility or sales or marketing office related to the Licensed Shared Ownership Business; (C) the Acquired Companies or their Affiliates are marketing or selling Licensed Shared Ownership Products (but in which there are no physical Sales Facilities, Marketing Facilities or sales or marketing offices); or (D) the Acquired Companies or their Affiliates operate or control a website under a country-code top-level domain used to promote the Licensed Shared Ownership

Business.  Licensor hereby represents that such lists are accurate, true, correct and complete to the best of Licensor’s actual knowledge as of the Effective Date.

(c)                                  Licensor represents that:

(i)                                     (A) The Licensed Hyatt Marks are valid, and the applications for the registered Licensed Hyatt Marks as identified on the list provided by Licensor to Licensee pursuant to Section 12.1(a) above are pending and in good standing and (B) to Licensor’s actual knowledge, the registered marks as identified on the list provided by Licensor to Licensee pursuant to Section 12.1(a) are valid, the applications for the registered Proprietary Marks as identified on the list provided by Licensor to Licensee pursuant to Section 12.1(a) above are pending and in good standing;

(ii)                                  Licensor and/or its Affiliates are the owners or licensees of all right, title, and interest in and to the System (other than Electronic Systems provided by or licensed by third parties), Proprietary Marks and the goodwill associated with and symbolized by the Proprietary Marks, and the domain name “hyatt.com”, and other domain names used in connection with the Licensed Business;

(iii)                               Licensor or its Affiliates own the trademark registrations and applications for (or have the right to use and sublicense) the Licensed Hyatt Marks for the goods and services identified in the registrations and applications and in the jurisdictions as identified on the list provided by Licensor to Licensee pursuant to Section 12.1(a) above;

(iv)                              Licensor has the right to grant the license the rights granted pursuant to this Agreement, subject to the following: (A) neither Licensor nor its Affiliates own trademark registrations or applications for the Licensed Hyatt Marks for some or all of the Licensed Services in every country or jurisdiction of the Territory and some countries or jurisdictions do not permit registration of service marks or do not have trademark registration systems (each, an “Unregistered Area”), and (B) Licensor or its Affiliates may own trademark registrations for the Licensed Hyatt Marks for the Licensed Services in countries or jurisdictions in the Territory in which it does not currently render Licensed Services and/or hotel services under the Licensed Hyatt Marks, and some of these registrations may be susceptible to cancellation in whole or in part (“Maintained Registrations”).  With respect to any country or jurisdiction in which Licensee has a good faith, commercially reasonable expectation that it may conduct the Licensed Business under the Licensed Hyatt Marks, Licensee may request that Licensor disclose whether such country or jurisdiction may have a Maintained Registration based on the information possessed by Licensor at the time; provided, however, in no event shall Licensor be required to obtain opinions or other advice from counsel regarding the potential vulnerability of the registration;

(v)                                 There are no claims, litigation, or proceedings completed, pending or, to the best of Licensor’s actual knowledge, threatened in writing, or agreements entered into, that might affect its right to grant the license rights granted pursuant to this Agreement or Licensee’s exercise of the license rights granted pursuant to this Agreement; and

(vi)                              Licensor owns or has the right to use the Licensor Intellectual Property, Branded Elements and/or the System which are licensed to Licensee hereunder, free and clear of liens and security interests or other restrictions or claims thereon.

(d)                                 Licensor covenants with respect to the Licensed Hyatt Marks that:

(i)                                     Subject to Section 12.1(d)(ii) below, it will take or will cause to be taken all commercially reasonable steps necessary to preserve and protect the ownership and validity of and goodwill associated with the Licensed Hyatt Marks; provided, however, that Licensor will not be required to maintain any particular registration or application for the Licensed Hyatt Marks that Licensor reasonably determines cannot or should not be maintained, and Licensor will not be required to take action against any third-party trademark, name or other identifier that Licensor reasonably determines cannot or should not be challenged unless such determination will materially and adversely affect any Projects or the Licensed Business in any jurisdictions in which Licensee is then using the Licensed Hyatt Marks; and

(ii)                                  (A)                               If Licensee has a commercially reasonable expectation that it may conduct the Licensed Business under the Licensed Hyatt Marks in a jurisdiction in which it is not conducting the Licensed Business (“New Jurisdiction”), Licensee will provide notice to Licensor of the New Jurisdiction(s) as soon as reasonably practicable prior to conducting the Licensed Business under the Licensed Hyatt Marks or entering into any sublicense agreement under Article 5 of this Agreement, in any New Jurisdiction. Upon receipt of such notice(s), Licensor agrees to consult with Licensee in order for Licensee to understand the likelihood of success if Licensee requests that Licensor or its Affiliate file and prosecute new trademark application(s), or continue to use commercially reasonable efforts to prosecute any then-pending trademark applications, subject to any prior or superior third-party rights in that country or jurisdiction and the laws and regulations of that country or jurisdiction. Licensor shall not be obligated to incur any expense in connection with such consultation.  If Licensee, after such consultation, notifies Licensor in writing to proceed with the filings in the manner referred to above, then the prosecution of the new or pending trademark applications shall be at Licensee’s expense. Licensor shall have no obligation to file applications for or otherwise obtain any trademarks that have previously been registered or applied for by third parties or with respect to which there are prior users or prior conflicting rights held by third parties. Licensor agrees to consult with Licensee upon learning of third-party rights that may conflict with Licensor’s ability to obtain a registration in the New Jurisdiction; provided, however, that such consultation shall not, and is not intended to, modify the provision above that Licensor has no obligation to file or obtain such trademarks and that Licensor may make such determination in its sole and final discretion. Licensee shall have no claim against Licensor or its Affiliates with respect to, and neither Licensor nor its Affiliates shall be liable for, any failure by Licensor or its Affiliates to obtain registration of the Licensed Hyatt Marks in any Unregistered Area or its failure to retain any Maintained Registrations. Licensee shall have no right to use, sublicense, apply to register or otherwise register, or otherwise permit or consent to the use of, any of the Licensed Hyatt Marks for any purpose in any Unregistered Areas or in any jurisdictions which may have Maintained Registrations of which Licensee has been notified until Licensor has notified Licensee in writing that Licensee is authorized to use the Licensed Hyatt Marks in such jurisdiction(s).

(B)                               Licensor acknowledges that in certain circumstances Licensee or its Permitted Affiliates may need to pursue opportunities in New Jurisdictions prior to the time that Licensee has been notified by Licensor that Licensee or its Permitted Affiliates are authorized to use the Licensed Hyatt Marks in such New Jurisdictions and, notwithstanding Section 12.1(d)(ii)(A) above, such use will not be deemed a breach of this Agreement prior to Licensor notifying Licensee that a Licensed Hyatt Mark in a New Jurisdiction cannot be registered or cannot be used due to prior or superior third party rights. Until such time that Licensor has authorized Licensee’s or its Permitted Affiliate’s use of the Licensed Hyatt Marks in the New Jurisdiction, if Licensee or its Permitted

Affiliate elects to proceed with the use of the Licensed Hyatt Marks prior to receiving such notice, (x) such use shall be at Licensee’s or its Permitted Affiliates’ sole risk and Licensee shall indemnify Licensor as if such use were an unauthorized use pursuant to Section 15.1(a)(i) of this Agreement (provided upon such indemnification such use will not be a breach of this Agreement), and (y) notwithstanding anything in Section 15.1(b) of this Agreement to the contrary, Licensor will have no obligation to indemnify Licensee or its Permitted Affiliates for such use by Licensee or its Permitted Affiliates. If Licensor determines, and notifies Licensee, that a Licensed Hyatt Mark in a New Jurisdiction cannot be registered or cannot be used due to prior or superior third party rights, Licensee and its Permitted Affiliates shall cease any use that either of them commenced with respect to the applicable Licensed Hyatt Mark under this Section 12.1(d)(ii)(B) promptly following receipt of such notice.

(e)                                  If, following the Effective Date, Licensor or its Affiliates secure a trademark registration for the applicable elements of the Licensed Business for the registered services (that are Licensed Services) under the applicable Licensed Hyatt Mark in any portion of the Excluded Area, Licensee will be granted the right to use the Licensed Hyatt Marks and the System pursuant to Section 2.1(a) of this Agreement in the subject portion of the Excluded Area, but only with respect to the specific Licensed Services covered by the newly secured registration.

Section 12.2                             Licensee’s Use of System and Licensor Intellectual Property.

(a)                                 With respect to Licensee’s use of the System and Licensor Intellectual Property under this Agreement:

(i)                                     Licensee, its Permitted Affiliates and Permitted Sublicensees will use the System, the Branded Elements and Licensor Intellectual Property only as and in the form and manner expressly authorized by Licensor in this Agreement or as otherwise expressly authorized by Licensor in writing.  Unauthorized use of Licensor Intellectual Property by Licensee, its Permitted Affiliates and Permitted Sublicensees will constitute an infringement of Licensor’s rights as well as a material default under this Agreement. Licensor shall provide written notice of any such alleged unauthorized use and infringement to Licensee, which will include a detailed explanation of such unauthorized use of Licensor Intellectual Property including specifically which Project or Projects were involved in such unauthorized use.  Licensee, its Permitted Affiliate or Permitted Sublicenses shall have thirty (30) days following Licensee’s receipt of Licensor’s written notice to take corrective actions to cease or correct such unauthorized use and if such corrective action is not completed within such thirty (30) day period but Licensee, its Permitted Affiliates or Permitted Sublicensees are diligently pursuing such corrective actions, Licensor shall grant an additional sixty (60) day cure period to Licensee.  If such corrective action is not completed by the end of such additional sixty (60) day period, the failure to do so shall be deemed a default and Licensor may issue a notice of default (A) under Section 17.1(a)(viii) of this Agreement with respect to any affected Projects and exercise all remedies thereunder; provided, however, with respect to immaterial unauthorized uses, Licensor’s remedies shall be limited to those set forth in Section 17.1(b)(i) of this Agreement, or (B) under Section 17.4 of this Agreement with respect to System-wide unauthorized uses and exercise all remedies thereunder.

(ii)                                  Licensee, its Permitted Affiliates and Permitted Sublicensees will use the Licensed Hyatt Marks only in the same places, combination, arrangement, and manner as used as of the Effective Date by the Acquired Companies or provided in the Brand Standards as permitted by this Agreement or approved by Licensor in writing.

(iii)                               Prior to Licensee’s use of the Licensed Hyatt Marks, Licensor shall approve, in writing, such use by Licensee in order to confirm compliance with the requirements of the Brand Standards and this Agreement in accordance with the timing, review and approval procedures of Licensor for Marketing Content submitted by Licensee to Licensor pursuant to Sections 8.5(a) or 8.5(b) of this Agreement.

(iv)                              Licensee, its Permitted Affiliates and Permitted Sublicensee will use the symbol “®,” “TM,” “SM” or such symbols or words as Licensor may designate in writing to use with or otherwise protect the Licensed Hyatt Marks;

(v)                                 Licensee will identify itself as a licensee of Licensor and the owner and/or operator of the Licensed Business and each Project as allowed or required by Licensor under the Brand Standards.

(vi)                              (A)                               Except as otherwise approved by Licensor in writing or as otherwise expressly permitted under this Agreement, Licensee shall not, at any time, include the name “Hyatt” or any other Licensor Intellectual Property or any similar marks in its corporate name or in the corporate name of any of its Affiliates, Permitted Sublicensees or any Owners’ Associations of any of the Projects; provided, however, a Licensed Club, the Project names, existing Owners’ Association names and Acquired Companies and their Affiliates (that remain as such after the closing of the Sale Transaction) that currently include the name “Hyatt” or any other Licensor Intellectual Property or any similar marks in their corporate names shall continue to use such names after the closing of the Sale Transaction, subject to Section 12.2(a)(vi)(B) below;

(B)                               Within sixty (60) days after the closing of the Sale Transaction, any use of names provided in Section 12.2(a)(vi)(A) above as corporate names shall be discontinued and such corporate names shall be changed to names that do not use the word “Hyatt” or any of Licensor’s or its Affiliates’ other trademarks or trade names or any similar trademarks or trade names;

(vii)                           Licensee does not have any right to and will not Transfer, sublicense, or allow any Person to use any of the Licensor Intellectual Property, except as expressly permitted in this Agreement (Licensee’s and its Affiliates’ continued use thereof for resort directory purposes is expressly permitted);

(viii)                        Licensee will not use the Licensor Intellectual Property to incur any obligation or indebtedness on behalf of Licensor or any of its Affiliates;

(ix)                              Licensee will not apply for trademark or service mark registration of any Proprietary Mark, any variation thereof, or any mark determined by Licensor in its reasonable business judgment to be confusingly similar to, or that includes, any Proprietary Mark in the United States or any other country or jurisdiction. If Licensee requests that Licensor file an application for a new trademark that includes any Proprietary Mark which is related to a new program or initiative under the Licensed Business and Licensor approves such request, Licensor will file such application at Licensee’s expense. If Licensee wishes to modify an existing Licensed Hyatt Mark and requests that Licensor file an application for such modified Licensed Hyatt Mark, and Licensor approves such request to modify, Licensor will file such application, but Licensee must reimburse Licensor for all costs and expenses (all of which costs and expenses must be pre-approved by Licensee) related to such application (including without limitation the costs for conducting a trademark search, filing and prosecuting an application through to registration, maintenance of any resulting registrations (unless such resulting registration replaces an existing registration that is not maintained), and any related appeals, proceedings, disputes, oppositions and litigation); provided that Licensee shall be given access to all search results, office actions and correspondence relating thereto, and shall have the right to request that Licensor withdraw, abandon or otherwise discontinue such applications, after which it shall have no further liability for such costs and expenses should Licensor continue with the filing;

(x)                                 If, notwithstanding the terms of this Agreement, Licensee or any of its Permitted Affiliates registers or has registered or directly or indirectly controls any domain name that is determined by Licensor in its reasonable business judgment to be confusingly similar to the domain names owned by Licensor or its Affiliates as described in Section 12.2(b)(i) below or that incorporate any of the Proprietary Marks (or any confusingly similar variation thereof), Licensee or its Permitted Affiliates, as applicable, must unconditionally assign such domain names to Licensor or its Affiliate upon Licensor’s written request but such assignment will be “as is” (a list of domain names and email addresses approved by Licensor as of the Effective Date for use by Licensee or any of its Permitted Affiliates is set forth on Schedule 12.2(a)(x));

(xi)                              Licensor hereby approves “Hyatt Residence Club” and “Hyatt Vacation Ownership” as a business, trade, fictitious, assumed or similar name for use by the Licensed Club and the Acquired Companies and their Affiliates as of the Effective Date, which Licensor authorizes Licensee to continue to use subsequent to the Effective Date.  Licensor and Licensee will consult with respect to any additional business, trade, fictitious, assumed or similar names which Licensee or its Permitted Affiliates may want to use subsequent to the Effective Date in connection with the Licensed Business and Licensor will approve or reject the use of such names in its reasonable business judgment; provided, however, Licensor may approve or reject the use of such names in its sole discretion if such names include any of the Proprietary Marks.  Licensee will obtain Licensor’s approval of, and will comply with Licensor’s instructions in filing and maintaining, any required business, trade, fictitious, assumed, or similar name registrations containing the Licensed Hyatt Marks. Licensee will also execute any documents and take such other action deemed reasonably necessary by Licensor or its counsel to protect and enforce the Proprietary Marks or maintain their validity and enforceability at Licensor’s expense.  Notwithstanding the foregoing, Licensor hereby approves of Licensee and its Affiliates continued use of the names “Hyatt Residential Group”, “Hyatt Residential Marketing Corporation” and “Hyatt Residential Management Corporation” for signage (including, without limitation, exterior and interior signs, and etchings on doors or monuments) that include such names and exist as of the Effective Date, until (unless otherwise agreed by the parties) the earlier to occur of the third (3rd) anniversary of the Effective Date or the date the use of each such signage is phased out in a manner reasonably determined by Licensee, and for printed materials (including, without limitation, business cards of corporate executives of the Acquired Companies) that include such names and exist as of the Effective Date, until all such materials have been used or exhausted; and

(xii)                           If litigation or other demand or action involving the Licensor Intellectual Property is instituted or threatened in writing against Licensee or any notice of such infringement is received by Licensee, or if Licensee becomes aware of any infringement or other violation of the Licensor Intellectual Property by Licensee or a third party, Licensee will promptly notify Licensor in writing and will cooperate fully with Licensor and comply with Licensor’s instructions in connection with Licensor’s defense, prosecution or settlement of such litigation, notice, infringement or violation (at no expense to Licensee), including but not limited to participating as a necessary party in pursuing such litigation. Licensor shall have sole right and responsibility for enforcing the Licensor Intellectual Property at its sole discretion and cost and is entitled to all settlements, damages, costs, attorneys’ fees or other amounts received from such enforcement efforts; and

(xiii)                        Upon termination of this Agreement pursuant to Article 17 of this Agreement or otherwise, Licensee, its Permitted Affiliates and Permitted Sublicensees will cease using the Licensed Hyatt Marks as specified in Article 18 of this Agreement, including all uses of the Licensed Hyatt Marks together with the Licensee Marks as authorized pursuant to this Section 12.2.

(b)                                 Licensee agrees that:

(i)                                     the Proprietary Marks are subject to replacement, addition, deletion, and other modification by Licensor (or the Affiliate that owns the Proprietary Marks) in its sole discretion, but on a Non-discriminatory Basis. In such event,

(A)                               Subject to Section 6.2 of this Agreement and any other provisions of this Agreement, Licensor may require Licensee to discontinue or modify Licensee’s use of any of the Licensed Hyatt Marks or to use one or more additional or substitute or modified marks; provided, however, that Licensor shall not amend, modify, delete, or change the word “Hyatt” in any of the Licensed Hyatt Marks described in clauses (i) through (iii) of the definition of “Licensed Hyatt Marks” as used in connection with the Licensed Business (other than the appearance, including the color, font, stylization, script, or format of the word “Hyatt” used as part of such Licensed Hyatt Marks) without Licensee’s prior written consent, which it may grant or withhold in its sole discretion; and

(B)                               Licensor may require that Licensee bear the costs related to such replacement, addition, deletion, or other modification in respect of the Licensed Business; provided, however, that Licensor shall treat Licensee no less favorably than Licensor treats franchisees or licensees of Licensor Lodging Facilities with respect to such costs, or the economic equivalent thereof.

(ii)                                  During the Term and thereafter, Licensee will not directly or indirectly (A) attack or otherwise challenge the ownership, title or rights of Licensor or its Affiliates in and to any part of Licensor Intellectual Property, the Branded Elements or the System; (B) contest the validity of any part of Licensor Intellectual Property, the Branded Elements or the System, or the right of Licensor to grant to Licensee the use of any part of Licensor Intellectual Property, the Branded Elements or the System (other than Licensor’s Electronic Systems provided by or licensed by third parties) in accordance with this Agreement; (C) take any action or refrain from taking any action that is reasonably likely to impair, jeopardize, violate, or infringe any part of the System; (D) claim adversely to Licensor or its Affiliates any right, title, or interest in and to the System; (E) assert any interest in all or any part of the System or the Licensor Intellectual Property by virtue of a constructive trust; (F) misuse or harm or bring into dispute the System; or (G) make any demand, or serve any notice orally or in writing, on a third party or institute any legal action against a third party, or negotiate, litigate, compromise or settle any controversy with a third party in relation to any claim, suit or demand, involving the Licensor Intellectual Property without first obtaining Licensor’s consent, which consent may be granted or withheld in Licensor’s sole discretion; provided, however, that nothing herein shall be construed as restricting Licensee’s rights with respect to its defense to any claim against it by Licensor under this Agreement;

(iii)                               Licensee has no Ownership Interest in the System (including any modifications, derivatives or additions thereto proposed by or on behalf of Licensee, its Permitted Affiliates or Permitted Sublicensees (for purposes hereof, collectively, “modifications”)), and Licensee’s use of the System in connection with the operation of the Licensed Business and the Projects will not give Licensee any Ownership Interest therein. Licensee hereby assigns (and will cause each of its employees or independent contractors who contributed to such modifications to assign) to Licensor, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions thereof) in and to all modifications to the Licensor Intellectual Property and other aspects of the System proposed or created by or on behalf of Licensee, its Permitted Affiliates or Permitted Sublicensees. Licensee waives (and will cause each of its employees or independent contractors who contributed to such modifications to waive) all rights of “droit moral” or “moral rights of authors” or any similar rights that Licensee (or its employees or independent contractors) may now or hereafter have in such modifications, and Licensee disclaims any interest in such modifications by virtue of a constructive trust. Licensee agrees to execute (or cause to be executed) and deliver to Licensor any documents and to do any acts that may be reasonably deemed necessary by Licensor to perfect or protect the title in the modifications herein conveyed, or intended to be conveyed now or in the future in all cases at Licensor’s expense;

(iv)                              All goodwill arising from Licensee’s use of Licensor Intellectual Property, the Branded Elements or the System (other than Licensor’s Electronic Systems provided by or licensed by third parties) will inure solely and exclusively to Licensor’s benefit, and upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Licensee’s use of any aspect of Licensor Intellectual Property, the Branded Elements or the System; and

(v)                                 To the extent required by or advisable under Applicable Law, Licensee will cooperate in good faith with any reasonable requests from Licensor to record this Agreement or any summary or abstract thereof.

(c)                                  The provisions of this Section 12.2 will survive the expiration or termination of this Agreement.

Section 12.3                             Licensee’s Use of Other Marks.

(a)                                 Except as expressly permitted under this Agreement, Licensee will not use in any manner any of the System in connection with any Other Mark(s) (other than the Licensee Marks), without Licensor’s prior written approval in Licensor’s sole discretion.

(b)                                 Licensee will not use any name or Other Mark (other than the Licensee Marks) in connection with the Licensed Business or the Projects that may infringe upon, or be confusingly similar to, dilute or otherwise violate a third party’s trade name, trademark, or other rights in intellectual property.

(c)                                  Except as otherwise expressly permitted by Sections 8.3 and 8.5 of this Agreement or as required by Applicable Law or contractual obligations of Licensee as of the Effective Date, Licensee will not use or permit the use of any Other Mark (except for the Licensee Marks) in connection with the Licensed Business or the Projects or in any Marketing Content, advertising of, for, relating to or involving the Licensed Business or the Projects or its operation without Licensor’s prior approval, which shall not be unreasonably withheld, conditioned, delayed or denied.

Section 12.4                             Licensee Websites.

(a)                                 The Acquired Companies have established and Licensee, its Permitted Affiliates and Permitted Sublicensees intend to continue the use of (i) one or more public Internet websites to advertise and promote the Licensed Business and the Projects (“Licensee’s S&M Website”), and (ii) one or more password protected websites to communicate with Members of a Licensed Club and other owners of

Licensed Shared Ownership Products and allow such Members and owners to reserve the use of Licensed Shared Ownership Units at Licensed Shared Ownership Projects, Affiliated Unbranded Shared Ownership Projects or otherwise (“Licensee’s Club Website” and, together with Licensee’s S&M Website and any other websites and social media pages, accounts and applications established or used during the Term which use any of the Licensed Hyatt Marks, collectively, “Licensee’s Websites”).  Licensor acknowledges and agrees that, as of the Effective Date, all aspects of Licensee’s Websites existing as of the Effective Date comply with the Brand Standards and the requirements of Section 13.2 of this Agreement.  Except as permitted with respect to Licensee’s Websites, Licensee will not display the Licensed Hyatt Marks or associate the System with (through a link or otherwise) any website, electronic Marketing Content, domain name, address, designation, or listing on the Internet or other communication system, except in compliance in all material respects with the applicable Brand Standards and with the prior written consent of Licensor.  Licensee shall operate and maintain Licensee’s Websites such that (i) the form, content and appearance of the Licensed Hyatt Marks that appear on Licensee’s Websites, and any modifications thereto by Licensee, comply with all applicable Brand Standards before being made generally available on the Internet; and (ii) Licensee’s Websites comply with the requirements of Section 13.2 of this Agreement and the applicable Brand Standards related thereto.  Licensor acknowledges that if Licensee desires to make any changes to the content of the Licensee’s Websites, then such changes will be subject to Licensor approval in accordance with Section 8.5(a) or (b) of this Agreement; provided nothing herein shall be construed as prohibiting Licensee from making changes to the content immediately as required by Applicable Law.  For the period while Licensor is hosting a Licensee’s Website, if Licensee wants to make any functionality or workflow modifications to such Licensee’s Website which do not consist of prohibited Changes (as such term is defined in Section 12.4(b) below), then Licensee and Licensor will follow the procedures set forth in Exhibit H.

(b)                                 Licensee agrees that Licensor will be the registrant (i.e., registered owner) of the domain names for the Licensee’s Websites and all other domain names that contain or are comprised of any of the Licensed Hyatt Marks or are similar to the Licensed Hyatt Marks now and in the future (collectively, “Licensed Domains”), and that all Licensed Domains will be registered and maintained with Licensor’s domain name registrar (the “Registrar”).  For so long as Licensor hosts the Licensee’s Websites, Licensee shall pay Licensor a hosting fee (a “Hosting Fee”) for hosting and maintaining Licensee’s Websites, which Hosting Fee will be included in the amounts paid pursuant to the Hotel Reservation System Services Agreement.  Licensor’s hosting of the Licensee’s Websites shall be in accordance with service levels generally provided to franchisees, licensees, owners, managers and other parties in connection with Licensor Lodging Facilities.  Licensor will have a “parent account” at the Registrar (which Licensor may not assign except to an Affiliate of Licensor or in connection with a Transfer permitted by Section 16.2 of this Agreement), and Licensee will have a “child account” at the Registrar under Licensor’s parent account for purposes of registering and managing all Licensed Domains that Licensee is permitted to use under this Agreement. Licensee will serve as and be identified as the administrative and technical contacts for the Licensed Domains, and Licensee will be solely responsible for the use and maintenance of the Licensed Domains (including without limitation controlling the child account and the user name and password for that account, paying all registration and renewal fees, maintaining and updating the domain name services’ records for the domain names of the Licensee’s Websites and any other Licensed Domains, and maintaining accurate contact information on the WHOIS records for the administrative and technical contacts). However, Licensor has the option, but is not required, to pay registration and renewal fees and take any actions to prevent the cancellation or expiration of any of the Licensed Domains. Licensee will not directly or indirectly: (i) delete or cancel any of the Licensed Domains without prior notice to Licensor and affording Licensor an opportunity to assume control or management of such Licensed Domains, (ii) transfer control or management of any of the Licensed Domains to a new registrar, (iii) transfer ownership of any of the Licensed Domains to an owner other than Licensor, (iv) except as consented to by Licensor, encumber any of the Licensed Domains in any way (collectively, the “Changes”), or (v) permit use of the Licensed Domains, directly or indirectly, in any manner inconsistent with the terms of this Agreement. Licensee’s child account with the Registrar will not permit Licensee to make any Changes. Upon expiration or termination of the Agreement, Licensor will subsume Licensee’s child account into its parent account and will take over the disposition and management of all Licensed Domains in that account as Licensor may determine in its sole discretion, and Licensee will provide commercially reasonable cooperation necessary to carry this out.  Licensor shall reasonably cooperate with Licensee in establishing appropriate forms of links or notices to both explain any changes and direct Members and customers to any new domains used by Licensee in connection with the Licensed Shared Ownership Business upon expiration or termination of this Agreement, and shall maintain such links or notices for at least one (1) year following such expiration or termination of this Agreement.

(c)                                  In addition, Licensor will provide DNS hosting for Licensee, for so long as Licensee requests. If Licensee desires to provide its own DNS hosting, Licensor will assist in the transition. Licensor agrees to execute such documents and perform such acts as may be necessary for Licensee to assume responsibility under Licensor or its Affiliates’ agreements related to connectivity and the other items in this Section 12.4, as permitted under this Agreement.

(d)                                 After March 1st of each calendar year during the Term, Licensee may request that Licensor provide Licensee with a written affirmation signed by an authorized agent of Licensor, that Licensor and its Affiliates have maintained, in all material respects, compliance with the PCI DSS standards and procedures adopted by Licensor, with respect to all Licensee Member Information in its possession for the preceding calendar year.  Licensor shall provide such affirmation within ten (10) Business Days after its receipt of Licensee’s written request. In addition, Licensor will reasonably cooperate with Licensee to provide additional information required by a PCI acquirer, to the extent not prohibited by Applicable Law or Licensor’s Privacy Policy.

Section 12.5                             Credit and Debit Cards.

(a)                                 Licensee, its Permitted Affiliates and Permitted Sublicensees shall not use any of the Licensor Intellectual Property, including the Licensed Hyatt Marks or the Licensor Customer Information (other than included as part of the Licensee Member Information), to brand, co-brand, sponsor, market, promote or otherwise affiliate with a credit, charge or debit card other than through an arrangement with Licensor in connection with a “Hyatt” branded, co-branded, sponsored, marketed or promoted credit, charge or debit card.

(b)                                 Licensee, its Permitted Affiliates and Permitted Sublicensees shall not market or promote the acquisition of a credit, charge or debit card at any Licensed Shared Ownership Projects, Affiliated Unbranded Shared Ownership Projects, Sales Facilities, Marketing Facilities or Licensed Residential Projects, or otherwise in connection with the Licensed Business, including using any customer-facing sales assets or facilities that contain or display any of the Licensor Intellectual Property (including phone numbers, websites, domain names, screen names, social networking names, email addresses, and customer information) or Branded Elements in connection with the marketing or promotion of the acquisition of a credit, charge or debit card, other than (i) in an arrangement with Licensor in connection with a “Hyatt” branded, co-branded, sponsored, marketed or promoted credit, charge or debit card, or (ii) in an arrangement that complies with Section 12.5(a) above, and each of the following, subject to Section 12.5(c) below: (A) such card may offer benefits to cardholders such as discounts on Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, or stays, products or services at Licensed Shared Ownership Projects or Affiliated Unbranded Shared Ownership Projects, but may not offer points or other benefits that consist of or are exchangeable into points under a Brand Loyalty Program, or usage rights for Licensed Shared Ownership Units or Shared Ownership Units at Affiliated Unbranded Shared Ownership Projects that may be used or converted into stays or other benefits at Licensor Lodging Facilities, and (B) such card may not be branded or sponsored by any Lodging Competitor Brand or any brand of a Licensor SOI Competitor.

(c)                                  Licensee shall only be obligated to participate in an arrangement with Licensor in connection with a “Hyatt” branded, co-branded, sponsored, marketed or promoted credit, charge or debit card provided that Licensor is complying with its obligations relating to such arrangement. Unless Licensee elects to no longer participate in such arrangement, so long as Licensee is participating in such an arrangement and Licensor is complying with its obligations relating to such arrangement, Licensee shall not have the right to enter into an arrangement described in clause (ii) of Section 12.5(b) above.

(d)                                 Nothing in this Section 12.5 shall restrict Licensee from entering into (i) credit, charge or debit card acceptance, merchant, servicing, and similar arrangements in the ordinary course of business with credit, charge and debit card companies, or (ii) subject to Sections 8.3 and 8.5 of this Agreement, co-marketing, promotional and similar arrangements with credit, charge and debit card companies designed to promote the general awareness of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects to the card company’s customer base. With respect to clause (ii) in the previous sentence, Licensee is not permitted to use any Licensor Customer Information except to the extent such information or data is included in Licensee Member Information.  For the avoidance of doubt, nothing in this Section 12.5 shall prevent Licensee, its Permitted Affiliates or Permitted Sublicensees from entering into arrangements with respect to credit, charge or debit card acceptance, merchant, servicing and similar arrangements, including co-branded, sponsored, marketed or promoted credit, charge or debit cards with respect to any business that is not a Licensed Business.  For the avoidance of doubt, nothing herein shall prevent Parent or any other Affiliate of Licensee from offering or promoting a credit, charge or debit card in the name of Parent or any other Affiliate of Licensee, without using the Licensed Hyatt Marks, to the members of any Exchange Program operated by Parent or any other Affiliate of Licensee.

Section 12.6                             Use of Licensee Marks.

(a)                                 Licensee hereby consents to Licensor’s and its Affiliates’ use of the Licensee Marks in connection with the Licensed Business and the Projects (including in printed marketing and promotional materials, and on Licensor’s websites) and agrees that such consent shall remain in full force and effect until thirty (30) days following the termination of this Agreement for any reason. Licensor consents to Licensee’s use of the Licensee Marks in connection with the Licensed Hyatt Marks on the terms and conditions set forth in this Section 12.6.

(b)                                 Licensee will use the Licensee Marks together with the Licensed Hyatt Marks only as authorized under this Agreement in connection with the Licensed Business and the Projects and only in accordance with applicable Brand Standards or as otherwise authorized in advance by Licensor in writing. Licensee will strictly conform all uses of the Licensee Marks together with the Licensed Hyatt Marks to the content, layout and graphic design of sample materials in accordance with the Brand Guidelines or as otherwise approved in advance by Licensor, and Licensee shall restrict such usage to types of activity, medium or signage in accordance with applicable Brand Standards or as otherwise specifically approved in advance by Licensor.  Licensor’s use of the Licensee Marks shall meet the standards of this Section 12.6(b).

(c)                                  Licensee will not file, seek or make any intellectual property registration containing any of the Licensee Marks together with any Licensed Hyatt Marks. If such filing is required by Applicable Law, such registration shall be subject to the prior written approval of Licensor and shall be made solely by Licensor. Licensee shall withdraw, cancel or assign to Licensor, at Licensor’s option, any unauthorized registration upon the request of Licensor. At Licensee’s request upon the expiration of the Term or termination of this Agreement, Licensor shall withdraw or cancel any intellectual property registration containing any Licensee Marks together with Licensed Hyatt Marks.

(d)                                 Upon termination of this Agreement pursuant to Article 17 of this Agreement or otherwise, Licensor will cease using the Licensee Marks as specified in Article 18 of this Agreement, including all use of the Licensee Marks together with the Licensed Hyatt Marks as authorized pursuant to this Section 12.6.

(e)                                  Licensee acknowledges and agrees that (i) it shall not acquire any right, title or interest in or to the Licensed Hyatt Marks as a result of the use of the Licensee Marks together with the Licensed Hyatt Marks, (ii) all goodwill associated with the Licensed Hyatt Marks generated by their use together with the Licensee Marks shall inure solely to Licensor, and (iii) it shall not assert that the Licensed Hyatt Marks and the Licensee Marks when used together comprise a composite mark. Licensor acknowledges and agrees that (x) it shall not acquire any right, title or interest in or to the Licensee Marks as a result of the use of the Licensed Hyatt Marks together with the Licensee Marks, (y) all goodwill associated with the Licensee Marks generated by their use together with the Licensed Hyatt Marks shall inure solely to Licensee, and (z) except as necessary in connection with a filing by Licensor under Section 12.6(c) above it shall not assert that the Licensee Marks and the Licensed Hyatt Marks when used together comprise a composite mark.

(f)                                   Licensee hereby acknowledges and agrees that if at any time the use of the Licensee Marks together with a Licensed Hyatt Mark in connection with the Licensed Business or any Project is challenged by a third party, Licensor may require that such use immediately cease or that the affected Licensee Marks be changed in a manner that resolves the challenge raised by the third party. Notwithstanding the potential requirement above by Licensor that Licensee cease using or use a changed Licensed Hyatt Mark upon a third-party challenge to the Licensed Hyatt Mark, if Licensee believes such challenge is without merit, Licensee may request that Licensor contest such challenge and Licensor shall determine how to proceed in Licensor’s discretion. Except as otherwise set forth in this Agreement, Licensee shall have sole responsibility for enforcing the Licensee Marks in its discretion and cost and is entitled to all settlements, damages, costs, attorneys’ fees or other amounts received from such enforcement efforts. To the extent any Licensee Mark is used in connection with any of the Licensed Hyatt Marks, enforcement of the Licensed Hyatt Marks is governed by Section 12.2(a)(xii) of this Agreement.

ARTICLE 13

CONFIDENTIAL INFORMATION; DATA PROTECTION LAWS

Section 13.1                             Confidential Information.

(a)                                 Licensee will not, during the Term or thereafter, without Licensor’s prior consent, which consent may be granted or withheld in Licensor’s sole discretion, copy, duplicate, record, reproduce, in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Licensor Confidential Information or use the Licensor Confidential Information in any manner not expressly authorized by this Agreement. Licensee may divulge such Licensor Confidential Information only to such of the employees, agents, directors or attorneys of Licensee, its Permitted Affiliates and Permitted Sublicensees as require access to it in order to operate the Licensed Business and the Projects and to comply with Licensee’s obligations under the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above. All other Persons, including, without limitation, any potential acquirer of Licensee, are “unauthorized” for purposes of this Agreement. Licensee agrees that the Licensor Confidential Information has commercial value and that Licensor and its Affiliates have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Licensor Confidential Information is proprietary and a trade secret of Licensor and its Affiliates. Licensee will be liable to Licensor for any breaches of the confidentiality obligations in this Section 13.1(a) by its employees and agents. Licensee will maintain the Licensor Confidential Information in a safe and secure location and will immediately report to Licensor the theft or loss of all or any part of the Licensor Confidential Information.  It will not be a violation of this Agreement for Licensee to disclose Licensor Confidential Information to the extent required by Applicable Law or a Governmental Authority, provided that Licensee provides Licensor with prior notice of such disclosure to allow Licensor, at its option and expense, to contest such disclosure.

(b)                                 Licensor will not, during the Term or thereafter, without Licensee’s prior consent, which consent may be granted or withheld in Licensee’s sole discretion, copy, duplicate, record, reproduce, in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Licensee Confidential Information or use the Licensee Confidential Information in any manner not expressly authorized by this Agreement. Licensor may divulge such Licensee Confidential Information only to such of Licensor’s employees, agents, directors or attorneys as require access to it in order to comply with its obligations with respect to the operation of the Projects and the Licensed Business and its obligations under the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above. All other Persons, including, without limitation, any potential acquirer of Licensee, are “unauthorized” for purposes of this Agreement. Licensor agrees that the Licensee Confidential Information has commercial value and that Licensee, its Affiliates and Permitted Sublicensees have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Licensee Confidential Information is proprietary and a trade secret of Licensee and its Affiliates. Licensor will be liable to Licensee for any breaches of the confidentiality obligations in this Section 13.1(b) by its employees and agents. Licensor will maintain the Licensee Confidential Information in a safe and secure location and will immediately report to Licensee the theft or loss of all or any part of the Licensee Confidential Information.  It will not be a violation of this Agreement for Licensor to disclose Licensee Confidential Information to the extent required by Applicable Law or a Governmental Authority, provided that Licensor provides Licensee with prior notice of such disclosure to allow Licensee, at its option and expense, to contest such disclosure.

Section 13.2                             Data Protection Laws; Data Security.

(a)                                 Licensor has provided Licensee with a copy of Licensor’s Privacy Policy and confirms that Licensor’s Privacy Policy is in compliance with Applicable Law.  Licensee shall comply with Licensor’s Privacy Policy; provided, however, if there is a conflict between Applicable Law and Licensor’s Privacy Policy, as determined by Licensee in the exercise of its reasonable business judgment, Licensee shall comply with Applicable Law and not Licensor’s Privacy Policy.  In the event Licensor amends Licensor’s Privacy Policy, Licensor shall provide Licensee with notice of such changes upon their adoption.  If Licensor effects a change to Licensor’s Privacy Policy that is not required by Applicable Law and that adversely affects the Licensed Business, then Licensee may develop and comply with its own privacy policy for the Licensee’s Websites, subject to Licensor approval, not to be unreasonably withheld, conditioned, delayed or denied.  Licensor agrees that in the event Licensee or its Affiliate hosts Licensee’s Websites, then Licensee shall comply with the then current privacy policies and protocols of Licensee, as reviewed and approved by Licensor.

(b)                                 Without limiting the foregoing and subject to compliance with Applicable Law, each party shall use commercially reasonable efforts to implement reasonable security measures designed to prevent unauthorized access to data relating to Licensor’s Lodging Business and/or the Licensed Business (including the Licensor Customer Information and the Licensee Member Information) under such party’s control, that shall at least: (i) ensure the security and integrity of Confidential Information and Personally Identifiable Information; (ii) protect against threats or hazards to the security or integrity of Confidential

Information and Personally Identifiable Information; and (iii) prevent unauthorized access to Confidential Information and Personally Identifiable Information.  Such measures shall in no event be less stringent than (i) those used by such party to safeguard the Licensee Confidential Information and the Licensee Intellectual Property (in the case of Licensee) or the Licensor Confidential Information and the Licensor Intellectual Property (in the case of Licensor). Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of access and incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates.  If either party becomes aware of a suspected or actual breach of security involving Personally Identifiable Information, such party will notify the other party promptly after becoming aware of such occurrence and take all necessary steps (i) to investigate and remediate the breach, and (ii) prevent its recurrence.

(c)                                  Each party shall do and execute, or arrange to be done and executed, each act, document and thing necessary or desirable to keep the other party and its Affiliates (and its Permitted Sublicensees in the case of Licensee) in compliance with any of the Data Protection Laws and Licensor’s Privacy Policy. Each party shall reimburse the other party and its Affiliates for any and all costs incurred in connection with the breach by such party of such Data Protection Laws or Licensor’s Privacy Policy.  All Sublicense Agreements, Sublicense Documents and New Project Documents shall include data privacy and data security provisions reasonably acceptable to Licensor.  The parties acknowledge and agree that the Data Protection Laws are subject to change by the applicable authorities in each jurisdiction.  The parties shall equitably allocate costs associated with any such regulatory change that impacts a party’s operation of the Licensed Business.

(d)                                 Each party represents, warrants and covenants that it will comply with all applicable Data Protection Laws.  Licensor represents, warrants and covenants that, to the extent required by applicable Data Protection Laws, it has obtained and will continue to obtain the consent of all data subjects from which it collects Personally Identifiable Information for all processing and other uses and transfers of Personally Identifiable Information contemplated by this Agreement.  Licensee represents, warrants and covenants that, to the extent required by applicable Data Protection Laws, it will obtain the consent of all data subjects from which it collects Personally Identifiable Information for all processing and other uses and transfers of Personally Identifiable Information contemplated by this Agreement.

(e)                                  Each party shall keep the other party apprised of its measures undertaken in accordance with this Section 13.2.  If a party reasonably determines that the measures undertaken by the other party, its Affiliates or, in the case of Licensee, any Permitted Sublicensees, are in violation of any of the Data Protection Laws or Licensor’s Privacy Policy or are otherwise deficient, then such party in violation shall fully comply with any reasonable additional policies and procedures that the other party may promulgate from time to time.  Additionally, each party, its Affiliates and, in the case of Licensee, its Permitted Sublicensees, shall execute any agreements or other documents, and take any actions, that the other may require them to execute or take from time to time in furtherance of the implementation of Licensor’s Privacy Policy and Licensor’s reasonable interpretations thereof.

ARTICLE 14

ACCOUNTING AND REPORTS

Section 14.1                             Books, Records, and Accounts.

(a)                                 Licensee at its expense will maintain and preserve for at least the period of time required by Applicable Law, complete and accurate books, records, and accounts in accordance with United States generally accepted accounting principles, consistently applied, and Applicable Law, for the Licensed

Business, including, without limitation, each sale or rental of Shared Ownership Products and Residential Units and other information that Licensor reasonably deems necessary for Licensor to determine whether Licensee is in compliance with this Agreement. Licensee’s obligation to preserve such books, records and accounts will survive the expiration or termination of this Agreement.

(b)                                 With respect to each Project, Licensee agrees to:  (i) prepare on a current basis in a form reasonably satisfactory to Licensor, and preserve for at least four (4) years, complete and accurate records concerning Gross Sales Prices, Gross Rooms Revenue, Gross Rental Revenue, other Project revenues, and all financial, operating, marketing, and other aspects of the Project; and (ii) maintain an accounting system that fully and accurately reflects all financial aspects of the Project, including books of account, tax returns, governmental reports, daily reports, profit and loss and cash flow statements, balance sheets, and complete quarterly and annual financial statements relating to the Project.

Section 14.2                             Reports.

(a)                                 Licensee will, at its expense, submit to Licensor within thirty (30) days after the close of each calendar quarter (or calendar month in the case of clause (i) below) during the Term a statement, in a form reasonably required by Licensor, with such reasonable modification as Licensor may require from and after the Effective Date, containing specified sales information for such calendar quarter (or calendar month in the case of clause (i) below) with respect to the Licensed Business, including:

(i)                                     aggregate initial sales relating to Gross Sales Prices, aggregate re-sales relating to Gross Sales Prices and the Project count (showing the number of open and operating Projects and the corresponding number of Shared Ownership Units in such Projects built and that have a certificate of occupancy) as of the end of each such calendar month;

(ii)                                  a forecast of sales for the next calendar quarter;

(iii)                               aggregate Licensed Club Dues relating to participation in Licensed Clubs as of the end of each such calendar quarter;

(iv)                              aggregate Gross Rooms Revenue relating to the Hyatt Carmel Highlands Hotel as of the end of each such calendar quarter; and

(v)                                 aggregate Gross Rental Payments relating to the applicable Projects and Licensed Club as of the end of each such calendar quarter (excluding those Gross Rental Payments on which Rental Royalty Fees are not paid in accordance with Section 3.2(d) of this Agreement), as well as the amount of Brand Loyalty Program points purchased by a Licensed Club in connection with the exchange by Members of their Shared Ownership Products during such calendar quarter.

(b)                                 With respect to each Project, at Licensor’s request, Licensee must prepare and deliver to Licensor quarterly, and annual operating statements, profit and loss statements, balance sheets, and other reports relating to such Project that Licensor periodically requires, prepared in the form, by the methods, and within the timeframes that Licensor reasonably requires.  Without limiting the generality of the foregoing, on or before the day of each quarter, Licensee agrees to prepare and send Licensor a statement for the previous quarter, certified by Licensee’s chief financial or principal accounting officer, listing Gross Sales Prices, Gross Rooms Revenue, Gross Rental Revenue, other Project revenues, room occupancy rates, reservation data, the amounts currently due under Article 3 of this Agreement, as applicable, and other information that Licensor deems useful in connection with the System.  The statement will be in the form and contain the detail Licensor reasonably requests from time to time and may be used by Licensor for all reasonable purposes.

(c)                                  Within ninety (90) days after the end of Licensee’s fiscal year, Licensee must send Licensor one or more of the following as Licensor may request, certified by Licensee’s chief financial or principal accounting officer to be true and correct:  (i) complete financial statements relating to each Project for that fiscal year (including a balance sheet, statement of operations and statement of cash flow) prepared in accordance with generally accepted accounting principles consistently applied; and (ii) statements reflecting all Gross Sales Prices, Gross Rooms Revenue and Gross Rental Payments and all sources and amounts of other Project revenue generated during the year.

(d)                                 Licensee will, at its expense, submit to Licensor within ninety (90) days following the end of each calendar year during the Term information regarding the length of the terms, renewal rights, and expiration dates of Owners’ Association management agreements for Projects then in effect.

(e)                                  Licensee will, at its expense, deliver to Licensor promptly upon its receipt of all default notices and any other notices given or received that could reasonably be expected to have a material adverse effect on a Project or the Licensed Business under all Sublicense Agreements, Sublicense Documents, Existing Project Agreements, Existing Residential Project Agreements and New Project Documents.  Upon Licensor’s reasonable written request, Licensee will, at its expense, deliver to Licensor promptly upon such request any reports given or received under all Sublicense Agreements, Sublicense Documents, Existing Project Agreements, Existing Residential Project Agreements and New Project Documents.

(f)                                   Promptly after any change, circumstance, fact, event, occurrence, development, condition or effect that has been or would reasonably be expected to be material to the condition (financial or otherwise), operating results, business, assets, operations, prospects, employee relations or customer or supplier relations of (x) any Project, or (y) the Licensed Business, taken as a whole, Licensee shall provide Licensor with notice of such material event and a detailed explanation thereof, including any planned response by Licensee, its Permitted Affiliates or Permitted Sublicensees; provided, however, that none of the following changes, circumstances, facts, events, occurrences, developments, conditions or effects shall require the foregoing notice:  (i) any change after the Effective Date generally affecting the international or U.S. economy or political or financial market conditions; (ii) any change after the Effective Date generally affecting the Licensed Business; (iii) any change in the Licensed Business after the Effective Date resulting from the performance or announcement of the Sale Transaction and this Agreement, including any litigation resulting therefrom, and any materially adverse change in customer, client, supplier, employee, financing source, partner or similar relationships resulting therefrom; (iv) any change after the Effective Date arising from or relating to compliance by Licensee and its Permitted Affiliates with the terms of this Agreement, or action taken, or failure to act at the request of Licensor; (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity after the Effective Date or any material worsening of such conditions existing as of the Effective Date; (vi) any hurricane, earthquake, flood or other natural disasters or acts of God after the Effective Date; (vii) changes in GAAP or any interpretations thereof by any Governmental Authority after the date hereof; or (viii) changes in any Applicable Law or interpretations thereof by any Governmental Authority after the date hereof; so long as, in the case of clauses (i), (ii), (v), (vii) and (viii), Licensee and its Permitted Affiliates are not affected thereby in a materially disproportionate manner relative to other businesses in the Shared Ownership Business.

(g)                                  All non-public information provided by Licensee pursuant to this Section 14.2 shall be treated as Licensee Confidential Information by Licensor.

Section 14.3                             Licensor Examination and Audit of Licensee’s Records.

(a)                                 During the Term, and for three (3) years following the Term, Licensor and its authorized representatives have the right, at any time (but not more than once per calendar year, unless an audit reveals an understatement of five percent (5%) or greater in such year), upon reasonable notice to Licensee, to: (i) examine all books, records, and accounts of Licensee for the three (3) years preceding such examination that relate to support for calculation of the Royalty Fees and other amounts payable under this Agreement where the calculation of such amount depends on information provided by Licensee and copy such information that is reasonably necessary for, and relevant to, such audit; and (ii) have an independent audit made of any of such books, records, and accounts. Licensee will provide such other assistance as may be reasonably requested related to the audit. If an examination or audit reveals that Licensee has made underpayments to Licensor or any of its Affiliates, Licensee will promptly pay to Licensor or such Affiliate upon demand the amount underpaid plus interest on the underpaid amount which will accrue thereon at a rate per annum equal to the Interest Rate from the date such amount was due until paid. If Licensee in good faith disputes that there was an underpayment, senior executives or their designated representatives for both parties will review the books and records in a cooperative manner in an attempt to resolve any discrepancy.

(b)                                 If an examination or audit discloses an understatement of payments due to Licensor of five percent (5%) or more for the period being examined or audited, or if the examination or audit reveals that the accounting procedures are insufficient to determine the accuracy of the calculation of any payments due, Licensee will reimburse Licensor for all reasonable costs and expenses connected with the examination or audit (including reasonable accounting and lawyers’ fees). If the examination or audit establishes a pattern of underreporting, Licensor may require that the financial reports due under Section 14.2 of this Agreement be audited by an internationally recognized independent accounting firm consented to by Licensor. The foregoing remedies are in addition to any other remedies that Licensor may have under this Agreement.

(c)                                  If an examination or audit reveals that Licensee has made overpayments to Licensor or any of its Affiliates, then the amount of such overpayments actually paid to Licensor or such Affiliate shall be offset against the next succeeding installment of Royalty Fees due to Licensor pursuant to Sections 3.1 and 3.2 of this Agreement upon demand by Licensee, or if no future installments of Royalty Fees are due to Licensor, Licensor shall pay the overpaid amount within thirty (30) days after receiving documentation evidencing such overpayment as reasonably requested by Licensor.  Licensor will also pay interest on the overpaid amount which will accrue thereon at a rate per annum equal to the Interest Rate from the thirtieth (30th) day following Licensor’s receipt of such documentation until paid.

(d)                                 To the extent Licensee is required by Applicable Law to have access to information that is in the sole possession of Licensor or its Affiliates for purposes of Licensee’s compliance obligations or for purposes of Licensee’s reporting obligations as the subsidiary of a publicly traded company, Licensor will cooperate in providing access to the extent that the necessary information is within Licensor’s or its Affiliates’ control and that Licensor and its Affiliate is not prohibited from providing such information (x) under Applicable Law or (y) pursuant to a contractual confidentiality obligation of Licensor (in the case of clause (y), Licensor shall use commercially reasonable efforts to assist in obtaining a waiver of such confidentiality obligation from the contractual counterparty).

ARTICLE 15

INDEMNIFICATION; CONTRIBUTION IN LIEU OF INDEMNIFICATION; AND INSURANCE

Section 15.1                             Indemnification.

(a)                                 Licensee will, and hereby does, indemnify and defend Licensor and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns, from and against all losses, costs, liabilities, damages, claims, and expenses of every kind and description with respect to claims brought by third-parties, including allegations of negligence by Licensor, its Affiliates, and their respective officers, directors, employees, and agents (subject to Section 15.1(g) below), to the fullest extent permitted by Applicable Law, and including reasonable attorneys’ fees and costs, arising out of or resulting from acts or omissions by Licensee, its Affiliates or Permitted Sublicensees or their respective officers, directors, agents, or employees involving the following:

(i)                                     the use of any Licensor Intellectual Property, Branded Elements or the System occurring on or after the Effective Date (including, without limitation, the Licensed Hyatt Marks) in violation of this Agreement;

(ii)                                  any violation, not in existence as of the Effective Date, of Applicable Law with respect to the Licensed Business occurring on or after the Effective Date, including any violation of the Registration/Disclosure Requirements described in Section 19.4 of this Agreement;

(iii)                               a claim on or after the Effective Date based solely on acts or events occurring on or after the Effective Date caused by Licensee, its Permitted Affiliates or Permitted Sublicensees that Licensor or its Affiliates are developers, declarants, sponsors, or brokers of Licensed Shared Ownership Products or of Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects;

(iv)                              any design, renovation, upgrading, alteration, remodeling, repair or construction defect claims at any Project with respect to work occurring at such Project on or after the Effective Date (in no event shall this provision impact Licensee’s rights and interest under any insurance policies as provided under other Transaction Agreements), but excluding any design, renovation, upgrading, alteration, remodeling, repair or other work which took place prior to the Effective Date, or construction defect claims with respect to work occurring at the Existing Projects prior to the Effective Date;

(v)                                 claims related to services provided to Members, any claim by any Member relating to the Shared Ownership Products, any claim by any Member or prospective Member relating to any untrue statement or alleged untrue statement of a material fact contained in the offering materials, or any omission or alleged omission to state a material fact required to be stated in such offering materials or necessary to make the statements made therein not misleading (all of which claims relate to acts, omissions, services or statements which occur on or after the Effective Date);

(vi)                              the marketing, advertising, promotion, offer or sale of any Licensed Club, or of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, including any disputes or lawsuits arising therefrom (all of which actions or disputes or lawsuits arising from actions or omissions which occurred on or after the Effective Date);

(vii)                           the development, sales, and marketing activities occurring on or after the Effective Date and the operation or servicing of the Projects or of any other business conducted by Licensee, its Permitted Affiliates or Permitted Sublicensees on, related to, or in connection with the Projects or the Licensed Business, which occurred on or after the Effective Date;

(viii)                        the unauthorized use of the Licensed Hyatt Marks by Licensee, its Permitted Affiliates and Permitted Sublicensees which occurred on or after the Effective Date in connection with the offer and sale of Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects in any Unregistered Area or Maintained Registration location of which Licensee had been notified, and (b) in any jurisdiction where the

Licensed Hyatt Marks are the subject of registrations described in Section 12.1(c)(iv) of this Agreement;

(ix)                              claims made by Members or other customers of the Licensed Business as a result of the termination (other than wrongful termination by Licensor) of this Agreement;

(x)                                 interference, infringement, misappropriation, dilution or other claims by third parties in relation to Licensor’s use of Licensee Intellectual Property that is licensed, or the use of which is consented to, hereunder by Licensee in accordance with the terms of this Agreement, which occurred on or after the Effective Date;

(xi)                              failure to pay Taxes payable by, levied or assessed for periods beginning on or after the Effective Date against Licensee or its Permitted Affiliates by Tax authority relating to the Licensed Business, the Projects, this Agreement, any other Transaction Agreements or in connection with operating the Projects or the Licensed Business;

(xii)                           Logoed Merchandise produced on or after the Effective Date by, or on behalf of, Licensee, its Permitted Affiliates or Permitted Sublicensees bearing the Licensed Hyatt Marks, including without limitation products claims and claims for infringement, dilution or any other violation of intellectual property rights or other rights;

(xiii)                        breach on or after the Effective Date by Licensee, its Permitted Affiliates or Permitted Sublicensees of their obligations with respect to Personally Identifiable Information or data security under this Agreement and any and all costs and expenses related to notification of affected individuals and procurement of credit protection services for such individuals to the extent required by Applicable Law and Licensor’s Privacy Policy;

(xiv)                       the infringement occurring on or after the Effective Date of a third party’s intellectual property rights in connection with the Licensed Business, other than with respect to use by Licensee, its Permitted Affiliates or Permitted Sublicenses of Licensor Intellectual Property that is licensed hereunder to Licensee in accordance with the terms of this Agreement;

(xv)                          any claim to the extent arising from the operation, ownership or use, occurring on or after the Effective Date, of the Licensed Business, the Projects or of any other business conducted on, related to, or in connection with the Projects, excluding any instance in which there is a duty of Licensor to indemnify Licensee under the Equity Interest Purchase Agreement;

(xvi)                       failure to operate the Projects on or after the Effective Date in compliance with the terms, conditions, restrictions, and prohibitions in this Agreement relating to the operation of the Projects; and

(xvii)                    any breach by Licensee, its Affiliates or Permitted Sublicensees of any representation, warranty or covenant made by Licensee in this Agreement.

(b)                                 Licensor will, and hereby does, indemnify and defend Licensee, its Affiliates, its Permitted Affiliates, and Permitted Sublicensees, their respective officers, directors, agents and employees, and their respective successors and assigns, from and against all losses, costs, liabilities, damages, claims, and expenses of every kind and description with respect to claims brought by third-parties, including allegations of negligence by Licensee, its Permitted Affiliates, and their respective officers, directors, employees, and agents (subject to Section 15.1(g) below), to the fullest extent permitted by Applicable Law, and including reasonable attorneys’ fees and costs, arising out of or resulting from acts or omissions by Licensor or its Affiliates or their respective officers, directors, agents, or employees involving the following:

(i)                                     interference, infringement, misappropriation, dilution or other claims by third parties for Licensee’s use of Licensor Intellectual Property that is licensed hereunder to Licensee in accordance with the terms of this Agreement which occurred on or after the Effective Date, provided that the use of the Licensor Intellectual Property is in accordance with the terms and conditions of this Agreement;

(ii)                                  claims by owners, developers, operators, lessees, licensees, or franchisees of Licensor Lodging Facilities that the conduct of the Licensed Business violates Territorial Restrictions or Agreed Territorial Protections unless Licensee or the applicable Permitted Affiliates or Permitted Sublicensees are in breach of Section 5.5 of this Agreement;

(iii)                               breach by Licensor or its Affiliates of their obligations with respect to Personally Identifiable Information or data security under this Agreement and any and all costs and expenses related to notification of affected individuals and procurement of credit protection services for such individuals to the extent required by Applicable Law or Licensor’s Privacy Policy or, if applicable, Licensee’s privacy policies and protocols;

(iv)                              any breach by Licensor or any of its Affiliates of any representation, warranty or covenant made by Licensor in this Agreement; and

(v)                                 acts or omissions by Non-Exclusive Shared Ownership Developers or their Affiliates or their respective officers, directors, agents, or employees, relating to the ownership, operation or use of any of the Third Party Shared Ownership Projects and/or any of the Affiliated Third Party Shared Ownership Projects; in each case to the extent caused by the gross negligence, willful misconduct or intentional misrepresentation of Licensor or its Affiliates.

Notwithstanding the foregoing to the contrary, Licensor shall have no liability for any claims arising out of or relating to:

(x)                                 Licensee’s, its Permitted Affiliates’ or Permitted Sublicensees’ unauthorized use of the Licensed Hyatt Marks: (A) in any Unregistered Area or the Excluded Area; or (B) in any country or jurisdiction in which there is a Maintained Registration of which Licensee was notified;

(y)                                 any uses of the Licensed Hyatt Marks by Licensee, its Permitted Affiliates or Permitted Sublicensees that are not authorized by this Agreement or, where applicable, the Existing Project Agreements or the Existing Residential Project Agreements; or

(z)                                  Logoed Merchandise produced after the Effective Date by or on behalf of Licensee, its Permitted Affiliates or Permitted Sublicensees and bearing the Licensed Hyatt Marks, including without limitation products claims and claims for infringement, dilution or any other violation of intellectual property rights.

(c)                                  If either party receives notice of any action, suit, proceeding, claim, demand, inquiry, or investigation for which it is entitled to an indemnity under Sections 15.1(a) or (b) above (such party, an “Indemnified Party”), the party receiving notice shall promptly notify the other party (such other party, an “Indemnifying Party”).

(d)                                 Unless the parties otherwise agree, within thirty (30) days after an Indemnifying Party receives notice of a third-party claim in accordance with Section 15.1(c) above, the Indemnifying Party will defend the third-party claim (and, unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at its expense and with its counsel. The Indemnified Party may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise, or settlement of the third-party claim. However, the Indemnifying Party will pay the fees and expenses of the Indemnified Party’s counsel (i) for any period during which the Indemnifying Party has not assumed the defense of the third-party claim (other than for any period in which the Indemnified Party did not notify the Indemnifying Party of the third-party claim as required by Section 15.1(c) above) or (ii) if the engagement of counsel is as a result of a conflict of interest, as the Indemnified Party reasonably determines in good faith. Notwithstanding the above, (A) if Licensor determines that the matter at issue may have a material adverse effect on Licensor, the Licensed Hyatt Marks, or Licensor’s Lodging Business, then Licensor, through counsel of its choice, may control the defense or response to any such action, but Licensee and its counsel shall be permitted to participate in such action at its expense, and such undertaking by Licensor will not, in any manner or form, diminish Licensor’s obligations to Licensee hereunder, or (B) if Licensee determines that the matter at issue may have a material adverse effect on the Licensed Business, then Licensee, through counsel of its choice, may control the defense or response to any such action, but Licensor and its counsel shall be permitted to participate in such action at its expense, and such undertaking by Licensee will not, in any manner or form, diminish Licensee’s obligations to Licensor hereunder.

(e)                                  Under no circumstances will any Indemnified Party be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss will in no way reduce the amounts recoverable from the Indemnifying Party by the Indemnified Party.

(f)                                   The remedies provided in this Section 15.1 are cumulative and do not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

(g)                                  (i)                                           Notwithstanding anything to the contrary in Sections 15.1(a) or (b) above, if the third party claim at issue results directly and solely from a breach by the party seeking indemnification of such party’s obligations under this Agreement or any Transaction Agreement, then the party seeking indemnification will not be entitled to indemnification, to the extent such claim or some or all of claimants’ damages results directly and solely from such breach. For the avoidance of doubt, (A) a failure by Licensor to (I) inspect or note in any inspection a deficiency or non-compliance with Brand Standards by Licensee, its Permitted Affiliates or Permitted Sublicensees, or (II) enforce compliance with any Brand Standard by Licensee, its Permitted Affiliates or Permitted Sublicensees, or (B) any approval by Licensor of conduct or actions of Licensee, its Permitted Affiliates or Permitted Sublicensees, shall not be deemed a breach that would limit or otherwise affect Licensee’s obligation to indemnify Licensor.

(ii)                                  Except as may expressly be set forth in this Agreement, none of Licensor or its Affiliates or Licensee, its Permitted Affiliates or Permitted Sublicensees will in any event have any liability to the other (including the obligation to indemnify the other party under this Section 15.1), or to any other Licensor Indemnified Party or Licensee Indemnified Party, as applicable, under this Agreement for claims where either party or their Affiliates or their respective officers, directors, employees or agents are found to be solely responsible by a final non-appealable judicial decision for such damages or losses based upon such Person’s willful misconduct or gross negligence or (b) for any indirect, punitive, consequential, exemplary, treble or other forms of multiple damages (other than to the extent the Indemnified Party is liable for such damages under a court order issued in connection with a claim).

(h)                                 The parties’ obligations under this Section 15.1 will survive the termination or expiration of this Agreement.

Section 15.2                             Insurance Requirements of Licensee.

(a)                                 During the Term, Licensee, at its (or the relevant Owners’ Associations’) expense, will procure and maintain (or cause to be procured and maintained) such insurance as may be required by the terms of any condominium, association, and trust agreements on each Project or Applicable Law, and no less than the following:

(i)                                     Property insurance coverage on each Project as required under the applicable Project condominium association, and trust agreements. In the event the applicable Project does not have condominium, association, or trust agreements or insurance requirements set forth in such agreements, the Project building(s) and contents shall be insured against loss or damage by fire, lightning, and all other risks covered by the usual all-risk policy form, all in an amount not less than the full replacement cost (as such term is customarily used in the insurance industry) and boiler and machinery, earthquake, windstorm, flood and terrorism in reasonable amounts.

(ii)                                  Business interruption insurance covering loss of profits and necessary continuing expenses, including Royalty Fees and other amount due to Licensor and its Affiliates under or in connection with this Agreement, for interruptions caused by any occurrence covered by the insurance referred to in this subsection (a) and providing coverage for the actual loss sustained.

(iii)                               Workers’ compensation insurance in statutory amounts on all employees of each Project and employer’s liability insurance in amounts not less than $1,000,000 per accident/disease.

(iv)                              Comprehensive or commercial general liability insurance for any claims or losses arising or resulting from or pertaining to each Project or its operation, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage.  If the general liability coverages contain a general aggregate limit, such limit will be not less than $2,000,000, and it will apply in total to the applicable Project only by specific endorsement. Such insurance will be on an occurrence policy form and will include premises and operations, independent contractors, blanket contractual, products and completed operations, acts of terrorism, world-wide defense and indemnity, advertising injury, employees as additional insureds, personal injury to include false arrest and molestation, incidental medical malpractice, broad form property damage, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction, renovation, upgrading and/or remodeling.

(v)                                 Liquor liability (applicable when alcoholic beverages are distributed, sold, served, or furnished at the Project) for combined single limits of bodily injury and property damage of not less than $2,000,000 each occurrence.

(vi)                              Business auto liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

(vii)                           Umbrella or excess liability on a following form basis, primary and excess, per occurrence and in the aggregate, in amounts not less than (A) $15,000,000, if the Project has less than seven (7) stories, (B) $25,000,000, if the Project has between seven (7) stories and eleven (11) stories, and (C) $100,000,000, if the Project has twelve (12) or more stories.  Licensor may require

Licensee to increase the amount of coverage, if, in Licensor’s judgment, such an increase is warranted.

(viii)                        Comprehensive crime insurance to include employee dishonesty coverage, loss inside the premises, loss outside the premises, money orders and counterfeit paper currency, depositor’s forgery coverage and computer fraud.

(ix)                              Fidelity insurance coverage or a fidelity bond in an amount not less than $1,000,000 per occurrence.

(x)                                 Employment practices liability insurance in an amount not less than $1,000,000 per occurrence.

(xi)                              Directors and officers liability insurance for each Owners’ Association covering individual and organization liability in an amount not less than $1,000,000 per occurrence.

(xii)                           Such other insurance as may be customarily carried by other first class operators on projects similar to the Projects or as required by Licensor on similar projects.

(b)                                 The following general insurance requirements will be satisfied by Licensee:

(i)                                     All insurance under this Section 15.2 will by endorsement specifically name as additional insureds Licensor, any Affiliate of Licensor periodically designated by Licensor, and their employees. All insurance required hereunder will be specifically endorsed or provide that the coverages will be primary and that any insurance carried by any additional insured will be excess and non-contributory.

(ii)                                  Any deductibles or self-insured retentions allocated to any individual Project by Licensee (excluding deductibles for high hazard risks in high hazard geological zones, such as flood, earthquake, terrorism and windstorm, which will be as required by the insurance carrier) will not exceed $250,000, or such higher amount as may be approved in advance in writing by Licensor.

(iii)                               All insurance purchased in compliance herewith will be placed with insurance companies of recognized responsibility and reasonably acceptable to Licensor which acceptance shall not be unreasonably withheld and approved to do business in the state or country where each Project is located.

(iv)                              All insurance required hereunder will provide if commercially available (if not available, Licensee shall provide such notice) whereby the policies will not be canceled, non-renewed, or limits reduced without at least thirty (30) days prior written notice to Licensor. Licensee will deliver to Licensor a certificate of insurance (or certified copy of such insurance policy if requested by Licensor in the event of a loss) in English evidencing the coverages required herein. Renewal certificates of insurance (or certified copies of such insurance policy if requested by Licensor in a particular jurisdiction) will be delivered to Licensor prior to their respective inception dates.

(v)                                 All insurance required hereunder may be written under policies of blanket insurance that cover other properties of Licensee and its Affiliates so long as such blanket insurance fulfills the requirements herein.

(vi)                              Licensee’s obligation to maintain the insurance hereunder will not relieve Licensee of its indemnification obligations under Section 15.1 of this Agreement.

(vii)                           Should Licensee for any reason fail to procure or maintain the insurance required by this Agreement or as revised in writing by Licensor, Licensor will have the right and authority (without however any obligation to do so) to immediately procure such insurance and to charge the cost thereof to Licensee, which charges, together with a reasonable fee for Licensor’s expenses in so acting, will be payable by Licensee immediately upon notice.

Section 15.3                             Insurance Required During Construction.  Licensee shall maintain insurance during construction and any work requiring a Significant Capital Expenditure at each Project pursuant to the requirements in the applicable Hyatt Technical Services Consulting Agreement.

Section 15.4                             Obligation to Maintain Insurance.

(a)                                 Licensor may periodically require reasonable increases in the amounts of coverage required under the insurance policies described in Sections 15.2 and 15.3 of this Agreement and/or require different or additional insurance coverage (i) in connection with any Transfer of this Agreement or a Change in Control of Licensee or Parent, or (ii) at any time to reflect inflation, identification of new risks, changes in Applicable Law or standards of liability, higher damage awards or other relevant changes in circumstances, provided that Licensor is requiring its similarly situated Licensor Lodging Facilities to do the same and has taken into account the appropriate differences between Licensor Lodging Facilities and Licensed Shared Ownership Projects.

(b)                                 As part of the Marketing Support Plan Proposal consideration, each of Licensor and Licensee may propose periodic adjustments to the amounts of coverage required under the insurance policies described in Sections 15.2 and 15.3 of this Agreement and/or different or additional insurance coverage to reflect inflation, identification of new risks, changes in Applicable Law or standards of liability, higher damage awards or other relevant changes in circumstances.  Each party will reasonably consider the modification proposed by the other party and respond to the other party’s request(s) within sixty (60) days following such party’s receipt of the other party’s request.

Section 15.5                             Contribution.

(a)                                 If the indemnification provided for under this Agreement is unavailable, or insufficient to hold harmless an Indemnified Party in respect of any indemnified liability, the Indemnifying Party will contribute to the amount paid or payable by the Indemnified Party as a result of such liabilities. The amount contributed by the Indemnifying Party will be in such proportion as reflects the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions resulting in the liability and any other relevant equitable considerations.

(b)                                 The parties agree that any method of allocation of contribution under this Section 15.5 will take into account the equitable considerations referred to in Section 15.5(a) above. The amount paid or payable by an Indemnified Party to which the Indemnifying Party will contribute will be deemed to include any legal or other expenses reasonably incurred by the Indemnified Party to investigate any claim or defend any action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 16

TRANSFERABILITY OF INTERESTS

Section 16.1                             Transfers by Licensee.

(a)                                 Except as otherwise expressly provided herein, Licensee may not, directly or indirectly, (x) Transfer or assign this Agreement or transfer, assign or sublicense any of its rights hereunder, or delegate any of its duties under this Agreement, or Transfer, sell or dispose of all or substantially all of its assets relating to the Licensed Business, or merge or consolidate with any other entity in which Licensee is not the surviving entity, or (y) engage in a transaction or series of related transactions that result in a Change in Control of Parent or Licensee (including, without limitation, arising out of the enforcement of a pledge of or security interest in Ownership Interests), without Licensor’s prior written consent which it may grant or withhold in its sole discretion.  Notwithstanding the foregoing to the contrary, Licensor’s consent shall not be required for a Change in Control of Parent if Parent, on the date of the transaction that results in a Change in Control of Parent, (A) is a publicly traded company or (B) is not a publicly traded company, and the earnings from the Licensed Business comprise not more than 90% of Parent’s EBITDA (as demonstrated in Parent’s latest audited consolidated financial statements which shall be delivered to Licensor concurrently with any Change in Control of Parent); provided that the following conditions are satisfied as of the date of the transaction or series of transactions that result in a Change in Control of Parent:

(i)                                     There is no uncured event of default under Section 17.2 of this Agreement;

(ii)                                  Licensee has paid to Licensor all outstanding Royalty Fees, charges, costs and expenses due and owing (and not subject to good faith Dispute) pursuant to this Agreement, the other Transaction Agreements and any other ancillary agreement between Licensor and Licensee, its Permitted Affiliates or Permitted Sublicensees;

(iii)                               The Change in Control of the Parent will not otherwise result in a violation of this Agreement; and

(iv)                              The Person or Persons who have acquired a Controlling Interest in Licensee as a result of the Change in Control of Parent (A) is not a Lodging Competitor or a Licensor SOI Competitor (or a Person who holds a Controlling Interest in a Lodging Competitor or Licensor SOI Competitor), (B) is not a Specially Designated National or Blocked Person nor is any of its Affiliates, (C) is not known in the community as being of bad moral character, (D) has not been convicted in any court of a felony or other criminal offense that resulted in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date by the CPI Index) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses), and (E) has the adequate financial resources and liquidity to meet Licensee’s obligations under this Agreement and maintain and operate the Licensed Business.

Notwithstanding the foregoing to the contrary, if Parent is not a publicly traded company and the earnings from the Licensed Business comprise more than 90% of Parent’s EBITDA (as demonstrated in Parent’s latest audited consolidated financial statements which shall be delivered to Licensor concurrently with any Change in Control of Parent) on the date of the transaction that results in a Change in Control of Parent, then such transaction shall require Licensor’s consent, which consent shall not be unreasonably withheld, conditioned, delayed or denied, provided that the conditions set forth in subsections (i) through (iv) are satisfied as of the date of the transaction or series of transactions that result in a Change in Control of Parent.

(b)                                 Except as otherwise expressly provided herein, Licensee may not, directly or indirectly, engage in a transaction or series of related transactions pursuant to which a Lodging Competitor or a Licensor SOI Competitor (or a Person who holds a Controlling Interest in a Lodging Competitor or Licensor SOI Competitor) acquires a Non-Controlling Interest or Controlling Interest in Parent or Licensee or is the acquiring party in a transaction described in Section 16.1(a) above, whether or not such transaction results in a Change in Control of Parent or Licensee, without Licensor’s prior written consent which it may grant or withhold in its sole discretion.  Notwithstanding the foregoing to the contrary, no consent shall be required for a Transfer of a Non-Controlling Interest in Parent to a Lodging Competitor or a Licensor SOI Competitor (or a Person who holds a Controlling Interest in a Lodging Competitor or a Licensor SOI Competitor), provided that the following conditions are met as of the date of the transaction or series of transactions:

(i)                                     the transferee does not exercise Control or direct the day-to-day operations, management, marketing, development or strategic planning for the Licensed Business; and

(ii)                                  Licensee institutes and maintains controls reasonably designed to prevent any individuals associated with such transferee who are involved in the operations, management, marketing, development or strategic planning for a Lodging Competitor or Licensor SOI Competitor from obtaining any Licensor Confidential Information.

(c)                                  Neither Parent nor Licensee shall make any Transfer to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Parent are publicly-traded on a U.S. nationally-recognized securities exchange, the purchase of publicly-traded Ownership Interests shall not be deemed to be a violation of this Section 16.1(c).  If a Specially Designated National or Blocked Person acquires a Controlling Interest in Parent or Licensee, Licensor shall have the right to terminate this Agreement immediately upon notice to Licensee.

(d)                                 Any Transfer made in violation of this Section 16.1 will be a material default under this Agreement, and Licensor shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.  Notwithstanding the foregoing to the contrary, in the event of a Change in Control of Parent in violation of this Section 16.1, Licensor shall not be entitled to enjoin or obtain a court order prohibiting such Transfer.  Without such right to enjoin or obtain such court order, Licensee acknowledges and confirms that Licensor will suffer substantial damages as a result of such a default of this Section 16.1.  Some of those damages include lost Royalty Fees, lost goodwill, lost opportunity costs and expenses that Licensor will incur in redeveloping the Licensed Business or finding another licensee to develop the Licensed Business.  Licensor and Licensee acknowledge that such damages are difficult to estimate accurately and proof of such damages would be burdensome and costly, although such damages are real and meaningful to Licensor.  Therefore, the parties agree that, in lieu of a right to enjoin or obtain a court order prohibiting a Change in Control of Parent in violation of this Section 16.1, Licensor shall have the right to elect one of the following remedies (and, upon election, as Licensor’s sole and exclusive remedy with respect thereto), upon written notice to Licensee following Licensee’s failure to unwind such Transfer in accordance with Section 17.2(a)(viii) of this Agreement:

(i)                                     terminate this Agreement and require Licensee to pay to Licensor the termination fee described in Section 16.1(e) below;

(ii)                                  suspend this Agreement and require Licensee to pay to Licensor an amount equal to ten million dollars ($10,000,000) (as adjusted annually after the Effective Date by the CPI Index); provided, however, for a “tail” period of ten (10) years after the date of termination, this Agreement shall continue in full force and effect solely with respect to the then-existing Licensed Shared Ownership Projects, Affiliated Unbranded Shared Ownership Projects and Licensed

Residential Projects (including any New Projects under development as contemplated in (B) below) in the Territory; provided, further, that, during such tail period, Licensor may elect to (A) terminate the Exclusivity Period, at which time the exclusivity granted in Section 2.2 and the restrictions and limitations on Licensor and its Affiliates in Section 2.3 shall immediately cease and be of no further force or effect as of the first day of the tail period; (B) terminate Licensee’s right to propose New Projects (including Affiliated Unbranded Shared Ownership Projects), but Licensee will have the right to continue and complete the development of any New Projects that have been approved by Licensor pursuant to this Agreement prior to the commencement of the tail period; and/or (C) terminate or limit any of Licensor’s obligations under Section 2.6(b), Section  5.4 and/or Section 5.5 of this Agreement.  All other applicable terms and conditions of this Agreement, including, without limitation, the requirement to pay all portions of the Royalty Fees in Article 3 and other amounts due hereunder (including, without limitation, the Marketing Support Charge and the Customer Analytics Charge) shall remain in place and be applicable during the tail period.  Licensor may, in its sole discretion, at any time after the fourth year of the tail period provide written notice to Licensee that it intends to terminate the “tail period,” which termination shall be effective on the “tail period termination date,” occurring one (1) year following the date of such written notice; or

(iii)                               terminate the Exclusivity Period, at which time the exclusivity granted in Section 2.2 and the restrictions and limitations on Licensor and its Affiliates in Section 2.3 shall immediately cease and be of no further force or effect, and require Licensee to reimburse Licensor and its Affiliates for all reasonable costs and expenses incurred by Licensor in connection with the establishment of a Shared Ownership Business, including, without limitation, a reasonable allocation of employee compensation incurred by Licensor and its Affiliates in connection therewith, not to exceed five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the CPI Index).

If Licensor does not deliver the written notice electing any of the foregoing remedies to Licensee by the date which is one (1) year following the Change in Control of Parent in violation of this Section 16.1, then Licensor shall be deemed to have waived its right to exercise any of the foregoing remedies; provided, however, during the period commencing on the date of breach and continuing until the earlier of (x) Licensor’s delivery of a notice of election or (y) the expiration of such one (1) year period, (A) Licensee shall institute and maintain controls reasonably designed to prevent any individuals associated with the Parent transferee who are involved in the operations, management, marketing, development or strategic planning for a Lodging Competitor or Licensor SOI Competitor from obtaining any Licensor Confidential Information, and (B) Licensor shall have the right to exercise any of the remedies under Section 17.2(b)(v), (vii) and (viii) below.  In addition, Licensee’s failure to institute and maintain the controls described in clause (A) above shall be a material breach of this Agreement and shall entitle Licensor to exercise any of the remedies under Section 17.2(b) below during such period.

(e)                                  Upon such termination of this Agreement by Licensor pursuant to Section 16.1(d)(i) above, Licensee agrees to pay Licensor, within thirty (30) days after the date of such termination, liquidated damages in a lump sum equal to (i) during the first twelve (12) years following the Effective Date, the greater of (A) $40,000,000, or (B) the product of (I) the average annual Royalty Fees that Licensee owed Licensor during the three (3) year period before the month of termination, times (II) five (5), or (ii) thereafter, the product of (A) the average annual Royalty Fees that Licensee owed Licensor during the three (3) year period before the month of termination, times (B) five (5).  Licensee agrees that the liquidated damages calculated under this Section 16.1(e) represent the best estimate of Licensor’s brand damages arising from a termination of this Agreement before the Term expires. Licensee’s payment of the liquidated damages to Licensor will not be considered a penalty but, rather, a reasonable estimate of fair compensation to Licensor for the brand damages Licensor will incur because of the early termination.  Licensee acknowledges that Licensee’s payment of liquidated damages is full compensation to Licensor only for brand damages resulting from the early termination of this Agreement and is in addition to, and not in lieu of, Licensee’s obligations to pay other amounts due to Licensor under this Agreement as of the date of termination and to comply strictly with the de-identification procedures of Article 17 and Licensee’s other post-termination obligations.  If any Applicable Law limits Licensee’s obligation to pay and Licensor’s right to receive, the liquidated damages for which Licensee is obligated under this Section 16.1(e), then Licensee shall be liable to Licensor for any and all brand damages Licensor incurs, now or in the future, as a result of Licensee’s breach of this Agreement.

(f)                                   Licensor acknowledges that Licensee and its Affiliates operate as a multi-national business enterprise.  Notwithstanding the terms of Section 16.1(a) of this Agreement to the contrary, Licensee has the right, upon Licensor’s prior written approval, to Transfer all or any part of its rights under this Agreement to any of Licensee’s Affiliates which have the legal, financial and operational ability to perform the obligations of Licensee under this Agreement.  Licensor may place reasonable conditions on its approval, including, without limitation, (i) an assumption agreement reasonably acceptable to Licensor, and (ii) Parent’s reaffirmation of its guaranty under Article 24 of this Agreement.

Section 16.2                             Transfers by Licensor.

(a)                                 Except as otherwise expressly provided herein, Licensor may not assign this Agreement or assign any of its rights hereunder, or delegate any of its duties under this Agreement; provided, however, that Licensor may Transfer this Agreement to any Person without prior notice to, or consent of, Licensee, provided such Person (i) assumes Licensor’s obligations to Licensee under this Agreement and (ii) (A) is an Affiliate of Licensor that has the legal, financial, and operational ability to perform the obligations of Licensor under this Agreement or (B) acquires all or substantially all of Licensor’s rights in respect of (I) the System, (II) that portion of Licensor’s Lodging Business that is operated under the “Hyatt” mark, and (III) the Branded Elements. This Agreement will be binding on and inure to the benefit of Licensor and the successors and assigns of Licensor. If, in connection with such acquisition of the rights in respect of the System and the Transfer of this Agreement Licensor retains ownership or control of any of the underlying assets of the System necessary to perform Licensor’s obligations under this Agreement, Licensor will continue to provide to Licensee, or to the Person assuming this Agreement, access to such underlying assets as is necessary to comply with the terms of this Agreement. If, in connection with such acquisition of the rights in respect of the System and the Transfer of this Agreement, the components of the Branded Elements that are used in Licensor’s Lodging Business are replaced with different or modified components by the Person assuming this Agreement, then, as a condition of such acquisition, such Person will be required to provide Licensee with access to such different or modified components that are comparable to the corresponding components of the Branded Elements.

(b)                                 Licensor shall not make any Transfer to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Licensor are publicly-traded on a U.S., nationally-recognized securities exchange, the purchase of publicly-traded Ownership Interests in Licensor by a Specially Designated National or Blocked Person shall not be deemed to be a violation of this sentence. If a Specially Designated National or Blocked Person acquires a Controlling Interest in Licensor, Licensee shall have the right to terminate this Agreement immediately upon notice to Licensor.

(c)                                  Licensee acknowledges that Licensor and its Affiliates operate as a multi-national business enterprise. Without limiting Section 16.2(a) above, Licensor has the right to Transfer all or part of its rights under this Agreement to any of Licensor’s Affiliates and, in connection therewith, require Licensee to pay amounts due under this Agreement to such Affiliates. However, if, as a result of any such Transfer, Licensee will be liable for greater Tax liability for payments due hereunder following such Transfer, any resulting increase in Tax liability shall be borne by Licensor and not by Licensee.

(d)                                 Notwithstanding the foregoing to the contrary, Licensor may assign its rights to receive any payments under this Agreement or under any of the other Transaction Agreements to a third-party without prior notice to, or consent of, Licensee; provided that, Licensor remains liable for its obligations hereunder after such assignment.

Section 16.3                             Proposed Transfers of Projects or Bulk Shared Ownership Products.

(a)                                 Without the prior written consent of Licensor, which may be withheld, conditioned, delayed or denied in its sole discretion, no Transfer of any Project, or any Ownership Interest therein or in any Permitted Sublicensee involved in such Project, may be effectuated at any time by Licensee, its Permitted Affiliates or Permitted Sublicensees unless such Project (i) has been Deflagged and all unsold inventory has been removed from all Licensed Clubs, and (ii) in the case of a Project that has been voluntarily Deflagged pursuant to, and is subject to the termination fee described in, Section 8.4(a)(iii) of this Agreement, Licensee has paid Licensor the termination fee provided for in such Section 8.4(a)(iii) of this Agreement.

(b)                                 Without the prior written consent of Licensor, Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects may not be sold to Bulk Re-Sellers.  A “Bulk Re-Seller” shall be any Person known by Licensee, a Permitted Affiliate or Permitted Sublicensee to be purchasing Licensed Shared Ownership Products or Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects not for personal use and enjoyment but, rather, for the purpose of reselling or distributing such Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, and such Person purchases three (3) or more whole units or the equivalent amount of Licensed Shared Ownership Products and Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects in any ninety (90) day period.

(c)                                  Any Transfer made in contravention of this Section 16.3 will be a material default under this Agreement, and Licensor shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.

Section 16.4                             Security Interests in this Agreement.

(a)                                 In connection with any financing entered into following the Effective Date benefiting the Licensed Business, Licensee may not:

(i)                                     Transfer, assign, mortgage, or grant a security interest in, or pledge as collateral this Agreement, without the prior written consent of Licensor, which it may grant or withhold in its sole discretion, and provided that such consent may be conditioned upon Licensee (A) executing and delivering a comfort letter, in the form attached hereto as Exhibit C-1, and (B) reimbursing Licensor for its reasonable costs and expenses in connection with its review of such financing; or

(ii)                                  assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in Licensee or any subsidiary of Licensee unless (A) the holder of such security interest is an Institutional Lender and is not an Affiliate of Licensee, a Lodging Competitor or a Licensor SOI Competitor, and (B) Licensor executes and delivers a comfort letter, in the form attached hereto as Exhibit C-2. In addition Licensee shall not permit any Person Controlling Licensee to assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in such Person unless the holder of such security interest is an Institutional Lender, and is not an Affiliate of Licensee, a Lodging Competitor or a Licensor SOI Competitor.  Licensee shall promptly notify Licensor of any written default notices received by Licensee from the Institutional Lender with respect to the applicable financing to the extent the matters set forth in any such default notice could reasonably result in a remedy that would permit the Institutional Lender to enforce the applicable assignment, mortgage, security interest or pledge.

Notwithstanding the foregoing, Licensor has no obligation to provide a “comfort letter” in connection with, or consent to, a transaction that would be prohibited by this Article 16. If a lender has been approved by Licensor under Section 16.4(a)(i) or Section 16.4(a)(ii) above, thereafter such lender shall not subsequently assign, transfer, convey or sell participations in such financing to any Person other than an Institutional Lender that is not an Affiliate of Licensee, a Lodging Competitor or a Licensor SOI Competitor, without the prior written consent of Licensor in its sole discretion.

(b)                                 If a lender forecloses on, or otherwise exercises its rights against, the assets of the Licensed Business (including this Agreement), the revenues of the Licensed Business, or Ownership Interests in Licensee or Ownership Interests in any subsidiaries of Licensee, or Licensee violates this Article 16, Licensor will have the rights under Section 16.1, Section 17.1 and Section 17.2 of this Agreement, as applicable, including, without limitation, the right to terminate this Agreement.  Licensor has no obligation to license a lender, any successor to a lender, or any Person acting on behalf of a lender, including a receiver or servicer of a loan, the right to use the Licensor Intellectual Property, the Branded Elements or the System, unless that obligation arises from a valid and binding written agreement between Licensor and such party.

ARTICLE 17

BREACH, DEFAULT, AND REMEDIES

Section 17.1                             Licensee Breach, Default and Remedies — Project Level.

(a)                                 The Project-, Sales Facility- and Marketing Facility-level breaches listed in subsections (i) through (ix) below are deemed to be material breaches for which Licensee may be placed in default with respect to any Project, Sales Facility or Marketing Facility, as applicable, hereunder if (x) Licensor gives Licensee notice of the breach that provides the applicable cure period for the applicable breach (or such greater number of days given by Licensor in its sole discretion or required by Applicable Law) and (y) Licensee fails to cure the breach in the time and manner specified in the notice of breach or as specifically provided in this Section 17.1(a) or, where applicable, as provided in the Existing Project Agreements and Existing Residential Project Agreements. If Licensee fails to cure the breach and is placed in default, then Licensor may exercise the applicable remedy for the specific default as set forth below:

(i)                                     If execution is levied against any Project or Licensee in connection with such Project in connection with a final, non-appealable judgment for the payment of an amount in excess of $10,000,000 (as adjusted annually after the Effective Date by the CPI Index), or a suit to foreclose any lien, mortgage, or security interest securing an obligation of Licensee, its Permitted Affiliate or Permitted Sublicensee for such Project in an amount in excess of $5,000,000 (as adjusted annually after the Effective Date by the CPI Index) (except for foreclosures with respect to consumer financing on Member interests in Licensed Shared Ownership Products, Shared Ownership Products at Affiliated Unbranded Shared Ownership Projects, or Licensed Residential Units and except for mechanics or materialmen liens that are placed on such Project in the ordinary course of business) on such Project or any property necessary for the operation of such Project in accordance with Brand Standards, is initiated and not vacated within ninety (90) days, then Licensor may issue of notice of breach to Licensee with respect to such Project. Licensee shall have forty-five (45) days following notice of breach to post a bond or provide other financial assurances reasonably acceptable to Licensor that such Project can continue to operate as part of the Licensed Business in accordance with this Agreement. If Licensee fails to obtain such bond or provide adequate financial assurances, then Licensor may issue a notice of default and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(ii)                                  If any overall customer satisfaction score under the Customer Satisfaction System for any Project or any Sales Facility is less than the applicable Minimum Customer Satisfaction Score target for the measurement period as set forth in the Customer Satisfaction System and such failure has not been cured within the applicable cure period under the Customer Satisfaction System, then Licensor may issue a notice of breach to Licensee with respect to such Project or Sales Facility.  Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a remediation arrangement (a “Remediation Arrangement”) with respect to such failure under the Customer Satisfaction System, which Remediation Arrangement will provide for actions to improve the performance of such Project or Sales Facility and the timelines to complete such actions.  In determining such actions and timelines, Licensor shall take into account the nature of the performance objective that was not achieved, whether the failed performance objective involves a Non-Controlled Owners’ Association, the ability to replace a manager under any applicable management agreement, the need to obtain board or other approval and/or necessary funding (through increased budgets or special assessments) from the applicable Owners’ Association and other facts and circumstances of the Project or Sales Facility and the failed performance objective.  If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to meet the cure requirements set forth in the Remediation Arrangement, then Licensor may issue a notice of default with respect to such Project or Sales Facility. Licensee shall have sixty (60) days following the notice of default to enter into an agreement with Licensor in a form reasonably agreed to by the parties based on Licensor’s then-current Lodging Business consensual termination agreement, if any, that provides for the orderly removal of such Project or Sales Facility from the System and any Licensed Club, with appropriate modifications to such form to take into account the distinctions between the Licensed Shared Ownership Business and Licensor’s Lodging Business (“System Removal Agreement”) or, if such Project is controlled by a Non-Controlled Owners’ Association whose management agreement will expire in twenty-four (24) months or less as of the date of the notice of default, an agreement in a form reasonably agreed to by the parties that Licensee or its Affiliate, as applicable, will not renew such Non-Controlled Owners’ Association management agreement (“Non-Renewal Agreement”). If Licensee fails to execute the System Removal Agreement or Non-Renewal Agreement, as applicable, within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of the applicable agreement), then Licensor may terminate Licensee’s rights to operate such Project or Sales Facility as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(iii)                               (A)                               If any Project that is controlled by a Non-Controlled Owners’ Association fails to develop, operate, maintain, or renovate such Project in compliance in all material respects with this Agreement (and, in the case of Existing Project or Existing Residential Project, the Existing Project Agreements or Existing Residential Project Agreements), the System, and the applicable Brand Standards and Licensee fails to request that such Non-Controlled Owners’ Association cure the failure or fails to Deflag such Project in accordance with Section 7.5 of this Agreement, then Licensor may issue a notice of breach to Licensee with respect to such Project. Licensee shall have sixty (60) days following notice of breach to comply with such requirements of Section 7.5 of this Agreement. If Licensee fails to comply with such requirements of Section 7.5 of this Agreement, then Licensor may issue a notice of default and terminate Licensee’s rights to operate such

Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(B)                               If Licensee requests that any Non-Controlled Owners’ Association cure any failure to develop, operate, maintain, or renovate any Project in accordance with the applicable Brand Standards, the System, and the terms of this Agreement (and, in the case of Existing Project or Existing Residential Project, the Existing Project Agreements or Existing Residential Project Agreements) in accordance with Section 7.5 of this Agreement; the Non-Controlled Owners’ Association does not cure such failure within any applicable cure period; and despite Licensee’s commercially reasonable efforts, Licensee is unable to promptly Deflag such Project in accordance with Section 7.5 of this Agreement, then Licensor and Licensee shall have sixty (60) days following notice from Licensor to enter into a System Removal Agreement or a Non-Renewal Agreement, as applicable. If Licensee fails to execute the System Removal Agreement or Non-Renewal Agreement, as applicable, within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of the applicable agreement), then Licensor may issue a notice of default and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(iv)                              With respect to any Project that is controlled by Licensee, its Permitted Affiliate, any Permitted Sublicensee or any Controlled Owners’ Association, if Licensee, its Permitted Affiliate, such Permitted Sublicensee or such Controlled Owners’ Association fails to develop, operate, maintain, or renovate such Project in compliance in all material respects with this Agreement (and, in the case of Existing Project or Existing Residential Project, the Existing Project Agreements or Existing Residential Project Agreements), the System, and the applicable Brand Standards (whether by failure to provide adequate funds to comply therewith or otherwise), then Licensor may issue a notice of breach to Licensee with respect to such Project. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement with respect to such failure taking into account each of the factors referred to in Section 17.1(a)(ii) above. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default with respect to such Project. Licensee shall have sixty (60) days following the notice of default to enter into a System Removal Agreement. If Licensee fails to execute the System Removal Agreement within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of the System Removal Agreement), then Licensor may terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(v)                                 If Licensee fails to operate any Sales Facility or Marketing Facility in compliance in all material respects with this Agreement, the System, or the applicable Brand Standards, then Licensor may issue a notice of breach with respect to such failure. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement with respect to such failure taking into account each of the factors referred to in Section 17.1(a)(ii) above. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, Licensor may issue a notice of default with respect to such Sales Facility or Marketing Facility. Licensee shall have sixty (60) days following notice of default to enter into an agreement with respect to (i) the change of management leadership of such Sales Facility or Marketing Facility (if such default relates to the operational aspects of such Sales Facility or

Marketing Facility) in a form agreed to by the parties, or (ii) the closure of such Sales Facility or Marketing Facility (if such default relates to the physical aspects of such Sales Facility or Marketing Facility) until such default is cured. If Licensee fails to execute such agreement within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of such agreement), then Licensor may require Licensee to close such Sales Facility or Marketing Facility and cease to operate such Sales Facility or Marketing Facility as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b)(i) or (iii) below, with the sole exception that Licensor may not terminate Licensee’s rights to operate a Project pursuant to a failure as set forth in this clause (v);

(vi)                              Except as permitted under Section 7.5, Section 8.4(a)(ii) or Section 8.4(a)(iii) of this Agreement, if any Project ceases to operate as a Project under the Licensed Hyatt Marks or the System, then Licensor may issue a notice of breach with respect to such Project. Licensee shall have sixty (60) days following notice of breach to enter into a System Removal Agreement with respect to such Project. If Licensee fails to execute the System Removal Agreement within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of the System Removal Agreement), then Licensor may issue a notice of default and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(vii)                           (A)                               If a threat or danger to public health or safety occurs at any Project, that in the determination of Licensor, could reasonably be expected to result in substantial liability or a material adverse effect on such Project, the System, the Proprietary Marks, or the goodwill associated therewith, then Licensee will notify Licensor of the threat or danger and Licensee will provide Licensor with a plan to address such threat or danger in a manner reasonably acceptable to Licensor, which plan may include proposed arrangements to accommodate guests and Members at alternative lodging facilities and may require the treatment of Members differently than transient guests. Depending on the severity of such a threat or danger, Licensor may (I) suspend such Project from the Hotel Reservation System in accordance with Section 9.2 until the threat or danger is resolved; or (II) remove such Project from the System and any Licensed Club pending resolution of the threat or danger. However, if such Project is removed from the System and any Licensed Club under (II) above, Licensee may request that Licensor reinstate the rights to operate such Project, and Licensor will thereafter reinstate such rights, if, within six (6) months after removal of such Project from the System and any Licensed Club, the threat or danger to public health or safety is resolved to Licensor’s reasonable satisfaction and Licensor has determined that such reinstatement would not cause substantial liability or loss of goodwill;

(B)                               In the event any such threat or danger to public health or safety occurs and Licensee fails to notify Licensor thereof or provide the plan to address such threat or danger reasonably acceptable to Licensor in accordance with (A) above, then Licensor may issue a notice of default to Licensee and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below; provided, however, that the reinstatement rights described in (A) above shall apply if the threat or danger to public health or safety is resolved to Licensor’s reasonable satisfaction and Licensor has determined that such reinstatement would not cause substantial liability or loss of goodwill;

(viii)                        With respect to any Project, if Licensee, its Permitted Affiliate, or the applicable Permitted Sublicensee fails to comply in all material respects with its obligations under any section of this Agreement not otherwise specifically provided for in this Section 17.1(a) or fails to comply in all material respects with its obligations under the Existing Project Agreements or Existing Residential Project Agreements for such Project, the Sublicense Agreement for such Project, any Sublicense Document for such Project, the Hyatt Technical Services Consulting Agreement for such Project or any Project Service Agreement for such Project, then Licensor may issue a notice of breach to Licensee with respect to such Project. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement with respect to such failure taking into account each of the factors referred to in Section 17.1(a)(ii) above. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default with respect to such Project. Licensee shall have sixty (60) days following the notice of default to enter into a System Removal Agreement. If Licensee fails to execute the System Removal Agreement within such sixty (60) day period for any reason (including if Licensor and Licensee cannot agree on the terms of the System Removal Agreement), then Licensor may terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below;

(ix)                              (A)                               With respect to Projects in which Licensee or its Permitted Affiliate has entered into a Sublicense Agreement with a Permitted Sublicensee, if such Permitted Sublicensee is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is reasonably likely to have or has had a material adverse effect on the System, the Proprietary Marks, the goodwill associated therewith or Licensor’s interests therein, then Licensor may issue a notice of breach.  Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement under which Licensee will undertake to remedy the breach to Licensor’s satisfaction. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default to Licensee and exercise any of the remedies under Section 17.1(b) below;

(B)                               With respect to Projects in which Licensee or its Permitted Affiliate has entered into a Sublicense Agreement with a Permitted Sublicensee, if such Permitted Sublicensee is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has had or is reasonably likely to result in the goodwill associated with the Proprietary Marks and System being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then Licensor may issue a notice of breach. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement under which Licensee will undertake to remedy the breach to Licensor’s satisfaction. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default to Licensee and terminate Licensee’s rights to operate such Project as part of the Licensed Business immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.1(b) below.

(b)                                 Upon the issuance by Licensor of a notice of default to Licensee under Section 17.1(a)(i) through (ix) above with respect to any Project, Sales Facility or Marketing Facility, Licensor shall have the right to pursue any one or more of the following remedies in addition to the remedies with respect to such Project, Sales Facility or Marketing Facility provided for in Sections 17.1(a)(i) through (ix) above:

(i)                                     Institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages pursuant to the terms of this Agreement. Licensee acknowledges and agrees that, in the event that Licensor terminates Licensee’s rights to operate such Project, Sales Facility, or Marketing Facility as part of the Licensed Business in accordance herewith, Licensor will have the right to seek and obtain damages pursuant to the terms of this Agreement as to such Project, Sales Facility or Marketing Facility with respect to which the rights to operate hereunder have been terminated;

(ii)                                  Suspend Licensee’s right to use, and Licensee’s access to, the Hotel Reservation System (whether via hyatt.com or otherwise), in accordance with Section 9.2 of this Agreement at such Project until the breach is cured;

(iii)                               Suspend Licensee’s right to access and use information included in the Brand Loyalty Programs for sales and marketing efforts with respect to such Project, Sales Facility or Marketing Facility or utilize any other services to be provided by Licensor or its Affiliates hereunder with respect to such Project, Sales Facility or Marketing Facility until the breach is cured;

(iv)                              Suspend or limit Licensee’s access to the Marketing Support Services and the Customer Analytics Services with respect to such Project, Sales Facility or Marketing Facility until the breach is cured;

(v)                                 Suspend or terminate any temporary or other fee reductions with respect to such Project to which Licensor may have agreed to in this Agreement or otherwise;

(vi)                              Refuse to provide any operational support to such Project that this Agreement, the Hotel Reservation System Services Agreement, the Gold Passport Participation Agreement or the applicable Hyatt Technical Services Consulting Agreement otherwise requires; and

(vii)                           Suspend or limit Licensee’s rights to develop new phases of such Project as determined by Licensor its sole discretion until the breach is cured.

Notwithstanding Licensor’s pursuit of these or any other remedies, during any suspension period, Licensee must continue to pay all fees and other amounts due on account of such Project under this Agreement and all related agreements.

(c)                                  Notwithstanding any termination of a Project or any contrary provision of this Agreement, Licensor and Licensee agree that rights of, and benefits to, Members derived from the Club Affiliation Agreement for such Project (for so long as it remains in effect) shall continue to be honored, without interruption, in all material respects, and, unless and until a termination of the Club Affiliation Agreement occurs, such Project shall continue to remain affiliated with the Licensed Club to the extent legally necessary to continue to provide to such Members all such rights and benefits.

Section 17.2                             Licensee Breach, Default and Remedies — Agreement Level.

(a)                                 The Agreement-level breaches listed in (i) through (xi) below are deemed to be material breaches for which Licensee may be placed in default under this Agreement if (x) Licensor gives Licensee notice of the breach that provides the applicable cure period for the applicable breach (or such greater number of days given by Licensor in its sole discretion or required by Applicable Law) and (y) Licensee fails to cure the breach in the time and manner specified in the notice of breach or as specifically provided in this Section 17.2(a). If Licensee fails to cure the breach and is placed in default, then Licensor may exercise the applicable remedy for the specific default as set forth below:

(i)                                     If Licensee, its Permitted Affiliates or Permitted Sublicensees fail to pay any amounts due under this Agreement or any Transaction Agreement, or under all such agreements taken together, to Licensor or any of its Affiliates when the same becomes due and payable, then Licensor may issue a notice of breach to Licensee with respect to such failure. Licensee shall have sixty (60) days following notice of breach to cure the failure to pay. If Licensee in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Licensee shall pay to Licensor the undisputed amount, if any, and Licensee shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be resolved pursuant to Article 21 of this Agreement. Notwithstanding anything to the contrary in Article 21 of this Agreement, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitrator determines that any or all of the disputed amount is owed to Licensor or its Affiliates, then Licensee shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitrator determines that none of the disputed amount is owed to Licensor or its Affiliates, then Licensee shall not be required to pay the disputed amount and the escrowed funds shall be released to Licensee. If Licensee fails to cure any payment breach, Licensor may issue a notice of default to Licensee and exercise any of the remedies under Section 17.2(b) below, and if the aggregate amount outstanding that Licensee has failed to pay at the time of determination under this Agreement or any Transaction Agreement is in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Effective Date by the CPI Index), Licensor may terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below;

(ii)                                  If Licensee, its Permitted Affiliates or Permitted Sublicensees fail to pay any amount in excess of one million two hundred fifty thousand dollars ($1,250,000) (as adjusted annually after the Effective Date by the CPI Index) due under this Agreement or any Transaction Agreement, or under all such agreements taken together, to Licensor or any of its Affiliates when the same becomes due and payable in each case, having been issued a notice of breach by Licensor and having failed to cure the failure to pay within thirty (30) days following such notice, three (3) or more times within any thirty-six (36) month period, Licensor may issue a notice of default and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below; provided, however, if Licensee in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Licensee shall pay to Licensor the undisputed amount, if any, and Licensee shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be resolved pursuant to Article 21 of this Agreement. Notwithstanding anything to the contrary in Article 21 of this Agreement, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitrator determines that any or all of the disputed amount is owed to Licensor or its Affiliates, then Licensee shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitrator determines that none of the disputed amount is owed to Licensor or its Affiliates, then Licensee shall not be required to pay the disputed amount and the escrowed funds shall be released to Licensee;

(iii)                               If Licensor terminates the Gold Passport Participation Agreement or the Hotel Reservation System Services Agreement in accordance with the terms thereof based on Licensee’s default thereunder, Licensor may issue a notice of default to Licensee and exercise its remedies under Section 17.2(a)(i) or Section 17.2(a)(ii) above, if applicable, and/or exercise any of the remedies under Section 17.2(b) below;

(iv)                              If Licensee or any principal, director, officer, shareholder, or agent of Licensee, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Licensor Confidential Information in violation of this Agreement, then:

(A)                               Licensor may issue a notice of breach to Licensee. In connection with such breach, Licensor may, depending on various factors, including, the severity of the breach, whether the breach was intentional or unintentional, and the damages or potential damages resulting from such breach, exercise any of the remedies provided for in Section 17.2(b) below.

(B)                               If an arbitrator under Section 21.3 of this Agreement determines that (I) a material breach has occurred, (II) (x) Licensee has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Licensee’s gross negligence, and (III) such breach has or is reasonably expected to result in the goodwill associated with the Licensed Hyatt Marks and System being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then upon the rendering of arbitrator’s determination in favor of Licensor to this effect, Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder and/or exercise any of the other remedies under Section 17.2(b) below.

(v)                                 If there is a Deficiency in the Customer Satisfaction System or Quality Assurance Inspections process and Licensee fails to cure such Deficiency in accordance with, and within the applicable cure period under, Section 7.4(e) of this Agreement, or if Licensee otherwise fails to comply with Section 7.4(e) of this Agreement, then Licensor may issue a notice of breach to Licensee. If such breach has not been cured within one hundred eighty (180) days following such notice of breach, then Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below;

(vi)                              If Licensee, its Permitted Affiliates or Permitted Sublicensees fail to comply with the Brand Standards on a systemic level in violation of the terms of this Agreement and such failure has, or is reasonably expected to have, a material adverse effect on Licensor and its Affiliates, taken as a whole, then Licensor may issue a notice of breach with respect to such failure. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement with respect to such failure, taking into account each of the factors referred to in Section 17.1(a)(ii) above. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to meet the cure requirements set forth in the Remediation Arrangement, then Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below;

(vii)                           (A)                               If Licensee or any of its Permitted Affiliates is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is reasonably likely to have or has had a material adverse effect on the System, the Proprietary Marks, the goodwill associated therewith or Licensor’s interests therein, then Licensor may issue a notice of breach.  Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement under which Licensee will undertake to remedy the breach to Licensor’s satisfaction. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default to Licensee and exercise any of the remedies under Section 17.2(b) below;

(B)                               If Licensee or any of its Permitted Affiliates is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has had or is reasonably likely to result in the goodwill associated with the Proprietary Marks and System being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then Licensor may issue a notice of breach. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement under which Licensee will undertake to remedy the breach to Licensor’s satisfaction. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensee fails to cure the breach pursuant to the Remediation Arrangement, then Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below;

(viii)                        If a Transfer by Licensee or its Affiliates occurs in violation of Article 16 of this Agreement, Licensor may issue a notice of breach. If Licensee fails to notify Licensor within fourteen (14) days following the notice of breach from Licensor that Licensee intends to unwind such Transfer or fails to actually unwind such Transfer in a manner satisfactory to Licensor within ninety (90) days following the notice of breach, then Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee, and/or exercise any of the other remedies under Section 17.2(b) below; provided, however, that nothing in this Section 17.2(a)(viii) shall restrict or limit Licensor’s ability to seek injunctive relief to stop such Transfer at any time (notwithstanding the foregoing, upon a Transfer that results in a Change in Control of Parent in violation of Section 16.1 of this Agreement, Licensor may only exercise the applicable remedies provided in Section 16.1(d) above and no other remedies hereunder for such violation);

(ix)                              If Licensee dissolves or liquidates except in connection with a Transfer permitted by Article 16, Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below;

(x)                                 To the extent permitted by Applicable Law, if Licensee becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition or an involuntary petition is filed and is not dismissed within ninety (90) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Licensee’s operation of the Licensed Business or Licensor or Licensor’s Affiliates, Licensor may issue a notice of default to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below; or

(xi)                              If at any time after the fifth (5th) anniversary of the Effective Date, the number of Shared Ownership Projects which have been operated as part of the Licensed Business is reduced by fifty percent (50%) of all such Shared Ownership Projects, in any five (5) year period during the Term, due to Licensor having terminated Licensee’s rights to operate Shared Ownership Projects as part of the Licensed Business pursuant to Section 17.1 above, then Licensor may issue a notice of breach to Licensee and terminate this Agreement and all rights granted to Licensee hereunder immediately upon notice to Licensee and/or exercise any of the other remedies under Section 17.2(b) below.  For the avoidance of doubt, in calculating the percentage of the number of Shared Ownership Projects for which during any five year period Licensee has had its rights to operate such Shared Ownership Projects as part of the Licensed Business terminated pursuant to Section 17.1 above, the parties shall use a fraction, the numerator of which shall include the number of Shared Ownership Projects for which during any five year period Licensee has had its rights to operate such Shared Ownership Projects as part of the Licensed Business terminated pursuant to Section 17.1 above and the denominator of which shall include the total of all Shared Ownership Projects including any Shared Ownership Projects which have been terminated pursuant to Section 17.1 above during the five year period of the calculation but not any Shared Ownership Projects which were terminated pursuant to Section 17.1 above prior to such five year period (“Failing Project Percentage”).  Notwithstanding the foregoing to the contrary, in the event a Shared Ownership Project had its rights to operate as a part of the Licensed Business terminated in such five year period due solely to its Owners’ Associations’ failure to fund the implementation of material modifications to Brand Standards that involve Significant Capital Expenditures, despite the commercially reasonable efforts of Licensee, its Permitted Affiliates and Permitted Sublicensee pursuant to Sections 11.1 and 11.2 of this Agreement, then such Shared Ownership Projects shall be excluded from the determination of the Failing Project Percentage. In addition, the Existing Project known as the Hyatt Hacienda Del Mar shall be excluded from the determination of the Failing Project Percentage.  Notwithstanding any contrary provision of this Agreement, in the event of a termination  pursuant to this subsection (xi), for a “tail period” of ten (10) years after such termination, the Agreement shall continue in full force and effect solely with respect to the then-existing Licensed Shared Ownership Projects, Affiliated Unbranded Shared Ownership Projects and Licensed Residential Projects; provided, further, that, during such tail period, Licensor may elect to (A) terminate the Exclusivity Period, at which time the exclusivity granted in Section 2.2 and the restrictions and limitations on Licensor and its Affiliates in Section 2.3 shall immediately cease and be of no further force or effect as of the first day of the tail period; (B) terminate Licensee’s right to propose New Projects (including Affiliated Unbranded Shared Ownership Projects), but Licensee will have the right to continue and complete the development of any New Projects that have been approved by Licensor pursuant to this Agreement prior to the commencement of the tail period; and/or (C) terminate or limit any of Licensor’s obligations under Section 2.6(b), Section 5.4, and/or Section 5.5, of this Agreement.  All other applicable terms and conditions of this Agreement, including, without limitation, the requirement to pay all portions of the Royalty Fees in Article 3 and other amounts due hereunder (including, without limitation, the Marketing Support Charge and the Customer Analytics Charge) shall remain in place and be applicable during the tail period.  Licensor may, in its sole discretion, at any time after the fourth year of the tail period provide written notice to Licensee that it intends to terminate the “tail period,” which termination shall be effective on the “tail period termination date,” occurring one (1) year following the date of such written notice.

(b)                                 Upon the issuance by Licensor of a notice of default to Licensee under Section 17.2(a)(i) through (xi) above, Licensor shall have the right to pursue any one or more of the following remedies in addition to the remedies provided for in Sections 17.2(a)(i) through (xi) above:

(i)                                     To institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages pursuant to the terms of this Agreement. Licensee acknowledges and agrees that, in the event that Licensor terminates this Agreement pursuant to a termination right expressly identified in Section 17.2(a) above, Licensor will, in addition to the right to terminate, have the right to seek and obtain damages pursuant to the terms of this Agreement with respect to the termination of the Agreement;

(ii)                                  Suspend Licensee’s right to use, and Licensee’s access to, the Hotel Reservation System (whether via hyatt.com or otherwise) in accordance with Section 9.2 of this Agreement at any or all Projects or the entire Licensed Business until the breach is cured;

(iii)                               Suspend Licensee’s right to access and use of information included in the Brand Loyalty Programs and/or the Licensor Customer Information (except for Licensor Customer Information related to the Members and included as part of the Licensee Member Information) for sales and marketing efforts with respect to any or all Projects or the entire Licensed Business until the breach is cured;

(iv)                              Suspend or limit Licensee’s access to the Marketing Support Services and the Customer Analytics Services with respect to any or all Projects or the entire Licensed Business until the breach is cured;

(v)                                 Suspend or terminate any temporary or other fee reductions to which Licensor may have agreed to in this Agreement or otherwise;

(vi)                              Refuse to provide any operational support to any Project that this Agreement, the Hotel Reservation System Services Agreement, the Gold Passport Participation Agreement or any Hyatt Technical Services Consulting Agreement otherwise requires;

(vii)                           Suspend or limit Licensee’s rights to develop any New Project (including any Affiliated Unbranded Shared Ownership Project) as determined by Licensor its sole discretion until the breach is cured;

(viii)                        Prohibit any New Project (including any Affiliated Unbranded Shared Ownership Project) from opening or operating under the Licensed Hyatt Marks as part of the Licensed Business until the breach is cured; and/or

(ix)                              Suspend or terminate the Exclusivity Period, at which time the exclusivity granted in Section 2.2 and the restrictions and limitations on Licensor and its Affiliates in Section 2.3 shall immediately cease and be of no further force or effect until the breach is cured.

Section 17.3                             Licensor Defaults.

(a)                                 The breaches listed in (i) through (viii) below are deemed to be material breaches for which Licensor may be placed in default under this Agreement if (x) Licensee gives Licensor notice of the breach that provides the applicable cure period for the applicable breach (or such greater number of days given by Licensee in its sole discretion or required by Applicable Law) and (y) Licensor fails to cure the breach in the time and manner specified in the notice of breach or as specifically provided in this Section 17.3(a). If Licensor fails to cure the breach and is placed in default, then Licensee may exercise the applicable remedy for the specific default as set forth below:

(i)                                     If Licensor or its Affiliates fail to pay any amounts due under this Agreement or any Transaction Agreement, or under all such agreements taken together, to Licensee or any of its Affiliates when the same becomes due and payable, then Licensee may issue a notice of breach to Licensor with respect to such failure. Licensor shall have sixty (60) days following notice of breach to cure the failure to pay. If Licensor in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Licensor shall pay to Licensee the undisputed amount, if any, and Licensor shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be resolved pursuant to Article 21 of this Agreement. Notwithstanding anything to the contrary in Article 21 of this Agreement, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitrator determines that any or all of the disputed amount is owed to Licensee or its Affiliates, then Licensor shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitrator determines that none of the disputed amount is owed to Licensee or its Affiliates, then Licensor shall not be required to pay the disputed amount and the escrowed funds shall be released to Licensor. If Licensor fails to cure the payment breach, Licensee may issue a notice of default to Licensor and exercise any of the remedies under Section 17.3(b) below, and if the aggregate amount outstanding that Licensor has failed to pay at the time of determination under this Agreement or any Transaction Agreement is in excess of two million five hundred thousand dollars ($2,500,0000) (as adjusted annually after the Effective Date by the CPI Index), Licensee may terminate this Agreement and all rights granted to Licensor hereunder immediately upon notice to Licensor and/or exercise any of the other remedies under Section 17.3(b) below;

(ii)                                  If Licensor or its Affiliates fail to pay any amount in excess of one million two hundred fifty thousand dollars ($1,250,000) (as adjusted annually after the Effective Date by the CPI Index) due under this Agreement or any Transaction Agreement, or under all such agreements taken together, to Licensee or any of its Affiliates when the same becomes due and payable in each case, having been issued a notice of breach by Licensee and having failed to cure the failure to pay within thirty (30) days following such notice, three (3) or more times within any thirty-six (36) month period, Licensee may issue a notice of default and terminate this Agreement and all rights granted to Licensor hereunder immediately upon notice to Licensor and/or exercise any of the remedies under Section 17.3(b) below; provided, however, if Licensor in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Licensor shall pay to Licensee the undisputed amount, if any, and Licensor shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be resolved pursuant to Article 21 of this Agreement. Notwithstanding anything to the contrary in Article 21 of this Agreement, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitrator determines that any or all of the disputed amount is owed to Licensee or its Permitted Affiliates, then Licensor shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitrator determines that none of the disputed amount is owed to Licensee or its Affiliates, then Licensor shall not be required to pay the disputed amount and the escrowed funds shall be released to Licensor.

(iii)                               If Licensee terminates the Gold Passport Participation Agreement or the Hotel Reservation System Services Agreement in accordance with the terms thereof based on Licensor’s default thereunder, Licensee may issue a notice of default to Licensor and exercise its remedies under Section 17.3(a)(i) or Section 17.3(a)(ii) above, if applicable, and/or exercise any of the remedies under Section 17.3(b) below;

(iv)                              If Licensor or any principal, director, officer, shareholder, or agent of Licensor, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Licensee Confidential Information in violation of this Agreement, including Section 13.l(b) of this Agreement, then:

(A)                               Licensee may issue a notice of breach to Licensor. In connection with such breach, Licensee may, depending on various factors, including, the severity of the breach, whether the breach was intentional or unintentional, and the damages or potential damages resulting from such breach, exercise any of the remedies provided for in Section 17.3(b) below;

(B)                               If an arbitrator under Section 21.3 of this Agreement determines that (I) a material breach has occurred, (II) (x) Licensor has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Licensor’s gross negligence, and (III) such breach has or may result in the goodwill associated with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then upon the rendering of the arbitrator’s determination in favor of Licensee to this effect, Licensee may issue a notice of default to Licensor and terminate this Agreement and all rights granted to Licensor hereunder and/or exercise any of the other remedies under Section 17.3(b) below;

(v)                                 If a Transfer by Licensor occurs in violation of Section 16.2 of this Agreement, Licensee may issue a notice of breach. If Licensor fails to notify Licensee within fourteen (14) days following the notice of breach that Licensor intends to unwind such Transfer or fails to actually unwind such Transfer in a manner satisfactory to Licensee within ninety (90) days following the notice of breach, then Licensee may issue a notice of default to Licensor and terminate this Agreement and all rights granted to Licensor hereunder immediately upon notice to Licensor and/or exercise any of the other remedies under Section 17.3(b) below;

(vi)                              If Licensor dissolves or liquidates, except in connection with a Transfer permitted by Section 16.2 of this Agreement, Licensee may issue a notice of default to Licensor and terminate this Agreement and all rights granted to Licensor hereunder immediately upon notice to Licensor and/or exercise any of the other remedies under Section 17.3(b) below;

(vii)                           To the extent permitted by Applicable Law, if Licensor becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition or an involuntary petition is filed and is not dismissed within ninety (90) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Licensed Business or Licensee or Licensee’s Affiliates, Licensee may issue a notice of default to Licensor and terminate this Agreement and all rights granted to Licensor hereunder immediately upon notice to Licensor and/or exercise any of the other remedies under Section 17.3(b) below; and

(viii)                        (A)                               If Licensor or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction prevents Licensee from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at any individual Project(s), then Licensee may issue a notice of breach to Licensor and exercise any of the remedies under Section 17.3(b) below;

(B)                               If Licensor or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction is the primary cause of Licensee being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at all or substantially all of the Projects and the Licensed Business has been or is reasonably likely to be so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then Licensee may issue a notice of breach. Upon such notice of breach, the parties will use commercially reasonable efforts to enter into a Remediation Arrangement under which Licensor will undertake to remedy the breach to Licensee’s reasonable satisfaction. If the parties fail to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or Licensor fails to cure the breach pursuant to the Remediation Arrangement, Licensee may issue a notice of default to Licensor and terminate this Agreement immediately upon notice to Licensor and/or exercise any of the other remedies under Section 17.3(b) below.

(b)                                 Upon the issuance by Licensee of a notice of default to Licensor under Section 17.3(a)(i) through (viii) above, Licensee shall have the right to pursue any one or more of the following remedies:

(i)                                     To institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages pursuant to the terms of this Agreement. Licensor acknowledges and agrees that, in the event that Licensee terminates this Agreement pursuant to a termination right expressly identified in Section 17.3(a) above, Licensee will, in addition to the right to terminate this Agreement, have the right to seek and obtain damages with respect to the termination of the Agreement. Licensor agrees that Acquired Companies devoted substantial resources to acquiring, developing and building the Licensed Business (including the Projects and the Licensee Member Information) and that the Licensed Business, including the significant reputation and goodwill associated therewith, has been further developed by Licensee and its Permitted Affiliates during the Term of this Agreement. Licensor further acknowledges and agrees that, in the event Licensee terminates this Agreement as a result of a material event of default hereunder by Licensor, it would be commercially impossible for Licensee to take measures to recreate the Licensed Hyatt Marks or develop an equivalent brand, and, therefore it would be unreasonable to expect or require Licensee to mitigate its damages resulting from such default and termination; or

(ii)                                  To suspend provision of the services that Licensee is required to provide to Licensor under this Agreement or remit monetary payments to be held by an escrow agent reasonably acceptable to the parties, until the breach is cured.

Section 17.4                             Other Breaches.  If Licensee or Licensor materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, except for where specific remedies are identified for breaches and defaults described in Section 17.1, 17.2 and 17.3 of this Agreement, the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure unless it is determined by arbitration pursuant to Section 21.3 of this Agreement that (i) the non-defaulting party has been or will be damaged in an amount in excess of ten million dollars ($10,000,000) (as adjusted annually after the Effective Date by the CPI Index) or (ii) the goodwill associated with the Licensed Hyatt Marks and System (if Licensor is the non-defaulting party) or the Licensed Business (if Licensee is the non-defaulting party) has been or will be so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, in which case the non-defaulting party shall have the right to terminate this Agreement upon the rendering of arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 17.4, the non-defaulting party will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement.

Section 17.5                             Licensee Cross Defaults.  An event of default by Licensee, its Permitted Affiliate or Permitted Sublicensee under this Agreement shall be a default under the Gold Passport Participation Agreement and the Hotel Reservation System Services Agreement.

Section 17.6                             Extraordinary Events.

(a)                                 If either Licensee’s or Licensor’s failure to conform to, keep, perform, fulfill, or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement with respect to one or more Projects, Sales Facilities or Marketing Facilities, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in material part by one or more Extraordinary Events, such failure shall not constitute a failure or a default under this Agreement, and such failure shall be excused with respect to the subject Projects, Sales Facilities or Marketing Facilities (but only as to the subject Projects, Sales Facilities or Marketing Facilities) for as long as the failure is caused in whole or in part by such Extraordinary Event(s) and so long as the party impacted by such Extraordinary Event(s) is using commercially reasonable efforts to mitigate the effects of such Extraordinary Event(s) and diligently pursuing a cure.

(b)                                 If either Licensee’s or Licensor’s failure to conform to, keep, perform, fulfill, or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement or that has a material adverse effect on the Licensed Business as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in material part by one or more Extraordinary Events, such failure shall not constitute a failure or a default under this Agreement, and such failure shall be excused for as long as the party impacted by such Extraordinary Event(s) is using commercially reasonable efforts to mitigate the effects of such Extraordinary Event(s) and diligently pursuing a cure.

ARTICLE 18

POST-TERMINATION OBLIGATIONS

Section 18.1                             Project De-Identification and Post-Termination Obligations.

(a)                                 Upon termination of Licensee’s rights to operate one or more (but not all) of the Licensed Shared Ownership Projects or Affiliated Unbranded Shared Ownership Projects under the System, in a Licensed Club or pursuant to this Agreement, all rights to operate such Shared Ownership Project under the System, in a Licensed Club or pursuant to this Agreement shall terminate, and the subject Licensed Shared Ownership Project or Affiliated Unbranded Shared Ownership Project shall be Deflagged. In connection with the Deflagging:

(i)                                     Licensee will notify all Members upon the Deflagging pursuant to a form of notice agreed to by the parties that the Deflagged Shared Ownership Project is no longer affiliated with the System and is no longer a Licensed Shared Ownership Project or Affiliated Unbranded Shared Ownership Project, as the case may be.

(ii)                                  Shared Ownership Products at a Deflagged Shared Ownership Project which were not part of a Licensed Non-Site Specific Club, shall not be included in the inventory of a Licensed Club as a usage option for Members of such Licensed Club.

(iii)                               Shared Ownership Products at a Deflagged Shared Ownership Project which were part of a Licensed Non-Site Specific Club may continue to be included in the inventory of a Licensed Non-Site Specific Club as a usage option for Members of such Licensed Non-Site Specific Club until such time as the inventory from the Deflagged Shared Ownership Project can be replaced with inventory from other Licensed Shared Ownership Projects or Affiliated Unbranded Shared Ownership Projects such that the one-to-one use right to use night requirement ratio is achieved without the inventory of the Deflagged Shared Ownership Project (with respect to which Licensee hereby covenants to have such replacement inventory added to such Non-Site Specific Club as diligently as is commercially practicable and shall take such other actions that may be required by a Governmental Authority or by Applicable Law to effectuate such removal and/or replacement) (the “Club Removal Transition Period”), but, during the Club Removal Transition Period, such inventory must be clearly identified as a non-Hyatt product in all of Licensee’s distribution channels.  After the Club Removal Transition Period, the inventory of the subject Deflagged Shared Ownership Project shall not be included in the inventory of a Licensed Non-Site Specific Club as a usage option for Members of such Licensed Non-Site Specific Club.

(iv)                              Members of a Licensed Club of which the subject Deflagged Shared Ownership Project was a part, will not be permitted to trade usage rights in Shared Ownership Products at the subject Deflagged Shared Ownership Project for points under the Brand Loyalty Program.

(v)                                 Shared Ownership Products at the subject Deflagged Shared Ownership Project which were not part of a Licensed Non-Site Specific Club, shall no longer be sold under, or in association with, the Licensed Hyatt Marks, the other Licensor Intellectual Property, the Branded Elements or any other aspect of the System, or made part of any Licensed Club.

(vi)                              Shared Ownership Products in phases of the Deflagged Shared Ownership Project that were already part of a Licensed Non-Site Specific Club at the time of the Deflagging may, however, continue to be sold for use in the Licensed Non-Site Specific Club during the Club Removal Transition Period, but interests in new phases of the Deflagged Shared Ownership Project shall not be made part of a Licensed Non-Site Specific Club and shall not be sold as part of a Licensed Non-Site Specific Club.

(vii)                           With respect to Licensed Shared Ownership Projects, inventory for transient rental at the Deflagged Shared Ownership Project will no longer be listed on hyatt.com or otherwise in the Hotel Reservation System, and stays at the Deflagged Shared Ownership Project will not be deemed a “Hyatt” stay for purposes of the Brand Loyalty Program.

(b)                                 Upon termination of Licensee’s rights to operate one or more (but not all) of the Projects under the System, in a Licensed Club or pursuant to this Agreement and subject to the provisions of Section 18.1(a) above, all rights to operate the subject Project under the System, in a Licensed Club or pursuant to this Agreement will terminate, including the rights to use Licensor’s Electronic Systems, the Licensed Hyatt Marks, the Licensor Intellectual Property, and the Branded Elements with respect to the subject

Project; provided, however, Licensee shall have a period of time equal to the longer of (i) the period of time permitted under any applicable System Removal Agreement or Non-Renewal Agreement for the subject Project, or (ii) six (6) months during which to transition its business to new systems, and to discontinue use of the System, the Licensor’s Electronic Systems, the Licensed Hyatt Marks, the Licensor Intellectual Property, and the Branded Elements (the “Transition Period”) and following the expiration of the Transition Period, and the parties will comply with their respective obligations described below:

(i)                                     Licensee, its Permitted Affiliates and Permitted Sublicensees may not, without Licensor’s permission, represent to the subject Project customers, prospective customers or the public that the subject Project is or was connected with the System or a Licensed Club, or otherwise hold itself out to the public as a former licensee of Licensor, except as required under the other provisions of this Section 18.1(b) including Section 18.1(b)(viii) below, and will fully comply with Section 12.2(a)(iv) of this Agreement, other than as required Applicable Law.

(ii)                                  Licensor will not represent that the subject Project is or was in any way connected with the System or a Licensed Club, other than as required by Applicable Law.

(iii)                               Licensee at its expense will remove all structures and items identifying the subject Project as connected with the System or a Licensed Club, including all elements of the trade dress and other distinctive features, devices, and/or items associated with the System.  Licensee as its expense will promptly remove any items using the Licensor Intellectual Property from or in connection with the subject Project (except Licensor Customer Information relating to Members of the subject Project that Licensee is permitted to retain and use under Section 18.2(g) below) and perform such additional actions as set forth in any de-identification list Licensor provides to Licensee to ensure that the subject Project is not connected with the System  or a Licensed Club and is not using any Licensor Intellectual Property. With respect to exterior signage bearing any Licensed Hyatt Marks, Licensee must (A) promptly schedule the permanent removal of all exterior signage and give Licensor written evidence of such schedule, (B) immediately cover all exterior signage in a professional manner, and (C) permanently remove all exterior signage within (x) the period of time permitted under any applicable System Removal Agreement or Non-Renewal Agreement for the subject Project, or (y) thirty (30) days after such termination.

(iv)                              Licensee will change the Project’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor or other Person to believe that the Project still is associated with Licensor or the System or a Licensed Club.

(v)                                 Licensee will stop all uses of the Licensor Intellectual Property on any Licensee’s Website and use commercially reasonable efforts to require all third-party websites to remove any references that directly or indirectly associate the Project with the Licensed Hyatt Marks or a Licensed Club.

(vi)                              Licensee will cancel all fictitious, assumed or other business name registrations relating to Licensee’s use of the Licensed Hyatt Marks for such Project to the extent permitted under Applicable Law.

(vii)                           Permit Licensor’s representatives to enter the premises of any subject Project on no less than twenty-four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to Licensor’s reasonable satisfaction.

(viii)                        Beginning on the date upon which such Project is required to de-identify and continuing until de-identification is completed to Licensor’s reasonable satisfaction, Licensee must maintain a conspicuous sign at the registration desk in a form that Licensor specifies stating that the Project is no longer associated with the System or a Licensed Club.

(ix)                              Each party will promptly pay all amounts owing to the other party and any of its Affiliates related to the subject Project.

(x)                                 Licensor at its expense will promptly perform such reasonable additional actions as set forth in any de-identification list Licensee provides to Licensor to ensure that Licensor is not connected with the subject Project.

Licensee acknowledges that the de-identification process is intended to alert the public promptly that the subject Project is not affiliated with the System or a Licensed Club.  Subject to the terms of subsection (iii) above with respect to exterior signage, Licensee shall complete all de-identification obligations under this Section 18.1 to Licensor’s reasonable satisfaction, and provide a written certification to Licensor indicating such completion, on or before the date on which the Transition Period ends.

Section 18.2                             Agreement De-Identification and Post-Termination Obligations.  Upon expiration or other termination of this Agreement, all rights granted under this Agreement to Licensee to operate the Projects under the System will immediately terminate following the expiration of the Transition Period, including the rights under this Agreement to use Licensor’s Electronic Systems, the Licensed Hyatt Marks, the Licensor Intellectual Property, and the Branded Elements, and the parties will comply with their respective obligations described below:

(a)                                 Except as required in Section 18.1(b)(viii) above, Licensee will not represent that the Licensed Shared Ownership Business, the Licensed Residential Business, any Licensed Club or any of the Projects are in any way connected with the System or hold itself out as a licensee or former licensee of Licensor or that it was formerly known by any corporate name or trade name containing the Licensed Hyatt Marks, other than as required by Applicable Law.

(b)                                 Licensor will not represent that any of the Projects are in any way connected with the System or a Licensed Club or hold itself out as a licensor or former licensor of Licensee, other than as required by Applicable Law.

(c)                                  The Licensed Hyatt Marks shall be removed from all aspects of the previously Licensed Clubs, including the Club Documents, subject to Section 18.1(a) above.

(d)                                 With respect to each Project, Licensee will comply with its obligations described in Sections 18.1(a) and (b) of this Agreement.

(e)                                  Licensor at its expense will promptly remove any items using the Licensee Intellectual Property from or in connection with any Licensor Lodging Facilities or any other businesses of Licensor and its Affiliates (except that Licensee shall be responsible for removing any Sales Facilities and/or Marketing Facilities located at Licensor Lodging Facilities at Licensee’s expense) and perform such additional actions as set forth in any de-identification list Licensee provides to Licensor to ensure that Licensor is not connected with the Projects or the Shared Ownership Business of Licensee, its Permitted Affiliates and Permitted Sublicensees and is not using any Licensee Intellectual Property.

(f)                                   Licensee will immediately turn over to Licensor or destroy (with the exception of stored electronic information which will continue to be retained and stored and treated in accordance with the confidentiality provisions of this Agreement) all copies of any Licensor Confidential Information (not including any Licensee Member Information), Licensor Intellectual Property, and all other System materials relating to the operation of the Licensed Business and the Projects, all of which are acknowledged by Licensee to be Licensor’s property. Licensee will not retain a copy or record of any of the foregoing, except for Licensee’s copy of this Agreement, any correspondence between the parties, and any other documents that Licensee reasonably needs for compliance with any provisions of Applicable Law. If Licensor expressly permits Licensee to continue to use any Licensor Intellectual Property after the termination or expiration date, such use by Licensee will be in accordance with the terms of this Agreement.

(g)                                  Licensor will discontinue all uses of Licensee Intellectual Property.  Licensor will immediately turn over to Licensee or destroy (with the exception of stored electronic information which will continue to be retained and stored and treated in accordance with the confidentiality provisions of this Agreement) all copies of any Licensee Confidential Information, Licensee Intellectual Property, and all other materials relating to the operation of the Projects, all of which are acknowledged by Licensor to be Licensee’s property. Licensor will not retain a copy or record of any of the foregoing, except for Licensor’s copy of this Agreement, any correspondence between the parties, and any other documents that Licensor reasonably needs for compliance with any provisions of Applicable Law. If Licensee expressly permits Licensor to continue to use any Licensee Intellectual Property after the termination or expiration date, such use by Licensor will be in accordance with the terms of this Agreement.

(h)                                 Licensee and Licensor shall at all times comply with the confidentiality provisions of this Agreement with respect to any Licensor Confidential Information or Licensee Confidential Information.

(i)                                     Each party will promptly pay all amounts owing to the other party and any of its Affiliates under this Agreement.

(j)                                    Licensor shall provide reasonable cooperation to Licensee to assist in the orderly transfer of Licensee’s systems, data and other information from Licensor’s Electronic Systems, the Hotel Reservation System and the other services of Licensor in accordance with a termination transition services agreement, to be developed and mutually agreed to by Licensor and Licensee contemporaneously with the termination of this Agreement.  Licensor and Licensee shall use commercially reasonable efforts to ensure that such transfer is orderly and does not give rise to any undue interference with business operations of either party or disruption of the rights of Members.

Section 18.3                             Costs of De-Identification.  If Licensee fails to comply strictly with all of the de-identification provisions in this Article 18, Licensee agrees to:  (i) pay Licensor a royalty fee of Five Thousand Dollars ($5,000) per day per Project until de-identification is completed to Licensor’s reasonable satisfaction; and (ii) permit Licensor’s representatives to enter Projects to complete the de-identification process at Licensee’s expense.  Licensee agrees to pay all of Licensor’s reasonable costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs.  Nothing in this Article 18 or this Agreement limits Licensor’s rights or remedies at law or in equity if Licensee does not complete the de-identification procedures as provided above, including Licensor’s right to seek and obtain an injunction to remove or cause to be removed, at Licensee’s sole cost and expense, all signage from the Projects; provided, however, Licensor is prohibited from seeking punitive, exemplary, treble or other forms of multiple damages.

Section 18.4                             Survival.  The rights and obligations of the parties under this Article 18 will survive termination or expiration of this Agreement.

ARTICLE 19

COMPLIANCE WITH LAWS; LEGAL ACTIONS

Section 19.1                             Compliance with Laws.

(a)                                 The parties will comply with all Applicable Law in connection with the fulfillment of their respective obligations under this Agreement.  Without limiting the foregoing, the parties will comply with the Foreign Corrupt Practices Act, 15 U.S.C. §78 dd et seq., the Anti-Boycott Regulations of the United States, 15 Code of Federal Regulations, Part 369, promulgated under the U.S. Export Administration Act, 50 U.S.C. App. 2407, and all Applicable Law against corrupt business practices, against money laundering and against facilitating or supporting persons who conspire to commit crimes or acts of terror against any Person or Governmental Authority.

(b)                                 Licensee will forward to Licensor within a reasonable period of time (not to exceed ten (10) Business Days) following Licensee’s receipt copies of all inspection reports, warnings, certificates, and ratings issued by any Governmental Authority related to any Project or the Licensed Business that identify a material failure to meet or maintain governmental standards regarding health or life safety or any other material violation of Applicable Law that may materially and adversely affect the operation of any Project or materially and adversely affect the Licensed Business or Licensee.

(c)                                  Each party will, if required by Applicable Law, timely file, register, or report this Agreement or the payments to be made hereunder, as applicable, to the appropriate Governmental Authorities having jurisdiction over any Project, the Licensed Business or this Agreement, and pay all costs and expenses related thereto.

Section 19.2                             Notice Regarding Legal Actions.  Licensee and Licensor will each notify the other (i) within a reasonable period of time (not to exceed ten (10) Business Days) after the applicable party has actual knowledge of the commencement of any material action, suit, or other proceeding that involves any Project or the Licensed Business that could have a material adverse effect on the Project or the Licensed Business or with respect to which the amount in controversy exceeds (x) one million dollars ($1,000,000) (as adjusted annually after the Effective Date by the CPI Index) to the extent the action relates to a single Project or (y) five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the CPI Index) to the extent the action involves more than one Project or the Licensed Business in general; or Licensor’s or Licensee’s relationship with any Project, the Licensed Shared Ownership Business or the System, and (ii) within a reasonable period of time (not to exceed ten (10) Business Days) after the issuance of any judgment, order, writ, injunction, award, or other decree of any Governmental Authority that may materially adversely affect the operation or financial condition of any Project, Licensor or Licensee. Nothing in this Section 19.2, however, will abrogate any notice requirement that Licensor or Licensee may have under any insurance program or contract.

Section 19.3                             Block Exemption.  Licensor and Licensee acknowledge and agree that the license is granted on the assumption that this Agreement complies, and will continue to comply, with the European Commission’s Block Exemption Regulation for Vertical Agreements (EU No. 330/2010) (the “Regulation”) and with Article 101 of the Treaty on the Functioning of the European Union (“Article 101”) and with the official interpretative guidelines of 2010, and any successor to the Regulation and to the guidelines. If, at any time, questions arise concerning this Agreement’s compliance with the Regulation, the parties agree to use their best efforts and to cooperate with each other to amend this Agreement either to bring it into conformity with the requirements of the Regulation or to seek an alternative way to comply with Article 101. If, after exhausting all efforts to bring this Agreement in conformity with the requirements of the Regulation, the parties determine that this Agreement cannot be modified to comply with Article 101, including the Regulation, without undermining material elements of the license relationship, either party may, at its option, without liability for such action or any further obligation to the other party, terminate the provisions of this Agreement and the license upon thirty (30) days’ notice to the other party as to the portions of the Agreement or Territory that violate the Regulation. In such event, with respect to any change in the territorial rights that are materially adverse to Licensee, result in a material decrease in revenue of the Licensed Business, or result in a material diminution in value to the Licensed Business that are reasonably attributable to such termination, the Royalty Fees shall be equitably adjusted and/or the parties may otherwise modify this Agreement, to account for such effects. To the extent that the post-termination obligations described in Article 18 of this Agreement would be applicable, Licensee, its Affiliates and Permitted Sublicensees will comply with such obligations. Notwithstanding any provision of this Agreement to the contrary, if a termination of the provisions of this Agreement and the license in accordance with this Section 19.3 results in the exclusion of portions of the Territory from the Licensed Business, then Licensee shall have the unrestricted right to engage in the Shared Ownership Business within such excluded portions of the Territory in any brand segment and with any brand or on an unbranded basis.

Section 19.4                             Compliance with Registration/Disclosure Requirements.

(a)                                 If the offer or grant of the rights to Licensee under this Agreement as of the Effective Date, for any potential New Project or Affiliated Unbranded Shared Ownership Project (including any such Project that would be developed through a third party), would result in a requirement for Licensor to comply with any Registration/Disclosure Requirement (defined below) in any Covered Jurisdiction (defined below), and no self-executing exemption from the Registration/Disclosure Requirement exists, then:

(i)                                     the parties agree that, notwithstanding anything to the contrary in this Agreement, the Covered Jurisdiction shall be excluded from the rights granted to Licensee under this Agreement as of the Effective Date until such time as the parties comply with the requirements of Section 19.4(a)(ii) below (the “Excluded Rights”); and

(ii)                                  at Licensee’s request, Licensor and Licensee shall use commercially reasonable efforts to comply with, or obtain an exemption from, the Registration/Disclosure Requirement in that Covered Jurisdiction in order to grant the Excluded Rights to Licensee.  Licensor and Licensee shall share equally all costs and expenses (including reasonable attorneys’ fees) associated with the activities contemplated in this subsection (ii).

(b)                                 If Licensee’s development of any New Project (including any New Project that would be developed through a third party), and/or offer or grant of any rights to any Permitted Affiliate or Permitted Sublicensee, would result in a requirement for Licensor and/or Licensee (or any of Licensee’s Affiliates or Permitted Sublicensees) to comply with any Registration/Disclosure Requirement in any Covered Jurisdiction, then Licensee shall at its sole cost and expense comply with, or obtain an exemption from, such Registration/Disclosure Requirements prior to developing such New Project or offering or granting such rights in the Covered Jurisdiction.

(c)                                  Licensee shall deliver or cause to be delivered to Licensor all disclosure documents, registration/exemption filings and other documents that Licensee (or any of Licensee’s Affiliates or Permitted Sublicensees) intends to use directly or indirectly to comply with any Registration/Disclosure Requirement (collectively, the “Compliance Documents”) as part of the New Project Application.  The Compliance Documents (and any amendments thereto) shall all be subject to the approval of Licensor prior to their delivery or filing with any Governmental Authority or other third party, it being understood and agreed, however, that Licensor will review the Compliance Documents solely for its own purposes and not for the benefit of any other Person, and that its approval will not be deemed an approval of the legal sufficiency or other effects or characteristics thereof, provided, however, that Licensor may withhold its approval if it notices any legal deficiency in the course of its review.  If Licensor fails to approve or disapprove the Compliance Documents within ten (10) Business Days from its receipt of the same, then such Compliance Documents shall be deemed approved.

(d)                                 In this Agreement, a “Registration/Disclosure Requirement” means (i) in the United States, any Applicable Law, rules and regulations of the Federal Trade Commission, and any state or other jurisdiction regulating the offer and/or sale of franchises, business opportunities or seller assigned marketing plans, including all franchise disclosure and franchise registration laws relating to the Licensed Business, and (ii) outside the United States, any Applicable Law, rules or regulations that regulate agreements or relationships which, if conducted in the United States, would be covered by the Applicable Law, rules and regulations described in subsection (i) above, in each case, that requires Licensor, Licensee, and/or any of their respective Affiliates or Permitted Sublicensees, prior to the grant of rights under this Agreement or the exercise of any rights as contemplated by this Agreement, to register or make any franchise-related filing with any Governmental Authority and/or deliver to Licensee, any Permitted Sublicensees, or any other Person a related disclosure document or other information concerning those rights or the obligations relating thereto.  A “Covered Jurisdiction” means any country, state, province, or other political subdivision within which a Registration/Disclosure Requirement applies.

ARTICLE 20

RELATIONSHIP OF PARTIES

Section 20.1                             Reasonable Business Judgment.  Unless Licensor has reserved “sole discretion,” Licensor will use its reasonable business judgment when discharging its obligations or exercising its rights or discretion under this Agreement. Licensee agrees that Licensor, in the exercise of its reasonable business judgment, may act with the intention to benefit the System and Licensor’s business as a whole, and not individual Licensor Lodging Facilities or other facilities, including the Projects; provided, that such intent may not include the intent of injuring Licensee or the Licensed Business.  Licensor may impose reasonable conditions upon the grant of any consent or approval; provided, however, Licensor may impose any conditions upon the grant of any consent or approval with respect to which Licensor has reserved “sole discretion.”  Licensee will have the burden of establishing that Licensor failed to exercise reasonable business judgment.

Section 20.2                             Independent Contractor.

(a)                                 This Agreement does not create a fiduciary relationship between Licensor and Licensee. Licensee and Licensor are independent contractors, and nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, manager, employee, or servant of the other for any purpose, except that Licensor may act on Licensee’s behalf as Licensee’s agent for purposes of booking reservations at any Project.

(b)                                 Nothing in this Agreement authorizes either party to make any contract, agreement, warranty, or representation on the other party’s behalf or to incur any debt or other obligation in the other party’s name.

ARTICLE 21

DISPUTE RESOLUTION

Section 21.1                             Alternative Dispute Resolution.  Subject to Sections 21.4 and 21.7 of this Agreement, the parties agree for themselves and their respective Affiliates, and each of their respective shareholders, trustees, beneficiaries, directors, officers, employees or agents, that all Disputes which arise hereunder, regardless of whether or not the existence of a Dispute is specifically referred to in any provision of this Agreement, shall be subject to, and resolved in accordance with, this Article 21.  (For the purposes of this Article 21, the term “party” shall refer to each of the Persons referenced in this Section 21.1).

Section 21.2                             Mediation.

(a)                                 If either party gives notice to the other party of the existence of a Dispute, then, commencing within five (5) days after the date of such notice, the parties shall, through their senior business representatives and (if they so desire) counsel, negotiate in good faith for a period of at least ten (10) Business Days in an effort to resolve the Dispute without prejudice to either party’s rights under this Article 21.

(b)                                 If the parties are unable to resolve the Dispute within such ten (10) Business Day period, either party may then submit the Dispute to non-binding mediation under the then applicable rules and jurisdiction of the American Arbitration Association (“AAA”), in which event, the parties shall participate in at least ten (10) hours of mediation within the thirty (30) day period after such Dispute has been submitted for mediation unless the parties mutually agree in writing to a longer period.  The fees and costs of such mediation shall be borne equally by the parties.

(c)                                  If the Dispute remains unresolved at the conclusion of such mediation, either party may then submit the Dispute to arbitration in accordance with Section 21.3 of this Agreement.

(d)                                 If the parties mutually agree in writing, they can (i) proceed directly to arbitration, and/or (ii) decide to vary or revise any of the timeframes or proceedings set forth in Sections 21.2 and 21.3 of this Agreement.

Section 21.3                             Arbitration.

(a)                                 Subject to Section 21.4 and 21.7 of this Agreement, all Disputes that have not been resolved through negotiation or mediation pursuant to Section 21.2 shall be submitted to final and binding arbitration administered by the AAA.  If the AAA no longer exists or is unable to administer the arbitration of the Dispute in accordance with this Article 21, and the parties cannot agree on the identity of a substitute arbitration service provider within ten (10) days after notice by the complaining party, then such party shall petition a Delaware court of competent jurisdiction to identify a substitute arbitration service provider, who will administer the dispute resolution process in accordance with this Article 21.  The arbitration shall be governed exclusively by the Federal Arbitration Act or any successor law, without reference to any state arbitration statutes. In any such arbitration proceeding, each party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either Licensor or Licensee.

(b)                                 The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules.  The arbitrator must be chosen from a proposed list of at least fifteen (15) arbitrators who are licensed attorneys each with no less than ten (10) years of legal experience, and who are listed on the AAA’s National Roster of Neutrals (or such other equivalent replacement roster of experienced arbitrators that the AAA designates).  All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of Orlando, Florida.  All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law.  In addition to the foregoing, the arbitrator selected shall be a third-party individual: (i) having not less than ten (10) years’ experience in the hospitality industry or at least ten (10) years’ consulting experience with a solid reputation in the hospitality industry; (ii) not having had any direct relationship with either party in the preceding twenty-four (24) month period, except to the extent disclosed and accepted by the other party; (iii) having demonstrated knowledge of the Shared Ownership Business and the Lodging Business; and (iv) having demonstrated knowledge of the operation and marketing of Shared Ownership Projects and Lodging Facilities in the Licensed Shared Ownership Business market segment. The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not (A) declare any Proprietary Mark generic or otherwise invalid or (B) award any damages or relief prohibited under Section 21.3(g), Section 21.8 or Section 21.9 below against either party.  The award of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction.

(c)                                  Licensor and Licensee agree that arbitration will be conducted on an individual, not a class-wide, basis; that only Licensor (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees, as applicable) and Licensee (and/or its Affiliates and its and their respective owners, officers, directors, agents and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section 21.3; and that an arbitration proceeding between Licensor (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees) and Licensee (and/or its Affiliates and its and their respective owners, officers, directors, agents and/or employees) may not be consolidated with any other arbitration proceeding between Licensor and any other person.  Notwithstanding the foregoing or anything to the contrary in this Section 21.3, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with this Article 21.

(d)                                 Despite Licensor’s and Licensee’s agreement to arbitrate, Licensor and Licensee each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief or other interim orders of specific performance from a court of competent jurisdiction; provided, however, that Licensor and Licensee must contemporaneously submit the dispute for arbitration on the merits as provided in this Article 21.

(e)                                  The parties agree that the award of the arbitrator shall be binding upon Licensor and Licensee and their respective Affiliates, and that judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(f)                                   No arbitrator shall (i) then be in the employ of any Person which, at the time of such arbitration, is engaged in the Shared Ownership Business or the Lodging Business, or (ii) have ever been in the employ of Licensor or Licensee or their respective Affiliates.

(g)                                  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, TREBLE OR OTHER FORMS OF MULTIPLE DAMAGES, OR OTHER DAMAGES OR RELIEF PROHIBITED UNDER SECTION 21.8 OR SECTION 21.9 OF THIS AGREEMENT,

AGAINST EITHER PARTY OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW. THE ARBITRATOR’S FAILURE TO APPLY CONTROLLING LAW OR ENTRY OF A DECISION THAT IS NOT BASED ON SUBSTANTIAL EVIDENCE IN THE RECORD SHALL BE GROUNDS FOR MODIFYING OR VACATING AN ARBITRATION DECISION.

(h)                                 For any arbitration pursuant to which either party seeks an award for money damages in an amount less than five hundred thousand dollars ($500,000) (as adjusted annually from the Effective Date by the CPI Index), the following provisions shall apply:

(i)                                     Except as otherwise directed by the arbitrators, the parties shall (i) produce relevant documents and information to each other as if Rule 34 of the Federal Rules of Civil Procedure applied to the arbitration proceeding.  On a date set by the arbitrator, but in no event more than thirty (30) days after the arbitrator is selected, the parties shall exchange document requests.  The parties may schedule up to three (3) depositions, which shall be noticed and taken in a manner consistent with the Federal Rules of Civil Procedure as if those Rules applied to the arbitration proceeding.  Any such discovery shall be completed within sixty (60) days following the selection of the arbitrator.

(ii)                                  On a date set by the arbitrator, but in no event more than thirty (30) days after the depositions are complete, the parties shall deliver to the arbitrator and each other a written statement of their respective positions with respect to the Dispute(s) at issue and their reasons in support thereof.  Within fourteen (14) days thereafter, the parties may submit to the arbitrator and, if so, deliver to each other, a written response to the other party’s statement.

(iii)                               Unless requested by the arbitrator, no hearing shall be required in connection with any arbitration, and the arbitrator may elect to base his or her award on the written material submitted by the parties; provided, however, that the parties shall submit to hearings, and be prepared to present testimony, if so requested by the arbitrator.

(iv)                              Following receipt of the written materials from each party provided for in subparagraph (ii) above, and following any hearing held in connection with such arbitration, the arbitrator shall render his or her award; provided, however, that if more than one Dispute is submitted to the same arbitrator for resolution, each such Dispute shall be deemed a separate arbitration for purposes of this subparagraph and shall be subject to a separate award by the arbitrator.

(i)                                     Any arbitration pursuant to which either party is seeking an award for money damages equal to or in excess of five hundred thousand dollars ($500,000) (as adjusted annually from the Effective Date by the CPI Index) shall be conducted pursuant to the Commercial Dispute Procedures of the AAA; provided, however, that, in all events, the parties shall (i) produce relevant documents and information to each other as if Rule 34 of the Federal Rules of Civil Procedure applied to the arbitration proceeding, and (ii) be entitled to take at least three (3) depositions, which shall be noticed and taken in a manner consistent with the Federal Rules of Civil Procedure as if those Rules applied to the arbitration proceeding.  The arbitrator shall follow the Federal Rules of Evidence in making any evidentiary rulings.

(j)                                    The provisions of this Section 21.3 will survive the expiration or termination of this Agreement.

Section 21.4                             Litigation.  Notwithstanding anything to the contrary in this Article 21, the parties shall have the right to immediately commence litigation or other legal proceedings without seeking alternative dispute resolution with respect to the following:

(a)                                 Licensor will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement for which such relief is an available remedy, the Brand Standards (including, but not limited to, threats or danger to public health or safety) or actual or threatened misuse or misappropriation of the Licensor Intellectual Property or Licensor Confidential Information.

(b)                                 Licensee will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement for which such relief is an available remedy or actual or threatened misuse or misappropriation of the Licensee Intellectual Property or Licensee Confidential Information.

(c)                                  Licensor or Licensee will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any claims relating to the enforcement of the dispute provisions of this Agreement.

Section 21.5                             Governing Law.  Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement and all claims arising from the relationship between Licensor and Licensee (and their respective Affiliates) will be governed by the laws of the State of Delaware, without regard to conflict of laws rules. Any action by either party described in Section 21.4 of this Agreement shall be brought in a court for the State of Delaware or a court of the United States located in the State of Delaware.  The parties consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.  The parties also waive trial by jury in the event of any such action, and the parties agree that service of process for purposes of any such action need not be personally served or served within the State of Delaware, but may be served with the same effect as if the party were served within the State of Delaware, by notice in the manner prescribed for notices under this Agreement pursuant to Section 23.1 of this Agreement.

Section 21.6                             Prevailing Party’s Expenses.  The prevailing party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of arbitrator fees and costs.  If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable arbitrator or court. All amounts recovered by the prevailing party under this Section 21.6 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such party, unless duplicative.

Section 21.7                             Third-Party Litigation.  This Article 21 shall not apply in the event that a third party has commenced litigation against one or more parties outside of Delaware (“Third Party Action”) and a defendant party in the Third Party Action files a cross-complaint or third-party complaint against another party that arises out of the same facts or transactions at issue in the Third Party Action.

Section 21.8                             Waiver of Jury Trial and Punitive Damages.  Each party hereby absolutely, irrevocably and unconditionally waives trial by jury and the right to claim or receive punitive, exemplary, treble or other forms of multiple damages arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth in this Agreement, the relationships of the parties hereto, this Agreement or any other Transaction Agreement.

Section 21.9                             Consequential Damages Waiver.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER ECONOMIC LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  For the avoidance of doubt, it is agreed and understood that this Section 21.9 (Consequential Damages Waiver) shall not prevent either party from recovering direct damages that it suffers under this Agreement.

Section 21.10                      Obligation to Mitigate Damages.  Each party shall take all reasonable action to mitigate damages arising from the other party’s breach of this Agreement.

ARTICLE 22

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 22.1                             Existence and Power; Authorization; Contravention.

(a)                                 Each party represents, warrants and covenants that: (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; (ii) it and its Affiliates have and will continue to have the ability to perform its obligations under this Agreement; and (iii) it has and will continue to have all necessary power and authority to execute and deliver this Agreement.

(b)                                 Each party represents, warrants and covenants that the execution and delivery of this Agreement and the performance by such party of its obligations hereunder: (i) have been duly authorized by all necessary action; (ii) do not require the consent, vote, or approval of any third parties (including lenders) except for such consents as have been properly obtained; and (iii) do not and will not contravene, violate, result in a breach of, or constitute a default under (a) its certificate of formation, operating agreement, articles of incorporation, by-laws, or other governing documents, (b) any Applicable Law; or (c) any agreement, indenture, contract, commitment, restriction or other instrument to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound.

(c)                                  Each party represents and warrants that all information provided in connection with this Agreement, is true, correct and complete as of the time made and as of the Effective Date, regardless of whether such representations and warranties were provided by such party, one of its Affiliates, or by a third party on behalf of such party, unless such party has notified the other party of a change in the representations and warranties or the information and such other party has approved the change.

ARTICLE 23

MISCELLANEOUS

Section 23.1                             Notices.  All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail.  Notices delivered by mail will be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand will be deemed delivered when actually delivered.  Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier.  Notices given by facsimile with a confirmation of transmission by the transmitting equipment will be deemed given on the first (1st) Business Day following transmission; provided, however, that a notice delivered by facsimile that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail or given by nationally recognized private courier on or before two (2) Business Days after its delivery by facsimile.  All notices will be addressed as follows:

To Licensor:

c/o Hyatt Hotels Corporation

71 South Wacker Dr., 12th Floor

Chicago, Illinois 60606

Attn:   General Counsel

Facsimile: 312- 780-5282

and

c/o Hyatt Hotels Corporation

71 South Wacker Dr., 12th Floor

Chicago, Illinois 60606

Attn:  Senior Vice President

Facsimile:

with a copy to:

Baker & Hostetler LLP

200 South Orange Avenue, Suite 2300

Orlando, Florida 32801

Attn: John Melicharek, Jr.

Facsimile: 407-841-0168

To Licensee:

c/o Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attn: Victoria J. Kincke, General Counsel

Facsimile: 305-667-2072

with a copy to:

Holland & Knight, LLP

800 17th Street, N.W., Suite 1100

Washington, D.C. 20006

Attn: Jeffrey B. Stern

Facsimile: 202-955-5564

Any party(ies) may, by notice given in accordance with this Section 23.1 to the other party(ies), designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt

Section 23.2                             Severability.  If any term or provision of any Article or Section of this Agreement, or the application thereof to any persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of any Article or Section of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 23.3                             Entire Agreement.   This Agreement and attached exhibits and schedules, together with the Transaction Agreements, will supersede any and all contrary understandings and agreements between the parties, and it is mutually understood and agreed that this Agreement, together with the Transaction Agreements, represents the entire agreement between the parties, and any representations or inducements made prior hereto which are not included in this Agreement, together with the Transaction Agreements, shall be of no force and effect.  This Agreement may only be amended and modified by an instrument in writing signed by the duly authorized officers or agents of the parties affected.

Section 23.4                             Translations.  The English language version of all written materials, including this Agreement, the Brand Standards, the Software, any other documents, forms, agreements, manuals, and advertising materials provided to either party under this Agreement will be the version used for determining the intent of the parties. Either party may translate any such materials into any other language. All translations will be at the sole cost and expense of the translating party. Ownership of any translated materials shall vest in the party who owned the materials from which the translation was made, and all copyrights in any such translated materials will be assigned by translating party to the owning party or its designated Affiliate upon the owning party’s request. The translating party will obtain any necessary agreement with any translator that such translation will be the sole property of the owning party or its Affiliates.

Section 23.5                             Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which will constitute, collectively, one agreement. Delivery of an executed signature page to this Agreement by electronic transmission will be effective as delivery of a manually signed counterpart of this Agreement.

Section 23.6                             Remedies Not Cumulative.  Except as otherwise expressly provided in this Agreement, no right or remedy conferred upon or reserved to Licensor or Licensee by this Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy herein by law or in equity provided or permitted, but each will be cumulative of every other right or remedy.

Section 23.7                             Waivers.  Except as otherwise provided in this Agreement, approvals, designations, and consents required under this Agreement will not be effective unless evidenced by a writing signed by the duly authorized officer or agent of the party giving such approval or consent. No waiver, delay, omission, or forbearance on the part of Licensor or Licensee to exercise any right, option or power arising from any default or breach by the other party, or to insist upon strict compliance by the other party with any obligation or condition hereunder, will affect or impair the rights of Licensor or Licensee, respectively, with respect to any such default or breach or subsequent default or breach of the same or of a different kind. Any delay or omission of either party to exercise any right arising from any such default or breach will not affect or impair such party’s rights with respect to such default or breach or any future default or breach. No party will be liable to other party for providing (or denying) any waiver, approval, consent, or suggestion to the other party in connection with this Agreement or by reason of any delay or denial of any request.

ARTICLE 24

GUARANTY

Section 24.1                             Guaranty.  Parent unconditionally and irrevocably guaranties to Licensor that if Licensee, a Permitted Affiliate, an wholly-owned subsidiary of Parent providing services pursuant to Section 5.6(b) of this Agreement, or a Permitted Sublicensee fails for any reason to perform when due any of its respective obligations to Licensor under this Agreement and the Transaction Agreements (the “Obligations”) within the time specified therein, it will without any demand or notice whatsoever promptly pay or perform such Obligations (the “Guaranty”). Parent acknowledges that the Guaranty is a continuing guaranty and may not be revoked and shall not otherwise terminate unless this (i) Agreement has terminated or expired in accordance with Articles 4 or 17 of this Agreement, and (ii) all amounts owing to Licensor by Licensee and Parent pursuant to the Obligations have been paid in full. The liability of Parent hereunder is independent of and not in consideration of or contingent upon the liability of Licensee or any other guarantor and a separate action or actions may be brought and prosecuted against Parent, whether or not any action is brought or prosecuted against Licensee or any other guarantor or whether Licensee or any other guarantor is joined in any such action or actions. The Guaranty shall be construed as a continuing, absolute and unconditional guaranty both of performance and of payment (and not merely of collection) without regard to: (A) any modification, amendment or variation in or addition to the terms of any of the Obligations or any covenants in respect thereof or any security therefor, (B) any extension of time for performance or waiver of performance of any covenant of Licensee or any other guarantor or any failure or omission to enforce any right with regard to or any other indulgence with respect to any of the Obligations, (C) any exchange, surrender, release of any other guaranty of or security for any of the Obligations, or (D) any bankruptcy, insolvency, reorganization, or proceeding involving or affecting Licensee or any other guarantor, it being Parent’s intent that Parent’s obligations hereunder shall be absolute and unconditional under any and all circumstances.

Section 24.2                             Parent Waivers.  Parent hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Obligations and any requirement that Licensor exhaust any right, power or remedy or proceed against Licensee or any other guarantor of or any security for any of the Obligations. Each and every default in payment or performance by Licensee of any of the Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder against Parent as each cause of action arises. Notwithstanding the foregoing, Licensor hereby acknowledges and agrees that Parent does not waive any defense that an Obligation has already been paid, already been performed, is not due or yet due, or is subject to offset under the terms of this Agreement. For the avoidance of doubt, nothing herein shall obligate Parent to make any payment which is illegal for Parent to have made under any Applicable Law now or hereafter in effect in any jurisdiction applicable to Parent.

Section 24.3                             Maximum Liability of Parent.  It being understood that the intent of Licensor is to obtain a guaranty from Parent, and the intent of Parent is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a)                                 if (i) the sum of the obligations of Parent hereunder (the “Guarantor Obligations”) exceeds (ii) the sum (such sum, the “Total Available Net Assets”) of the Maximum Available Net Assets of Parent and Licensee, in the aggregate, then the Guarantor Obligations of Parent shall be limited to the greater of (x) the Total Available Net Assets and (y) the value received by Parent in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

(b)                                 if, but for the operation of this clause (b) and notwithstanding clause (a) above, the Guarantor Obligations of Parent hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration Parent’s (i) rights of contribution, reimbursement and indemnity from Licensee and any other guarantors with respect to amounts paid by Parent in respect of the Obligations (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of Licensor, then the Guarantor Obligations of Parent shall be the largest amount, if any, that would not leave Parent, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of Parent are subject to clause (a) or are avoidable as referenced in clause (b) shall have the burden (including the burden of production and of persuasion) of proving (i) the extent to which such Guarantor Obligations, by operation of clause (a), are less than the Obligations owed by Licensee to Licensor or (ii) that, without giving effect to clause (b), the Guarantor Obligations of Parent hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of clause (b), are less than the Obligations of Licensee, as the case may be.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, under seal, as of the Effective Date.

LICENSOR:

HYATT FRANCHISING, L.L.C.

By:	/s/ Stephen G. Haggerty

Name:	Stephen G. Haggerty

Title:	President

LICENSEE:

S.O.I. ACQUISITION CORP.

By:	/s/ Victoria J. Kincke

Name:	Victoria J. Kincke

Title:	Senior Vice President and Secretary

PARENT:

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert

Name:	Jeanette E. Marbert

Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Master License Agreement]

EXHIBIT A

DEFINITIONS

When used in this Agreement the following terms have the meanings indicated:

“AAA” has the meaning set forth in Section 21.2(b) of this Agreement.

“Acquired Companies” has the meaning set forth in the recitals of this Agreement.

“Actual Aggregate GSP” has the meaning set forth in Section 4.2(a) of this Agreement.

“Additional Names” has the meaning set forth in Section 2.4(l) of this Agreement.

“Adjacent Hotel” has the meaning set forth in Section 2.6(a) of this Agreement.

“Adjusted Exclusivity Test Target” has the meaning set forth in Section 2.3(b)(iii) of this Agreement.

“Adjusted Target Aggregate GSP” has the meaning set forth in Section 4.2(c) of this Agreement.

“Affected Services” has the meaning set forth in Section 10.5(c) of this Agreement.

“Affiliate” of any particular Person means for any other Person Controlling, Controlled by, or under common Control with such particular Person.

“Affiliated Third Party Shared Ownership Project” has the meaning set forth in Section 8.7(e) of this Agreement.

“Affiliated Unbranded Shared Ownership Projects” are Shared Ownership Projects which are not branded with the Licensed Hyatt Marks but at the time of determination are included in a Licensed Club, as a component site or affiliated site, to the extent then applicable, and comply with the standards set forth in the Club Documents related to construction, operation and design, provided that such standards shall be consistent with the Upper-Upscale Brand Segment and Luxury Brand Segment.

“Affiliation Disclosures” has the meaning set forth in Section 8.7(j) of this Agreement.

“Aggrieved Owner” has the meaning set forth in Section 8.2(b) of this Agreement.

“Agreed Territorial Protections” has the meaning set forth in Section 5.5(b) of this Agreement.

“Agreement” means this Master License Agreement, including any exhibits, attachments, and addenda.

“Annual Marketing Support Meeting” has the meaning set forth in Section 10.1(a)(iv) of this Agreement.

“Applicable Law” means any applicable federal, state, regional, local, municipal, foreign or other law, Order, ordinance, regulation, rule, statute or requirement of any Governmental Authority having jurisdiction over the Licensed Business or over the Projects, the Sales Facilities, the Marketing Facilities, Licensee, Licensor or this Agreement.

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“Aqua Brand” means the Lodging Business operated by Aqua Hospitality, LLC, Aqua Hotels and Resorts, Inc. and their Affiliates.

“Article 101” has the meaning set forth in Section 19.3 of this Agreement.

“Aston Brand” means the Lodging Business operated by Aston Hotels & Resorts, LLC and its Affiliates.

“Available Net Assets” shall mean, with respect to any Person, the amount, as of the respective date of calculation, by which the sum of such Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that such Person may have, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under the Guaranty set forth in Article 24 of this Agreement and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person.

“Brand Guidelines” means the “Brand Guidelines” provided to Licensee prior to the Effective Date, and those guidelines as modified pursuant to the terms of this Agreement after the Effective Date.

“Brand Loyalty Programs” means the programs generally used for Licensor’s Lodging Business that are designed to increase brand loyalty (and consequently market share, length of stay and frequency of usage of such hotels and other branded and affiliated products), and/or any similar, complementary, or successor program. As of the Effective Date, such programs include the “Hyatt Gold Passport Program.”

“Brand Standards” means the standards, specifications, policies and procedures promulgated by Licensor to regulate the Licensed Business to ensure the Projects are designed, constructed, maintained, operated, managed and marketed in a first class manner consistent with the Upper-Upscale Brand Segment and Luxury Brand Segment of Licensor Lodging Facilities, but only to the extent applicable to the Licensed Business and with appropriate modifications to reflect differences between physical and operational standards and service levels for the Licensor Lodging Facilities and the physical and operational standards and service levels applicable to the Licensed Shared Ownership Business as of the Effective Date and as thereafter modified, amended or supplemented in accordance with Section 6.2 of this Agreement. Brand Standards may include the following: (i) the standards related to use, style, and presentation of the Licensed Hyatt Marks and other communications regarding the Licensed Business; (ii) the standards necessary for planning, constructing, renovating, and refurbishing Projects, including site plans, architectural, mechanical, electrical, civil engineering, landscaping, and interior design; (iii) the standards related to marketing and sales operations, customer services, and Project operations; (iv) Licensor’s brand standards for the Upper-Upscale Brand Segment and Luxury Brand Segment of Licensor Lodging Facilities, as of the Effective Date and as thereafter modified, amended or supplemented, which include, without limitation, standards and specifications related to health, fire and life safety, security and terrorism standards, the bedding package, customer accessible high speed internet access, Electronic Systems Standards, standards related to transient rentals, standards related to food and beverage services and outlets, but only to the extent applicable to the Licensed Business. The Brand Standards may be in paper or in electronic form.  To the extent a reference is made in this Agreement that a particular service or product must be performed or provided “in compliance with Brand Standards” and there is not then a Brand Standard specifically addressing such service or product, then such service or product must be performed or provided in a first class manner and condition consistent with the Upper- Upscale Brand Segment and Luxury Brand Segment

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of Licensor Lodging Facilities, with appropriate modifications to reflect the differences between Licensor’s Lodging Business and the Licensed Shared Ownership Business.  The Brand Standards in effect as of the Effective Date have been provided by Licensor to Licensee as of the Effective Date.  Solely with respect to Affiliated Unbranded Shared Ownership Projects and Third Party Shared Ownership Projects, references to applicable Brand Standards in this Agreement shall mean the Club Standards.

“Branded Elements” means (i) the Brand Loyalty Programs, (ii) Licensor-owned or -controlled branded elements of the Hotel Reservation System, (iii) Licensor-owned or -controlled branded elements of Licensor’s website, hyatt.com, or any additional pages or sites within hyatt.com, excluding Licensee Marks, (iv) use of the Brand Loyalty Programs member lists to the extent made available to Licensee as set forth in this Agreement or the Gold Passport Participation Agreement, (v) access to Licensor’s Lodging Business for marketing of Shared Ownership Products by Licensee, its Permitted Affiliates and Permitted Sublicensees pursuant to the Marketing Support Services, the Customer Analytics Services and otherwise to the extent made available to Licensee as set forth in this Agreement, and (vi) access to Licensor’s Lodging Business as an ancillary benefit exchange option for Shared Ownership Products through the Brand Loyalty Programs. Notwithstanding the foregoing, the platform, infrastructure, coding, and non-customer facing elements of the Brand Loyalty Programs, the Hotel Reservation System, and the Licensor website(s) shall not be considered “Branded Elements” for purposes of this Agreement.

“Bulk Re-Seller” has the meaning set forth in Section 16.3(b) of this Agreement.

“Business Changes” has the meaning set forth in Section 10.5(c) of this Agreement.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Applicable Law to close.

“Cardholder Data” means any data that relates to either (a) a payment card authorized by or bearing the logo of a member of the Payment Card Industry (“PCI”) Security Standards Council (the “PCI SSC”) or any similar organization that Licensor periodically specifies, or alternative technology or non-cash transaction method relating to payment that Licensor periodically specifies, or (b) a person to whom such a payment card or alternative technology as described in (a) has been issued.

“Carmel Hotel Franchise Agreement” means that certain Hyatt Hotel Franchise Agreement between Highlands Inn Investors II, L.P. and Licensor.

“Carmel Hotel Royalty Fee” has the meaning set forth in Section 3.2(c) of this Agreement.

“CAS Contract Year” has the meaning set forth in Section 10.2(a) of this Agreement.

“Case Goods” means furniture and fixtures used in the Projects and their Public Facilities, such as chests, armoires, chairs, beds, headboards, desks, tables, television sets, mirrors, pictures, wall decorations, graphics and all other unspecified items of the same class.

“Change in Control” shall be deemed to have occurred when (i) any “person” or “group” (as such terms are used in Sections 13(e) and 14(d) of the Securities Exchange Act), acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of, or the power to exercise, directly or indirectly, effective control for any purpose over, shares representing more than forty percent (40%) of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of Licensee or Parent; (ii) the stockholders of Licensee or Parent approve any plan or proposal for the liquidation, dissolution or winding up of Licensee or Parent; (iii) the earlier of (A) the date Licensee or Parent (x) consolidates with or merges into any other Person or any other Person merges into Licensee or

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Parent, as the case may be, unless the stockholders of Licensee or Parent, as the case may be, immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of Licensee or Parent, as the case may be, immediately before such transaction, or (y) conveys, transfers or leases all or a substantial portion of all of the assets of Licensee or Parent, as the case may be,  to any Person (other than a wholly-owned subsidiary as a result of which Licensee or Parent, as the case may be, becomes a holding company or any Affiliate that is wholly-owned by Parent and its subsidiaries) or (B) the date the stockholders of Licensee or Parent approve a definitive agreement to (x) consolidate Licensee or Parent, as the case may be, with or merge Licensee or Parent, as the case may be, into any other Person unless the stockholders of Licensee or Parent, as the case may be, immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of Licensee or Parent, as the case may be, immediately before such transaction or (y) convey, transfer or lease all or a substantial portion of all of the assets of Licensee or Parent, as the case may be, to any Person (other than a wholly-owned subsidiary as a result of which Licensee becomes a holding company or any Affiliate that is wholly-owned by Parent and its subsidiaries); or (iv) Continuing Directors do not at any time constitute a majority of the Board of Directors of Licensee or Parent, as the case may be (or, if applicable, a successor corporation to Licensee or Parent, as the case may be).  Notwithstanding the foregoing, the transactions contemplated by the terms of the Spinco Agreement (the “Spinco Agreement”), dated May 13, 2008, by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), Barry Diller, Liberty Media Corporation, a Delaware corporation, now known as Liberty Interactive Corporation (“Liberty”), and certain other Liberty parties named therein (together with Liberty, the “Liberty Parties”), will not constitute a Change in Control under this Agreement and will not trigger any Change in Control rights. Specifically, pursuant to the terms of the Spinco Agreement, the Liberty Parties have the right to:

(a)                                 increase their beneficial ownership interest in Parent from Liberty’s current ownership percentage of 29.2% to a maximum of 35% upon the occurrence of certain conditions;

(b)                                 nominate up to 20% of the directors serving on Parent’s board of directors, so long as the Liberty Parties beneficially own at least 20% of the total voting power of Parent’s equity securities;

(c)                                  transfer the securities they beneficially own:

(i)                                     under Rule 144 under the Securities Act;

(ii)                                  to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by Parent;

(iii)                               in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of Parent’s equity securities, giving effect to the transfer, would exceed 15%;

(iv)                              in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed 35% and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to Parent, at which time “Liberty Parties” shall herein refer to such transferee;

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(v)                                 in specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

(vi)                              in specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in Parent, subject to specified restrictions.

“Changes” has the meaning stated in Section 12.4(b) of this Agreement.

“Club Affiliation Application” has the meaning stated in Section 8.7(a) of this Agreement.

“Club Application Fee” has the meaning stated in Section 8.7(a) of this Agreement.

“Club Documents” means the rules and regulations for the Licensed Club, the Club Affiliation Agreement, the Disclosure Guide, the Multisite Timeshare Plan Public Offering Statement and all other documents related to a Licensed Club or the Club reservation system, as amended from time to time, which govern a Member’s use and the operation of a Licensed Club.

“Club Removal Transition Period” has the meaning set forth in Section 18.1(a)(iii) of this Agreement.

“Club Royalty Fee” has the meaning set forth in Section 3.2(b) of this Agreement.

“Club Standards” has the meaning set forth in Section 8.6(b)(i) of this Agreement.

“Co-Located Hotel” has the meaning set forth in Section 5.3(a) of this Agreement.

“Co-Located Licensor Lodging Facility” has the meaning set forth in Section 5.4(a) of this Agreement.

“Compliance Documents” has the meaning set forth in Section 19.4(c) of this Agreement.

“Complaint Call” has the meaning set forth in Section 7.6(a) of this Agreement.

“Condominium Hotel” means a hotel in which the guest rooms may be placed in a rental pool or rental program and some or all of the guest rooms are financed by virtue of a lease, whole ownership condominium regime, strata title, or any similar regime.

“Contact Person” has the meaning set forth in Section 10.5(d) of this Agreement.

“Continuing Director” means at any date a member of the Board of Directors of Licensee or Parent, as the case may be,  (i) who was a member of such board on the Effective Date or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of Licensee or Parent, as the case may be, was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

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“Control” (and any form thereof, such as “Controlling” or “Controlled”) means, for any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the applicable Person, and with respect to an Owners’ Association the power to elect or appoint a majority of the board of directors of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Owners’ Association” means an Owners’ Association that is Controlled at the time of determination by Licensee or one of its Permitted Affiliates or Permitted Sublicensees, as applicable.

“Controlling Interest” means an Ownership Interest in an entity sufficient to allow the holder thereof to Control such entity.

“Covered Jurisdiction” has the meaning set forth in Section 19.4(d) of this Agreement.

“CPI Index” means the Consumer Price Index presently designated as the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers, U.S. City Average.  In the event that the statistics are not available or in the event that publication of the Consumer Price Index is modified or discontinued in its entirety, the adjustment provided for herein shall be made on the basis of an index chosen by Licensor as a comparable and recognized index of purchasing power of the United States consumer dollar published by the U.S. Department of Labor or other Governmental Authority.  Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the CPI Index,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease, compounded annually, in the CPI Index which is issued for the month in which such adjustment is to be made (or, if the CPI Index for such month is not yet publicly available, the CPI Index for the most recent month for which the CPI Index is publicly available) as compared to the CPI Index which was issued for the month in which the Effective Date occurred.

“Customer Analytics Charge” has the meaning set forth in Section 10.2(c) of this Agreement.

“Customer Analytics Services” has the meaning set forth in Section 10.2(a) of this Agreement.

“Customer Information” means the names, addresses, phone and fax numbers, email addresses and other personal information of customers or potential customers, mailing lists, “lead” lists, contact lists, or similar lists or databases, and related data.

“Customer Satisfaction System” means the mechanism used by Licensee to administer and compile customer satisfaction data to measure different aspects of the customer and guest experience, including the sales and marketing experience, Member services experience, and the vacation experience, as of the Effective Date as it may be modified pursuant to Sections 6.2 or 7.4 of this Agreement.

“Data Protection Laws” means data protection and privacy laws and regulations under Applicable Law.

“Deficiency” has the meaning set forth in Section 7.4(d) of this Agreement.

“Deflag” or “Deflagging” means (i) with respect to a Licensed Project, when such Project has been removed from the System and is no longer operating under the Licensed Hyatt Marks, (ii) with respect to an Affiliated Unbranded Shared Ownership Project, when such Project has been removed from a Licensed Club, (iii) with respect to a Non-Site Specific Shared Ownership Vehicle, when a Non-Site Specific Shared Ownership Vehicle has been removed from the System and is no longer operating as part of a Licensed Non-Site Specific Club or under the Licensed Hyatt Marks, and (iv) with respect to a Licensor Lodging

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Facility, when a Licensor Lodging Facility has been removed from the applicable system of Licensor Lodging Facilities and is no longer operating under any of the Proprietary Marks.

“Developer” means the developer of a Shared Ownership Project or Residential Project, as the case may be, which may be Licensee, a Permitted Affiliate or a Permitted Sublicensee.

“Direct Marketing Costs” has the meaning set forth in Section 10.2(c) of this Agreement.

“Disclosed Territorial Restrictions” has the meaning set forth in Section 5.5(a) of this Agreement.

“Dispute” means any dispute, controversy, or claim arising out of or relating to this Agreement, or the making, breach, termination, or invalidity of this Agreement, or the relationship created thereby.

“EBITDA” means a company’s earnings before interest payments, tax, depreciation, and amortization are subtracted for any final accounting of its income and expenses.

“Effective Date” has the meaning stated in the preamble to this Agreement.

“Electronic Systems” means all Software, Hardware and all electronic access to Licensor’s systems and data, licensed or made available to Licensee, its Permitted Affiliates or Permitted Sublicensees relating to the System, including the Hotel Reservation System and any other system established under Article 9 of this Agreement.

“Electronic Systems Standards” means Licensor’s standards, policies, procedures, guidelines and practices with respect to (i) systems that interface with Licensor’s Electronic Systems, (ii) information technology and systems that store or transmit Licensor Confidential Information, and (iii) data security and privacy and compliance with Licensor’s Privacy Policy and all Data Protection Laws as applicable to the systems and information technology referred to in clauses (i) and (ii) in this definition, in each case as updated from time to time.

“Equity Interest Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Escala Licensed Residential Project” means the Licensed Residential Project known as “Escala Lodges Condominium — Phase I” situated in Summit County, Utah, which is an “affiliate resort” in a Licensed Club.

“Exchange Program” means any method, arrangement, program or procedure for the voluntary exchange by Members of the right to use and occupy such Members’ Shared Ownership Units for the right to use, occupy or benefit from other accommodations, facilities, programs or services.

“Excluded Area” means any countries and jurisdictions in which Licensor does not own a trademark registration for or otherwise have a right to use an applicable Licensed Hyatt Mark, whether due to a prior third party registration or application or use of a conflicting mark or for other reasons, and includes any Unregistered Areas.

“Excluded Rights” has the meaning set forth in Section 19.4(a)(i) of this Agreement.

“Exclusivity Continuation Fees” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Exclusivity Period” means any time during the Term during which Licensee has not lost the exclusivity granted in Section 2.1 of this Agreement pursuant to the terms of Section 2.3 of this Agreement.

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“Exclusivity Test” has the meaning set forth in Section 2.3(a) of this Agreement.

“Exclusivity Test Period” has the meaning set forth in Section 2.3(a)(iv) of this Agreement.

“Exclusivity Test Target” has the meaning set forth in Section 2.3(a)(iv) of this Agreement.

“Existing Project Agreements” has the meaning set forth in Section 5.1(b)(i) of this Agreement.

“Existing Project License Agreements” has the meaning set forth in Section 5.1(b)(i) of this Agreement.

“Existing Projects” means the Licensed Shared Ownership Projects that are existing and in operation and approved by Licensor as of the Effective Date as set forth in Exhibit B, inclusive of any unimproved land on or adjacent to such Projects available for the expansion and development of future phases as approved by Licensor pursuant to Section 5.1(e) of this Agreement.

“Existing Residential Project Agreements” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

“Existing Residential Projects” means the Licensed Residential Projects that are existing and in operation and approved by Licensor as of the Effective Date as set forth in Exhibit B.

“Extension Fee” has the meaning set forth in Section 4.2(b) of this Agreement.

“Extension Term” has the meaning set forth in Section 4.2(a) of this Agreement.

“Extension Test Period” has the meaning set forth in Section 4.2(a) of this Agreement.

“Extraordinary Event” means any of the following events, regardless of where they occur or their duration outside the control of any party: acts of nature (including hurricanes, typhoons, tornadoes, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, fires, explosions, disease, or epidemics); fires and explosions caused wholly or in part by human agency; acts of war or armed conflict; riots or other civil commotion; terrorism (including hijacking, sabotage, chemical or biological events, nuclear events, disease-related events, bombing, murder, assault and kidnapping), or the threat thereof; strikes or similar labor disturbances; embargoes or blockades; mass bank stoppages or closures; shortage of critical materials or supplies; action or inaction of Governmental Authorities that have an impact upon the Licensed Business, excluding, however, general economic and/or market conditions not caused by any of the events described herein.

“Failing Project Percentage” has the meaning set forth in Section 17.2(a)(xi) of this Agreement.

“FF&E” means all fixtures; equipment; furnishings; furniture; telephone systems; communications systems; facsimile machines; copiers; signs; the System and other property management, revenue management, in-room entertainment, and other computer and technology systems; and other similar items that Licensor periodically specifies for the System or as part of the Brand Standards.

“Financing Default” has the meaning set forth in Section 3.1(c) of this Agreement.

“Follow-up Meeting” has the meaning set forth in Section 10.1(a)(vi) of this Agreement.

“GAAP” means generally accepted accounting principles of the United States as in effect from time to time, consistently applied.

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“Gold Passport Participation Agreement” means the Hyatt Gold Passport Participation Agreement between Licensor and Licensee regarding the Brand Loyalty Program, an amended and restated version of which has been entered into by such parties thereto as of the Effective Date as it may be amended, modified, supplemented or restated from time to time and any agreement with respect to any other Brand Loyalty Program that may be entered into by Licensee and Licensor or its Affiliates from time to time.

“Governmental Authority” means any federal, state, local, municipal body or agency, any court of competent jurisdiction, any governmental department, commission, board, bureau, agency, political subdivision or other governmental authority or instrumentality (including state-owned or controlled entities), public international organizations or any arbitral authority, in each case, whether domestic or foreign.

“Gross Rental Payments” means the aggregate amount paid by rental guests to any Person in connection with or attributable to the rental of a physical unit used for overnight accommodation to such rental guests, except for monies paid for specific services such as telephone, high speed internet, housekeeping, pay order television movies, spa services, food and beverage and other services which may be provided in addition to the rental of the Unit.  Gross Rental Payments shall not include any resort fee, Owners’ Association fees or any taxes on the rental, use or operation of the unit, resort service charges, energy or utility fees or surcharges or any automatic charges imposed on all rental guests.

“Gross Rooms Revenue” means all gross revenues attributable to or payable for the rental of guest rooms, including guaranteed no-show revenue and cancellation fees and all cash, check, barter, credit, debit, and other transactions, whether or not collected, at the actual rates charged, reduced by guest room rebates and overcharges (but only if originally included in Gross Rooms Revenue) and excluding any sales, occupancy, use or room taxes Licensee, its Permitted Affiliates or Permitted Sublicensees or Owners’ Associations collect and transmit to the appropriate taxing authority.  If Licensee, its Permitted Affiliates or Permitted Sublicensees receive any proceeds from any business interruption insurance attributable to loss of revenue for any guest rooms, there shall be added to Gross Rooms Revenue an amount equal to the imputed gross revenue that the insurer used to calculate those proceeds.  Gross Rooms Revenue shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Tenth Edition, as published by the Educational Institute of the American Hotel and Motel Association, 2006, or a later edition that Licensor approves.

“Gross Sales Price” means the purchase price for the initial sale or re-sale of Licensed Shared Ownership Products or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project as reflected on a Purchase Contract, without any reduction or credit.  To the extent that Licensed Shared Ownership Products or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project are used as consideration, in whole or in part, for the purchase of other Licensed Shared Ownership Products or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project, the Gross Sales Price for the new Licensed Shared Ownership Product or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project shall be net of the Gross Sales Price paid at any previous time for the previously acquired Licensed Shared Ownership Product or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project traded-in as part of an upgrade or downgrade transaction.  For the avoidance of doubt, (a) the Gross Sales Price excludes maintenance fees, management fees, dues, exchange fees, enrollment fees, property management fees, or interest or financing charges with respect to financed purchases of Licensed Shared Ownership Product or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project, and (b) in a “fee for service” contractual relationship, Gross Sales Price continues to mean the purchase price for the initial sale or re-sale of Licensed Shared Ownership Products or Shared Ownership Products at an Affiliated Unbranded Shared Ownership Project as reflected on a Purchase Contract, without any reduction or credit for the sales, marketing and/or administrative fees that may be paid to or retained by Licensee or a Permitted Affiliate by a Permitted Sublicensee.

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“Guarantor Obligations” has the meaning set forth in Section 24.3(a) of this Agreement.

“Guaranty” has the meaning set forth in Section 24.1 of this Agreement.

“Hardware” means all computer hardware and other equipment (including all future upgrades, enhancements, additions, substitutions, and other modifications thereof) required for the operation of and connection to any Electronic System.

“Host Maui Project” means the Existing Project known as “Hyatt Maui Residence Club” situated on the Island of Maui, Hawaii, consisting of 131 Shared Ownership Units.

“Hosting Fee” has the meaning set forth in Section 12.4(b) of this Agreement.

“Hotel Reservation System” means any reservation system designated by Licensor for use by its Lodging Business (including all Software, Hardware and electronic access related thereto) and for the Licensed Business as set forth in this Agreement and in the Hotel Reservations System Services Agreement.

“Hotel Reservation System Fee” means the fee generally charged by Licensor for reservations made in the Hotel Reservation System to all users on a per reservation basis, as set forth in the Hotel Reservation System Services Agreement.

“Hotel Reservation System Services Agreement” means the Hotel Reservation System Services Agreement that will be executed by Licensee as a condition to using the Electronic Systems, as it may be amended, modified, supplemented or restated from time to time.

“Hyatt Technical Services Consulting Agreement” means the Hyatt Technical Services Consulting Agreement attached to this Agreement as Exhibit E, which is incorporated by reference in this Agreement.

“Illegal Facilities” has the meaning set forth in Section 8.1(d) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 15.1(c) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 15.1(c) of this Agreement.

“Initial Sales Percentage” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Initial Sales Shortfall Amount” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Initial Term” has the meaning set forth in Section 4.1 of this Agreement.

“Institutional Lender” means a commercial bank, savings and loan association, savings bank, trust company, credit union, insurance company, real estate investment trust, or pension fund and shall also include other institutions which act as administrative agents, collateral agents or trustees and/or similar functions for any of the foregoing in the ordinary course of their business, and which have assets under management in excess of twenty five billion dollars ($25,000,000,000); provided however, for purposes of this Section 16.4, in the case of a syndicate group of lenders, only the administrative agent, collateral agent or trustee shall be required to have assets under management in excess of twenty five billion dollars ($25,000,000,000)

“Interest Rate” means the lesser of: (i) LIBOR plus 1,000 basis points; or (ii) the maximum rate permitted by applicable usury laws.

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“Key Areas” initially means the following areas: (i) Orlando, Florida, (ii) Las Vegas, Nevada, (iii) Palm Springs and Palm Desert, California, (iv) any of the Hawaiian Islands, and (v) Los Cabos, Mexico.  Licensee, on every fifth (5th) anniversary of the Effective Date, may, by written notice delivered to Licensor prior to such applicable anniversary date, substitute, effective as of such anniversary date, one or more of such Key Area locations with a like number of locations from among the Key Shared Ownership Destinations.

“Key Shared Ownership Destination” means those twenty (20) specific non-Urban Locations in which a Licensor SOI Competitor has one or more Shared Ownership Projects within close vicinity, as designated by Licensee in a writing delivered to Licensor prior to the Effective Date; provided, however, Licensee, on every fifth (5th) anniversary of the Effective Date during the Term, may by written notice delivered to Licensor prior to such applicable anniversary date, substitute, effective as of such anniversary date, one or more of such non-Urban Locations with a like number of non-Urban Locations in which a Licensor SOI Competitor has one or more Shared Ownership Projects.

“LIBOR” means the rate per annum (rounded up to the nearest 0.01%) for deposits in United States Dollars having a maturity of three (3) months appearing on that page of the Bloomberg’s Report which displays British Banker’s Association Interest Settlement Rates for deposits in United States Dollars (or if such page or service shall cease to be available, such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first Business Day of each three (3) month period.

“Licensed Business” means, collectively, the Licensed Shared Ownership Business and the Licensed Residential Business operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System, as applicable, pursuant to this Agreement, and the Shared Ownership Business of Affiliated Unbranded Shared Ownership Projects.

“Licensed Club” means the multi-site vacation ownership program, known as the Hyatt Residence Club f/k/a the Hyatt Vacation Club, and any other multi-site Shared Ownership Product use program to be owned, developed, acquired, marketed or managed by Licensee during the Term operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System.

“Licensed Club Dues” means the (i) dues paid by Members of a Licensed Club for membership in a Licensed Club, and (ii) the Licensed Club transaction fees, including, but not limited to, cancellation fees, paid by such Members to a Licensed Club; provided, however “Licensed Club Dues” is not inclusive of any annual maintenance fees, special assessments, or real estate taxes paid by such Members to a Licensed Club or to any applicable Owners’ Association or administrative fees for Third Party Shared Ownership Projects excluded pursuant to Section 8.7(h)of this Agreement.

“Licensed Domains” has the meaning set forth in Section 12.4(b) of this Agreement.

“Licensed Hyatt Marks” means (i) the brand, trade name, trademark and service mark “Hyatt” solely to be used in the approved names and marks of a Licensed Shared Ownership Project, and in domain names agreed to by parties in this Agreement, but otherwise not to be used by itself or with other words, terms, designs or other elements; (ii) the brands, trade names, trademarks and service marks constituting the Reserved Names (in such exact order and form) and associated trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin; and (iii) certain specified additional names and marks on an exclusive or non-exclusive basis (including the Additional Names) that Licensor may specify in writing from time to time, in its sole discretion, provided such

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additional names and marks are not otherwise described in clauses (i) or (ii) of this definition. The Licensed Hyatt Marks shall not include (x) other hotel brands or other marks owned by Licensor or its Affiliates or (y) the brand, trade name, trademark and service mark “Hyatt” used in the names and marks of Licensor Lodging Facilities, Residential Projects or any projects, facilities or resorts that are not Licensed Projects or Affiliated Unbranded Shared Ownership Projects.  For the avoidance of doubt, brands, trade names, trademarks and service marks used as of the Effective Date for the Existing Projects and Existing Residential Projects are included within the definition of “Licensed Hyatt Marks” solely with respect to such Existing Projects and Existing Residential Projects.

“Licensed Non-Site Specific Club” means a Non-Site Specific Club owned, developed, acquired, operated, marketed or managed by Licensee during the Term under the Licensed Hyatt Marks, and using other Licensor Intellectual Property, the Branded Elements and the System.

“Licensed Projects” means, collectively, the Licensed Shared Ownership Projects and the Licensed Residential Projects.

“Licensed Residential Business” has the meaning set forth in Section 2.1(b) of this Agreement.

“Licensed Residential Projects” means the Residential Projects existing as of the Effective Date listed on Exhibit B and any other future Residential Projects licensed by Licensor or its Affiliates hereafter, as mutually agreed to in writing by Licensor and Licensee.

“Licensed Residential Units” means Residential Units existing as of the Effective Date or subsequent thereto in the Licensed Residential Projects.

“Licensed Services” means the scope of the license as set forth in Article 2 of this Agreement.

“Licensed Shared Ownership Business” means the Shared Ownership Business, including any Licensed Club, operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System, all pursuant to this Agreement. The Licensed Shared Ownership Business does not include the business of managing or franchising hotels, other overnight lodging accommodation products offered for transient rental, except as specifically provided in Section 8.2, or any Condominium Hotel (except if a Licensed Residential Project is a Condominium Hotel) or the Whole Ownership Residential Business. The Licensed Shared Ownership Business licensed hereunder also excludes any passenger cruise ship or cruise line interests, usage rights, products or services; provided, however, that Licensee shall have the right to include as part of the Licensed Shared Ownership Business, Shared Ownership Units on passenger cruise ships approved by Licensor as to quality, services and brand positioning, using the Licensed Hyatt Marks (provided that the number of units on each such passenger cruise ship shall not exceed 20 units), and Licensee shall have the right to offer usage rights on third party passenger cruise ships through an Exchange Program associated with Licensed Shared Ownership Products provided to Members.  For the avoidance of doubt, Licensed Shared Ownership Business does not include any business related to Third Party Shared Ownership Projects or Affiliated Third Party Shared Ownership Projects undertaken by or under the control of Non-Exclusive Shared Ownership Developers.

“Licensed Shared Ownership Products” means Shared Ownership Products existing as of the Effective Date or to be developed in future, and which are sold, marketed, developed, and/or operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System, all pursuant to this Agreement.  Licensed Shared Ownership Products shall exclude hotels and other overnight lodging accommodation products offered for transient rental, subject to Licensee’s rights set forth in Section 8.2 of this Agreement.  For the avoidance of doubt, Licensed Shared Ownership

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Products do not include any Shared Ownership Products sold by or under the control of Non-Exclusive Shared Ownership Developers, or Whole Ownership Residential Products.

“Licensed Shared Ownership Projects” means Existing Projects or New Projects (excluding Affiliated Unbranded Shared Ownership Projects), and which are acquired, owned, marketed, sold, developed, leased and/or operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System, all pursuant to this Agreement. Licensed Shared Ownership Projects shall exclude hotels and other overnight lodging accommodation products offered for transient rental, subject to Licensee’s rights set forth in Section 8.2 of this Agreement. Where the Licensed Shared Ownership Project is limited to Licensed Shared Ownership Units being offered within a larger, Mixed Use Project, and Licensee, a Permitted Affiliate or Permitted Sublicensee does not control the other improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances located at such facility, then the Licensed Shared Ownership Project shall refer only to such Licensed Shared Ownership Units, and the other improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances located at such facility shall be of a quality that is comparable to that required of Licensed Shared Ownership Projects generally under this Agreement.  For the avoidance of doubt, Licensed Shared Ownership Projects do not include any Third Party Shared Ownership Projects or Affiliated Third Party Shared Ownership Projects, or Whole Ownership Residential Products.

“Licensed Shared Ownership Units” means Shared Ownership Units existing as of the Effective Date or to be acquired, developed and/or operated in the future, and which are acquired, owned, sold, marketed, developed, leased, financed and/or operated under the Licensed Hyatt Marks and using other Licensor Intellectual Property, the Branded Elements and the System, all pursuant to this Agreement.  For the avoidance of doubt, Licensed Shared Ownership Units do not include any Shared Ownership Units at Third Party Shared Ownership Projects or Affiliated Third Party Shared Ownership Projects, or Residential Units.

“Licensee” has the meaning set forth in the preamble to this Agreement.

“Licensee Confidential Information” means any confidential information, knowledge, trade secrets, business information, operating procedures and know-how that are not included in the Brand Standards, which is confidential and proprietary to Licensee or its Affiliates, including, without limitation, Licensee Member Information and Licensee Intellectual Property. Licensee Confidential Information does not include any Licensor Confidential Information or Licensor Intellectual Property (except for common information and data which are part of the Licensee Member Information). Additionally, Licensee Confidential Information shall not include information that Licensor can demonstrate was, at the time of disclosure by Licensee to Licensor, (i) part of the public domain or generally known in the industry or became part of the public domain or generally known in the industry, by publication or otherwise, except by breach of the provisions of this Agreement, (ii) already known or in use by Licensor or its Affiliates (excluding the Acquired Companies), (iii) subsequently developed by Licensor or its Affiliates without use of or reference to Licensee Confidential Information, or (iv) lawfully disclosed by a third party not obligated to Licensee or its Affiliates to keep such information confidential.

“Licensee Exclusivity Termination Option” has the meaning set forth in Section 2.3(c) of this Agreement.

“Licensee First Offer Notice” has the meaning set forth in Section 5.4(a) of this Agreement.

“Licensee Intellectual Property” means (i) the Licensee Marks and (ii) all other intangible property used by Licensee in connection with the Licensed Business, including trade secrets, customer lists,

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Licensee Confidential Information, the contents of the Licensee’s Websites (not including the Licensed Hyatt Marks or any domain name that includes the Licensed Hyatt Marks) operating procedures and know-how that are not included in the Brand Standards, copyrights and copyrightable materials, patents, and online locators (including domain names, email addresses, metatags, screen names, and social networking names) that do not comprise or contain any of the Licensed Hyatt Marks; provided, the Licensee Intellectual Property does not include any of the Licensor Intellectual Property, the Branded Elements, the System or Licensor Confidential Information (except for common information and data which are part of the Licensee Member Information).

“Licensee Marks” means all trademarks, service marks, trade names, trade dress, symbols, emblems, logos, insignias, slogans and designs and other indicia of origin (including restaurant names, lounge names, and other outlet names) which are currently exclusively used to identify or are otherwise used in connection with the Licensed Business (and not in any of Licensor’s or its Affiliates’ other businesses or in any of Licensee’s or its Affiliates’ other businesses) (whether registered or unregistered, and whether used alone or in connection with any other words, trademarks, service marks, trade names, trade dress, symbols, emblems, logos, insignias, indicia of origin, slogans, and designs) other than the Licensed Hyatt Marks and other than any marks or names that contain the word “Hyatt” or other Licensor Intellectual Property. The Licensee Marks do not include any of the Proprietary Marks.

“Licensee Member Information” has the meaning set forth in Section 10.4(b) of this Agreement.

“Licensee Negotiation Opportunity Notice” has the meaning set forth in Section 5.4(a) of this Agreement.

“Licensee’s Websites”, “Licensee’s Club Website”, and “Licensee’s S&M Website” have the meanings set forth in Section 12.4(a) of this Agreement.

“License Out Agreements” has the meaning set forth in Section 5.6(a) of this Agreement.

“Licensor” has the meaning set forth in the preamble to this Agreement.

“Licensor Confidential Information” means: (i) the non-public Brand Standards, including the Brand Standards for the design, construction, renovation or operation of the Projects; (ii) Licensor’s Electronic Systems and accompanying documentation developed for the System or elements thereof; (iii) Licensor Customer Information; or (iv) Licensor Intellectual Property and any confidential information, knowledge, trade secrets, business information or know-how confidentially obtained from Licensor or its Affiliates (a) through the use of any part of the System or concerning the System or the operation of the Licensed Shared Ownership Business and the Projects or (b) under any Transaction Agreements. Licensor Confidential Information does not include any Licensee Confidential Information or Licensee Intellectual Property (except for common information and data which are part of the Licensor Customer Information). Additionally, Licensor Confidential Information shall not include information that Licensee can demonstrate was, at the time of disclosure by Licensor to Licensee, (A) part of the public domain or generally known in the industry or became part of the public domain or generally known in the industry by publication or otherwise, except by breach of the provisions of this Agreement, (B) already known or in use by Licensee or its Affiliates (excluding the Acquired Companies), (C) subsequently developed by Licensee or its Affiliates without use of or reference to Licensor Confidential Information, or (D) lawfully disclosed by a third party not obligated to Licensor or its Affiliates to keep such information confidential.

“Licensor Customer Information” has the meaning set forth in Section 10.4(a) of this Agreement.

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“Licensor Intellectual Property” means (i) the Licensed Hyatt Marks, and (ii) all other intangible property licensed to Licensee by Licensor for use in connection with the Licensed Business, including trade secrets, Licensor Customer Information (except for common information and data which are part of the Licensee Member Information), the Customer Information of members of any Brand Loyalty Program, Brand Standards, know-how, copyrights and copyrightable materials, and online locators that comprise or contain any of the Licensed Hyatt Marks (including domain names, email addresses, metatags, screen names and social networking names), provided, the Licensor Intellectual Property does not include any of the Licensee Intellectual Property or Licensee Confidential Information (except for common information and data which are part of the Licensor Customer Information).

“Licensor Lodging Facilities” means all hotels and other similar lodging facilities, chains, brands, or hotel systems owned, leased, under development, or operated or franchised, now or in the future, by Licensor or any of its Affiliates, including, without limitation, Resort Lodging Facilities, but excluding Shared Ownership Projects.

“Licensor Negotiation Opportunity Notice” has the meaning set forth in Section 5.3(a) of this Agreement.

“Licensor SOI Branded Competitor” means any Person or an Affiliate of any Person who is engaging in any Shared Ownership Business under certain trade names in the Upper-Upscale Brand Segment or Luxury Brand Segment which are either (i) derived from a Lodging Competitor Brand or (ii) associated with the following Persons (and the successors-in-interest thereto): Hilton Worldwide, Marriott Vacations Worldwide, Starwood Hotels and Resorts, Four Seasons, Wyndham and Ritz-Carlton.

“Licensor SOI Competitor” means any Person or an Affiliate of any Person that (i) engages in the Upper-Upscale Brand Segment or Luxury Brand Segment of the Shared Ownership Business, and (ii) has at ten (10) Shared Ownership Projects operating under such Person or Affiliate’s globally recognized trade name anywhere in the world, or any successor thereto.  Any Person or an Affiliate of any Person who is engaging in any Shared Ownership Business under certain trade names in the Upper-Upscale Brand Segment or Luxury Brand Segment which are associated with the following Persons (and the successors-in-interest thereto) will be deemed to be a Licensor SOI Competitor: Hilton Worldwide, Marriott Vacations Worldwide, Starwood Hotels and Resorts, Four Seasons, Wyndham and Ritz-Carlton.  For the avoidance of doubt, (x) a Licensor SOI Competitor does not have to be engaged in the Lodging Business, and (y) Licensor SOI Competitors include Licensor SOI Branded Competitors.

“Licensor SOI Competitor Marks” means the brand or trade name or any associated trademarks, service marks, domain names, designs, logos and related intellectual property of a Licensor SOI Competitor for use in the Shared Ownership Business.

“Licensor Usage Fees” means the fees for use of Licensor’s or its Affiliates’ Electronic Systems and other systems, copyrights and other materials, including, without limitation, the Hotel Reservation System Fee, the Hosting Fee and the fees for any other system established under Articles 9 and 10 and Section 12.4 of this Agreement.

“Licensor’s Privacy Policy” means Licensor’s Global Privacy Policy For Guests, or any successor customer and data privacy and security standards and protocols that Licensor uses in the conduct of its business and as thereafter modified, amended or supplemented by such party, all as such standards and protocols apply to the Licensed Shared Ownership Business.

“Lodging Business” means the business of developing, promoting, constructing, owning, leasing, acquiring, financing, managing, and/or operating, or authorizing or otherwise licensing or franchising to

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other Persons the right to develop, promote, construct, own, lease, acquire, finance, manage and/or operate, hotels, resorts, corporate housing, serviced apartments, or other transient or extended stay lodging facilities, including Condominium Hotels (except those that are Licensed Residential Projects, if any), but does not include activities included in the defined terms Shared Ownership Business or Whole Ownership Residential Business.  For the avoidance of doubt, the Lodging Business includes the Resort Lodging Business.

“Lodging Competitor” means any Person or an Affiliate of any Person that (i) owns or has direct or indirect Ownership Interest in a Lodging Competitor Brand or (ii) is a master franchisee, master franchisor or sub-franchisor for a Lodging Competitor Brand (for the purposes hereof, the terms master franchisee, master franchisor, and sub-franchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account). A Person that has an interest in a Lodging Competitor Brand merely as a franchisee or as a mere passive investor that has no Control or influence over the business decisions of the Lodging Competitor Brand, such as limited partners in a partnership or as a mere non-Controlling stockholder in a corporation, is not a Lodging Competitor for purposes of this Agreement.

“Lodging Competitor Brand” means a recognized and widely used brand, or any successor thereto, under which (i) a full service or luxury hotel chain with both (x) four thousand (4,000) or more rooms and (y) twenty (20) or more hotels, is operated or (ii) a select service or extended stay hotel chain with both (x) ten thousand (10,000) or more rooms and (y) fifty (50) or more hotels is operated; provided, however, Lodging Competitor Brand shall not include any brand of any hotel chain owned, franchised or managed by Licensee or its Affiliates as of the Effective Date, now consisting of the Aston Brand, the Aqua Brand, as well as any properties managed under the PHG Brand.

“Logoed Merchandise” has the meaning set forth in Section 8.1(d) of this Agreement.

“Maintained Registrations” has the meaning set forth in Section 12.1(c)(iv) of this Agreement.

“Management Company” has the meaning set forth in Section 7.3(a) of this Agreement.

“Management Company Acknowledgment” means an acknowledgment signed by the applicable Management Company, Licensee and Licensor, the current form of which is attached hereto as Exhibit F.

“Management Royalty Fee” has the meaning set forth in Section 3.2(a) of this Agreement.

“Marketing Content” means all advertising, marketing, promotional, sales and public relations concepts, press releases, communications, materials, copy, concepts, plans, programs (including, without limitation, alliance programs), seminars, brochures, scripts used for telephone calls or messages, emails, model displays, signs, banners, interviews, articles, advertisements, directories, customer contests, “giveaways” and reward programs, and sales and marketing campaigns or other information to be released to the public, whether in paper, digital, electronic, computerized or other form, in any form of media now or hereafter developed.

“Marketing Facilities” means kiosks, galleries, desks and other physical facilities from which Shared Ownership Products which are part of the Licensed Shared Ownership Business are marketed to the public.

“Marketing Support Charge” has the meaning set forth in Section 10.1(c) of this Agreement.

“Marketing Support Plan” has the meaning set forth in Section 10.1 of this Agreement.

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“Marketing Support Plan Proposal” has the meaning set forth in Section 10.1(a)(iii) of this Agreement.

“Marketing Support Services” has the meaning set forth in Section 10.1 of this Agreement.

“Maximum Available Net Assets” shall mean, with respect to any Person, the greatest of the Available Net Assets of such Person calculated as of the following dates: (A) the Effective Date, and (B) each date on which such Person expressly reaffirms the Guaranty set forth in Article 24 of this Agreement.

“Member” means, as the case may be, (i) an owner of a Licensed Shared Ownership Product, (ii) an owner of a Shared Ownership Product at an Affiliated Unbranded Shared Ownership Project, (iii) an owner of a Licensed Residential Unit but only if such owner has entered into a voluntary club participation agreement with the operator of a Licensed Club, or (iv) a member of a Licensed Club.

“Minimum Composite Customer Satisfaction Score” means the minimum scores required to be met and maintained for member/owner services satisfaction under the Customer Satisfaction System; provided that results from members and owners of Affiliated Third Party Ownership Projects shall not be included in the results.

“Minimum Customer Satisfaction Score” means the minimum scores that an individual Project is required to meet and maintain for customer satisfaction under the Customer Satisfaction System.

“Mixed Use Project” has the meaning set forth in Section 5.2(b)(vi) of this Agreement.

“Multi-Tier Acquisition” means the acquisition by Licensee or its Affiliates of a Shared Ownership Business which includes Shared Ownership Projects in the Upper Upscale Brand Segment or the Luxury Brand Segment, provided that Upper Upscale Brand Segment and Luxury Brand Segment Shared Ownership Projects contain no more than twenty percent (20%) of the aggregate number of Shared Ownership Units in the Shared Ownership Business acquired.

“MSA” means “metropolitan statistical areas,” as defined by the United States Office of Management and Budget.  In the event the United States Office of Management and Budget ceases to define or publish the metropolitan statistical areas, then “MSA” shall mean a reasonably equivalent measure of area population, as reasonably determined by Licensor.

“New Jurisdiction” has the meaning set forth in Section 12.1(d)(ii)(A) of this Agreement.

“New Project Application” has the meaning set forth in Section 5.2(a) of this Agreement.

“New Project Application Fee” has the meaning set forth in Section 5.2(a) of this Agreement.

“New Project Documents” has the meaning set forth in Section 5.2(i) of this Agreement.

“New Projects” means Licensed Shared Ownership Projects (including any Affiliated Unbranded Shared Ownership Projects) that are not developed or operated by any of the Acquired Companies as of the Effective Date but that are subsequently acquired, developed and/or operated pursuant to the terms and conditions of this Agreement.

“Non-Controlled Owners’ Association” means an Owners’ Association that is at the time of determination not controlled by Licensee or one of its Affiliates or Permitted Sublicensees.

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“Non-Controlling Interest” means an Ownership Interest in an entity that is not a Controlling Interest.

“Non-discriminatory Basis” means the basis on which a party shall be able to purchase, lease or use goods, services and systems which shall be at no less favorable costs, terms and conditions than those which are generally available to franchisees, licensees, owners, managers and other parties in connection with the goods, services and systems offered by such other party.

“Non-Exclusive Shared Ownership Developers” has the meaning set forth in Section 8.7 of this Agreement.

“Non-Renewal Agreement” has the meaning set forth in Section 17.1(a)(ii) of this Agreement.

“Non-Site Specific Club” means a multi-site vacation ownership program under which purchasers acquire an ownership interest, use right or other entitlement to use a system of Shared Ownership Projects without any “home”-resort preference or priority reservation right at a specific resort.

“Non-Site Specific Shared Ownership Vehicle” means an ownership vehicle (such as a trust or property owning company) that (i) holds interests in Shared Ownership Units and (ii) is included as part of a Non-Site Specific Club.

“Northstar Licensed Residential Project” means the Licensed Residential Project known as “Northstar Lodge” situated in Truckee, California, which is both a “component resort” and an “affiliate resort” in a Licensed Club.

“Obligations” has the meaning set forth in Section 24.1 of this Agreement.

“Offering Documents” has the meaning set forth in Section 8.1(b) of this Agreement.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, writ, lien, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, or by any arbitrator or arbitration panel.

“Other Mark(s)” means any trademark, trade name, symbol, slogan, design, insignia, emblem, device, or service mark that is not a Licensed Hyatt Mark.

“Owners’ Association” means an association of Members in a Licensed Shared Ownership Project, Affiliated Unbranded Shared Ownership Project, Licensed Residential Project or in a Licensed Non-Site Specific Club, for the purpose of managing, maintaining and/or operating such project or club.

“Ownership Interest” means all forms of ownership of legal entities or property, both legal and beneficial, voting and non-voting, including stock interests, partnership interests, limited liability company interests, joint tenancy interests, leasehold interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants, and any other forms of interest evidencing ownership or Control.

“Parent” means Interval Leisure Group, Inc., a Delaware corporation, and its permitted successors and assigns.

“Payment Data Security Guidelines” means the then current version of the PCI Data Security Standards (“PCI DSS”) or any successor standards and measures that Licensor periodically specifies for

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payment cards, alternative technologies or non-cash transaction methods relating to payment, including all associated audit and certification requirements, and any other applicable standards, measures, or requirements that may be periodically promulgated by the PCI SSC or any similar organization that Licensor periodically specifies, by any member thereof, or by any entity that functions as an acquirer, issuer, processor, card association, payment network or similar actor with respect to a payment card or alternative technology.

“Payment Obligations” has the meaning set forth in Section 3.6(a) of this Agreement.

“Permitted Affiliate” or “Permitted Affiliates” has the meaning set forth in Section 5.2(f) of this Agreement.  For the avoidance of doubt, Permitted Affiliates do not include Non-Exclusive Shared Ownership Developers.

“Permitted Sublicensee” or “Permitted Sublicensees” has the meaning set forth in Section 5.2(f) of this Agreement.  For the avoidance of doubt, Permitted Sublicensees do not include Non-Exclusive Shared Ownership Developers.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group (as such term is defined in Section 13 of the Securities and Exchange Act of 1934, as amended), a Governmental Authority or any other legal entity of any kind.

“Personally Identifiable Information” means any information that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, Cardholder Data and other credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and that is generated, collected, stored or obtained as part of this Agreement or in connection with the Licensed Business, including transactional and other data pertaining to users.

“PHG Brand” means the brand, trade name and marks associated with the Preferred Hotel Group.

“Prevalent Transient Rental Activity” has the meaning set forth in Section 8.2(b) of this Agreement.

“Projects” means the Existing Projects, Existing Residential Projects (other than the Escala Licensed Residential Project) and the New Projects (including any Affiliated Unbranded Shared Ownership Projects).

“Project Services Agreement” has the meaning set forth in Section 5.2(h) of this Agreement.

“Proposed Active New Project” has the meaning set forth in Section 5.5(c) of this Agreement.

“Proprietary Marks” means the Licensed Hyatt Marks and any other trademarks, trade names, trade dress, words, symbols, logos, slogans, designs, insignia, emblems, devices, service marks, and indicia of origin (including restaurant names, lounge names, or other outlet names), or combinations thereof, that are owned or registered by Licensor or any of its Affiliates, or are used to identify or are otherwise associated by virtue of usage with the System, all as may be changed, deleted, added to or otherwise modified by Licensor or its Affiliates. The Proprietary Marks may be owned currently by Licensor or any of its Affiliates or later developed or acquired, and may or may not be registered or applied for in any jurisdiction. The Proprietary Marks do not include any Licensee Marks or Licensee Intellectual Property.

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“Public Facilities” means any meeting rooms, conference rooms, restaurants, bars, lounges, pools, recreation facilities, lobby areas, and all other similar public facilities.

“Purchase Contract” has the meaning set forth in Section 3.1(b)(i) of this Agreement.

“Quality Assurance Inspections” has the meaning set forth in Section 7.4(a) of this Agreement.

“Quality Assurance Program” means the quality assurance, compliance and guest satisfaction programs used by Licensee to monitor customer satisfaction and the operations, facilities and services at the Licensed Shared Ownership Projects as it exists on the Effective Date, as it may be modified pursuant to Sections 6.2 or 7.4 of this Agreement. The Quality Assurance Program includes the Customer Satisfaction System and the Quality Assurance Inspection process.

“Registrar” has the meaning set forth in Section 12.4(b) of this Agreement.

“Registration/Disclosure Requirement” has the meaning set forth in Section 19.4(d) of this Agreement.

“Regulation” has the meaning set forth in Section 19.3 of this Agreement.

“Remediation Arrangement” has the meaning set forth in Section 17.1(a)(ii) of this Agreement.

“Rental Royalty Fee” has the meaning set forth in Section 3.2(d) of this Agreement.

“Re-Sales Percentage” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Re-Sales Shortfall Amount” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Reserved Names” has the meaning set forth in Section 2.4(l) of this Agreement.

“Residential Project” means a project to the extent that it includes Residential Units, including all land used in connection with the project and (i) the freehold or long-term leasehold interest to the site of the project; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, amenities and other appurtenances (including the project building and all operating systems) located at the site of the project; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in the Public Facilities of such improvements at the site of the project.

“Residential Units” means whole ownership residential units, including single family homes, condominium units, or other housing units which are owned on a whole (not fractional or shared) ownership basis, together with any undivided interest in the Public Facilities appurtenant thereto and related facilities that may be included in a rental program for a hotel or resort property (which is not a Shared Ownership Project) or operated as a serviced apartment for transient or extended stay customers and not as a Shared Ownership Product.

“Resort Lodging Business” means the business of (i) owning, managing, leasing, developing and/or operating Resort Lodging Facilities; (ii) owning, leasing, developing, selling, marketing, managing, operating and/or financing Resort Lodging Business Programs; (iii) establishing and operating sales facilities and marketing facilities for Resort Lodging Business Programs; (iv) managing the services related to Resort Lodging Business Programs; and (v) managing or operating the amenities of Resort Lodging Business Programs (e.g., country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc.) located at or in the general vicinity of Resort Lodging Facilities, and businesses that are

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ancillary to the foregoing activities (e.g., travel insurance), all of which are associated with Resort Lodging Business Programs.  For the avoidance of doubt, Resort Lodging Business does not inclue the Shared Ownership Business.

“Resort Lodging Business Programs” means products, programs and services (including priority pricing, reservation, and other use rights) related to predetermined advance stays (which may be evidenced by points or interests in membership clubs but not constituting a Shared Ownership Product) at specified Resort Lodging Facilities.

“Resort Lodging Facilities” means Licensor Lodging Facilities that offer or charge a fixed price for substantially all of the following: lodging, drinks (both alcoholic and non-alcoholic), food (three meals: breakfast, lunch and dinner, or open bar), gratuities, non-motorized watersports and entertainment.

“Royalty Fees” means, collectively, the Shared Ownership Royalty Fees, the Management Royalty Fee, the Club Royalty Fee, the Carmel Hotel Royalty Fee, and the Rental Royalty Fee.

“Sale Transaction” has the meaning set forth in the recitals of this Agreement.

“Sales Facilities” means kiosks, galleries, desks and other physical facilities from which Shared Ownership Products which are part of the Licensed Shared Ownership Business are offered and sold to the public.

“Sales Performance Shortfall Amount” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Service Fees and Charges” has the meaning set forth in Section 3.3(a) of this Agreement.

“Service Modifications” has the meaning set forth in Section 10.5(c) of this Agreement.

“Shared Ownership Business” means the business of: (i) owning, managing, leasing, developing and/or operating Shared Ownership Projects; (ii) owning, leasing, developing, selling, marketing, managing, operating and/or financing Shared Ownership Products; (iii) owning, developing, selling, marketing, managing and/or operating Exchange Programs; (iv) managing rental programs associated with Shared Ownership Products; (v) establishing and operating sales facilities and marketing facilities for Shared Ownership Products; (vi) managing the Member services related to Shared Ownership Products; (vii) servicing purchase money loans for Shared Ownership Products; and (viii) managing or operating the amenities of Shared Ownership Projects (e.g., country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc.) located at or in the general vicinity of, and available for use by, Shared Ownership Projects, and businesses that are ancillary to the foregoing activities (e.g. travel insurance), all of which are associated with Shared Ownership Products.  For the avoidance of doubt, Shared Ownership Business does not include the Lodging Business or the Whole Ownership Residential Business, including any portion of the Lodging Business or any portion of the Whole Ownership Residential Business occurring on a project that includes both Shared Ownership Units and a Lodging Business facility or Residential Units (e.g., a hotel portion or residential unit portion of a Mixed Use Project).

“Shared Ownership Project” means a project to the extent that it includes Shared Ownership Units, including all land used solely in connection with such project and (i) the freehold or long-term leasehold interest to the site of the project; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the project building and all operating systems) located at the site of the project; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the project.  For the avoidance of doubt, with respect

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to a given project, any portion of the land or airspace (or any portion of the items described in subsections (i) through (iii) above) which is used for non-Shared Ownership Business (e.g., a hotel or Residential Unit portion of a Mixed Use Project) shall not be deemed part of the Shared Ownership Project.

“Shared Ownership Products” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, multi-site vacation ownership or use program, cruise ships, Condominium Hotels (so long as the interests in any such condominium units are marketed and sold as shared ownership interests) and other forms of products, programs and services having the primary attributes of shared ownership interests and the Shared Ownership Business, in each case wherein purchasers acquire a partial or shared ownership interest, use right or other entitlement to use a Shared Ownership Unit (other than Residential Units or interests in Residential Projects) certain determinable overnight accommodations and associated facilities in a system or program of Shared Ownership Units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or financed with payments made periodically over time), and associated Exchange Programs.

“Shared Ownership Royalty Fee” has the meaning set forth in Section 3.1(a) of this Agreement.

“Shared Ownership Unit” means a physical residential unit used for overnight accommodation as part of a Shared Ownership Product.

“Siesta Key Beach Licensed Residential Project” means the Licensed Residential Project known as “Residences at Siesta Key Beach” situated in Siesta Key, Florida, which is both a “component resort” and an “affiliate resort” in a Licensed Club.

“Significant Capital Expenditure” means a substantial capital expenditure for a capital improvement that does not arise as part of routine renewals and/or refurbishments required by the Brand Standards.

“Soft Goods” means textile, fabric and vinyl and similar products used in finishing and decorating the Licensed Shared Ownership Units and the corridors and the Public Facilities of the Projects, such as vinyl wall and floor coverings, drapes, sheers, cornice coverings, carpeting, bedspreads, lamps, lamp shades, artwork, task chairs, upholstery and all other unspecified items of the same class.

“Software” means all computer software and accompanying documentation (including all future enhancements, upgrades, additions, substitutions and other modifications) provided to Licensee by or through Licensor and/or third parties designated by Licensor or its Affiliates required for the operation of and connection to any Electronic System.

“Specially Designated National or Blocked Person” means: (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control as a “specially designated national or blocked person” or similar status; (ii) a Person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (iii) a Person otherwise identified by government or legal authority as a Person with whom Licensor, Licensee or any of their Affiliates, are prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“Sublicense Agreement” has the meaning set forth in Section 5.1(c) of this Agreement.

“Sublicense Documents” has the meaning set forth in Section 5.1(c) of this Agreement.

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“Subsequently Acquired Brand” means the brand of a Lodging Business or a Whole Ownership Residential Business that Licensor or its Affiliates acquires, invests in, becomes the operator of or otherwise has the right to use after the Effective Date.

“Substantially Sold Out” means, with respect to a Shared Ownership Project or a phase thereof, the time at which Licensee, its Permitted Affiliate or Permitted Sublicensee has closed on the initial sale of ninety percent (90%) of all Shared Ownership Products in the Shared Ownership Project or phase thereof, as the case may be, to third parties.

“System” means the Brand Standards, the Marketing Support Services, the Customer Analytics Services, the Licensor Intellectual Property and other distinctive, distinguishing elements or characteristics that Licensor or its Affiliates have developed, designated or authorized for the operation of the Licensed Business and the Projects pursuant to the terms of this Agreement and the applicable Transaction Agreements, including: the Hotel Reservation System and other of Licensor’s Electronic Systems, the Brand Loyalty Programs, Licensor training programs, Licensor websites, and Licensor advertising programs, as such may be modified, amended or supplemented in accordance with this Agreement. The System does not include (i) any of the Licensee Intellectual Property, (ii) any industry standards, or standards required under Applicable Law, (iii) any third party vendor Software, Hardware, or other Intellectual Property, excluding any custom portions that have been exclusively licensed to Licensor, (iv) or any non-branded, generic furniture, fixtures, equipment, supplies, Soft Goods and other materials.

“System Removal Agreement” has the meaning set forth in Section 17.1(a)(ii) of this Agreement.

“Target Aggregate GSP” has the meaning set forth in Section 4.2(a) of this Agreement.

“Taxes” means all taxes (including any sales, gross receipts, value-added or goods and services taxes), levies, charges, impositions, stamp or other duties, fees, deductions, withholdings or other payments levied or assessed by any competent governmental authority, including by any federal, national, state, provincial, local, or other tax authority.

“Term” means the Initial Term and the Extension Terms, if any.

“Territorial Restrictions” has the meaning set forth in Section 5.2(b)(iii) of this Agreement.

“Territory” means the Earth.

“Third-Party Action” has the meaning set forth in Section 21.7 of this Agreement.

“Third Party Shared Ownership Project” has the meaning set forth in Section 8.7 of this Agreement.

“Total Available Net Assets” has the meaning set forth in Section 24.3(a) of this Agreement.

“Transaction Agreements” means this Agreement, the Equity Interest Purchase Agreement, the Transition Services Agreement, the Hotel Reservation System Services Agreement, the Gold Passport Participation Agreement, the Carmel Hotel Franchise Agreement, all Sublicense Agreements, all Hyatt Technical Services Consulting Agreements and all Project Services Agreements, as well as all other documents contemplated by the foregoing.

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“Transfer” means any sale, conveyance, assignment, exchange, pledge, encumbrance, lease or other transfer or disposition, directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, by operation of law or otherwise.

“Transition Period” has the meaning set forth in Section 18.1(b) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement attached to the Equity Interest Purchase Agreement, which is incorporated by reference in this Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Travel Expenses” means all commercially reasonable travel, food and lodging, living, and other out-of-pocket costs and expenses (including, the cost and expense of obtaining any required visas, work permits or similar documentation), incurred directly and solely in the performance of this Agreement; provided, however, first class air travel is not included for non-international flights.

“TSA Consulting Charge” has the meaning set forth in Section 5.2(g) of this Agreement.

“Unaffiliated Unbranded Shared Ownership Projects” are Shared Ownership Projects which are at the time of determination not branded with any Licensed Hyatt Mark, or included in a Licensed Club.

“Unbranded Shared Ownership Projects” are Affiliated Unbranded Shared Ownership Projects and Unaffiliated Unbranded Shared Ownership Projects.

“Unregistered Area” has the meaning set forth in Section 12.1(c)(iv) of this Agreement.

“Upper-Upscale Brand Segment”, and “Luxury Brand Segment” mean the “upper-upscale”, and “luxury” brand segments, respectively, of the hospitality industry as defined by Smith Travel Research (or its successor). If at any time such segments are not then defined by Smith Travel Research (or its successor), then such segments shall be replaced by comparable segments as are then defined by Smith Travel Research (or its successor). In the event Smith Travel Research (or its successor) ceases to define comparable segmentation or in the event that Smith Travel Research (or its successor) ceases to exist, then Licensor shall, with Licensee’s approval (not to be unreasonably withheld, conditioned, delayed or denied), identify a replacement source and a replacement definition of segments reasonably comparable to “upper-upscale” and “luxury” as previously defined by Smith Travel Research (or its successor).

“Urban Location” means, at the time of determination, the central business district of (a) the twenty-five (25) MSAs that have the highest populations in the United States, (b) the two (2) cities with the highest populations in each country other than the United States, and (c) any other cities outside the United States that have populations in excess of 500,000 people within the boundaries of such city; provided, however, those areas listed on Exhibit I shall not be considered an Urban Location for a period of ten (10) years.

“Whole Ownership Residential Business” means the business of (i) owning, managing, leasing, developing and/or operating Residential Projects; (ii) owning, leasing, developing, selling, marketing, managing, operating and/or financing Residential Units; (iii) owning, developing, selling, marketing, managing and/or operating Whole Ownership Residential Products; (iv) managing rental programs associated with Residential Projects; (v) establishing and operating sales facilities and marketing facilities for Residential Units; (vi) managing the owner services related to Residential Units; and (vii) managing or operating the amenities of Residential Projects (e.g. country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc.) located at or in the general vicinity of, and available for use by, Residential Projects and businesses that are ancillary to the foregoing activities, all of which are associated

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with Residential Projects.  For the avoidance of doubt, Whole Ownership Residential Business does not include the Shared Ownership Business.

“Whole Ownership Residential Products” means products, programs and services ancillary or appurtenant to the ownership of Residential Units (so long as such products, programs and services are not marketed and sold as Shared Ownership Products) and other forms of products, programs and services having the primary attributes of Residential Units and the Whole Ownership Residential Business, in each case wherein purchasers acquire a whole ownership interest, use right or other entitlement to use a Residential Unit (but not Shared Ownership Units or interests in Shared Ownership Projects), including, without limitation, programs that facilitate the use, reservation or exchange of unused and unrented vacancy periods in Residential Units.  Without limiting the foregoing, “Whole Ownership Residential Products” shall include the products, programs and services of the type currently being offered by the Persons disclosed to Licensee in writing prior to the Effective Date.

[END OF EXHIBIT A]

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EXHIBIT B

LIST OF EXISTING PROJECTS

Licensed Shared Ownership Projects:

Project	Location	Name of Applicable Owners’ Association
Highlands Inn	Carmel, California	H.I. Resort Condominium Association, Inc., a nonprofit mutual benefit corporation under the laws of the State of California
Hyatt Beach House	Key West, Florida	Beach House Condominium Association of Key West, Inc., a nonprofit corporation under the laws of the State of Florida
Hyatt Coconut Plantation	Bonita Springs, Florida	Coconut Plantation Condominium Association, Inc., a corporation not-for-profit under the laws of the State of Florida
Hyatt Grand Aspen	Aspen, Colorado	G.A. Resort Condominium Association, Inc., a Colorado nonprofit corporation
Hyatt Hacienda Del Mar	Vega Alta, Puerto Rico	Hacienda Del Mar Owners’ Association, Inc., a nonprofit corporation under the laws of Puerto Rico
Hyatt High Sierra Lodge	Incline Village, Nevada	High Sierra Lodge Owners Association, Inc., a Nevada nonprofit, non-stock corporation
Hyatt Ka’anapali Beach	Lahaina, Hawaii	Association of Unit Owners of H.K.B. Condominium and H.K.B. Vacation Owners’ Association, Inc.
Hyatt Main Street Station	Breckenridge, Colorado	MSS Vacation Club Owners Association, Inc., a Colorado nonprofit corporation
Hyatt Mountain Lodge	Avon, Colorado	Mountain Lodge Condominium Association, Inc., a Colorado nonprofit corporation
Hyatt Piñon Pointe	Sedona, Arizona	Forest Road Condominium Association, Inc., a corporation not-for-profit under the laws of the State of Arizona
Hyatt Siesta Key Beach (fractional)	Siesta Key, Florida	S.K. Condominium Association, Inc. a Florida not-for-profit corporation
Hyatt Sunset Harbor	Key West, Florida	Sunset Harbor Resort Condominium Association, Inc., a Florida not-for-profit corporation
Hyatt Wild Oak Ranch	San Antonio, Texas	WOR Resort Owners’ Association, Inc., a corporation not-for-profit under the laws of the State of Texas
Hyatt Windward Pointe	Key West, Florida	Windward Pointe Condominium Association of Key West, Inc., a Florida not-for-profit corporation
Northstar Lodge (fractional)	Truckee, California	Northstar Lodge Fractional Owners’ Association, Inc, a nonprofit mutual benefit corporation under the laws of the State of California
Residences at Park Hyatt Beaver Creek	Avon, Colorado	BC Hotel A Residences Owners Association, Inc., a Colorado nonprofit corporation

Licensed Residential Projects:

Project	Location	Name of Applicable Owners’ Association
Hyatt Siesta Key Beach	Siesta Key, Florida	S.K. Condominium II Association, Inc. a Florida not-for-profit corporation
Northstar Lodge	Truckee, California	Northstar Lodge Condominium Association, a California nonprofit mutual benefit corporation
Escala Lodges	Summit County, Utah	Escala Lodges Condominiums Association, Inc.

EXHIBIT C-1

FORM OF COMFORT LETTER (AGREEMENT)

LENDER COMFORT LETTER

[Pledge of Master License Agreement]

[Institutional Lender]

Ladies and Gentlemen:

Hyatt Franchising, L.L.C, a Delaware limited liability company (“Licensor”), granted to S.O.I. Acquisition Corp., a Florida corporation (“Licensee”), a license pursuant to that certain Master License Agreement, dated October 1, 2014 (as amended from time to time, the “License Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the License Agreement.

On the date of this comfort letter, [                ] made a loan to Licensee pursuant to a [Loan Agreement], dated as of the date hereof (together with its successors and/or assigns, the “Lender”) between Licensee, as borrower, and Lender (the “Loan Agreement”) in the principal amount of $[              ] (the “Loan”), which Loan is secured in part by a security interest in the License Agreement (the “Pledge”).  Lender and Licensee have requested that Licensor enter into this comfort letter, and the undersigned parties agree as follows:

•              Lender Foreclosure.  If the Lender (or its Affiliate, provided such Affiliate’s, creditworthiness is reasonably satisfactory to Licensor, the Lender guarantees the Affiliate’s obligations under the License Agreement (subject to this Section 1), or another Affiliate of the Lender having creditworthiness reasonably satisfactory to Licensor guarantees such Affiliate’s obligations) acquires Licensee’s right, title and interest in and to the License Agreement through foreclosure or other exercise of the Lender’s rights under its Pledge, the Lender agrees to (i) assume and recognize in writing Licensee’s obligations under the License Agreement and cause Licensee to reaffirm the obligations of Licensee under the License Agreement, (ii) to cure (or cause Licensee to cure) any then existing material defaults under the License Agreement by Licensee within the times reasonably specified by Licensor, and (iii) pay Licensor all accrued but unpaid fees and royalties for the six (6) month period prior to the foreclosure or other exercise of the Lender’s rights under its Pledge; provided that, notwithstanding the foregoing, the Lender shall have the same rights as the Licensee under the License Agreement.

•              No Assignment.  The Lender shall not assign, transfer, convey or sell participations in the Loan to any Affiliate of Licensee, a Lodging Competitor or a Licensor SOI Branded Competitor, without the prior written consent of Licensor in its sole discretion. The Lender and Licensee acknowledge that any attempt to assign this comfort letter (other than in connection with an assignment not prohibited by this paragraph 2) shall be void ab initio and of no force or effect.  The Lender shall have the right to present to Licensor, a list of potential participants, assignees or transferees and Licensor shall, within ten (10) days after written request, consult in good faith with Licensee to determine whether such parties are or are not Lodging Competitors or Licensor SOI Competitors.

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•              Covenants of Lender.  The Lender agrees to notify Licensor, by receipted overnight courier service, not later than ten (10) business days after commencing any action by Lender to: (a) commence foreclosure proceedings regarding the Pledge; or (b) petition for appointment of a receiver, obtain the entry of an order for relief or take any action under federal or state bankruptcy laws or similar laws with regard to the License Agreement. The Lender shall not take any affirmative action or assert any claims with regard to the License Agreement or this comfort letter that are inconsistent with the provisions of this comfort letter.

•              No Claims.  Licensor may discuss with Lender or its designees or nominees the status of the License Agreement or the terms of any agreement contemplated by this comfort letter or any of the matters to which the Lender is entitled to notice.  Licensee hereby agrees that Licensor, the Lender and their respective owners, affiliates, employees, officers, directors, successors, assigns and representatives (“Released Persons”) shall not be liable to any person for taking any action or providing any information required or contemplated by this comfort letter (“Comfort Letter Acts”) and Licensee, on behalf of itself and its owners, affiliates, officers, directors, employees, representatives, successors and assigns, hereby releases the Released Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and, judgments whatsoever, at law or in equity, for any Comfort Letter Acts.

•              Notices.  All notices required under this comfort letter shall be in writing, sent by certified mail, return receipt requested, or by FedEx or other national express delivery service and addressed as follows:

To Lender:

with a copy to:

To Licensor:

with a copy to:

To Licensee:

Any notice sent pursuant to this comfort letter shall be deemed to be given on the date that the return receipt or overnight courier records indicates that delivery to the addressee was received or refused.

•              No Representations or Warranties.  In no event shall this comfort letter or any other circumstances surrounding the provision of financing by Lender be construed to involve:  (i) any representation by Licensor that it endorses, approves, recommends or otherwise concurs in the financing; (ii) any guarantee or assurance by Licensor that Licensee or any other party to the Loan will be able to repay the Loan in accordance with its terms; (iii) any endorsement, approval, recommendation or concurrence in any financial projections submitted to Lender in connection with the Loan; or (iv) any endorsement, approval or recommendation of Licensee’s character or reputation.  Licensor agrees that within ten (10) days after receipt of the written request of the Lender in connection with any material modification or sale of the Loan, Licensor will represent to the Lender whether there is any outstanding Event of Default which has not been noticed under the License Agreement.

•              Termination.  This comfort letter shall terminate and the Lender shall have no rights hereunder if:

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•              The Lender has been taken over in any manner by any state or federal agency or is in a receivership, conservatorship, reorganization, or liquidation, or the Lender or any of its officers or directors has entered into or is subject to a cease and desist order or any other formal or informal written agreement with a federal or state regulatory agency and such Lender is not replaced with or acquired by another Institutional Lender that assumes (whether in writing or by operation of law) such Lender’s obligations in connection with the Loan, the Pledge and hereunder;

•              The License Agreement has expired or terminated; or

•              The Lender is in breach of its obligations under this comfort letter (other than a de minimis breach which is promptly cured by the Lender).

•              Effectiveness; Counterparts.  Licensor shall have no obligations hereunder unless the Lender and Licensee have evidenced their agreement with the provisions hereinabove by the execution of a copy of this comfort letter, which may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one and the same comfort letter.

•              No Amendment of License Agreement.  The provisions of this Comfort Letter are not intended to, and do not in any way, alter, modify or amend the License Agreement as between Licensor and Licensee.

[SIGNATURES FOLLOW ON NEXT PAGE]

4

Very truly yours,

HYATT FRANCHISING, L.L.C., a Delaware limited liability company

By:
Name:
Title:

ACCEPTED AND AGREED AS OF
, 20 :

S.O.I. Acquisition Corp.

By:
Name:
Title:

Lender

By:
Name:
Title:

EXHIBIT C-2

FORM OF COMFORT LETTER (OWNERSHIP INTERESTS)

LENDER COMFORT LETTER

[Pledge of Ownership Interests]

[Institutional Lender]

Ladies and Gentlemen:

Hyatt Franchising, L.L.C, a Delaware limited liability company (“Licensor”), granted to S.O.I. Acquisition Corp., a Florida corporation (“Licensee”), a license pursuant to that certain Master License Agreement, dated October 1, 2014 (as amended from time to time, the “License Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the License Agreement.

On the date of this comfort letter, [                ] made a loan to Licensee pursuant to a [Loan Agreement], dated as of the date hereof (together with its successors and/or assigns, the “Lender”) between Licensee, as borrower, and Lender (the “Loan Agreement”) in the principal amount of $[              ] (the “Loan”), which Loan is secured in part by a security interest in the Ownership Interests in Licensee and/or Licensee’s subsidiaries (the “Pledge”).  Lender and Licensee have requested that Licensor enter into this comfort letter, and the undersigned parties agree as follows:

1.                                      Lender Foreclosure.  If the Lender (or its Affiliate, provided such Affiliate’s, creditworthiness is reasonably satisfactory to Licensor, the Lender guarantees the Affiliate’s obligations under the License Agreement (subject to this Section 1), or another Affiliate of the Lender having creditworthiness reasonably satisfactory to Licensor guarantees such Affiliate’s obligations), becomes the holder of record of the Ownership Interests in Licensee and/or Licensee’s subsidiaries through foreclosure or other exercise of the Lender’s rights under its Pledge, or otherwise assumes possession of, the Lender agrees that Licensor retains all rights under the License Agreement if the Lender fails, or fails to cause Licensee (i) to cure (or cause Licensee to cure) any then existing defaults under the License Agreement by Licensee within the times reasonably specified by Licensor, and (ii) pay Licensor all accrued but unpaid fees and royalties for the six (6) month period prior to the foreclosure or other exercise of the Lender’s rights under its Pledge; provided that, notwithstanding the foregoing, the Lender shall have the same rights as the Licensee under the License Agreement.

2.                                      No Assignment.  The Lender shall not assign, transfer, convey or sell participations in the Loan to any Affiliate of Licensee, a Lodging Competitor or a Licensor SOI Branded Competitor, without the prior written consent of Licensor in its sole discretion. The Lender and Licensee acknowledge that any attempt to assign this comfort letter (other than in connection with an assignment not prohibited by this paragraph 2) shall be void ab initio and of no force or effect.  The Lender shall have the right to present to Licensor, a list of potential participants, assignees or transferees and Licensor shall, within ten (10) days after written request, consult in good faith with Licensee to determine whether such parties are or are not Lodging Competitors or Licensor SOI Competitors.

6

3.                                      Covenants of Lender.  The Lender agrees to notify Licensor, by receipted overnight courier service, not later than ten (10) business days after commencing any action by Lender to: (a) commence foreclosure proceedings regarding the Pledge; or (b) petition for appointment of a receiver, obtain the entry of an order for relief or take any action under federal or state bankruptcy laws or similar laws with regard to License Agreement. The Lender shall not take any affirmative action or assert any claims with regard to the Ownership Interests or this comfort letter that are inconsistent with the provisions of this comfort letter.

4.                                      No Claims.  Licensor may discuss with Lender or its designees or nominees the status of the License Agreement or the terms of any agreement contemplated by this comfort letter or any of the matters to which the Lender is entitled to notice.  Licensee hereby agrees that Licensor, the Lender and their respective owners, affiliates, employees, officers, directors, successors, assigns and representatives (“Released Persons”) shall not be liable to any person for taking any action or providing any information required or contemplated by this comfort letter (“Comfort Letter Acts”) and Licensee, on behalf of itself and its owners, affiliates, officers, directors, employees, representatives, successors and assigns, hereby releases the Released Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and, judgments whatsoever, at law or in equity, for any Comfort Letter Acts.

5.                                      Notices.  All notices required under this comfort letter shall be in writing, sent by certified mail, return receipt requested, or by FedEx or other national express delivery service and addressed as follows:

To Lender:

with a copy to:

To Licensor:

with a copy to:

To Licensee:

Any notice sent pursuant to this comfort letter shall be deemed to be given on the date that the return receipt or overnight courier records indicates that delivery to the addressee was received or refused.

6.                                      No Representations or Warranties.  In no event shall this comfort letter or any other circumstances surrounding the provision of financing by Lender be construed to involve:  (i) any representation by Licensor that it endorses, approves, recommends or otherwise concurs in the financing; (ii) any guarantee or assurance by Licensor that Licensee or any other party to the Loan will be able to repay the Loan in accordance with its terms; (iii) any endorsement, approval, recommendation or concurrence in any financial projections submitted to Lender in connection with the Loan; or (iv) any endorsement, approval or recommendation of Licensee’s character or reputation.  Licensor agrees that within ten (10) days after receipt of the written request of the Lender in connection with any material modification or sale of the Loan, Licensor will represent to the Lender whether there is any outstanding Event of Default which has not been noticed under the License Agreement.

7.                                      Termination.  This comfort letter shall terminate and the Lender shall have no rights hereunder if:

(i)                                     The Lender has been taken over in any manner by any state or federal agency or is in a receivership, conservatorship, reorganization, or liquidation, or the Lender or any of its officers or directors has entered into or is subject to a cease and desist order or any other formal or informal written

7

agreement with a federal or state regulatory agency and such Lender is not replaced with or acquired by another Institutional Lender that assumes (whether in writing or by operation of law) such Lender’s obligations in connection with the Loan, the Pledge and hereunder;

(ii)                                  The License Agreement has expired or terminated; or

(iii)                               The Lender is in breach of its obligations under this comfort letter (other than a de minimis breach which is promptly cured by the Lender).

•                                          Effectiveness; Counterparts.  Licensor shall have no obligations hereunder unless the Lender and Licensee have evidenced their agreement with the provisions hereinabove by the execution of a copy of this comfort letter, which may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one and the same comfort letter.

•                                          No Amendment of License Agreement.  The provisions of this Comfort Letter are not intended to, and do not in any way, alter, modify or amend the License Agreement as between Licensor and Licensee

[SIGNATURES FOLLOW ON NEXT PAGE]

8

Very truly yours,

HYATT FRANCHISING, L.L.C., a Delaware limited liability company

By:
Name:
Title:

ACCEPTED AND AGREED AS OF
, 20 :

S.O.I. Acquisition Corp.

By:
Name:
Title:

Lender

By:
Name:
Title:

EXHIBIT D

NEW PROJECT APPLICATION

NEW PROJECT APPLICATION

Date of Submission:

Hyatt Franchising, L.L.C. (“Hyatt”) and S.O.I. Acquisition Corp. (“Master Licensee”) are parties to that certain Master License Agreement, dated as of October 1, 2014 (the “Master License Agreement”), pursuant to which Hyatt has licensed certain marks and systems owned by Hyatt to Master Licensee to allow Master Licensee to conduct a Shared Ownership Business, including developing and constructing New Projects, under the Licensed Hyatt Marks and the System.  Capitalized terms not expressly defined herein shall have the meaning ascribed to them in the Master License Agreement.

Master Licensee is submitting this New Project Application in accordance with the Master License Agreement.

I.                                        New Project Description

Branded or Unbranded:

Proposed Project Name:

Physical Address:

Total Acreage of Site:

Project Description:

Shared Ownership Product
Description:

Number of Buildings	Number of Floors
containing Units:	Per Building:

Total Density:

Shared Ownership Unit Mix:	Studios:

1-Bedroom:
2-Bedroom:
3-Bedroom:
4-Bedroom:

Other*:
Lock-Out Units:

*Describe:

Amenities/Facilities:

Pools:

Spas/Salons:

Retail Shops:

Restaurants:

Bars/Lounges:

Marketplace

Kids Club:

Play Areas:

Other:

Sales Facility Description:

On-Site Marketing Facilities:

Off-Site Marketing Facilities:

Does the site contain a Co-
Located Hotel? If so,
provide name, description
and brand:

Current Ownership of Site:

Description of Acquisition Plan:
(including identity of Seller
and whether the site will be
leased or purchased)

Land Cost:

Development Cost:

Description of Construction
Financing Plan:
(including lender, loan amount
interest rate, LTC)

Description of Hypothecation
Financing Plan:
(including lender, loan amount
advance rate)

Anticipated Construction Start:

Estimated Opening Date:

Lead Generation Plan:

Sales Projections:	Estimated Number of Shared Ownership Projects:
Estimated Gross Contract Sales:

Rental Program Description:

Without limiting Hyatt’s rights under the Master License Agreement, Hyatt reserves the right to require the following minimum submissions relating to the proposed New Project to obtain final approval (after submission of this New Project Application):

☐                                    Copy of deed, lease or purchase contract

☐                                    Copy of plat of the site

☐                                    Photographs of site and surrounding areas

☐                                    Facilities program summary descripting the space requirements for all areas of the Project

☐                                    A site plan showing all site elements and proposed landscaping

☐                                    Floor plans, showing all spaces listed in the facilities program

☐                                    A listing of each operating function of the Project and “as designed” areas, and other documents reasonably necessary to represent the size, layout and quality of the Project

☐                                    Unit layouts, in unit kitchen equipment, closets, balconies and other major features

☐                                    A rendered perspective drawing of the Project

☐                                    Building elevations and sections, showing exterior materials, details and colors

☐                                    Financial statements and other documents showing adequate capitalization for the Project

☐                                    Separation Plan between Co-Located Hotel and New Project (if applicable).

☐                                    Marketing Plan

☐                                    Any financing term sheets (acquisition, development, construction, or receivables loans, etc.)

☐                                    Copies of proposed drafts of the following:

☐                                    Sublicense Agreement

☐                                    Hyatt Technical Services Consulting Agreement

☐                                    Project Services Agreements

☐                                    Compliance Documents

II.                                   Management

Manager of proposed New Project:

Legal Structure:

Jurisdiction of Organization:

Licensee’s Interest in Manager:

(Hyatt reserves right to request more information regarding ownership of Manager)

Describe Manager’s experience:
(including managing timeshare
Projects)

Name of Sales & Marketing
Company:

III.                              Ownership and Structure

Owner Name:
(Owner Name will be the proposed Permitted Sublicensee)

Legal Structure:

Jurisdiction of Organization:

Licensee’s Interest in Owner:

Description of Interest
Name of Interest Holders	Home and Business Addresses	(include % ownership)

Please confirm the following:

☐	(Y/N)	- Are any of the interest holders in Owner a Lodging Competitor of Licensor?

☐	(Y/N)

- Have any of the interest holders been convicted in any court of a felony or other offense that resulted in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date by the CPI Index) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses)?

☐	(Y/N)	- Are any of the interest holders, or any of their Affiliates, a Specially Designated National or Blocked Person?

☐	(Y/N)

- Has the proposed Permitted Sublicensee (or any parent or affiliated entity of the proposed Permitted Sublicensee) conducted business (whether or not in the lodging industry) for at least five (5) years?

☐	(Y/N)	- Does the proposed Permitted Sublicensee (or any parent or affiliated entity of the proposed Permitted Sublicensee) have a net worth of at least five million dollars ($5,000,000)?

Minimum Submissions relating to interest holders in Owner:

☐                                    Documents showing the necessary business experience, aptitude, and financial resources to operate the Project and meet the Brand Standards

☐                                    Documents demonstrating interest holders’ relevant past experience and track record, including lists of past and existing projects detailing size, sales volumes, and other detailed aspects of the Project

☐                                    Shareholders Agreements, Operating Agreements, Partnership Agreements and other organizational documents of the Owner and its interest holders

☐                                    Written consents for Licensor to obtain credit reports and background investigations for each interest holder

Representations and Warranties

Master Licensee represents and warrants that the information contained in this New Project Application (including the documents submitted with this New Project Application) is true, complete and current.  Hyatt shall not be deemed to have knowledge of any facts not contained in this New Project Application or in the attached documents.

Included with this New Project Application is Master Licensee’s application fee in the amount of $            .  Master Licensee hereby expressly acknowledges that acceptance and deposit of the application fee by Hyatt does not, in any respect, bind or obligate Hyatt to approve the proposed New Project.  This New Project Application is neither an offer of a franchise by Hyatt nor a contract for the acquisition of a franchise or any other rights to operate a New Project.  Master Licensee further acknowledges that the research, investigation, review and approval process and similar administrative functions of Hyatt constitute the sole and only consideration for the application fee submitted herewith.  If Master Licensee withdraws this New Project Application before Hyatt approves it, or if Hyatt does not approve this New Project Application in accordance with the terms of the Master License Agreement, Master Licensee’s application fee is not refundable, even if Master Licensee and the proposed Permitted Sublicensee do not sign a Sublicense Agreement.

Payment Instructions

Please send the New Project Application Fee in accordance with the terms of the Master License Agreement.

MASTER LICENSEE:

S.O.I. ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT E

HYATT TECHNICAL SERVICES CONSULTING AGREEMENT

TECHNICAL SERVICES CONSULTING AGREEMENT

Among

[HYATT ENTITY TBD],

S.O.I. ACQUISITION CORP.

And

[                                     ]

Dated as of                          , 20

25.	Dispute Resolution	18
26.	Litigation	20
27.	Governing Law	20
28.	Prevailing Party’s Expenses	20
29.	Third-Party Litigation	21
30.	Waiver of Jury Trial and Punitive Damages	21

EXHIBIT A          Description of Property

TECHNICAL SERVICES CONSULTING AGREEMENT

THIS TECHNICAL SERVICES CONSULTING AGREEMENT (this “Agreement”) is effective as of the      day of                       , 20       (the “Effective Date”) by and among                                      (“Hyatt”), S.O.I. Acquisition Corp. (“Master Licensee”), and                                            (“Developer”)(1).

RECITALS

A.            Hyatt and Master Licensee are parties to that certain Master License Agreement, dated as of October 1, 2014 (the “Master License Agreement”), pursuant to which Hyatt has licensed certain marks and systems owned by Hyatt to Master Licensee to allow Master Licensee to conduct a Licensed Shared Ownership Business, including developing and constructing New Projects, under the Licensed Hyatt Marks, the Branded Elements and the System.  Capitalized terms not expressly defined herein shall have the meaning ascribed to them in the Master License Agreement.

For New Projects:

B.            Developer is the owner of that certain parcel of real property located at                                     , as more particularly described in Exhibit A attached to and made a part of this Agreement (the “Property”), upon which Developer intends to develop, construct and operate a New Project (the “Project”) containing Shared Ownership Products (the “Intervals”) and other related facilities and amenities, and related commercial units restricted exclusively to nonresidential use.

C.            An Affiliate of Master Licensee is the owner and/or operator of that certain multisite timeshare plan consisting of the reservation system (the “Club Reservation System”) and related services and benefits collectively known and operated as the “Hyatt Residence Club” (the “Club”).

For Licensed Shared Ownership Projects:

D.            Developer and Master Licensee intend to enter into a Sublicense Agreement pursuant to which the Project will be operated pursuant to the Brand Standards under the “Hyatt Residence Club” branded name and marks, and Developer intends to affiliate with the Club the Project in accordance with a Club Affiliation Agreement.

For Affiliated Unbranded Shared Ownership Projects:

D.            Developer intends to affiliate with the Club the Project as a [component resort] or [an affiliate resort] in accordance with a Club Affiliation Agreement pursuant to which the Project will be operated pursuant to the Club Standards.(2)

E.            Hyatt and the personnel, agents and independent contractors of Hyatt are experienced in the planning, development, furnishing, equipping and developer-related operation of resorts, and are uniquely experienced in ensuring that such activities are accomplished in compliance with the Brand Standards (and further subject to Project-specific variations to the Brand Standards that may be agreed to by the parties).

(1)  For renovations requiring a Significant Capital Expenditure for Projects with a Non-Controlled Owners’ Association — all references to “Developer” will be replaced with “Owners’ Association.”

(2)  For Affiliated Unbranded Shared Ownership Projects to be affiliated with the Club — all references to “Brand Standards” will be replaced with “Club Standards.”

F.             As a condition to approving the Project as being part of the [Licensed Business] OR [the Club], Master Licensee and Developer are required to enter into this Agreement whereby Hyatt shall provide certain consulting and technical assistance to Developer with respect to the planning, development, constructing, furnishing and equipping of the Project, all under the terms and conditions more specifically set forth herein.

For Renovations Requiring Significant Capital Expenditures (“Renovations”):

B.            Owners’ Association is the association of Members in an Existing Project (the “Project”), which is located on that certain parcel of real property located at                                     , as more particularly described in Exhibit A attached to and made a part of this Agreement (the “Property”), which contains Shared Ownership Products (the “Intervals”) and other related facilities and amenities, and related commercial units restricted exclusively to nonresidential use.

C.            An Affiliate of Master Licensee is the owner and/or operator of that certain multisite timeshare plan consisting of the reservation system (the “Club Reservation System”) and related services and benefits collectively known and operated as the “Hyatt Residence Club” (the “Club”).

D.            Hyatt and the personnel, agents and independent contractors of Hyatt are experienced in the planning, development, furnishing, equipping and developer-related operation of resorts, and are uniquely experienced in ensuring that such activities are accomplished in compliance with the Brand Standards (and further subject to Project-specific variations to the Brand Standards that may be agreed to by the parties).

E.            As a condition to approving the material renovation or refurbishment of the Project, Master Licensee and Owners’ Association are required to enter into this Agreement whereby Hyatt shall provide certain consulting and technical assistance to Owners’ Association with respect to the planning, development, constructing, furnishing and equipping of the Project, all under the terms and conditions more specifically set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency as of which are hereby acknowledged, the parties hereto agree as follows:

1.             Recitals.  The Recitals set forth above are incorporated in and made part of this Agreement.

2.             Engagement.  Upon and subject to the terms and conditions of this Agreement, Developer and Master Licensee hereby engage and retain Hyatt and Hyatt does hereby agree to be engaged and retained by Developer and Master Licensee to provide the consulting services described in this Agreement.

3.             Term.  This Agreement shall have a term which shall commence on the Effective Date (when Hyatt first undertook the services for Developer and Master Licensee described in this Agreement) and shall terminate on the earlier of (i) the exercise by any party of its right to terminate this Agreement as expressly provided herein, or (ii) upon the completion of the development and construction of the Project and receipt of a final certificate of occupancy for the Project.

4.             Brand Standards and Initiation of Services.

(a)           Brand Standards.  Developer and Master Licensee hereby agree, subject to earlier termination of this Agreement as provided herein, to use commercially reasonable efforts to cause the Project to be [developed and constructed] OR [designed, renovated and refurbished] in accordance with the Brand Standards (subject to any agreed upon modifications or variances) and in accordance, in all material respects, with the plans and specifications described below and approved by Hyatt in its reasonable discretion. The scope of Hyatt’s review and approval of items pursuant to this Agreement is limited to the compliance with the Brand Standards and the Master License Agreement.  Master Licensee and Developer shall consider all of Hyatt’s comments on all reviewed items in good faith; provided, however, Master Licensee and Developer shall not be required to incorporate Hyatt’s comments on any items reviewed by Hyatt as provided in Sections 4 and 5 below to the extent they do not relate to a Brand Standards issue or a failure to comply with the Brand Standards.  Hyatt shall be entitled to review and comment on matters shown in later stages of items previously reviewed that were not shown on, or which materially deviated from, items previously reviewed and approved by Hyatt.

(b)           Variances.  The parties acknowledge that Master Licensee or Developer may request in writing Project-specific variances or modifications to the Brand Standards concurrently with any submittal to Hyatt under this Agreement (collectively, “Variance”).  Each request for a Variance shall specifically identify and provide details on each requested Variance and the rationale for such Variance.  The parties shall discuss each requested Variance and, if Hyatt rejects the requested Variance, it shall submit to Master Licensee and Developer its written comments thereon (including reasonable detail to such comments and a description of the required changes to such request that are necessary to obtain Hyatt’s approval of such Variance, if any) and allow Master Licensee and Developer to revise and re-submit the request for Variance.  Each Variance is subject to Hyatt’s prior written approval in its reasonable discretion.

(c)           Project Review Request.  To initiate Hyatt’s review of work to be performed in connection with the Project, Master Licensee and Developer shall submit to Hyatt a memorandum describing the overall scope of the Project along with a detailed description of the new construction, renovation or refurbishment work for which Master Licensee and Developer are seeking the review, input and approval from Hyatt (the “Project Review Request”). The Project Review Request should provide specific contact information for a representative of Master Licensee through whom Hyatt may coordinate activities pursuant to this Agreement, provide a narrative of the work contemplated to be performed, a description of the Project site, and include a preliminary schedule for the work to be performed. Unless an alternative date is agreed upon by the parties, within fifteen (15) days of receipt of the Project Review Request, representatives of Hyatt, Master Licensee and Developer shall hold a “kick-off meeting” to discuss the details surrounding the Project, the scope of services to be provided by Hyatt, any requested Variance from the Brand Standards and other items the parties deem relevant. Unless an alternative location is mutually agreed upon by the parties, the kick-off meeting shall be held at the corporate headquarters of Hyatt in Chicago, Illinois. The date upon which the Project Review Request is submitted to Hyatt shall be considered the “Project Request Date” for the subject Project.

(d)           Consultants.  Upon the request of Master Licensee, Hyatt shall contribute its available knowledge and expertise in the pre-qualification and nomination to Developer of certain key consultants and specialists for Developer to choose; provided Master Licensee may propose key consultants or specialists not suggested by Hyatt.  As soon as reasonably possible after the Project Request Date, but in no event later than thirty (30) days thereafter, Master Licensee and Developer shall provide Hyatt with the names and other information reasonably requested by Hyatt related to the architect, interior designers, landscape architects and other consultants providing services to the subject Project.

(e)           [Mixed Use Projects.  With respect to Projects which are located in, co-located in conjunction with, or are otherwise a part of a hotel property (each, a “Mixed Use Project”) that is not a Licensor Lodging Facility, Hyatt shall be available to provide review, recommendations or comments and approvals in accordance with Section 5.3 of the Master License Agreement.]

5.             Technical Services Consulting for Projects.

(a)           Design Phase.

(a)           At or prior to the kick-off meeting described above, the parties shall confirm the then current version of the Brand Standards for use by Master Licensee’s design team, along with other information describing the Brand Standards that Hyatt requires for the Project and all facilities that are part of the Project, whether inside the Project or outside but adjacent or directly accessible to the Project (“Project Related Areas”), as appropriate for the Project. All plans and specifications for the Project shall incorporate the parameters and criteria described in the Brand Standards (subject to any approved Variance).

(b)           Upon the request of Master Licensee, Hyatt shall contribute its available knowledge and expertise in the design of the Project and be available to provide review, recommendations or comments and approvals relating to the Brand Standards compliance of conceptual designs, schematic documents, and other design phases of the Project described in Section 5(a)(iii) below.

(c)           Based upon, and incorporating the information provided in the materials described in Sections 4(b) and 5(a)(i) and the kick-off meeting described in Section 4(b), Developer and Master Licensee shall prepare or cause to be prepared and submitted to Hyatt for its approval relating to Brand Standards compliance: (i) a facilities program (“Facilities Program”) describing the space requirements for all areas of the Project and the Project Related Areas (e.g., public spaces, kitchen, laundry, back office, etc.); (ii) a listing of the operating functions of the Project and the as-designed areas, and other documents reasonably necessary to represent the size, layout and quality of the Project; (iii) a colored vicinity/location map indicating vehicular traffic directions, ingress and egress points and major surrounding developments and transportation centers; (iv) a site plan showing all site elements and proposed landscaping; (v) floor plans, showing all spaces listed in the Facilities Program; (vi) unit layouts, indicating all bath fixtures, in-unit kitchen equipment (if applicable), closets, balconies and other major features; (vii) building elevations and sections, showing exterior materials, details and colors; (viii) a rendered perspective drawing of the Project; and (ix) a sample board showing the proposed exterior materials. Such materials may also include a rendering and preliminary architectural plans of the Project Related Areas, as reasonably requested by Hyatt.

(d)           Unless an alternative location is mutually agreed upon by the parties, the presentation of the conceptual and schematic design submittal shall be made by Master Licensee’s representatives in Chicago, Illinois at the corporate headquarters of Hyatt.  Master Licensee and Developer will revise and amend the schematic design submittals as may be reasonably necessary to obtain Hyatt’s approval.

(b)           Development Phase.

(a)           Upon the request of Master Licensee, Hyatt shall contribute its available knowledge and expertise in the development of the Project and be available to provide review, recommendations or comments and approvals relating to the Brand Standards compliance of design development documents, construction documents, and other development phases of the Project described in Section 5(b)(ii) below.

(b)           Master Licensee and Developer shall, based upon incorporating the approvals described in Section 5(a)(iii), prepare or cause to be prepared in accordance with the Brand Standards (subject to any approved Variance) a design development submittal which may include the following: (i) a Project description and as-designed space utilization program; (ii) development plans and specifications for the Project, site and related facilities; (iii) interior designer’s plans, furniture layouts, reflected ceiling plans, interior elevations, wall sections, materials, lighting and color schemes; (iv) interior designer’s and mechanical engineer’s coordinated design of HVAC distribution; (v) interior designer’s and electrical engineer’s coordination of lighting and emergency lighting and alarm systems; (vi) a review of lighting layouts for such areas including specific fixture selection and recommendations on and specifications of dimmer equipment; and (vii) engineering drawings indicating locations and sizes of necessary mechanical connections for food/kitchen equipment, housekeeping equipment and laundry equipment. All such plans shall be submitted to Hyatt for approval.

(c)           Prior to submission, or as part of the plans submitted pursuant to Section 5(b)(ii), Master Licensee and Developer shall submit to Hyatt for review and approval relating to Brand Standards compliance: (i) interior design plans, including floor plans, reflected ceiling plans, elevations, sections and renderings that are reasonably necessary to adequately explain the design intent of the Project’s public spaces (which, upon approval, shall become part of the Plans); and (ii) display boards of fabrics, carpets, furnishings, finishes, paints, lighting design guidelines (e.g., fixtures, chandeliers, sconces, etc.) and other materials for each Project space designated by Hyatt.  Upon request of Hyatt and agreement by the parties of the date and location of such presentation, Master Licensee and Developer shall present these materials to Hyatt for approval of the interior design of the Project, and Master Licensee and Developer shall revise and amend such presentation materials as may be reasonably necessary to obtain final approval of the interior design by Hyatt.

(c)           Construction Document Phase.

(a)           Upon the request of Master Licensee, Hyatt shall contribute its available knowledge and expertise in the construction document phase of the Project and be available to provide review, recommendations or comments and approvals relating to the Brand Standards compliance of the construction document phase of the Project described in Sections 5(c)(ii) through (v) below.

(b)           Upon Hyatt’s approval of the items submitted by Master Licensee and Developer pursuant to Section 5(b), and based upon the designs therein approved by Hyatt, Master Licensee and Developer shall cause their architect to produce final plans, specifications and complete construction drawings (including, without limitation, architectural, electrical, plumbing, HVAC, structural, civil engineering, life safety, and landscape drawings for the Project and Project Related Areas) (collectively, the “Plans”), which shall be properly sealed by such architect. The Plans shall: (A) incorporate the Brand Standards (and any approved Variance) into the Project and Project Related Areas; and (B) incorporate all legal requirements applicable to the design, construction and operation of the Project and the Project Related Areas.

(c)           The Plans shall be submitted to Hyatt for approval at least sixty (60) days prior to commencement of construction of the Project and Project Related Areas.  Master Licensee and Developer may submit the Plans at the time they are 30%, 60% and 90% complete for comment and approval by Hyatt. Following Hyatt’s approval of the Plans, no change in such Plans shall be made that materially affects the design, construction, operation, or aesthetics of the Project or any of the Project Related Areas (as related to the scope of Hyatt’s approval of such areas), without the prior approval of Hyatt.

(d)           In accordance with the schedule for the Project, Master Licensee and Developer shall provide to Hyatt: (A) general concepts for food and beverage facilities, including without limitation point of sale systems; (B) the locations of security devices, and their specifications, installation details, power and space requirements; and (C) the locations and types of telecommunication systems.

(e)           Upon Hyatt’s approval of the interior design materials submitted pursuant to Section 5(b)(ii) and incorporating the information provided to Master Licensee as set forth above, Master Licensee and Developer shall prepare or cause to be prepared for Hyatt’s approval, documents reasonably describing the interior decorative items to be installed in the Project. Such information shall include the description, quantity, product specification, photograph (when appropriate), installed location and other pertinent information about such decorative items.

(d)                                 Construction Phase.

(a)                                 Master Licensee and Developer shall construct, furnish and equip (or cause to be constructed, furnished and equipped) the Project and the Project Related Areas in accordance with the Brand Standards (subject to any approved Variance) and the Plans that have been previously approved by Hyatt.  Upon the request of Master Licensee, Hyatt shall be available to provide review, recommendations or comments and approvals relating to the Brand Standards compliance of the construction phase of the Project described in Sections 5(d)(ii) through (v) below.  Without limiting the foregoing, during the course of construction, Hyatt shall be available to Master Licensee and Developer, for the purpose of ensuring compliance with the Plans, the Brand Standards and the Master License Agreement, to (A) undertake site visits, as mutually agreed by Developer and Hyatt in writing, (B) review, prepare and submit, as appropriate, reviews of provided shop drawings and supply specifications, and (C) liaise with the Developer’s project manager regarding on-site progress.

(b)                                 The parties agree that despite its right to observe the construction pursuant to this Section 5(d), Hyatt shall not be obligated to observe the construction of the Project or the Project Related Areas. It is understood and agreed that Hyatt is providing no construction management services, and that construction management shall be the sole responsibility of Developer.  To the extent that Hyatt reasonably determines and provides notice to Master Licensee and Developer that the Project, or the Project Related Areas, as constructed, furnished or equipped do not conform to the Brand Standards (subject to any approved Variance) confirmed in Section 5(a)(i), or in all material respects to the approved Plans (as related to the scope of Hyatt’s approval of such areas), Developer shall promptly correct or cause to be corrected such nonconforming work.

(c)                                  Prior to construction of the Project, Developer shall construct a model unit (“Model Unit”) for review and approval by Hyatt for compliance with the Brand Standards (subject to any approved Variance), such review and approval to include:  (i) the level of fit, finish and quality appearing in the general arrangement of the Model Unit; and (ii) FF&E installed in the Model Unit. Upon receipt by Hyatt of written notice from Master Licensee and Developer of completion of the Model Unit, Hyatt shall have thirty (30) days in which to review and approve the Model Unit. If Hyatt disapproves any portion of any Model Unit, Hyatt shall provide detailed written objections and describe the changes to such Model Unit that would be required to comply with the Brand Standards and obtain the approval of Hyatt as set forth above. Upon receipt by Master Licensee and Developer of written notice from Hyatt that the Model Unit has been approved, Developer shall construct, furnish and equip (or cause to be constructed, furnished and equipped) the Project in accordance with the level of fit, finish and quality appearing in, the general arrangement of, and the FF&E installed in, the approved Model Unit.(3)

(d)                                 Developer shall be responsible for obtaining (or causing to be obtained) all permits and other approvals required for construction and operation of the Project, such as the building permit, occupancy permit, elevator permits, occupational licenses, liquor licenses and others for the Project and Project Related Areas.

(e)                                  Upon completion of construction of the Project, Master Licensee and Developer shall submit to Hyatt: (i) an architect’s certification that the Plans comply with all applicable legal requirements and that the Project has been constructed and completed in accordance, in all material respects, with the Plans approved by Hyatt; and (ii) a copy of the temporary or, if available, permanent certificate of occupancy for the Project. A copy of the permanent certificate of occupancy for the Project should be provided to Hyatt by no later than thirty (30) days after receipt by Master Licensee or Developer.

(e)                                  Opening Date.  The date on which the Project is open (or re-open) for overnight accommodation for owners and guests (the “Opening Date”) shall in no event be earlier than the date on which all of the following have occurred: (i) all licenses, permits, and other approvals and instruments necessary for operation of the Project (or phase thereof) have been obtained, and (ii) on the Opening Date

(3)  This provision only applies to New Projects.

there will be no ongoing construction on any portion of the Project (or phase thereof) that would materially and adversely limit, restrict, disturb or interfere with the experience of the Project owners and guests. If, as of the Opening Date, there remain to be completed minor unfinished punchlist items or installation of incidental FF&E and operating equipment in the common areas, lobby, administrative offices or any units to be opened on the Opening Date, none of which preclude Developer from operating the Project (or phase thereof) in accordance with the Brand Standards (subject to any approved Variance), the Opening Date shall not be delayed for such reasons; however, Developer and Master Licensee shall be obligated to promptly finish such items pursuant to the requirements of this Agreement.

6.                                      Approvals and Inspections.

(a)                                 Requests of Approval.

(a)                                 Wherever in this Agreement, the consent or approval of Hyatt is required, the scope of consent or approval shall be limited to the compliance with the Brand Standards and the Master License Agreement, it shall be in writing and shall be executed by a duly authorized officer or agent of Hyatt.  Unless Hyatt has reserved “sole discretion,” Hyatt will use its reasonable business judgment when discharging its obligations or exercising its rights or discretion under this Agreement. Master Licensee and Developer agree that Hyatt, in the exercise of its reasonable business judgment, may act with the intention to benefit the System and Hyatt’s business as a whole, and not individual Licensor Lodging Facilities or other facilities, including the Projects.  Hyatt may impose reasonable conditions upon the grant of any consent or approval; provided, however, Hyatt may impose any conditions upon the grant of any consent or approval with respect to which Hyatt has reserved “sole discretion.”  Master Licensee and Developer will have the burden of establishing that Hyatt failed to exercise reasonable business judgment.

(b)                                 Four (4) copies of all items submitted to Hyatt for its consent or approval, and all modifications thereto, must be sent to the attention of                                       .  Hyatt shall no later than ten (10) Business Days after receipt, review all such items submitted to Hyatt, and modifications thereto, submitted to it pursuant to this Section 6(a)(ii), and shall submit to Master Licensee and Developer its written comments thereon (including reasonable detail to such comments and a description of the changes to such request that are required by Hyatt to obtain Hyatt’s approval therefor, if any).  Hyatt shall make its employees available to discuss such comments with Master Licensee and Developer in person or by telephone for a period of ten (10) Business Days after Master Licensee’s and Developer’s receipt of Hyatt’s written comments.  To the extent that Hyatt has approved plans, specifications or any other document or material requiring Hyatt’s approval under this Agreement and submitted to it, such plans, specifications or other materials shall be deemed to have met the Brand Standards, and Hyatt shall have no further right to review or request modifications to such plans, specifications or other materials, and Master Licensee and Developer may rely on such approval for the purpose of advancing design, renovation, refurbishment and construction plans and activities.  At each stage of design development, if requested by Developer or Master Licensee, Hyatt shall give its approval (if it shall so approve) to plans and specifications at the level of detail as they then exist, with the understanding that Hyatt shall have the right to review and approve future revisions or iterations of any such plans and drawings; provided, however, Hyatt’s review and approval of future revisions or iterations shall be limited to determination as to whether the same conform, in all material respects, to, and are logical extensions of, plans and specifications previously approved by Hyatt, and, to the extent additional detail or design features are disclosed, to the approval or disapproval thereof.

(c)                                  If Hyatt fails to respond within ten (10) Business Days to a request by Master Licensee or Developer for a consent or approval, Master Licensee and Developer shall provide notice to Hyatt of its failure, and Hyatt shall respond within five (5) Business Days or such consent or approval shall be deemed to have been given, except as otherwise expressly provided in this Agreement.

(d)                                 In performing the foregoing, Hyatt shall not be liable for any errors or omissions in the plans and specifications or designs for the Project, or for any misfeasance or malfeasance by any specialists or consultants retained by Master Licensee or Developer, whether or not upon the recommendation of Hyatt, or for any defects in design, manufacture or construction, or for any operational deficiencies in the design or construction of the Project (including, without limitation, life safety systems), or any failure of any such plans or specifications to conform to Applicable Law, it being the intention of the parties that in rendering its technical services and assistance to Master Licensee or Developer, Hyatt shall be functioning solely as a consultant sharing with Master Licensee and Developer the benefit of its prior experience in the management and operation of first-class resorts and market demands.  No approvals by Hyatt of any plans, specifications, drawings, budgets, financing, contractors or specialists shall constitute an opinion by Hyatt as to the legal, functional, structural, mechanical or professional adequacy or competence thereof (as to plans, specifications, drawings, contractors or specialists or the adequacy therefor to budgets or financing) and Master Licensee and Developer each acknowledges that Hyatt has not held itself out as an expert as to any of the foregoing matters.  All reviews and approvals by Hyatt hereunder are for the sole and exclusive benefit of Hyatt and no other party shall have the right to rely on the same except that Master Licensee, Developer and any successors in interest to either of them shall be entitled to rely on such reviews and approvals to confirm the Project has been constructed in compliance with the Brand Standards and otherwise in accordance with this Agreement and the Master License Agreement.

(b)                                 Inspections.  Hyatt will conduct such scheduled inspections and reviews from time to time during the construction period as provided in this Agreement and as Master Licensee or Developer may reasonably request with regard to such matters as Master Licensee or Developer determines may be useful to Master Licensee or Developer in their overall evaluation of the development of the Project; provided, however, that neither Master Licensee or Developer shall request Hyatt to inspect or review any matter relating to the quality of workmanship in connection with the construction of the Project except those matters relating to whether the quality of the workmanship complies with the Brand Standards.  In performing the foregoing, Hyatt shall be functioning solely as a consultant sharing with Master Licensee and Developer the benefit of its prior experience in the management and operation of first-class resorts and market demands.  Except for confirming compliance with the Brand Standards and the Master License Agreement, no approvals by Hyatt relating to any inspections and reviews shall constitute an opinion by Hyatt as to the legal, functional, structural, mechanical or professional adequacy or competence of any matter relating to such inspections and reviews and each of Master Licensee and Developer acknowledges that Hyatt has not held itself out as an expert as to any of the foregoing.  All reviews and approvals by Hyatt hereunder are for the sole and exclusive benefit of Hyatt and no other party shall have the right to rely on the same, except as otherwise provided herein with respect to the Brand Standards.

7.                                      TSA Consulting Charge.  In consideration for the services performed by Hyatt, Master Licensee and Developer shall pay Hyatt a one-time fixed charge equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the “TSA Consulting Charge”), which fee shall be due and payable on the Effective Date.  The TSA Consulting Charge is earned upon payment and is non-refundable.  The TSA Consulting Charge shall be inclusive of all costs and expenses incurred in connection providing the services provided for herein for the Project (including travel expenses of Hyatt).

8.                                      Insurance.

(a)                                 Developer shall maintain comprehensive general liability and umbrella insurance for the Project consistent with the insurance requirements set forth in Sections 15.2, 15.3 and 15.4 of the Master License Agreement.  The insurance policy required hereunder shall name Hyatt as an additional insured thereunder, as its interests may appear.  Developer will provide Hyatt with satisfactory evidence of such insurance prior to commencing any services in connection with the Project.

(b)                                 Developer shall, at all times during construction, furnishing and equipping prior to the date that the Project is open for business, procure and maintain with responsible and properly licensed companies, at no cost to Hyatt, (A) adequate public liability insurance in respect of the Project and the FF&E protecting each of Developer, Master Licensee and Hyatt against claims or loss arising in connection with the construction, furnishing and equipping of the Project and the FF&E and the preopening activities of Hyatt hereunder; (B) adequate property insurance for the full insurable value of the Project and the FF&E against all risk of direct physical damage, including, but not limited to, fire and extended coverage, and such other risks and perils for which insurance is customarily provided for Projects of similar character during the period of construction and completion.  All policies referenced in Section 8(a) above evidencing such insurance shall name Hyatt as an additional insured thereunder as its interests may appear by means of the following endorsement:

“Additional Insureds Endorsement:

and all affiliated, associated, proprietary, or subsidiary companies, partnerships, and trusts as they may now exist or exist hereafter.  Such insurance shall be primary to any other valid and collectible insurance available to                                       .”

Developer will also require the general contractor to carry a minimum of $1,000,000 liability insurance coverage (as reasonably approved by Hyatt) during the construction of the Project naming Hyatt as an additional insured as its interests may appear.  Such policies shall also contain the language set forth in the above endorsement.

(c)                                  Waiver of Subrogation.  Developer and Master Licensee hereby waive any and all rights, claims and demands of whatsoever nature it may have against Hyatt on account of any loss or damage to the Project or any part thereof or any of its contents, or any other property of Developer or Master Licensee, arising from any risk actually covered or required by this Agreement to be covered by Developer’s fire and extended coverage insurance and resulting from the performance by Hyatt under this Agreement to the extent Developer or Master Licensee actually receives payment of the same.  To the extent any loss or damage that is covered by insurance under Section 8(a) of this Agreement, Hyatt hereby waives any and all rights, claims and demands of whatsoever nature it may have against Master Licensee or Developer on account of any loss or damage to any property owned by Hyatt and located on the Project from time to time, arising from any risk that would be covered by fire and extended coverage insurance maintained by Hyatt in accordance with prudent business practice to the extent Hyatt actually receives payment of the same.  Hyatt acknowledges and agrees that the Master Licensee and Developer have the full power and authority to make any and all decisions with respect to the design, planning, development, construction and equipping of the Project, subject to the terms of this Agreement.  Hyatt agrees that it has no authority to and will not direct any contractor, architect, interior designer, landscape designer or other professionals or consultants involved with the Project to make any changes or alter any plans or specifications without the prior approval of Master Licensee or Developer.

9.                                      Relationship and Disclaimer.

(a)                                 Except as expressly provided in this Agreement, nothing herein contained shall ever be construed as rendering Hyatt liable or responsible for the actions or activities of Master Licensee or Developer or their construction manager, contractors, architects, interior designer, landscape designer, or any of the other designers or consultants hired or retained by Master Licensee or Developer, whether or not recommended by Hyatt, and Master Licensee and Developer agree to retain only licensed persons or companies to perform such services where required by law.   Further, Hyatt shall never be deemed responsible for supervision of construction of the Project or any phase or part or portion thereof, or for any defect or defects therein.  Hyatt shall not perform the functions of a developer, a construction manager or a general contractor.

(b)                                 Master Licensee and Developer understand and agree that Hyatt is only providing the consulting services rendered and to be rendered by Hyatt to Developer and Master Licensee, during the planning, construction, equipping, and development of the Project.  Master Licensee and Developer further understand and agree that the consulting services rendered and to be rendered by Hyatt to Master Licensee and Developer during the planning, construction, equipping, and development are advisory in nature, and are intended to assist Master Licensee and Developer, and their contractor, architect, interior designer, landscape designer, and other professionals and consultants hired and retained by Master Licensee or Developer, in designing, developing and implementing plans and specifications in compliance with the

Brand Standards.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HYATT DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY CONCERNING:

(a)                                 FITNESS FOR A PARTICULAR PURPOSE (OTHER THAN FOR MEETING THE BRAND STANDARDS), MERCHANTABILITY, SUITABILITY, CHARACTER, PROPENSITY, QUALITY, CAPACITY OR OTHER CONDITION OF ANY PORTION OF THE PROJECT OR THE FF&E;

(b)                                 INSTALLATION, USE OR OWNERSHIP OF FF&E;

(c)                                  THE WORK PERFORMED BY OTHERS (INCLUDING BUT NOT LIMITED TO THE WORK PERFORMED BY MASTER LICENSEE’S OR DEVELOPER’S CONTRACTOR, ARCHITECT, INTERIOR DESIGNER, LANDSCAPE DESIGNER OR INSTALLERS AND OTHER PROFESSIONALS AND CONSULTANTS HIRED AND RETAINED BY MASTER LICENSEE OR DEVELOPER) IN CONNECTION WITH THE PROJECT; OR

(d)                                 CONFORMITY OF THE PROJECT AND FF&E WITH FEDERAL, STATE OR LOCAL BUILDING, FIRE OR OTHER CODES, REGULATIONS AND LAWS.

Hyatt shall not have any liability in connection with any loss, claim or damages that may arise from any of the causes listed in subsections (i) through (iv) above.

(c)                                  Hyatt shall deal at arm’s length with all third parties in serving Master Licensee’s and Developer’s interests; provided, however, nothing contained herein shall prevent Hyatt from procuring necessary services from an Affiliate, on terms and conditions no less favorable to Master Licensee or Developer than those that would be generally demanded by unaffiliated persons or entities for comparable services, if applicable, or for the sale or lease of comparable goods.  This Agreement shall not be construed as prohibiting Hyatt, or any firm or corporation or any related person or entity controlled by Hyatt, from conducting or possessing an interest in any other business or activity, including, but not limited to, the ownership, financing, leasing, operation, development, management and brokerage of real property.

(d)                                 Master Licensee and Developer shall, with the assistance of Hyatt as expressly set forth herein, be solely responsible for securing local, state, federal, and private approvals as required by Applicable Law in respect of the timeshare regime, the condominium regime, if any, and the sale of Shared Ownership Products in connection with the Project.

10.                               Indemnification.

(a)                                 Developer and Master Licensee Indemnification.  Developer and Master Licensee do hereby agree, on a joint and several basis, to indemnify, defend and hold harmless Hyatt, its officers, directors, agents and employees and their respective successors and assigns, from and against any and all actual, out of pocket claims, liabilities, actions, causes of action, judgments, expenses, losses, deficiencies or damages whatsoever (including, without limitation, court costs, reasonable attorneys’ and paralegals’ fees, settlement costs, judgments and damages at all trial and appellate levels and whether suit be brought or not) directly or indirectly arising out of or in connection with the undertaking or performance by Developer or Master Licensee of each of their duties, functions, and activities hereunder except to the extent arising from the gross negligence or willful misconduct of Hyatt or an Affiliate in performing any of their duties hereunder, including, but not limited to:

(a)                                 the installation, use, or ownership of FF&E;

(b)                                 any claims for patent, copyrights, trademark infringement in connection with FF&E;

(c)                                  the fitness for a particular purpose, merchantability, suitability, character, propensity, quality, capacity or other condition of the Project and FF&E;

(d)                                 the obligations, acts or omissions of any architect, property manager, general contractor, interior designer, landscape designer, engineering consultant, subcontractor, construction manager, vendor, or other installation contractor or any other person or entity other than Hyatt or an Affiliate of Hyatt performing services or supplying materials, merchandise or equipment to the Project;

(e)                                  any claims by vendors, contractors or subcontractors for payment for FF&E or work in connection with the Project;

(f)                                   the design or construction of the Project (except for compliance with the Brand Standards); or

(g)                                  the enforcement or attempted enforcement of any and all obligations incurred by Hyatt acting as agent for Master Licensee and Developer hereunder and within the scope of such agency authority, except for those claims, liabilities, actions, causes of action, judgments, expenses, losses, deficiencies or damages arising solely due to the gross negligence or willful misconduct of Hyatt or an Affiliate in performing any of their duties hereunder.

(b)                                 Hyatt Indemnification.  Hyatt does hereby agree to indemnify, defend and hold harmless Master Licensee and Developer, and their respective officers, directors, agents and employees and their respective successors and assigns, from and against any and all actual, out of pocket claims, liabilities, actions, causes of action, judgments, expenses, losses, deficiencies or damages whatsoever (including, without limitation, court costs, reasonable attorneys’ and paralegals’ fees, settlement costs, judgments and damages at all trial and appellate levels and whether suit be brought or not) directly or indirectly arising out of or in connection with the undertaking or performance by Hyatt of its duties, functions, and activities hereunder, or arising solely due to the gross negligence or willful misconduct of Hyatt in performing its duties hereunder.

(c)                                  Claim Notices.  In the event any indemnified party has actual knowledge of facts that give rise to a claim of indemnification against the other party pursuant to this Section 10, the indemnified party shall deliver written notice of such facts with reasonable promptness to the indemnifying party specifying in reasonable detail the nature of the facts giving rise to a claim for indemnification.  The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party with respect to any claim made pursuant to this Section 10; provided that, the party entitled to receive such notice was not, as a result of such failure to give prompt written notice, (i) deprived of its right to recover any payment under its applicable insurance coverage, (ii) otherwise damaged or prejudiced or (iii) deprived of its rights and remedies under this Agreement.

11.                               No Liens.  Nothing contained in this Agreement or in any construction contract, subcontract, or other contract entered into in connection herewith shall be deemed or construed in any way as constituting the consent or request of Hyatt, expressed or implied, to any supplier, vendor, contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any materials in connection with the Property or the Project or any part thereof that would give rise to the filing of any mechanic’s or materialman’s liens or claims against the Property or the Project or any part thereof.

12.                               Assignment.

(a)                                 Hyatt may assign this Agreement only in connection with its permitted assignment of the Master License Agreement.  Developer may assign this Agreement only in connection with its permitted assignment of the Sublicense Agreement.  Master Licensee may assign this Agreement only in connection with its permitted assignment of the Master License Agreement.

(b)                                 Notwithstanding the foregoing, Developer may assign this Agreement for collateral purposes, to any construction or working capital lender of Developer (and Hyatt shall attorn to said lender should it take over Developer’s position in the Project).

13.                               Damage and Destruction.  If the Project or any Developer-owned portion thereof shall be damaged or destroyed at any time during the term hereof by fire, casualty or other cause, to such an extent that it would be either impossible or impracticable, in Developer’s good faith judgment, to repair same or to continue to operate the Project facility, then Developer may terminate this Agreement by giving written notice of termination to Hyatt whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.

14.                               Condemnation.  If the Project or any Developer-owned portion thereof shall be taken in eminent domain or condemnation proceedings such that in the reasonable good faith judgment of Developer and subject to Hyatt’s agreement which shall not be unreasonably withheld, conditioned, delayed or denied, it is impossible or impracticable to continue to operate the Project facility, then Developer shall have the right to terminate this Agreement by giving written notice of such termination to Hyatt, whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.  In the event of termination under this Section 14, such termination shall be effective upon the date of taking.  The provisions of this Section 14 with respect to termination shall also be applicable should Developer make a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination.

15.                               Default.

(a)                                 Default by Hyatt.  The following events shall be deemed to be events of default by Hyatt under this Agreement:

(a)                                 If Hyatt shall fail to comply, in a material manner, with any of the terms, conditions, provisions or covenants of this Agreement to be complied with by Hyatt, and Hyatt shall not cure such failure within thirty (30) days after written notice thereof is given by Developer or Master Licensee to Hyatt, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Hyatt shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence.

(b)                                 If Hyatt becomes insolvent or is unable to pay its debts as they become due, is adjudicated bankrupt, or files a petition or pleading under the federal bankruptcy law or under any other state of federal bankruptcy or insolvency laws, or an involuntary petition is filed with respect to it under any such law and is not dismissed within sixty (60) days after it is filed, or a permanent or temporary receiver or trustee for the business of Hyatt or for all or substantially all of its property is appointed by any court, or any such appointment is acquiesced in, consented to, or not opposed through such legal action, by it, or it makes a general assignment for the benefit of creditors or makes a written statement to the effect that it is unable to pay its debts as they become due, or a levy, execution or attachment remains on all or a substantial part of Hyatt’s assets for sixty (60) days.

(b)                                 Default by Developer or Master Licensee.  The following events shall be deemed to be events of default by Master Licensee and Developer under this Agreement:

(a)                                 If Developer or Master Licensee shall fail to pay when due any fees or other charges owing to Hyatt under this Agreement, and such failure is not cured within thirty (30) days after written notice thereof is given by Hyatt to Developer and Master Licensee receiving written request therefor, then Hyatt may suspend any further work hereunder until such payment is received; such suspension by Hyatt shall not in itself be deemed or construed to be a breach by Hyatt of this Agreement, or any conditions or covenants thereof.

(b)                                 If Master Licensee or Developer shall fail to comply in any material respect with any other term, provision or covenant of this Agreement, and shall not cure such failure within thirty (30) days after written notice thereof from Hyatt, or, if such failure is not susceptible of being cured within said thirty (30) day period, if Master Licensee or Developer shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence.

(c)                                  If Developer or Master Licensee becomes insolvent or is unable to pay its debts as they become due, is adjudicated bankrupt, or files a petition or pleading under the federal bankruptcy law or under any other state of federal bankruptcy or insolvency laws, or an involuntary petition is filed with respect to it under any such law and is not dismissed within sixty (60) days after it is filed, or a permanent or temporary receiver or trustee for the business of Developer or Master Licensee or for all or substantially all of its property is appointed by any court, or any such appointment is acquiesced in, consented to, or not opposed through such legal action, by it, or it makes a general assignment for the benefit of creditors or makes a written statement to the effect that it is unable to pay its debts as they become due, or a levy, execution or attachment remains on all or a substantial part of Developer’s or Master Licensee’s assets for sixty (60) days.

(c)                                  Remedies for Default.  Should an event of default by any party occur under this Agreement and remain uncured, the non-defaulting party shall have the right to terminate this Agreement pursuant to the terms hereof, or to enforce this Agreement, and further, shall have such remedies on account of such default, both at law and in equity, as are provided, established or allowable under the laws of the State of Delaware, including, but not limited to, an action or actions in equity for preliminary, temporary or permanent injunctive relief.

(d)                                 Automatic Termination.  Notwithstanding anything in this Agreement to the contrary, the termination of the Master License Agreement shall result in the automatic termination of this Agreement, if it is in full force and effect as of such date.

16.                               Estoppel Certificates. Any party shall, at any time and from time to time upon not less than fifteen (15) days’ prior written request by another party, execute, acknowledge and deliver a statement in writing certifying:

(a)                                 That this Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(b)                                 The date to which payments have been made under this Agreement; and

(c)                                  That so far as the party giving the certificate knows, no default hereunder on the part of the other party, as the case may be, exists (except that if any such default does exist, the certifying party shall specify such default), it being intended that any such statements delivered pursuant to this Section 16 may be relied upon by any prospective purchaser, assignee, lender or mortgagee.

17.                               Independent Contractor; No Joint Venture.

(a)                                 The parties hereto intend for Hyatt to be an independent contractor and do not intend to create a partnership, joint venture, joint enterprise or other association of any type between the parties to carry on a business or venture as co-owners or to make the parties co-principals with respect to the subject matter of this Agreement, and no party shall be deemed or considered, or shall hold itself out as such or as an employee of any other or otherwise indicate that it has the authority to obligate or bind any other party for any purpose whatsoever.  Hyatt shall not be considered an agent or employee of Developer or Master Licensee for any purpose.

(b)                                 Nothing herein contained in this Agreement shall be deemed or intended to create a partnership, joint venture, joint enterprise or other association between the parties to carry on a business or venture as co-owners or to make the parties co-principals with respect to the subject matter hereof, and any inferences to the contrary shall be expressly negated.  It is the intention of the parties to maintain separate and distinct interests and separate and distinct identities as provided in this Agreement.

18.                               Time is of the Essence.  Except as otherwise specifically set forth herein, time is of the essence for all terms of this Agreement.

19.                               Notices.  All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail.  Notices delivered by mail will be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand will be deemed delivered when actually delivered.  Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier.  Notices given by facsimile with a confirmation of transmission by the transmitting equipment will be deemed given on the first (1st) Business Day following transmission; provided, however, that a notice delivered by facsimile that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail or given by nationally recognized private courier on or before two (2) Business Days after its delivery by facsimile.  All notices will be addressed as follows:

To Hyatt:

[                                                ]

c/o Hyatt Hotels Corporation

71 South Wacker Dr., 12th Floor

Chicago, Illinois 60606

Attn: General Counsel

Facsimile: (312) 780-5282

and

[                                                ]

c/o Hyatt Hotels Corporation

71 South Wacker Dr., 12th Floor

Chicago, Illinois 60606

Attn:  Senior Vice President

Facsimile:

To Master Licensee:

c/o Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attn: Victoria J. Kincke, General Counsel

Facsimile: 305-667-2072

with a copy to:

Holland & Knight, LLP

800 17th Street, N.W., Suite 1100

Washington, D.C. 20006

Attn: Jeffrey B. Stern

Facsimile: 202-955-5564

To Developer:

Attn:

Facsimile:

Any party(ies) may, by notice given in accordance with this Section 19 to the other party(ies), designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt

20.                               Severability.  If any term or provision of any Article or Section of this Agreement, or the application thereof to any persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of any Article or Section of this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.                               Entire Agreement.   This Agreement and attached exhibits and schedules will supersede any and all contrary understandings and agreements between the parties, and it is mutually understood and agreed that this Agreement represents the entire agreement between the parties, and any representations or inducements made prior hereto which are not included in this Agreement shall be of no force and effect.  This Agreement may only be amended and modified by an instrument in writing signed by the duly authorized officers or agents of the parties affected.

22.                               Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which will constitute, collectively, one agreement. Delivery of an executed signature page to this Agreement by electronic transmission will be effective as delivery of a manually signed counterpart of this Agreement.

23.                               Remedies Not Cumulative.  Except as otherwise expressly provided in this Agreement, no right or remedy conferred upon or reserved to the parties by this Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy herein by law or in equity provided or permitted, but each will be cumulative of every other right or remedy.

24.                               Waivers.  Except as otherwise provided in this Agreement, approvals, designations, and consents required under this Agreement will not be effective unless evidenced by a writing signed by the duly authorized officer or agent of the party giving such approval or consent. No waiver, delay, omission, or forbearance on the part of any party to exercise any right, option or power arising from any default or breach by the other party, or to insist upon strict compliance by the other party with any obligation or condition hereunder, will affect or impair the rights of Licensor or Licensee, respectively, with respect to any such default or breach or subsequent default or breach of the same or of a different kind. Any delay or omission of either party to exercise any right arising from any such default or breach will not affect or impair such party’s rights with respect to such default or breach or any future default or breach. No party will be liable to other party for providing (or denying) any waiver, approval, consent, or suggestion to the other party in connection with this Agreement or by reason of any delay or denial of any request.

25.                               Dispute Resolution.

(a)                                 Subject to Sections 25(f) and (h) below, the parties agree for themselves and their respective Affiliates, and each of their respective shareholders, trustees, beneficiaries, directors, officers, employees or agents, that all controversies, disputes, or claims between the parties arising from or relating to this Agreement (collectively, “Disputes”) shall be subject to, and resolved in accordance with, this Section 25.

(b)                                 If any party gives notice to another party of the existence of a Dispute, then, commencing within five (5) days after the date of such notice, the parties shall, through their senior business representatives and (if they so desire) counsel, negotiate in good faith for a period of at least ten (10) Business Days in an effort to resolve the Dispute. If the parties are unable to resolve the Dispute within such ten (10) Business Day period, any party may then submit the Dispute to non-binding mediation under the then applicable rules and jurisdiction of the American Arbitration Association (“AAA”), in which event, the parties shall participate in at least ten (10) hours of mediation within the thirty (30) day period after such Dispute has been submitted for mediation.  The fees and costs of such mediation shall be borne equally by the parties. If the Dispute remains unresolved at the conclusion of such mediation, any party may then submit the Dispute to arbitration in accordance with Section 25(c) below.

(c)                                  Except as set forth below, all Disputes that have not been resolved through negotiation or mediation shall be submitted to final and binding arbitration administered by the AAA.  If the AAA no longer exists or is unable to administer the arbitration of the Dispute in accordance with this Agreement, and the parties cannot agree on the identity of a substitute arbitration service provider within ten (10) days after notice by the complaining party, then such party shall petition a Delaware court of competent jurisdiction to identify a substitute arbitration service provider, who will administer the dispute resolution process in accordance with this Section 25.  The arbitration shall be governed exclusively by the rules of the American Arbitration Association, or any successor agency, without reference to any state arbitration statutes. In any such arbitration proceeding, each Party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be barred. The arbitrator may not consider any settlement discussions or offers that might have been made by any of the parties.

(d)                                 The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules.  The arbitrator must be chosen from a proposed list of at least ten (10) arbitrators who have at least ten (10) years’ experience resolving complex business disputes, and who not been employed by or been involved in a contract with any of the parties in the preceding ten (10) years.  All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of Orlando, Florida.  All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law.  In addition to the foregoing, the final arbitrator selected shall be a third-party individual: (a) having not less than ten (10) years’ experience in the hospitality industry or at least ten (10) years’ consulting experience with a solid reputation in the hospitality industry; (b) not having had any direct relationship with either party or its affiliates in the preceding twenty-four (24) month period, except to the extent disclosed and accepted by the other party; (c) having demonstrated knowledge of the market where the Project is located; and (d) having demonstrated knowledge of the operation and marketing of Shared Ownership Projects in the market where the Project is located.  The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance (if monetary damages are inadequate), injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not award any punitive, exemplary, or treble or other forms of multiple damages against either party.  The award of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction.

(e)                                  The parties agree that arbitration will be conducted on an individual, not a class wide, basis; that only the parties (and/or their Affiliates and its and their respective  officers, directors, agents, and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section; and that an arbitration proceeding between the parties (and/or their Affiliates and its and their respective owners, officers, directors, agents, and/or employees) may not be consolidated with any other arbitration proceeding between them.  Notwithstanding the foregoing or anything to the contrary in this Section, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with this Section 25.

(f)                                   Despite the parties’ agreement to arbitrate, each shall have the right in a proper case to seek temporary restraining orders and temporary or preliminary or injunctive relief or other interim orders of specific performance from a court of competent jurisdiction; provided, however, that the parties must contemporaneously submit the dispute for arbitration on the merits as provided in this Section 25. The Parties agree that the award of the arbitrator shall be binding upon Hyatt, Master Licensee and Developer, and that judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(g)                                  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, TREBLE OR OTHER FORMS OF MULTIPLE DAMAGES OR TO VARY OR

IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.

26.                               Litigation.  Notwithstanding anything to the contrary in this Agreement, the parties shall have the right to immediately commence litigation or other legal proceedings without seeking alternative dispute resolution with respect to the following:

(a)                                 Hyatt will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement for which such relief is an available remedy, the Brand Standards (including, but not limited to, threats or danger to public health or safety) or actual or threatened misuse or misappropriation of Hyatt’s intellectual property or confidential information. The rights conferred by this Section 26(a) expressly include, without limitation, Hyatt’s entitlement to affirmative injunctive, declaratory, and other equitable or judicial relief (including specific performance) for the failure by Master Licensee or Developer to operate Project in accordance with the applicable Brand Standards, including, without limitation, affirmative relief that any such deficiencies are cured and thereafter meet the Brand Standards.

(b)                                 Master Licensee and Developer will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement for which such relief is an available remedy or actual or threatened misuse or misappropriation of the Master Licensee’s or Developer’s intellectual property or confidential information.

(c)                                  Each party will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any claims relating to the enforcement of the dispute provisions of this Agreement.

27.                               Governing Law.  Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement and all claims arising from the relationship among the parties (and their respective Affiliates) will be governed by the laws of the State of Delaware, without regard to conflict of laws rules. Any action by any party described in Section 26 of this Agreement shall be brought in a court for the State of Delaware or a court of the United States located in the State of Delaware.  The parties consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.  The parties also waive trial by jury in the event of any such action, and the parties agree that service of process for purposes of any such action need not be personally served or served within the State of Delaware, but may be served with the same effect as if the party were served within the State of Delaware, by notice in the manner prescribed for notices under this Agreement pursuant to Section 19 of this Agreement.

28.                               Prevailing Party’s Expenses.  The prevailing party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of arbitrator fees and costs.  If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable arbitrator or court. All amounts recovered by the prevailing party under this Section 28 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such party, unless duplicative.

29.                               Third-Party Litigation.  Sections 25 through 30 of this Agreement shall not apply in the event that a third party has commenced litigation against one or more parties outside of Delaware (“Third Party Action”) and a defendant party in the Third Party Action files a cross-complaint or third-party complaint against another party that arises out of the same facts or transactions at issue in the Third Party Action.

30.                               Waiver of Jury Trial and Punitive Damages.  Each party hereby absolutely, irrevocably and unconditionally waives trial by jury and the right to claim or receive punitive, exemplary, treble or other forms of multiple damages arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth in this Agreement, the relationships of the parties hereto, this Agreement or any other Transaction Agreement.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER ECONOMIC LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, under seal, as of the Effective Date.

HYATT:

[HYATT ENTITY]

By:

Name:

Title:

MASTER LICENSEE:

S.O.I. ACQUISITION CORP.

By:

Name:

Title:

DEVELOPER/OWNERS’ ASSOCIATION:

[ ]

By:

Name:

Title:

EXHIBIT F

MANAGEMENT COMPANY ACKNOWLEDGMENT

MANAGEMENT COMPANY ACKNOWLEDGMENT

This Management Company Acknowledgment (this “Management Company Acknowledgment”) is executed as of [                            , 20    ], by and among [                                                    ], a [                      ] (“Management Company”), [                                                    ], a [                      ] (“Licensee”),] [                                          ], a [                                                ] (“Association”)] and Hyatt Franchising, L.L.C., a Delaware limited liability company (“Master Licensor”).

RECITALS:

A.                                    Master Licensor and S.O.I. Acquisition Corp., a Florida corporation (“Master Licensee”) are parties to that certain Master License Agreement dated October 1, 2014 (as such agreement may be amended, supplemented, restated or otherwise modified, the “License Agreement”).

B.                                    Management Company has entered into an agreement (the “Management Agreement”) with [Association][Licensee] pursuant to which Management Company will operate the [NAME OF PROJECT] (the “Project”) located at [                                        ] (the “Approved Location”), on behalf of [Association][Licensee], subject to the terms of that certain Sublicense Agreement dated as of the date hereof (as such as such agreement may be amended, supplemented, restated or otherwise modified, the “Sublicense Agreement”) between Master Licensee and Licensee.

C.                                    Licensee has requested that Master Licensor consent to the operation of the Project by Management Company and Master Licensor is willing to give such consent on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings and benefits to be derived herefrom, the receipt and sufficiency of which are acknowledged by each of the parties hereto, it is hereby agreed as follows:

1.                                      Defined Terms. Unless specifically defined herein, all capitalized terms used in this Management Company Acknowledgment will have the same meanings set forth in the Sublicense Agreement.

2.                                      Master Licensor’s Consent.  Subject to and in accordance with the terms and conditions of this Management Company Acknowledgment and the Sublicense Agreement, Master Licensor hereby consents to the operation of the Project on behalf of [Licensee][Association] by Management Company.  The parties acknowledge and agree that Master Licensor’s consent shall expire without notice to Management Company contemporaneously with the occurrence of any of the following events: (a) any termination of the License Agreement or Licensee’s rights under the License Agreement with respect to the Project, (b) any termination of the Sublicense Agreement, or (c) the execution of another management company acknowledgment among Master Licensor, [Licensee][Association] and another management company with respect to the Project; provided that the duties and obligations of Management Company that by their nature or express language survive such termination, including Sections 4(b) and (c) below, will continue in full force and effect notwithstanding the termination of Master Licensor’s consent in the immediately preceding sentence.

3.                                      Management Company Representations and Covenants. Management Company represents and warrants to Master Licensor that:

(a)                                 Management Company (and any Person that is in Control of Management Company or that is Controlled by Management Company) (i) is not known in the community as being of bad moral character; (ii) has not been convicted in any court of a felony or other offense that could result in imprisonment for one (1) year or more or a fine or penalty of two million dollars ($2,000,000) (as adjusted annually after the Effective Date of the License Agreement by the CPI Index) or more; or (iii) is not a Specially Designated National or Blocked Person;

(b)                                 Neither Management Company nor any Affiliate of Management Company is a Lodging Competitor or Licensor SOI Competitor; and

(c)                                  The Management Agreement is valid, binding and enforceable and contains no terms, conditions, or provisions that are, or through any act or omission of [Licensee][Association] or Management Company, may be or may cause a breach of or default under the Sublicense Agreement.

4.                                      Management Company and [Licensee][Association] Acknowledgments. Management Company and [Licensee][Association] covenant and agree to the following:

(a)                                 Management Company will have the exclusive authority and responsibility for the day-to-day on-site management of the Project on behalf of and for the benefit of [Licensee][Association] in accordance with the terms of the Management Agreement and the Sublicense Agreement. The general manager of the Project will be an employee of Management Company and devote such time and attention to the management and operation of the Project as is necessary to fully comply with the terms, conditions and restrictions set forth in the Management Agreement and the Sublicense Agreement;

(b)                                 The Project will be operated in strict compliance with the requirements of the Management Agreement and the Sublicense Agreement, and Management Company will observe fully and be bound by all terms, conditions and restrictions regarding the management and operation of the Project as set forth in the Management Agreement and the Sublicense Agreement, including those related to Licensor Intellectual Property, as if and as though Management Company had executed the Sublicense Agreement as “Sublicensee;” provided that Management Company obtains no rights under the terms of the License Agreement or Sublicense Agreement, except as specifically set forth in the Management Agreement, and the rights granted thereunder or hereunder do not constitute a license or franchise or sub-license or sub-franchise to Management Company. Management Company will comply with all Applicable Laws in connection with its management of the Project and will obtain in a timely manner all permits, certificates, and licenses necessary for the full and proper operation of the Project;

(c)                                  Master Licensor may enforce directly against Management Company all terms in the License Agreement regarding Licensor Intellectual Property, other than those that require payment of money to Master Licensor or its Affiliates by Master Licensee. Licensor may seek and obtain all available legal and equitable remedies from Management Company based on Management Company’s failure to comply with the terms of this Management Company Acknowledgment, in addition to any remedies Master Licensor may obtain from Master Licensee under the License Agreement;

(d)                                 Management Company hereby assigns (and will cause each of its employees or independent contractors who contributed to such modifications, derivatives or additions to assign) to Master Licensor, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions thereof) in and to all modifications, derivatives or additions to the Licensor Intellectual Property and other aspects of the System proposed by or on behalf of

Management Company or its Affiliates. Management Company waives (and will cause each of its employees or independent contractors who contributed to such modifications, derivatives or additions to waive) all rights of “droit moral” or “moral rights of authors” or any similar rights that Management Company (or its employees or independent contractors) may now or hereafter have in the modifications, derivatives or additions to the Licensor Intellectual Property and other aspects of the System proposed by or on behalf of Management Company or its Affiliates and Management Company disclaims any interest in such modifications by virtue of a constructive trust. Management Company agrees to execute (or cause to be executed) and deliver to Master Licensor any documents and to do any acts that may reasonably be deemed necessary by Master Licensor to perfect or protect the title in the modifications, derivatives and additions herein conveyed, or intended to be conveyed now or in the future;

(e)                                  [Licensee][Association] and Management Company will not modify or amend the Management Agreement in such a way as to create a conflict or other inconsistency with the terms of the Sublicense Agreement or this Management Company Acknowledgment;

(g)                                  Except in extraordinary circumstances, such as theft or fraud on the part of Management Company or a default by Licensee under the Sublicense Agreement caused by Management Company for which Licensee needs to promptly remove Management Company from the Project, the Management Agreement will not be terminated or permitted to expire without at least thirty (30) days’ prior notice to Master Licensor; and

(h)                                 Management Company will perform the day-to-day operations of the Project.  Master Licensor has the right to communicate directly with Management Company, and the managers at the Project regarding use of the Licensor Intellectual Property, Branded Elements and/or the System in the day-to-day operations of the Project, provided that Master Licensor shall have no right to, and shall not, direct Management Company to take, or fail to take, any action that may cause a breach of the Management Agreement or this Management Company Acknowledgement.

5.                                      Existence and Power. Each of Management Company and Licensee represents and warrants with respect to itself that (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) it has the ability to perform its obligations under this Management Company Acknowledgment and under the Management Agreement, and (iii) it has all necessary power and authority to execute and deliver this Management Company Acknowledgment.

6.                                      Authorization; Contravention.

(a)                                 Management Company and [Licensee][Association] each represents and warrants with respect to itself that the execution and delivery of this Management Company Acknowledgment and the performance by Management Company and [Licensee][Association] of its respective obligations hereunder and under the Management Agreement: (i) have been duly authorized by all necessary action; (ii) do not require the consent of any third parties (including lenders) except for such consents as have been properly obtained; and (iii) do not and will not contravene, violate, result in a breach of, or constitute a default under (x) its certificate of formation, operating agreement, articles of incorporation, by-laws, or other governing documents, (y) any regulation of any governmental body or any decision, ruling, order, or award by which each may be bound or affected, or (z) any agreement, indenture or other instrument to which each is a party; and

(b)                                 Management Company represents and warrants to Master Licensor that: (i) neither Management Company (including any and all of its directors and officers), nor any of its Affiliates or the funding sources for any of the foregoing is a Specially Designated National or Blocked Person (as defined in the License Agreement); (ii) neither Management Company nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; and (iii) neither Management Company nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo. Management Company further represents and warrants that it is in compliance with any applicable anti-money laundering law and terrorist financing law. Management Company agrees that it will notify Master Licensor and [Licensee][Association] in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 6(b) incorrect.

7.                                      Controlling Agreement. If there are conflicts between any provision(s) of the Sublicense Agreement and this Management Company Acknowledgment on the one hand and the Management Agreement on the other hand, the provision(s) of the Sublicense Agreement and this Management Company Acknowledgment will control.

8.                                      No Release. This Management Company Acknowledgment will not release or discharge Licensee from any liability or obligation under the Sublicense Agreement, and Licensee will remain liable and responsible for the full performance and observance of all of the provisions, covenants, and conditions set forth in the Sublicense Agreement.

9.                                      Limited Consent. Master Licensor’s consent to Management Company operating the Project is personal to Management Company, and this Management Company Acknowledgment is not assignable by Licensee or Management Company. If there is a Change in Control of Management Company or if Management Company becomes, is acquired by, comes under the Control of, or merges with or into a Lodging Competitor or Licensor SOI Competitor, or if there is a material adverse change to the financial status or operational capacity of Management Company, Licensee will promptly notify Master Licensor of any such change and Management Company will be subject to the consent process under the License Agreement as a new operator of the Project.

10.                               Governing Law; Venue; Dispute Resolution. The parties agree that this Management Company Acknowledgment shall be subject to the governing law and, for the purpose of resolving any dispute under Section 13 of this Management Company Acknowledgment, the venue provisions set forth in Article 21 of the License Agreement, which are incorporated in this Agreement by this reference.

11.                               Management Company’s Address. Management Company’s mailing address is set forth on the signature page hereto. Management Company agrees to provide notice to both Licensee and Master Licensor if there is any change in Management Company’s mailing address.

12.                               No Third Party Beneficiaries. Nothing in this Management Company Acknowledgment is intended, or will be deemed, to confer any rights or remedies under or by reason of this Management Company Acknowledgment upon any Person other than Master Licensor, Licensee and their respective Affiliates, successors and assigns.

13.                               Injunctive Relief.  Master Licensor will be entitled to injunctive or other equitable relief from a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Management Company Acknowledgment for which such relief is an available remedy, or actual or threatened misuse or misappropriation of the Licensor Intellectual Property or the Licensor Confidential Information. The rights conferred by this Section 13 expressly include, without limitation, Master Licensor’s entitlement to affirmative injunctive, declaratory, and other equitable or judicial relief (including specific performance) for Management Company’s failure to operate any portion of the Project in accordance with the

Management Agreement, including, without limitation, failure to operate any portion of the Project in accordance with the applicable Brand Standards.

14.                               Dispute Resolution.                                       (a)                                 Subject to Sections 14(f) and (h) below, the parties agree for themselves and their respective Affiliates, and each of their respective shareholders, trustees, beneficiaries, directors, officers, employees or agents, that all controversies, disputes, or claims between the parties arising from or relating to this Agreement (collectively, “Disputes”) shall be subject to, and resolved in accordance with, this Section 14.

(b)                                 If any party gives notice to another party of the existence of a Dispute, then, commencing within five (5) days after the date of such notice, the parties shall, through their senior business representatives and (if they so desire) counsel, negotiate in good faith for a period of at least ten (10) Business Days in an effort to resolve the Dispute. If the parties are unable to resolve the Dispute within such ten (10) Business Day period, any party may then submit the Dispute to non-binding mediation under the then applicable rules and jurisdiction of the American Arbitration Association (“AAA”), in which event, the parties shall participate in at least ten (10) hours of mediation within the thirty (30) day period after such Dispute has been submitted for mediation unless the parties mutually agree in writing to a longer period.  The fees and costs of such mediation shall be borne equally by the parties. If the Dispute remains unresolved at the conclusion of such mediation, any party may then submit the Dispute to arbitration in accordance with Section 14(c) below.

(c)                                  Except as set forth below, all Disputes that have not been resolved through negotiation or mediation shall be submitted to final and binding arbitration administered by the AAA.  If the AAA no longer exists or is unable to administer the arbitration of the Dispute in accordance with this Agreement, and the parties cannot agree on the identity of a substitute arbitration service provider within ten (10) days after notice by the complaining party, then such party shall petition a Delaware court of competent jurisdiction to identify a substitute arbitration service provider, who will administer the dispute resolution process in accordance with this Section 14.  The arbitration shall be governed exclusively by the Federal Arbitration Act, or any successor law, without reference to any state arbitration statutes. In any such arbitration proceeding, each Party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be barred. The arbitrator may not consider any settlement discussions or offers that might have been made by any of the parties.

(d)                                 The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules.  The arbitrator must be chosen from a proposed list of at least fifteen (15) arbitrators who have at least ten (10) years’ experience resolving complex business disputes, and who not been employed by or been involved in a contract with any of the parties in the preceding ten (10) years.  All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of Orlando, Florida.  All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law.  In addition to the foregoing, the final arbitrator selected shall be a third-party individual: (a) having not less than ten (10) years’ experience in the hospitality industry or at least ten (10) years’ consulting experience with a solid reputation in the hospitality industry; (b) not having had any direct relationship with either party or its affiliates in the preceding twenty-four (24) month period, except to the extent disclosed and accepted by the other party; (c) having demonstrated knowledge of the market where the Project is located; and (d) having demonstrated knowledge of the operation and marketing of Shared Ownership Projects in the market where the Project is located.  The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance (if monetary damages are inadequate), injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not award any punitive, exemplary, or treble or other forms of multiple damages against either party.  The award of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction.

(e)                                  The parties agree that arbitration will be conducted on an individual, not a class wide, basis; that only the parties (and/or their Affiliates and its and their respective  officers, directors, agents, and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section; and that an arbitration proceeding between the parties (and/or their Affiliates and its and their respective owners, officers, directors, agents, and/or employees) may not be consolidated with any other arbitration proceeding between them.  Notwithstanding the foregoing or anything to the contrary in this Section, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a Dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that Dispute and that such Dispute shall be resolved in a judicial proceeding in accordance with this Section 14.

(f)                                   Despite the parties’ agreement to arbitrate, each shall have the right in a proper case to seek temporary restraining orders and temporary or preliminary or injunctive relief or other interim orders of specific performance from a court of competent jurisdiction; provided, however, that the parties must contemporaneously submit the Dispute for arbitration on the merits as provided in this Section 14. The Parties agree that the award of the arbitrator shall be binding upon the parties, and that judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(g)                                  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, TREBLE OR OTHER FORMS OF MULTIPLE DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.

15.                               Costs of Enforcement.  The prevailing party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Management Company Acknowledgement shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of arbitrator fees and costs.  If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable arbitrator or court. All amounts recovered by the prevailing party under this Section 15 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such party.

16.                               Severability.  If any term or provision of any Section of this Management Company Acknowledgement, or the application thereof to any persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Management Company Acknowledgement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of any Section of this Management Company Acknowledgement shall be valid and enforced to the fullest extent permitted by law.

17.                               Counterparts.  This Management Company Acknowledgement may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which will constitute, collectively, one agreement. Delivery of an executed signature page to this Management

Company Acknowledgement by electronic transmission will be effective as delivery of a manually signed counterpart of this Management Company Acknowledgement.

18.                               WAIVER OF JURY TRIAL AND PUNITIVE AND EXEMPLARY DAMAGES. THE PARTIES AGREE THAT LICENSEE, MANAGEMENT COMPANY AND MASTER LICENSOR EACH HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE AND EXEMPLARY DAMAGES IN ANY ARBITRATION, LITIGATION, ACTION, CLAIM, SUIT OR PROCEEDING, AT LAW OR IN EQUITY, ARISING OUT OF, PERTAINING TO OR IN ANY WAY ASSOCIATED WITH THE COVENANTS, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN, THE RELATIONSHIPS OF THE PARTIES HERETO, WHETHER AS “MANAGEMENT COMPANY,” “LICENSEE” OR “MASTER LICENSOR” OR OTHERWISE, THIS AGREEMENT, OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE FOREGOING.

19.                               Entire Agreement. This Management Company Acknowledgment, together with the Sublicense Agreement and the Management Agreement, including all exhibits, attachments and addenda, and any execution copies executed simultaneously or in connection with this Management Company Acknowledgment, contain the entire agreement between the parties as it relates to the Project and the Approved Location as of the date of this Management Company Acknowledgment. This is a fully integrated agreement. No agreement of any kind relating to the matters covered by this Management Company Acknowledgment will be binding upon any party hereto unless and until the same has been made in a written, non-electronic instrument that has been duly executed by the non-electronic signature of the parties. This Management Company Acknowledgment may not be amended or modified by conduct manifesting assent, or by electronic signature, and each party is hereby put on notice that any individual purporting to amend or modify this Management Company Acknowledgment by conduct manifesting assent or by electronic signature is not authorized to do so.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Management Company Acknowledgment, under seal, as of the date first above written.

MASTER LICENSOR:

HYATT FRANCHISING, L.L.C.

By:

Name:

Title:

LICENSEE:

[ ]

By:

Name:

Title:

MANAGEMENT COMPANY:

[ ]

By:

Name:

Title:

Address:

Attention:

EXHIBIT G

PURCHASER DISCLOSURE STATEMENT

[                              ] independently owns and manages the Hyatt Residence Club program.  The programs and products provided under the Hyatt Residence Club brand are owned, developed and sold by [                            ], its permitted affiliates and certain permitted sublicensees, not by Hyatt Corporation or any of its affiliates.   [                              ] is an independent entity and is not an affiliate of Hyatt Corporation.  [                              ] and its affiliates use the Hyatt marks under license from Hyatt Corporation and its affiliate, and the right to use such marks shall cease if such license expires or is revoked or terminated.  Hyatt Corporation and its affiliates make no representations, warranties, or guaranties, express or implied, with respect to the information contained in any offering documents or with respect to the Hyatt Residence Club program.

EXHIBIT H

WEBSITE HOSTING CHANGE REQUEST PROCEDURE

1.                                      Either Licensee or Licensor can initiate a “Change Request” specifying in reasonable detail to the extent known (i) the proposed change; (ii) the objective or purpose of such change; (iii) the requested prioritization and schedule for such change; and (iv) the expected business impact of such change.

2.                                      As soon as practicable and in no event later than thirty (30) days following receipt of a Change Request (or on an expedited basis for modification to comply with legal requirements, security issues or possible infringement allegations), Licensor will prepare and deliver to Licensee a written statement (the “Change Response”) describing, as appropriate or applicable (i) an estimation of the costs associated with such change; (ii) a description of how the proposed change would be implemented; (iii) an estimation of all resources required to implement such change; (iv) a written explanation to Licensee as to how such modifications would need to be altered in order to obtain Licensor’s consent to implement them; and (v) such other information as may be relevant to the proposed change.  Licensor agrees that it will not unreasonably withhold its consent to such proposed modifications to Licensee’s Websites as long as they are in compliance with the provisions of Section 12.4 and this Agreement; provided, however, Licensor may reject the Change Request to the extent it reasonably determines that the Change Request is (A) not commercially feasible or (B) negatively impacts Licensor’s websites in any material respect, so long as Licensor describes the basis for such determination in its Change Response.

3.                                      Licensor and Licensee will cooperate with each other in good faith in discussing the scope and nature of the Change Request and the Change Response.

4.                                      Within thirty (30) days following receipt of the Change Response, Licensee will notify Licensor of its decision whether to proceed with the implementation of the proposed change in accordance with the Change Response.  Licensor’s hourly cost for website changes will be charged on a Non-discriminatory Basis, and such costs shall be noted in the Change Response.

EXHIBIT I

URBAN LOCATION CARVE-OUTS

Las Vegas, Nevada

Miami Beach, Florida